As filed with the Securities and Exchange Commission on January 27, 1995
                           Registration No. 33-57053

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 2 to
                                    Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        CALIFORNIA ENERGY COMPANY, INC.
             (Exact name of registrant as specified in its charter)
             Delaware                      4911                 94-2213782
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

           10831 Old Mill Road, Omaha, Nebraska 68154 (402) 330-8900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            STEVEN A. McARTHUR, ESQ.
                     Senior Vice President, General Counsel
                                 and Secretary
                        California Energy Company, Inc.
                              10831 Old Mill Road
                             Omaha, Nebraska 68154
                                 (402) 330-8900
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    Copy to:
                             PETER J. HANLON, ESQ.
                           MICHAEL A. SCHWARTZ, ESQ.
                            Willkie Farr & Gallagher
                              153 East 53rd Street
                            New York, NY 10022-4669
                                 (212) 821-8000

    Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of a wholly owned subsidiary of the Registrant with and into Magma Power Company ("Magma") pursuant to the Merger Agreement described in the enclosed Information Statement/Prospectus have been satisfied or waived.

      If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                                         CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                        Proposed              Proposed
                                                                         maximum              maximum
                                                     Amount             offering             aggregate           Amount of
      Title of each class of securities               to be             price per             offering          registration
              to be registered                   registered (1)           share               price(2)             fee(2)
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0675 par value
per share (including preferred
stock purchase rights)(3)....................      17,700,000              Not                   Not             $80,639.96
                                                                       applicable             applicable
================================================================================================================================

      (1) Represents the estimated maximum number of shares of Common Stock, $0.0675 par value per share ("Common Stock"), of the Registrant issuable to holders of shares of Common Stock, par value $0.10 per share, of Magma (the "Shares") in the Merger.

      (2) Estimated pursuant to Rule 457(c) and (f)(1) and (3) of the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee in accordance with Rule 457(f). The registration fee was computed on the basis of (i) the market value of 11,442,915 Shares ($427,678,948.10) to be exchanged in connection with the Merger (the market value of these Shares was calculated using the average of the high and low prices per Share on the Nasdaq National Market on December 20, 1994) and (ii) payment by the Registrant in the Merger of $193,823,077.50 in cash. The resulting value of the securities to be received by the Registrant is $233,855,870.60. Previously paid.

      (3) Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the shares of Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                        CALIFORNIA ENERGY COMPANY, INC.

     CROSS-REFERENCE SHEET SHOWING LOCATIONS IN THE INFORMATION STATEMENT/
              PROSPECTUS OF THE RESPONSES TO THE ITEMS OF FORM S-4

                    (PURSUANT TO ITEM 501 OF REGULATION S-K)

                Form S-4
         Item Number and Caption                                        Location in Prospectus

A.      Information About the Transaction
        1.   Forepart of the Registration Statement and
             Outside Front Cover Page of Prospectus                     Forepart of the Registration Statement;
                                                                        Outside Front Cover Page of Prospectus
        2.   Inside Front and Outside Back Cover Pages of
                Prospectus . . . . . . . . . . . . . .                  Inside Front and Outside Back Cover Pages of
                                                                        Prospectus

        3.      Risk Factors, Ratio of Earnings to Fixed Charges
                and Other Information. . . . . . . . .                  Outside and Inside Front Cover Page of Prospectus;
                                                                        Summary; Risk Factors; Selected
                                                                        Historical and Pro Forma Financial Information

        4.      Terms of the Transaction . . . . . .                    Summary; Risk Factors; Special
                                                                        Factors; The Merger Agreement;
                                                                        Comparison of Stockholder Rights
        5.      Pro Forma Financial Information. . .                    Summary; Selected Historical and Pro Forma Financial
                                                                        Information
        6.      Material Contacts with the Company Being
                Acquired . . . . . . . . . . . . . . .                  Summary; Risk Factors; Special
                                                                        Factors
        7.      Additional Information Required for Reoffering by
                Persons and Parties Deemed to be Underwriters           Not Applicable

        8.      Interests of Named Experts and Counsel                  Legal Matters; Experts

        9.      Disclosure of Commission Position on Indemnification
                for Securities Act Liabilities . . . .                  Not Applicable

B.      Information About the Registrant

        10.     Information with Respect to S-3 Registrants             Not Applicable

        11.     Incorporation of Certain Information by
                Reference. . . . . . . . . . . . . . .                  Not Applicable

        12.     Information with Respect to S-2 or S-3
                Registrants. . . . . . . . . . . . . .                  Not Applicable

        13.     Incorporation of Certain Information by
                Reference. . . . . . . . . . . . . . .                  Not Applicable

        14.     Information with Respect to Registrants Other Than
                S-3 or S-2 Registrants . . . . . . . .                  Business of CECI and Magma and Related Information;
                                                                        Selected Historical Consolidated Financial and
                                                                        Operating Data of CECI; CECI Management's Discussion
                                                                        and Analysis of Financial Condition and Results of
                                                                        Operations; Market Prices of and Dividends on Capital
                                                                        Stock of CECI and Related Stockholder Matters
C.      Information About the Company Being Acquired

        15.     Information with Respect to S-3 Companies               Not Applicable

        16.     Information with Respect to S-2 or S-3 Companies        Not Applicable

        17.     Information with Respect to Companies Other Than
                S-3 or S-2 Companies . . . . . . . . .                  Business of CECI and Magma and Related Information;
                                                                        Selected Historical Consolidated Financial and Operating
                                                                        Data of Magma; Magma Management's Discussion and Analysis
                                                                        of Financial Condition and Results of Operations; Market
                                                                        Prices of and Dividends on Capital Stock of Magma and
                                                                        Related Stockholder Matters

D.      Voting and Management Information

        18.     Information if Proxies, Consents or Authorizations
                are to be Solicited. . . . . . . . . .                  Not Applicable

        19.     Information if Proxies, Consents or Authorizations
                are not to be Solicited or in an Exchange Offer         Summary; General Information; Special Factors; CECI
                                                                        Management Information; Magma Management Information

    As filed with the Securities and Exchange Commission on January 27, 1995

                       PRELIMINARY INFORMATION STATEMENT

                              MAGMA POWER COMPANY
                              4365 Executive Drive
                                   Suite 900
                          San Diego, California 92121

Dear Fellow Stockholders:

         You are cordially invited to attend the Special Meeting of Stockholders of Magma Power Company ("Magma") to be held on February 21, 1995, at 10:00 a.m., Nebraska time, at the Red Lion Hotel, 1616 Dodge Street, in Omaha, Nebraska. At this important meeting, Magma stockholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 5, 1994 (the "Merger Agreement"), among Magma, California Energy Company, Inc. ("CECI") and CE Acquisition Company, Inc., a wholly owned subsidiary of CECI ("CE Sub"), pursuant to which CE Sub will be merged with and into Magma (the "Merger").

         As you know, the Merger is the second and final step in the acquisition of Magma by CECI pursuant to the terms of the Merger Agreement. The first step was a tender offer (the "Offer") by CE Sub pursuant to which CE Sub acquired 12,400,000 shares of Magma common stock (representing approximately 51% of the issued and outstanding Magma common stock) for $39.00 per share in cash.

         Upon consummation of the Merger, each share of Magma common stock will be converted into the right to receive, at CECI's election, either (i) an amount of cash determined such that the blended consideration paid by CECI in the Offer and the Merger would be $38.75 per share or (ii) cash and CECI common stock having an aggregate market value, based on an average closing price for the CECI common stock and subject to a collar provision in the case of CECI common stock, equal to $39.00 per share. If CECI elects the former option, each share of Magma common stock will be converted in the Merger into cash in the range of approximately $38.47 per share to $38.49 per share. If CECI elects the latter option, each share of Magma common stock will be converted in the Merger into
(A) cash in the range of approximately $16.94 per share to $17.50 per share PLUS
(B) between 1.148 and 1.546 shares of CECI common stock. As a result of a collar provision included in the formula for determining the precise Merger consideration, the value of the cash and CECI common stock received by Magma stockholders in the Merger may, pursuant to the application of the collar, be less than $39.00. The formula for determining the precise Merger consideration is complicated; for a more complete discussion of the Merger consideration, see "THE MERGER AGREEMENT -- Terms of The Merger" and "RISK FACTORS--Potential for Fluctuation of Value of Merger Consideration" in the accompanying Information Statement/Prospectus.

         Goldman, Sachs & Co., Magma's financial advisor, has rendered its opinion, dated December 5, 1994, to Magma's Board of Directors that the consideration to be received by the holders of Magma common stock in the Offer and the Merger, taken as a unitary transaction, is fair to the holders of Magma common stock receiving such consideration (other than CECI and its affiliates). The opinion of Goldman, Sachs & Co. is discussed in the accompanying Information Statement/Prospectus under the heading "SPECIAL FACTORS --Opinion of Magma's Financial Advisor".

         The alternative forms and amounts of consideration payable by CECI in the Merger were negotiated by Magma and CECI at arms' length, in consultation with their respective financial advisors. Each of Magma and CECI viewed the acquisition of Magma as a single transaction, and the parties negotiated on the basis of a blended consideration to be received by Magma stockholders in the Offer and the Merger. CECI proposed that the consideration to be paid in the Offer and the Merger consist of a combination of cash and shares of CECI common stock and that any increase in the consideration over the consideration offered by CECI immediately prior to the time Magma and CECI agreed to negotiate a possible transaction (the "Revised Previous Offer") be paid in additional shares of CECI common stock. Magma proposed that the consideration be paid entirely in cash. The parties then discussed an increase in the consideration offered in the Revised Previous Offer--a blended amount of $28.50 in cash and $10.00 in market value of CECI common stock--to a blended amount of $28.50 in cash and $10.50 in market value of CECI common stock. In light of Magma's desire to have the consideration paid entirely in cash, CECI proposed that, at its option, CECI could pay the consideration all in cash (rather than in cash and CECI common stock) such that the blended all cash consideration paid in the Offer and the Merger would be $38.75 per share of Magma common stock.

         The Merger Agreement does not by its terms require CECI to elect the form of consideration it will pay in the Merger at any time prior to the effective time of the Merger. It is CECI's current intention to pay the Merger consideration solely in cash, but such intention is subject to change if (i) the proposed underwriters for the public offering of CECI common stock that is expected to provide a portion of the all cash consideration (the "Public Offering") determine that they cannot or will not proceed with such offering upon terms reasonably satisfactory to CECI or (ii) market conditions would require the issuance in the Public Offering of a greater number of shares of CECI common stock in order to fund an all cash Merger than would be required to be issued if the Merger were consummated with a mixed cash and CECI common stock consideration. CECI will seek to cause the Public Offering to be priced so that the closing of the Public Offering (normally five trading days following pricing) will occur on the date the Magma Special Meeting occurs and the Merger becomes effective. CECI will determine the form of consideration to be paid in the Merger at the time the Public Offering is priced or at the time CECI elects not to proceed with the Public Offering based on the foregoing considerations.

         If CECI elects to pay the Merger consideration in a combination of cash and CECI common stock, CECI will file with the Securities and Exchange Commission and mail to Magma's stockholders a supplement to the accompanying Information Statement/Prospectus disclosing such determination and providing a toll-free telephone number so that Magma stockholders may call to obtain the "Average Closing Price" (part of the formula for determining the precise allocation of cash and CECI common stock to be paid as Merger consideration). Concurrently with the filing of such supplement, CECI will issue a press release stating such election. In addition, Magma will, if necessary, postpone or adjourn the Magma Special Meeting so that the foregoing supplement is mailed to Magma stockholders at least ten business days prior to the Magma Special Meeting and the Merger. CECI will disseminate another supplement at the time the "Average Closing Price" is determined.

         As a result of completion of the Offer and the purchase of shares of Magma common stock pursuant thereto, CE Sub owns and has the right to vote at the Magma Special Meeting sufficient shares to approve the Merger Agreement without the affirmative vote of any other stockholder, thereby assuring the approval of the Merger Agreement.

         The accompanying Information Statement/Prospectus explains in detail the terms of the Merger and the CECI common stock to be issued, if any. Although you are not being asked for a proxy and are requested not to send a proxy, please read the information statement/prospectus carefully.

         YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MAGMA AND ITS STOCKHOLDERS. THE BOARD UNANIMOUSLY APPROVED (WITH TWO DIRECTORS ABSENT) THE TERMS OF THE MERGER PURSUANT TO THE MERGER AGREEMENT.

         AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THE MERGER, WE WILL SEND YOU INSTRUCTIONS FOR SURRENDERING MAGMA SHARE CERTIFICATES AND A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE. YOU SHOULD NOT SUBMIT YOUR SHARE CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED SUCH INSTRUCTIONS AND THE LETTER OF TRANSMITTAL.

                                             Sincerely,


                                             David L. Sokol
                                             Chairman of the Board
                                             and Chief Executive Officer

                       PRELIMINARY INFORMATION STATEMENT

                              MAGMA POWER COMPANY
                              4365 Executive Drive
                                   Suite 900
                          San Diego, California 92121
                          ----------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          ---------------------------
                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.
                          ---------------------------

         A Special Meeting of Stockholders of Magma Power Company, a Nevada corporation ("Magma"), will be held on February 21, 1995, at 10:00 a.m., Nebraska time, at the Red Lion Hotel, 1616 Dodge Street, in Omaha, Nebraska, for the following purposes:

                  1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 5, 1994 (the "Merger Agreement"), among Magma, California Energy Company, Inc. ("CECI") and CE Acquisition Company, Inc. ("CE Sub"), a wholly owned subsidiary of CECI, a copy of which is attached as Annex A to the Information Statement/Prospectus accompanying this Notice, pursuant to which, among other things, (a) CE Sub will be merged with and into Magma, (b) each outstanding share of Magma common stock, par value $0.10 per share ("Shares"), will be converted into the right to receive, at CECI's election, either (i) the All Cash Component Amount (as defined below), net in cash, without interest thereon or (ii) both
         (A) the Mixed Cash Component Amount (as defined below), net in cash, without interest thereon, and (B) the number of fully paid and nonassessable shares of common stock, par value $0.0675 per share, of CECI ("CECI Common Stock") equal to the quotient of (I) $39.00 less
         (II) the Mixed Cash Component Amount divided by the Average Closing Price (as defined below). If CECI elects the former option, each Share will be converted in the Merger into cash in the range of approximately $38.47 per Share to $38.49 per Share. If CECI elects the latter option, each Share will be converted in the Merger into (A) cash in the range of approximately $16.94 per Share to $17.50 per Share PLUS (B) between
         1.148 and 1.546 shares of CECI Common Stock. As a result of a collar provision included in the formula for determining the precise Merger consideration, the value of the cash and CECI Common Stock received by Magma stockholders in the Merger may, pursuant to the application of the collar, be less than $39.00. The formula for determining the precise Merger consideration is complicated; for a complete discussion of the Merger consideration, see "THE MERGER AGREEMENT -- Terms of the Merger" and "RISK FACTORS--Potential for Fluctuation of Value of Merger Consideration" in the accompanying Information Statement/Prospectus. The "Mixed Cash Component Amount" shall mean an amount equal to the quotient of (A) (x) $28.50 multiplied by the number of Shares outstanding at the Effective Time (as defined in the Merger Agreement) less (y) $39.00 multiplied by the number of Shares owned by CECI and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Shares outstanding at the Effective Time (other than Shares owned by CECI and any of its affiliates). The "All Cash Component Amount" shall mean an amount equal to the quotient of (A) (x) $38.75 multiplied by the number of Shares outstanding at the Effective Time less (y) $39.00 multiplied by the number of Shares owned by CECI and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Shares outstanding at the Effective Time (other than Shares owned by CECI and any of its affiliates). The "Average Closing Price" shall mean the average closing price of CECI Common Stock on the New York Stock Exchange during the 15 consecutive trading days ending on the fifth business day prior to the Effective Time; provided, however, that if such average closing price exceeds $18.73, the Average Closing Price shall be deemed to be $18.73, and if such average closing price is less than $14.27, the Average Closing Price shall be deemed to be $14.27.

                  2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on January 23, 1995 as the record date for the determination of the holders of Magma's common stock entitled to notice of, and to vote at, the meeting. Your attention is directed to the accompanying Information Statement/Prospectus.

         The alternative forms and amounts of consideration payable by CECI in the Merger were negotiated by Magma and CECI at arms' length, in consultation with their respective financial advisors. Each of Magma and CECI viewed the acquisition of Magma as a single transaction, and the parties negotiated on the basis of a blended consideration to be received by Magma stockholders in the Offer and the Merger. CECI proposed that the consideration to be paid in the Offer and the Merger consist of a combination of cash and shares of CECI Common Stock and that any increase in the consideration over the consideration offered by CECI immediately prior to the time Magma and CECI agreed to negotiate a possible transaction (the "Revised Previous Offer") be paid in additional shares of CECI Common Stock. Magma proposed that the consideration be paid entirely in cash. The parties then discussed an increase in the consideration offered in the Revised Previous Offer--a blended amount of $28.50 in cash and $10.00 in market value of CECI Common Stock--to a blended amount of $28.50 in cash and $10.50 in market value of CECI Common Stock. In light of Magma's desire to have the consideration paid entirely in cash, CECI proposed that, at its option, CECI could pay the consideration all in cash (rather than in cash and CECI Common Stock) such that the blended all cash consideration paid in the Offer and the Merger would be $38.75 per Share.

         The Merger Agreement does not by its terms require CECI to elect the form of consideration it will pay in the Merger at any time prior to the effective time of the Merger. It is CECI's current intention to pay the Merger consideration solely in cash, but such intention is subject to change if (i) the proposed underwriters for the public offering of CECI Common Stock that is expected to provide a portion of the all cash consideration (the "Public Offering") determine that they cannot or will not proceed with such offering upon terms reasonably satisfactory to CECI or (ii) market conditions would require the issuance in the Public Offering of a greater number of shares of CECI Common Stock in order to fund an all cash Merger than would be required to be issued if the Merger were consummated with a mixed cash and CECI Common Stock consideration. CECI will seek to cause the Public Offering to be priced so that the closing of the Public Offering (normally five trading days following pricing) will occur on the date the Magma Special Meeting occurs and the Merger becomes effective. CECI will determine the form of consideration to be paid in the Merger at the time the Public Offering is priced or at the time CECI elects not to proceed with the Public Offering based on the foregoing considerations.

         If CECI elects to pay the Merger consideration in a combination of cash and CECI Common Stock, CECI will file with the Securities and Exchange Commission and mail to Magma's stockholders a supplement to the accompanying Information Statement/Prospectus disclosing such determination and providing a toll-free telephone number so that Magma stockholders may call to find out the "Average Closing Price". Concurrently with the filing of such supplement, CECI will issue a press release stating such election. In addition, Magma will, if necessary, postpone or adjourn the Magma Special Meeting so that the foregoing supplement is mailed to Magma stockholders at least ten business days prior to the Magma Special Meeting and the Merger. CECI will disseminate another supplement at the time the "Average Closing Price" is determined.

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MAGMA SPECIAL MEETING.

                                   By Order of the Board of Directors




                                   David L. Sokol
                                   Chairman of the Board
                                   and Chief Executive Officer


Dated:  January __, 1995

                    SUBJECT TO COMPLETION, JANUARY 27, 1995
                       PRELIMINARY INFORMATION STATEMENT

                        INFORMATION STATEMENT/PROSPECTUS
                               ------------------
                                   PROSPECTUS
                                      for
                        CALIFORNIA ENERGY COMPANY, INC.
                               -----------------
                             INFORMATION STATEMENT
                                      for
                              MAGMA POWER COMPANY
                        Special Meeting of Stockholders

                      Meeting To Be Held February 21, 1995
                               ------------------
                   WE ARE NOT ASKING FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY
                               ------------------

         This Information Statement/Prospectus is furnished to holders of record on January 23, 1995 (the "Magma Record Date") of common stock, par value $0.10 per share ("Share"), of Magma Power Company, a Nevada corporation ("Magma"), in connection with the Special Meeting of Stockholders of Magma to be held on February 21, 1995, and at any and all adjournments or postponements thereof (the "Magma Special Meeting"). At the Magma Special Meeting, the stockholders of Magma will consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of December 5, 1994 (the "Merger Agreement"), among Magma, California Energy Company, Inc., a Delaware corporation ("CECI"), and CE Acquisition Company, Inc., a wholly owned subsidiary of CECI and a Delaware corporation ("CE Sub"). If the Merger Agreement is approved and the Merger is consummated, each outstanding Share will be converted into the right to receive consideration (the "Merger Consideration") consisting of, at CECI's election, either (i) an amount of cash determined such that the blended consideration paid by CECI in the Offer and the Merger would be $38.75 per Share or (ii) cash and common stock, par value $0.0675 per share, of CECI ("CECI Common Stock") having an aggregate market value, based on an average closing price for the CECI Common Stock and subject to a collar provision in the case of CECI Common Stock, equal to $39.00 per Share. If CECI elects the former option, each Share will be converted in the Merger into cash in the range of approximately $38.47 per Share to $38.49 per Share. If CECI elects the latter option, each Share will be converted in the Merger into (A) cash in the range of approximately $16.94 per Share to $17.50 per Share PLUS (B) between 1.148 and 1.546 shares of CECI Common Stock. As a result of a collar provision included in the formula for determining the precise Merger consideration, the value of the cash and CECI Common Stock received by Magma stockholders in the Merger may be less than $39.00. The formula for determining the precise Merger consideration is complicated; for a more complete discussion of the Merger Consideration, see "THE MERGER AGREEMENT--Terms of The Merger" and "RISK FACTORS--Potential for Fluctuation of Value of Merger Consideration."

         The alternative forms and amounts of consideration payable by CECI in the Merger were negotiated by Magma and CECI at arms' length, in consultation with their respective financial advisors. Each of Magma and CECI viewed the acquisition of Magma as a single transaction, and the parties negotiated on the basis of a blended consideration to be received by Magma stockholders in the Offer and the Merger. CECI proposed that the consideration to be paid in the Offer and the Merger consist of a combination of cash and shares of CECI Common Stock and that any increase in the consideration over the consideration offered by CECI immediately prior to the time Magma and CECI agreed to negotiate a possible transaction (the "Revised Previous Offer") be paid in additional shares of CECI Common Stock. Magma proposed that the consideration be paid entirely in cash. The parties then discussed an increase in the consideration offered in the Revised Previous Offer--a blended amount of $28.50 in cash and $10.00 in market value of CECI Common Stock--to a blended amount of

$28.50 in cash and $10.50 in market value of CECI Common Stock. In light of Magma's desire to have the consideration paid entirely in cash, CECI proposed that, at its option, CECI could pay the consideration all in cash (rather than in cash and CECI Common Stock) such that the blended all cash consideration paid in the Offer and the Merger would be $38.75 per Share.

         The Merger Agreement does not by its terms require CECI to elect the form of consideration it will pay in the Merger at any time prior to the effective time of the Merger. It is CECI's current intention to pay the Merger Consideration solely in cash, but such intention is subject to change if (i) the proposed underwriters for the public offering of CECI Common Stock that is expected to provide a portion of the all cash consideration (the "Public Offering") determine that they cannot or will not proceed with such offering upon terms reasonably satisfactory to CECI or (ii) market conditions would require the issuance in the Public Offering of a greater number of shares of CECI Common Stock in order to fund an all cash Merger than would be required to be issued if the Merger were consummated with a mixed cash and CECI Common Stock consideration. CECI will seek to cause the Public Offering to be priced so that the closing of the Public Offering (normally five trading days following pricing) will occur on the date the Magma Special Meeting occurs and the Merger becomes effective. CECI will determine the form of consideration to be paid in the Merger at the time the Public Offering is priced or at the time CECI determines to abandon the Public Offering based on the foregoing considerations.

         If CECI elects to pay the Merger Consideration in a combination of cash and CECI Common Stock, CECI will file with the Securities and Exchange Commission and mail to Magma's stockholders a supplement to this Information Statement/Prospectus disclosing such determination and providing a toll-free telephone number so that Magma stockholders may call to find out the "Average Closing Price". Concurrently with the filing of such supplement, CECI will issue a press release stating such election. In addition, Magma will, if necessary, postpone or adjourn the Magma Special Meeting so that the foregoing supplement is mailed to Magma stockholders at least ten business days prior to the Magma Special Meeting and the Merger. CECI will disseminate another supplement at the time the "Average Closing Price" is determined.

         This Information Statement/Prospectus constitutes the Prospectus of CECI with respect to up to 17,700,000 shares of CECI Common Stock to be issued in connection with the Merger, if CECI elects to pay the Merger Consideration with a combination of cash and CECI Common Stock. On January 6, 1995, CECI filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 pursuant to the Securities Act of 1933 (the "Securities Act") for the purpose of registering shares of CECI Common Stock that may be issued in the Public Offering. On January 26, 1995, the last reported sales price of CECI Common Stock on the NYSE was $17.63.

         Holders of Shares outstanding at the close of business on the Magma Record Date are entitled to notice of, and to vote at, the Magma Special Meeting, but Shares can be voted at the meeting only if the record holder is present or represented by proxy.

         Approval and adoption of the Merger Agreement at the Magma Special Meeting requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon. For purposes of determining whether the Merger Agreement has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. As a result of completion of the Offer pursuant to which CE Sub acquired 12,400,000 Shares (representing approximately 51% of the issued and outstanding Shares) for $39.00 per Share in cash, CE Sub owns a sufficient number of Shares to approve the Merger without the affirmative vote of any other stockholder. Accordingly, approval and adoption of the Merger Agreement at the Magma Special Meeting is assured.

         STOCKHOLDERS OF MAGMA ARE NOT BEING ASKED FOR A PROXY AND ARE REQUESTED NOT TO SEND MAGMA A PROXY.

         All information contained herein with respect to Magma has been provided by Magma. All information contained herein with respect to CECI and CE Sub has been provided by CECI.
                    ---------------------------------

         SEE "RISK FACTORS" AND "SPECIAL FACTORS" FOR A DISCUSSION OF CERTAIN SIGNIFICANT FACTORS RELATING TO THE MERGER.
                    ---------------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS INFORMATION STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. UNDER THE RULES AND REGULATIONS OF THE COMMISSION PURSUANT TO THE SECURITIES ACT, THE PROPOSAL TO APPROVE THE MERGER AGREEMENT CONSTITUTES AN OFFER OF CECI COMMON STOCK TO THE HOLDERS OF SHARES. THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR THE ISSUANCE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION REGARDING MAGMA OR CECI SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

         This Information Statement/Prospectus is first being mailed to the stockholders of Magma on or about January __, 1995.

         NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

   THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS IS JANUARY , 1995.

                             AVAILABLE INFORMATION

         CECI has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement"), of which this Information Statement/Prospectus is a part, under the Securities Act, with respect to certain shares of CECI Common Stock. Magma has filed with the Commission a Schedule 14C Information Statement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Magma Special Meeting. CECI and Magma have filed with the Commission a Rule 13E-3 Transaction Statement (including any amendments thereto, the "Schedule 13E-3") under the Exchange Act with respect to the Merger. As permitted by the rules and regulations of the Commission, this Information Statement/Prospectus omits certain information contained in the Registration Statement and the Schedule 13E-3. For such information reference is made to the Registration Statement and the exhibits thereto and the Schedule 13E-3 and the exhibits thereto. Each summary in this Information Statement/Prospectus of information included in the Registration Statement and the Schedule 13E-3 or any exhibits thereto is qualified in its entirety by reference to such information or exhibit. Magma and CECI are subject to the informational requirements of the Exchange Act, and in accordance therewith each files reports, proxy statements and other information with the Commission. The Registration Statement and the Schedule 13E-3, as well as reports, proxy statements and other information filed by Magma and CECI with the Commission pursuant to the informational requirements of the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 14th Floor, Seven World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by CECI can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, at the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104 and 233 South Beaudry Avenue, Los Angeles, California 90012 and at the offices of the London Stock Exchange at International Stock Exchange, Throgmorton Street, EC2N 1HP, London, England, on which the shares of CECI Common Stock are listed. Material filed by Magma can be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006.



                                                 TABLE OF CONTENTS
                                                                                                                 Page
AVAILABLE INFORMATION...........................................................................................  4

SUMMARY.........................................................................................................  7
      Parties to the Merger.....................................................................................  7
      Time, Place and Date of Magma Special Meeting; Record Date................................................  8
      Terms of Merger; Merger Consideration.....................................................................  8
      Risk Factors.............................................................................................. 10
      Recommendation of the Board of Directors of Magma......................................................... 10
      Opinions of Financial Advisors............................................................................ 11
      Required Vote............................................................................................. 11
      Conflicts of Interest..................................................................................... 11
      Stock Exchange Listing.................................................................................... 11
      Regulatory Approvals...................................................................................... 11
      Accounting Treatment...................................................................................... 12
      Dissenters' Rights........................................................................................ 12
      Comparison of Stockholder Rights.......................................................................... 12
      Certain Federal Income Tax Consequences................................................................... 12
      Market Prices of CECI Common Stock........................................................................ 12
      Market Prices of Magma Common Stock....................................................................... 13

CAPITALIZATION OF CECI.......................................................................................... 14
      Merger Consideration Consisting of a Combination of Cash and CECI Common Stock............................ 14
      Merger Consideration Consisting of All Cash............................................................... 15

COMPARISON OF CERTAIN UNAUDITED DATA............................................................................ 16
      Merger Consideration Consisting of a Combination of Cash and CECI Common Stock............................ 16
      Merger Consideration Consisting of All Cash............................................................... 18

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF CECI........................................... 19

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF MAGMA.......................................... 21

RISK FACTORS.................................................................................................... 23

GENERAL INFORMATION............................................................................................. 28
      Purpose of Special Meetings............................................................................... 28
      Record Date; Voting Rights................................................................................ 28
      Quorum  .................................................................................................. 29
      Required Vote............................................................................................. 29

SPECIAL FACTORS................................................................................................. 29
      Background of the Merger.................................................................................. 29
      Purpose and Structure of the Merger....................................................................... 34
      Recommendations of the Board of Directors of Magma and CECI; Reasons for the Merger;
      Fairness of the Offer and the Merger...................................................................... 35
      Alternatives to the Offer and the Merger.................................................................. 40
      Opinion of Magma's Financial Advisor...................................................................... 40
      Opinion of CECI's Financial Advisor....................................................................... 44
      Financing of Merger Consideration......................................................................... 48

                                                      5









                                                                                                                 Page

      Certain Effects of the Merger: Operations After the Merger................................................ 50
      Federal Income Tax Consequences........................................................................... 50
      Federal Securities Law Consequences....................................................................... 52
      Accounting Treatment...................................................................................... 52
      Stock Exchange Listing.................................................................................... 52
      Dissenters' Rights........................................................................................ 52
      Expenses of the Transaction............................................................................... 52

THE MERGER AGREEMENT............................................................................................ 53
      General .................................................................................................. 53
      The Merger................................................................................................ 53
      Effective Time............................................................................................ 53
      Terms of the Merger....................................................................................... 53
      Acquisition Designees..................................................................................... 57
      Surrender and Payment..................................................................................... 58
      Fractional Shares......................................................................................... 58
      Conditions to Consummation of the Merger.................................................................. 59
      Representations and Warranties............................................................................ 59
      Conduct of Business by Magma and CECI Pending the Merger.................................................. 59
      Indemnification........................................................................................... 61
      Termination; Fees and Expenses............................................................................ 62
      Amendment................................................................................................. 62

MARKET PRICES OF AND DIVIDENDS ON  CAPITAL STOCK OF CECI AND RELATED
      STOCKHOLDER MATTERS....................................................................................... 63

MARKET PRICES OF AND DIVIDENDS ON CAPITAL STOCK OF MAGMA AND RELATED
      STOCKHOLDER MATTERS....................................................................................... 65

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION......................................................... 68
      Selected Historical Consolidated Financial and Operating Data of CECI..................................... 68
      Selected Historical Consolidated Financial and Operating Data of Magma.................................... 70
      Pro Forma Unaudited Condensed Combined Financial Data..................................................... 72
      Pro Forma Unaudited Condensed Combined Balance Sheet (Merger Consideration Consisting
              of a Combination of Cash and CECI Common Stock)................................................... 73
      Pro Forma Unaudited Condensed Combined Statements of Earnings (Merger Consideration
              Consisting of a Combination of Cash and CECI Common Stock)........................................ 74
      Notes To Pro Forma Unaudited Condensed Combined Financial Data (Merger Consideration
              Consisting of a Combination of Cash and CECI Common Stock)........................................ 75
      Pro Forma Unaudited Condensed Combined Balance Sheet (Merger Consideration Consisting
              of All Cash)...................................................................................... 78
      Pro Forma Unaudited Condensed Combined Statements of Earnings (Merger Consideration
              Consisting of All Cash)........................................................................... 79
      Notes To Pro Forma Unaudited Condensed Combined Financial Data (Merger Consideration
              Consisting of All Cash)........................................................................... 80

BUSINESS OF CECI AND MAGMA AND RELATED INFORMATION.............................................................. 82
      General .................................................................................................. 82
      International Projects.................................................................................... 87
      Domestic Projects......................................................................................... 88
      International Projects -- Discussion....................................................................... 89
      Domestic Projects -- Discussion............................................................................ 96
      Regulatory and Environmental Matters......................................................................102

                                                      6









                                                                                                               Page

      Employees.................................................................................................103
      Properties................................................................................................103
      Legal Proceedings.........................................................................................104

CECI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS.....................................................................................105
      General ..................................................................................................105
      Results of Operations Through September 30, 1994..........................................................105
      Results of Operations for Three Years Ended December 31, 1993, 1992, and 1991.............................108
      Liquidity and Capital Resources Through September 30, 1994................................................112
      Liquidity and Capital Resources Through December 31, 1993.................................................114
      Adoption of Financial Accounting Standard No. 109.........................................................117

MAGMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL  CONDITION AND
      RESULTS OF OPERATIONS.....................................................................................118
      Results of Operations: Third Quarter 1994 Compared to Third Quarter 1993..................................118
      Nine Months Ended September 30, 1994 Compared to Nine Months Ended September 30, 1993.....................119
      Results of Operations: 1993 Compared to 1992..............................................................121
      Results of Operations:  1992 Compared to 1991.............................................................124
      Liquidity and Capital Resources...........................................................................126
      Seasonality...............................................................................................128
      Inflation.................................................................................................128
      Future Rates..............................................................................................128

CECI MANAGEMENT INFORMATION.....................................................................................129
      Certain Biographical Information Regarding Officers and Directors of CECI.................................129
      The CECI Board And Its Committees.........................................................................132
      CECI Compensation Committee Report........................................................................133
      Summary Compensation Table................................................................................135
      Option Grants in Last Fiscal Year.........................................................................136
      Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.........................136
      Compensation of Directors.................................................................................137
      Description of Amended and Restated 1986 Stock Option Plan................................................137
      1994 Stock Employee Stock Purchase Plan...................................................................138
      Termination of Employment Arrangements....................................................................139
      Certain Transactions and Relationships....................................................................139

MAGMA MANAGEMENT INFORMATION....................................................................................141
      Certain Biographical Information Regarding Officers and Directors of Magma................................141
      The Magma Board Committees................................................................................142
      Compensation of Directors.................................................................................143
      Family Relationships......................................................................................143
      Summary Compensation Table................................................................................144
      Option Grant Table........................................................................................146
      Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values.................146
      Magma Benefit Plans.......................................................................................147
      Employment Contracts and Termination of Employment and Change-in-Control Arrangements.....................148
      Magma Compensation Committee Report on Executive Compensation.............................................149
      Compensation Committee Interlocks and Insider Participation...............................................151
      Certain Relationships and Related Transactions............................................................151


                                                      7









                                                                                                               Page

DESCRIPTION OF CECI CAPITAL STOCK...............................................................................153
      CECI Common Stock.........................................................................................153
      CECI Preferred Stock......................................................................................154

DESCRIPTION OF MAGMA CAPITAL STOCK..............................................................................154
      The Shares................................................................................................154
      Magma Preferred Stock.....................................................................................154

COMPARISON OF STOCKHOLDER RIGHTS................................................................................155

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS  AND MANAGEMENT OF CECI.........................................159

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT OF MAGMA..................................................................................160

OTHER MATTERS...................................................................................................163

LEGAL MATTERS...................................................................................................163

EXPERTS.........................................................................................................163

STOCKHOLDER PROPOSALS...........................................................................................164

INDEX TO FINANCIAL STATEMENTS...................................................................................F-1


                                                  LIST OF ANNEXES

Annex A - Agreement and Plan of Merger

Annex B - Opinion of Goldman, Sachs & Co.

Annex C - Opinion of Gleacher & Co. Inc.


                                    SUMMARY

         The following is a brief summary of the more detailed information contained in this Information Statement/Prospectus ("Information Statement") with respect to the Merger Agreement attached hereto as Annex A and the transactions contemplated thereby. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Information Statement, the Annexes hereto and other documents referred to in this Information Statement. Terms used but not defined in this Summary have the meanings ascribed to them elsewhere in this Information Statement. Cross references in this Summary are to the captions of sections of this Information Statement.

         Stockholders of Magma should read carefully this Information Statement and the Annexes hereto in their entirety.

PARTIES TO THE MERGER

         CECI and CE Sub. CECI, together with its subsidiaries, is primarily engaged in the exploration for and development of geothermal resources and the development, ownership and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources or other energy sources, such as hydroelectric, natural gas, oil and coal. CECI was an early participant in the domestic independent power market and is now one of the largest geothermal power producers in the United States. CECI is also actively pursuing opportunities in the international independent power market. For the year ended December 31, 1993 and the nine months ended September 30, 1994, CECI had revenues of $149.3 million and $139.2 million, respectively, and net income of $47.2 million and $29.4 million, respectively. As of September 30, 1994, CECI had cash and short-term investments of $316.3 million.

         Kiewit Energy Company ("Kiewit Energy"), a wholly owned subsidiary of Peter Kiewit Sons', Inc. ("PKS"), is an approximate 43% stockholder (on a fully diluted basis) in CECI. PKS, a Delaware corporation, is a large employee-owned company which had approximately $2.2 billion in revenues in 1993 from its interests in construction, mining, energy and telecommunications. PKS is one of the largest construction companies in North America and has been in the construction business since 1884. PKS is a joint venture participant in a number of CECI's international private power projects.

         The principal executive offices of CECI and CE Sub are located at 10831 Old Mill Road, Omaha, Nebraska 68154 and their telephone number is (402) 330-8900. CE Sub is a wholly owned subsidiary of CECI and has not conducted any business except in connection with the Offer. CECI and CE Sub were incorporated in 1971 and 1994, respectively, under the laws of the State of Delaware. The principal executive offices of PKS are located at 1000 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is (402) 342-2052.
PKS was incorporated in 1941 under the laws of the State of Delaware.

         Magma. Magma is principally engaged in the generation of electricity from geothermal resources, and in the acquisition of, exploration for and development of geothermal resources. For the year ended December 31, 1993 and the nine months ended September 30, 1994, Magma had revenues of $167.1 million and $146.1 million, respectively, and net income of $52.1 million and $46.8 million, respectively.

         Magma was incorporated in 1981 under the laws of the State of Nevada. The principal executive office of Magma is located at 4365 Executive Drive, Suite 900, San Diego, California 92121, and its telephone number is (619) 622-7800.

TIME, PLACE AND DATE OF MAGMA SPECIAL MEETING; RECORD DATE

         The Magma Special Meeting will be held at 10:00 a.m., Nebraska time, on February 21, 1995 at the Red Lion Hotel, 1616 Dodge Street, in Omaha, Nebraska. Only holders of Shares of record at the close of business on January 23, 1995, the Magma Record Date, are entitled to vote at the Magma Special Meeting or any adjournment or postponement thereof.

TERMS OF MERGER; MERGER CONSIDERATION

         The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. Stockholders of Magma are urged to read the Merger Agreement in its entirety.

         General. CECI, CE Sub and Magma have entered into the Merger Agreement, providing for, among other things, the Offer and the Merger. Pursuant to the Offer, on January 10, 1995, CE Sub purchased 12,400,000 Shares at a price of $39.00 per Share in cash. Pursuant to the Merger Agreement, CE Sub and Magma will, as soon as practicable following consummation of the Offer, consummate the Merger.

         Merger Consideration. Upon the effectiveness of the Merger, each outstanding Share (other than Shares held by CECI, CE Sub or any other direct or indirect subsidiary of CECI and Shares held in the treasury of Magma) will be converted into the right to receive, at CECI's election (which election shall be made no later than five business days prior to the Magma Special Meeting), (i) an amount of cash determined such that the blended consideration paid by CECI in the Offer and the Merger would be $38.75 per Share or (ii) cash and CECI Common Stock having an aggregate market value, based on an average closing price for the CECI Common Stock and subject to a collar provision in the case of CECI Common Stock, equal to $39.00 per Share. If CECI elects the former option, each Share will be converted in the Merger into cash in the range of approximately $38.47 per Share to $38.49 per Share. If CECI elects the latter option, each share will be converted in the Merger into (A) cash in the range of approximately $16.94 per Share to $17.50 per Share PLUS (B) between 1.148 and
1.546 shares of CECI Common Stock. As a result of a collar provision included in the formula for determining the precise Merger consideration, the value of the cash and CECI Common Stock received by Magma stockholders in the Merger may be less than $39.00. The formula for determining the precise Merger consideration is complicated; for a more complete discussion of the Merger Consideration, see "THE MERGER AGREEMENT--Terms of the Merger" and "RISK FACTORS--Potential for Fluctuation of Value of Merger Consideration."

         The alternative forms and amounts of consideration payable by CECI in the Merger were negotiated by Magma and CECI at arms' length, in consultation with their respective financial advisors. Each of Magma and CECI viewed the acquisition of Magma as a single transaction, and the parties negotiated on the basis of a blended consideration to be received by Magma stockholders in the Offer and the Merger. As a result of (i) the agreement of the parties that CECI could, at its option, pay the Merger Consideration entirely in cash, at a blended value of $38.75 per Share, and (ii) Magma's insistence that the consideration paid in the Offer be $39.00 per Share, the per share Merger Consideration payable if CECI elects the all cash alternative will be in the range of $38.47 to $38.49, which amount is less than the amount per share in the Offer. In addition, assuming the "Average Closing Price" is between $14.27 and $18.73, the value of the Merger Consideration will be less if CECI elects the all cash alternative than if CECI elects to pay the Merger Consideration in a combination of cash and CECI common stock. The price differentials between the Offer and the all cash alternative Merger Consideration and between the all cash alternative and the mixed cash and stock alternative Merger Consideration resulted from arms' length negotiation between the parties. For a further discussion of the formulation and fairness of the Merger Consideration payable if CECI elects the all cash alternative, see "THE MERGER AGREEMENT--Terms of the Merger".

         If CECI elects to pay the Merger Consideration in a combination of cash and CECI Common Stock, CECI will file with the Securities and Exchange Commission and mail to Magma's stockholders a supplement to this Information Statement/Prospectus disclosing such determination and providing a toll-free telephone number so that Magma stockholders may call to find out the "Average Closing Price". Concurrently with the filing of such supplement, CECI will issue a press release stating such election. In addition, Magma will, if necessary, postpone or adjourn the Magma Special Meeting so that the foregoing supplement is mailed to Magma stockholders at least ten business days prior to the Magma Special Meeting and the Merger. CECI will disseminate another supplement at the time the "Average Closing Price" is determined.

         If CECI elects to pay the Merger Consideration with a combination of cash and CECI Common Stock, CECI estimates that approximately $710,900,000 will be required to effectuate the Merger, to refinance bank borrowings incurred in connection with the Offer and to pay related fees and expenses. If CECI elects to pay the Merger Consideration solely in cash, approximately $957,400,000 will be required to complete the Merger. Credit Suisse will provide, on specified terms and subject to customary conditions, up to $500,000,000 in secured bank financing (the "Merger Facilities"). Such funds, together with a capital contribution by CECI from CECI's general corporate funds and, if CECI elects to pay the Merger Consideration solely in cash, the net proceeds of a public offering of CECI Common Stock will be sufficient to pay the Merger Consideration, to refinance bank borrowings incurred in connection with the Offer and to pay related fees and expenses. Specifically, if CECI elects to pay the Merger Consideration with a combination of cash and CECI Common Stock, CECI will pay the Merger Consideration, refinance the bank borrowings and pay related fees and expenses using the following: approximately $500,000,000 from the Merger Facilities plus approximately $210,900,000 from general corporate funds. If CECI elects to pay the Merger Consideration solely in cash, CECI will pay the Merger Consideration, refinance the bank borrowings and pay related fees and expenses using the following: approximately $500,000,000 from the Merger Facilities plus approximately $266,700,000 from the net proceeds of a CECI Common Stock public offering plus approximately $190,700,000 CECI's general corporate funds.

         As of the date of this Information Statement/Prospectus, CECI does not have authorized a sufficient number of shares of CECI Common Stock to consummate the Merger, regardless of whether such shares would be issued in the Public Offering or as part of the Merger Consideration. In order to permit consummation of the Merger, CECI has scheduled a special meeting of its stockholders for February 10, 1995 (the "CECI Meeting"), at which CECI's stockholders will vote on an amendment to CECI's Amended and Restated Certificate of Incorporation to increase the number of shares authorized to be issued by CECI by an amount sufficient to consummate the Merger. CECI's obligation to consummate the Merger is conditioned upon the adoption of such amendment. CECI has not determined what steps it will take if such amendment is not adopted.

         Termination. The Merger Agreement provides that it may be terminated before the Effective Time in the following circumstances: (a) by mutual consent of the Board of Directors of CECI (the "CECI Board") and the Board of Directors of Magma (the "Magma Board"); or (b) by Magma or CECI if the Effective Time shall not have occurred on or prior to September 30, 1995; or (c) by either CECI or Magma if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (d) by CECI if (i) the Magma Board withdraws, modifies or changes its recommendation of the Merger Agreement or any of the transactions contemplated thereby or shall have resolved to do any of the foregoing or (ii) the Magma Board recommends to the holders of Shares any proposal with respect to a merger, consolidation, share exchange or similar transaction involving Magma or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement; or (e) by CECI if, without Magma's consent, any person has acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) has been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the Shares; or (f) by Magma or CECI if (i) a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Magma Board determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with and based upon the advice of its financial and legal advisors, is more favorable to Magma's stockholders than the Offer and the Merger or any person (including, without limitation, Magma or any affiliate thereof), other than CECI or any affiliate of CECI, shall have become the beneficial owner of more than 50% of the then outstanding Shares; or (g) by either CECI or Magma if the other party shall have breached the Merger Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the nonbreaching party.

         Termination Fee for CECI. The Merger Agreement provides that if it is terminated pursuant to clauses (d) or (f) or terminated by CECI pursuant to clause (g) of the preceding paragraph, Magma will be required to pay CECI a termination fee of $8,000,000 plus CECI's actual documented out-of-pocket expenses incurred since September 13, 1994 in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, legal and professional fees and expenses.

RISK FACTORS

         Holders of Shares, in reaching a decision regarding the proposal to approve and adopt the Merger Agreement (which contains an option on the part of CECI to pay a portion of the Merger Consideration in shares of CECI Common Stock), should consider carefully certain factors set forth herein under the heading "RISK FACTORS." Factors to be considered relating to CECI and Magma include the following: (i) the potential for fluctuation of value of the Merger Consideration; (ii) market risk of a mixed cash and CECI Common Stock Merger Consideration; (iii) partial disadvantage associated with an all cash Merger Consideration; (iv) election of form of Merger Consideration by CECI; (v) development uncertainty; (vi) development uncertainty outside the United States;
(vii) exploration, development and operation uncertainties of geothermal energy resources; (viii) competition; (ix) present dependence on a large customer; (x) contract risks; expected negative impact of avoided cost pricing; (xi) substantial leverage; (xii) certain risks of the Merger; (xiii) impact of environmental and other regulations; (xiv) shares of CECI Common Stock eligible for future sale; and (xv) conflicts of interest.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF MAGMA

         On December 5, 1994, the Magma Board unanimously approved (with two directors absent) the Merger Agreement and the transactions contemplated thereby and determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of Magma. The Magma Board had also recommended that all holders of Shares accept the Offer and tender their Shares pursuant to the Offer. See "SPECIAL FACTORS -- Recommendations of the Board of Directors of Magma and CECI; Reasons for the Merger; Fairness of the Offer and the Merger."

         On December 6, 1994, the CECI Board unanimously ratified the signing of the Merger Agreement and the transactions contemplated thereby. See "SPECIAL FACTORS -- Recommendations of the Board of Directors of Magma and CECI; Reasons for the Merger; Fairness of the Offer and the Merger."

OPINIONS OF FINANCIAL ADVISORS

         On December 5, 1994, Goldman, Sachs & Co. ("Goldman Sachs") delivered its oral opinion (which was subsequently confirmed in writing) to the Magma Board that, as of December 5, 1994, the consideration to be received by the holders of the Shares in the Offer and the Merger, taken as a unitary transaction, was fair to the holders of Shares receiving such consideration (other than CECI and its affiliates). In this connection, Goldman Sachs opined as to the aggregate consideration to be received per Share by Magma stockholders in both the Offer and the Merger taken as a whole and as a single transaction. In view of the integrated returns of the Offer and the Merger, Goldman Sachs was not requested by the Magma Board to render, and did not render, a separate opinion as to the fairness of the consideration to be received by Magma stockholders in the Merger viewed as a transaction separate from the Offer. A copy of the written opinion of Goldman Sachs, dated December 9, 1994, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Information Statement as Annex B. See "SPECIAL FACTORS -- Opinion of Magma's Financial Adviser."

         On December 6, 1994, Gleacher & Co. Inc. ("Gleacher") delivered its written opinion to the CECI Board that the consideration to be paid by CECI pursuant to the Offer and the Merger is fair to CECI from a financial point of view. A copy of the written opinion of Gleacher, dated December 6, 1994, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Information Statement as Annex C. See "SPECIAL FACTORS -- Opinion of CECI's Financial Adviser."

REQUIRED VOTE

         An affirmative vote approving and adopting the Merger Agreement at the Magma Special Meeting by the holders of a majority of the outstanding Shares entitled to vote thereon is required to consummate the Merger. As a result of the completion of the Offer pursuant to which CE Sub acquired 12,400,000 Shares for $39.00 per Share in cash (representing approximately 51% of the issued and outstanding Shares), CE Sub owns a sufficient number of Shares to approve the Merger without the affirmative vote of any other stockholder. Accordingly, approval and adoption of the Merger Agreement at the Magma Special Meeting is assured.

CONFLICTS OF INTEREST

         In considering the recommendation of the Magma Board with respect to the Offer, stockholders should be aware that certain members of Magma's management and the Magma Board have certain interests in the Merger that are in addition to the interests of Magma stockholders generally. See "RISK FACTORS."

STOCK EXCHANGE LISTING

         It is a condition to the Merger that the shares of CECI Common Stock to be issued pursuant to the Merger be authorized for listing on the NYSE. Application will be made to list the CECI Common Stock to be issued pursuant to the Merger on such exchange.

REGULATORY APPROVALS

         CECI, CE Sub and Magma know of no federal or state regulatory requirements that must be complied with or approvals that must be obtained in order to consummate the Merger, other than the filing of the Certificate of Merger or the Merger Agreement with the Secretary of State of Nevada and the Secretary of State of Delaware.

ACCOUNTING TREATMENT

         The Merger will be accounted for under the purchase method of accounting.

DISSENTERS' RIGHTS

     Holders of Shares do not have the right to dissent from the Merger. See "SPECIAL FACTORS -- Dissenters' Rights."

COMPARISON OF STOCKHOLDER RIGHTS

         If CECI elects to exercise its option to pay a portion of the Merger Consideration in shares of CECI Common Stock, the rights of former Magma stockholders as holders of CECI Common Stock will be governed by CECI's Amended and Restated Certificate of Incorporation and Bylaws, which differ in certain material respects from Magma's Articles of Incorporation and Bylaws. Furthermore, as stockholders of CECI, the rights of the former Magma stockholders as holders of CECI Common Stock will be governed by the Delaware General Corporation Law instead of the Nevada General Corporation Law. See "COMPARISON OF STOCKHOLDER RIGHTS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The conversion of Shares into the Merger Consideration will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For federal income tax purposes, a holder of Shares will generally recognize gain or loss upon the Merger in an amount equal to the difference between the fair market value of the Merger Consideration and the holder's adjusted tax basis in such Shares. See "SPECIAL FACTORS--Federal Income Tax Consequences."

MARKET PRICES OF CECI COMMON STOCK

         CECI Common Stock is listed on the NYSE under the symbol "CE." CECI Common Stock is also listed on the Pacific Stock Exchange ("PSE") and the London Stock Exchange ("LSE"). The following table sets forth the quarterly high and low last reported sales price of the CECI Common Stock, as reported on the NYSE Composite Tape, based on published financial sources, for the fiscal quarters indicated.


                                                                          High                             Low
Fiscal Year Ended December 31, 1993:
         First Quarter..............................                      $21.50                         $16.50
         Second Quarter.............................                       20.13                          17.25
         Third Quarter..............................                       18.38                          16.00
         Fourth Quarter.............................                       20.13                          18.13
Fiscal Year Ended December 31, 1994:
         First Quarter..............................                      $19.25                         $17.13
         Second Quarter.............................                       18.13                          16.00
         Third Quarter..............................                       17.75                          16.00
         Fourth Quarter.............................                       17.13                          15.25
Fiscal Year Ending December 31, 1995:
         First Quarter (through January 26).........                    $  17.88                       $  15.75


         On September 19, 1994, the day CECI issued its press release announcing the transmission of a letter to Magma containing a proposal to acquire Magma in a transaction in which stockholders would receive cash and shares of CECI Common Stock having a combined cash and market value of $35 per share, the last reported sale price for CECI Common Stock was $16.875. On December 2, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price for CECI Common Stock was $16.50. On January 26, 1995, the last full trading day for which quotations were available at the time of printing of this Information Statement, the last reported sale price for CECI Common Stock was $17.63. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE CECI COMMON STOCK.

MARKET PRICES OF MAGMA COMMON STOCK

         The Shares are quoted on the Nasdaq National Market ("NNM") under the symbol "MGMA." The following table sets forth the quarterly high and low last reported sales price of Shares as reported by the NNM, based on published financial sources, for the fiscal quarters indicated.


                                                                         High                             Low
Fiscal Year Ended December 31, 1993:
         First Quarter..............................                      $40.00                         $30.75
         Second Quarter.............................                       41.50                          30.75
         Third Quarter..............................                       39.00                          29.75
         Fourth Quarter.............................                       40.50                          30.00
Fiscal Year Ended December 31, 1994:
         First Quarter..............................                      $35.25                         $30.75
         Second Quarter.............................                       33.25                          28.00
         Third Quarter..............................                       35.25                          26.50
         Fourth Quarter.............................                       37.50                          34.25
Fiscal Year Ending December 31, 1995:
         First Quarter (through January 26).........                    $  38.25                       $  37.50


         On September 19, 1994, the day CECI issued its press release announcing the transmission of a letter to Magma containing a proposal to acquire Magma in a transaction in which holders of Shares would receive cash and shares of CECI Common Stock having a combined cash and market value of $35 per Share, the last reported sale price on the NNM was $27.50. On December 2, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price for Shares was $35.50. On January 26, 1995, the last full trading day for which quotations were available at the time of printing of this Information Statement, the last reported sale price for the Shares was $38.13. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE SHARES.

                             CAPITALIZATION OF CECI


MERGER CONSIDERATION CONSISTING OF A COMBINATION OF CASH AND CECI COMMON STOCK

         The following table sets forth the consolidated capitalizations of CECI and Magma at September 30, 1994 and as adjusted to reflect the purchase by CE Sub of all the Shares and the issuance as a part of the Merger Consideration of shares of CECI Common Stock. The following table should be read in conjunction with the other pro forma financial information contained in this Information Statement and the consolidated financial statements and notes thereto of CECI and Magma.


- -----------------------------
                                                                  At September 30, 1994
                                                                            Pro Forma       Pro Forma
                                                    CECI         Magma     Adjustments       Combined
                                                         (In thousands except per share amounts)
DEBT:
Construction loans ..........................  $    21,079          --            --     $    21,079
Project loans ...............................      233,080       188,969          --         422,049
Senior discount notes .......................      421,375          --            --         421,375
Convertible subordinated debenture ..........      100,000          --            --         100,000
Other long term liabilities .................         --          12,354       500,000       512,354
                                               -----------   -----------   -----------   -----------
                                                   775,534       201,323       500,000     1,476,857
Redeemable preferred stock ..................       62,350          --            --          62,350

STOCKHOLDERS' EQUITY:
CECI preferred stock -- Series A of no
      par value; authorized 2,000 shares ....         --            --            --            --
CECI Common Stock of $0.0675 par
      value; authorized 60,000 shares;
      Outstanding 32,230 shares--actual;
      47,529 shares--as adjusted(1) .........        2,407          --             802         3,209
Magma common stock of $0.10 par value;
      authorized 30,000 shares; 24,043 issued         --           2,401        (2,401)         --
Additional paid in capital ..................      100,000       142,765        49,350       292,115
Unrealized gain from marketable securities ..         --            (677)          677          --
Retained earnings ...........................      136,769       250,797      (250,797)      136,769
Less treasury stock - 3,420 shares at cost ..      (59,516)         --          59,516          --
                                               -----------   -----------   -----------   -----------
        Total stockholders' equity ..........      179,660       395,286      (142,853)      432,093
                                               -----------   -----------   -----------   -----------
                                               $ 1,017,544   $   596,609   $   357,147   $ 1,971,300
                                               ===========   ===========   ===========   ===========

         (1) There is pending before the stockholders of CECI a proposal to increase the number of authorized shares of CECI Common Stock to 80,000,000. Outstanding shares (actual and as adjusted) do not include (i) 9,435,229 shares of CECI Common Stock reserved for issuance upon the exercise of presently outstanding stock options; (ii) 4,444,444 shares of CECI Common Stock issuable upon the conversion of CECI's 5% Convertible Subordinated Debentures due July 31, 2000; and (iii) 3,393,197 shares of CECI Common Stock issuable upon conversion of the 1,247 issued and outstanding shares of CECI's Series C Exchangeable Redeemable Preferred Stock.

         The accompanying notes to the pro forma unaudited condensed combined financial data are an integral part of these statements.

MERGER CONSIDERATION CONSISTING OF ALL CASH

         The following table sets forth the consolidated capitalizations of CECI and Magma at September 30, 1994 and as adjusted to reflect the purchase by CE Sub of all the Shares for cash and the sale to the public of shares of CECI Common Stock offered pursuant to a separate prospectus filed with the Commission. The following table should be read in conjunction with the other pro forma financial information contained in this Information Statement and the consolidated financial statements and notes thereto of CECI and Magma.



                                                                 At September 30, 1994
                                                                                 Pro Forma           Pro Forma
                                                   CECI          Magma         Adjustments            Combined
                                                               (In thousands except per share amounts)
Debt:
Construction loans                          $    21,079     $       --          $       --         $    21,079
Project loans                                   233,080        188,969                  --             422,049
Senior discount notes                           421,375             --                  --             421,375
Convertible subordinated debenture              100,000             --                  --             100,000
Other long term liabilities                          --         12,354             500,000             512,354
                                            -----------     ----------         -----------          ----------
                                                775,534        201,323             500,000           1,476,857
Redeemable preferred stock                       62,350             --                  --              62,350

Stockholders' Equity:
CECI preferred stock - Series A of no
  par value; authorized 2,000 shares                 --             --                  --                  --
CECI Common Stock of $0.0675 par
  value; authorized 60,000 shares;
  Outstanding 32,230 shares - actual;
  48,897 shares - as adjusted(1)                  2,407             --                 894               3,301
Magma common stock of $0.10 par value;
  authorized 30,000 shares; 24,043 issued            --          2,401             (2,401)                  --
Additional paid in capital                      100,000        142,765              63,492             306,257
Unrealized gain from marketable securities           --          (677)                 677                  --
Retained earnings                               136,769        250,797           (250,797)             136,769
Less treasury stock - 3,420 shares at cost     (59,516)             --              59,516                  --
 Total stockholders' equity                     179,660        395,286           (128,619)             446,327
                                            -----------     ----------         -----------          ----------
                                             $1,017,544       $596,609            $371,381          $1,985,534
                                            ===========     ==========         ===========          ==========

         (1) There is pending before the stockholders of CECI a proposal to increase the number of authorized shares of CECI Common Stock to 80,000,000. Outstanding shares (actual and as adjusted) do not include (i) 9,435,229 shares of CECI Common Stock reserved for issuance upon the exercise of presently outstanding stock options; (ii) 4,444,444 shares of CECI Common Stock issuable upon the conversion of CECI's 5% Convertible Subordinated Debentures due July 31, 2000; and (iii) 3,393,197 shares of CECI Common Stock issuable upon conversion of the 1,247 issued and outstanding shares of CECI's Series C Exchangeable Redeemable Preferred Stock.

         The accompanying notes to the pro forma unaudited condensed combined financial data are an integral part of these statements.

                      COMPARISON OF CERTAIN UNAUDITED DATA

MERGER CONSIDERATION CONSISTING OF A COMBINATION OF CASH AND CECI COMMON STOCK

     The following table contains certain unaudited comparative data related to common stockholders' equity, cash dividends declared, and revenues and earnings
(i) on a historical basis for CECI and Magma, (ii) on a pro forma combined basis of CECI to reflect the Merger and (iii) on an equivalent pro forma basis per Share assuming that each Share is converted into cash and 1.337 shares of CECI Common Stock. Such information is based upon the acquisition of Magma being accounted for under the purchase method of accounting. The information shown below should be read in conjunction with the consolidated historical financial statements and notes thereto of CECI and Magma, and the selected historical and pro forma financial data, including the notes thereto, appearing elsewhere in this Information Statement. See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION -- Pro Forma Unaudited Condensed Combined Financial Data."


                                                                                            PRO FORMA            Pro Forma
                                                   CECI                 MAGMA               ADJUSTMENT            Combined
                                            -----------------     ----------------     -----------------      --------------
                                                                 (In thousands, except per share amounts)

OPERATING DATA:
(Year Ended December 31, 1993)
Total revenue............................          $  149,253             $167,138             $ (10,547)        $   305,844
Net income from continuing
     operations available to common
     shareholders........................         $    38,444             $ 52,135             $ (47,745)        $    42,834
Net income from continuing
     operations available to common
     shareholders per common share
     Assuming no dilution................               $1.00                $2.17                     $--             $0.80
     Assuming full dilution..............               $1.00                $2.17                     $--             $0.79
Weighted average number of
     common shares.......................              38,485               24,063                     --             53,784
Dividends per share......................                  --                   --                     --                 --
OPERATING DATA:
(Nine Months Ended September 30,
1994)
Total revenue............................          $  139,188             $146,104            $   (7,910)        $   277,382
Net income from continuing
operations available to common
     shareholders........................         $    27,688             $ 46,843             $ (35,808)       $     38,723


Net income from continuing
     operations available to
     common shareholders per
     common share
     Assuming no dilution................               $0.77                $1.95                     $--             $0.75
     Assuming full dilution..............               $0.76                $1.95                     $--             $0.73
Weighted average number of
     common shares.......................              36,174               24,017                     --             51,473
Dividends per share......................                  --                   --                     --                 --
BALANCE SHEET DATA:
(September 30, 1994)
Total assets.............................          $1,087,064             $630,422              $ 515,147        $ 2,232,633
Total indebtedness.......................             775,534              201,323                500,000          1,476,857
Redeemable preferred stock...............              62,350                   --                     --             62,350
Common stockholders' equity..............             179,660              395,286              (142,853)            432,093
Book value per common share..............                5.57                16.44                     --               9.09


                                                            YEAR ENDED              NINE MONTHS ENDED
                                                     ---------------------      ------------------------

                                                        DECEMBER 31, 1993           SEPTEMBER 30, 1994
                                                     ---------------------      ------------------------

PRO FORMA COMBINED EQUIVALENT PER
SHARE DATA:(1)
Earnings per equivalent share
  from continuing operations
     Assuming no dilution.........................                $1.07                      $1.00
     Assuming full dilution.......................                $1.06                      $0.98
Dividends per equivalent share....................                   --                         --
Book value per equivalent share
  at September 30, 1994...........................                                          $12.15

(1) Magma stockholders receiving common stock equivalents of CECI as displayed above will also receive a portion of their consideration in cash, which can be reinvested.


MERGER CONSIDERATION CONSISTING OF ALL CASH

     The following table contains certain unaudited comparative data related to common stockholders' equity, cash dividends declared, and revenues and earnings
(i) on a historical basis for CECI and Magma, and (ii) on a pro forma combined basis of CECI to reflect the Merger. Such information is based upon the acquisition of Magma being accounted for under the purchase method of accounting. The information shown below should be read in conjunction with the consolidated historical financial statements and notes thereto of CECI and Magma, and the selected historical and pro forma financial data, including the notes thereto, appearing elsewhere in this Information Statement. See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION -- Pro Forma Unaudited Condensed Combined Financial Data."


                                                                                            PRO FORMA            Pro Forma
                                                   CECI                 MAGMA               ADJUSTMENT            Combined
                                            -----------------     ----------------     -----------------      --------------
                                                                 (In thousands, except per share amounts)
OPERATING DATA:
(Year Ended December 31, 1993)
Total revenue............................          $  149,253             $167,138              $ (9,535)        $   306,856
Net income from continuing
     operations available to common
     shareholders........................         $    38,444             $ 52,135             $ (46,982)        $    43,597
Net income from continuing
     operations available to common
     shareholders per common share
     Assuming no dilution................               $1.00                $2.17                     $--             $0.79
     Assuming full dilution..............               $1.00                $2.17                     $--             $0.78
Weighted average number of
     common shares.......................              38,485               24,063                     --             55,152
Dividends per share......................                  --                   --                     --                 --
OPERATING DATA:
(Nine Months Ended September 30,
1994)
Total revenue............................          $  139,188             $146,104            $   (7,151)        $   278,141
Net income from continuing
     operations available to common
     shareholders........................         $    27,688             $ 46,843             $ (35,236)       $     39,295
Net income from continuing
     operations available to
     common shareholders per
     common share
     Assuming no dilution................               $0.77                $1.95                     $--             $0.74
     Assuming full dilution..............               $0.76                $1.95                     $--             $0.73
Weighted average number of
     common shares.......................              36,174               24,017                     --             52,841
Dividends per share......................                  --                   --                     --                 --
BALANCE SHEET DATA:
(September 30, 1994)
Total assets.............................          $1,087,064             $630,422              $ 529,381        $ 2,246,867
Total indebtedness.......................             775,534              201,323                500,000          1,476,857
Redeemable preferred stock...............              62,350                   --                     --             62,350
Common stockholders' equity..............             179,660              395,286              (128,619)            446,327
Book value per common share..............                5.57                16.44                     --               9.13


                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND
                             OPERATING DATA OF CECI

         The following table sets forth selected historical consolidated financial and operating data, which should be read in conjunction with "CECI'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO" and "CECI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The unaudited consolidated financial statements of CECI as of and for the nine months ended September 30, 1993 and 1994 reflect all adjustments necessary, in the opinion of CECI's management (consisting only of normal recurring adjustments), for a fair presentation of such financial data. The selected consolidated data as of and for each of the five years in the period ended December 31, 1993 have been derived from the audited historical consolidated financial statements of CECI.


                                                                                                                Nine Months
                                                      Year Ended December 31,                                  Ended September 30,
                                       1989        1990           1991           1992           1993           1993           1994
                                            (In thousands, except per share amounts)

Statement of Operations Data:
Sales of electricity                $43,010     $89,026       $104,155       $115,087       $129,861        $99,398       $115,357
Sales of steam                            -           -          2,029          2,255          2,198          1,648          1,851
Interest and other income             5,386       7,787          9,379         10,187         17,194         12,294         21,980
                                     ------      ------        -------        -------        -------        -------        -------
Total revenue                        48,396      96,813        115,563        127,529        149,253        113,340        139,188
Plant operations, general and
 administrative and royalties        13,615      37,412         41,506         45,183         46,794         34,019         41,321
                                     ------      ------        -------        -------        -------        -------        -------
Income before depreciation,
 amortization, interest, income
 taxes, extraordinary item and
 cumulative effect of change in
 accounting principle (1)            34,781      59,401         74,057         82,346        102,459         79,321         97,867
Depreciation and amortization         6,605      13,372         14,752         16,754         17,812         13,044         15,439
Interest expense, net of
 capitalized interest . . . .        15,125      30,464         24,439         14,860         23,389         17,171         36,962
Provision for income taxes            2,715       3,522          8,284         11,922         18,184         14,295         14,067
                                     ------      ------        -------        -------        -------        -------        -------
Income before extraordinary item
 and cumulative effect of change
 in accounting principle (1)         10,336      12,043         26,582         38,810         43,074         34,811         31,399
Extraordinary item-refinancing (2)        -           -              -        (4,991)              -              -        (2,007)
Cumulative effect of change in
 accounting principle (3)                 -           -              -              -          4,100          4,100              -
                                     ------      ------        -------        -------        -------        -------        -------
Net income (1) .                     10,336      12,043         26,582         33,819         47,174         38,911         29,392
Preferred dividends (paid in kind)        -           -              -          4,275          4,630          3,429          3,711
                                     ------      ------        -------        -------        -------        -------        -------
Net income available to common
 stockholders . . . . .             $10,336     $12,043        $26,582        $29,544        $42,544        $35,482        $25,681
                                    =======     =======        =======        =======        =======        =======        =======
Income per share before
 extraordinary item and cumulative
 effect of change in accounting
 principle (1)
Assuming no  dilution                 $0.38       $0.44          $0.75          $0.92          $1.00          $0.81          $0.77
Assuming full dilution(4)              0.38        0.44           0.75           0.92           1.00           0.81           0.76
Extraordinary item per share (2)          -           -              -         (0.13)              -              -         (0.06)
Cumulative effect of change in
 accounting principle per
  share (3)                               -           -              -              -           0.11           0.11              -
                                     ------      ------        -------        -------        -------        -------        -------


                                                                                                                Nine Months
                                                      Year Ended December 31,                                  Ended September 30,
                                       1989        1990           1991           1992           1993           1993           1994
                                            (In thousands, except per share amounts)

Statement of Operations Data
 (continued):
Net income per share
Assuming no dilution                  $0.38       $0.44          $0.75          $0.79          $1.11          $0.92          $0.71
Assuming full dilution (4)             0.38        0.44           0.75           0.79           1.11           0.92           0.70
Weighted average shares
 outstanding (5). . . .              27,019      27,254         35,471         37,495         38,485         38,436         36,174
Capital expenditures                124,749      32,514         68,377         32,446         87,191         64,250         78,892

                                                              December 31,                                       September 30,
                                       1989        1990           1991           1992           1993           1993           1994
Balance Sheet Data:
Property-power plant, net          $302,514    $321,303       $373,948       $389,646       $458,974       $440,527       $522,268
Total assets                        349,282     393,853        517,994        580,550        715,984        710,659      1,087,064
Total debt                          260,120     270,738        257,038        299,334        382,610        390,972        775,534
Preferred stock                          --       4,705         54,705         54,350         58,800         57,650         62,350
Stockholders' equity                 42,163      55,088        143,128        168,764        211,503        206,675        179,660


- --------------

(1) The Navy I Plant commenced operation prior to 1989 and the BLM and Navy II Plants commenced commercial operation in February 1989 and January 1990, respectively. The Desert Peak, Nevada facility and the Roosevelt Hot Springs, Utah steam field were acquired in March and January 1991, respectively.
(2) The refinancing of CECI's three largest domestic projects located at the Naval Air Weapons Station at China Lake, California (collectively, the "Coso Project") resulted in an extraordinary item in 1992 in the amount of $5.0 million, after the tax effect of $1.5 million. The defeasance of the Senior Notes resulted in an extraordinary item in 1994 in the amount of $2.0 million, after the tax effect of $1.0 million.
(3) On January 1, 1993, CECI adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"), which resulted in a cumulative adjustment to net income of $4.1 million in 1993.

(4)  Fully diluted earnings per share reflects the dilutive effect of convertible subordinated debentures as if they were converted at the beginning of the reporting period.
(5)  The number of shares outstanding is calculated by using the treasury stock method.

     SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF MAGMA

         The selected financial data set forth below with respect to Magma's statements of operations for each of the five years in the period ended December 31, 1993 and the balance sheets of Magma as of December 31, 1989 through 1993 are derived from the consolidated financial statements of Magma that have been audited by Coopers & Lybrand, independent certified public accountants. The selected financial data set forth below with respect to Magma's statements of operations for the nine-month period ended September 30, 1994 and 1993 and, with respect to the balance sheet of Magma as of September 30, 1994, have been derived from the unaudited consolidated financial statements of Magma, which, in the opinion of management, reflect all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of such financial data.

         The selected financial data set forth below should be read in conjunction with "MAGMA'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO" and "MAGMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", appearing elsewhere in this Information Statement.

                                                                                                                Nine Months
                                                   Year Ended December 31,                                  Ended September 30,
                                    1989           1990           1991           1992           1993           1993           1994
                                            (In thousands, except per share amounts)

Statement of Operations Data:
Total revenues                   $63,103       $ 85,599        $94,891       $108,966       $167,138       $124,781       $146,104
Operating revenues(1)             56,743         76,893         84,135        100,313        162,943        121,146        142,238
Income from operations            26,892         36,694         41,204         49,667         74,913         57,957         67,915
Income before cumulative
 effect of accounting change      22,295         30,166         33,941         36,358         52,135         39,469         46,843

Cumulative effect of change
 in accounting for income taxes        -              -              -      17,833(2)              -              -              -
Net income. .                     22,295         30,166         33,941         54,191         52,135         39,469         46,843
Return on revenues                 35.3%          35.2%          35.8%       33.4%(3)          31.2%          31.6%          32.1%
Capital expenditures             $43,762        $ 7,054        $15,711       $ 12,043       $  8,434       $  5,718       $  8,854
Return on average
 stockholders' equity              16.1%          17.6%          16.2%       14.3%(3)          16.4%          13.0%          12.5%
Weighted average shares
 outstanding. .                   21,999         22,898         23,611         22,936         24,063         24,037         24,017
Income before cumulative effect
 of accounting change per
 common share
Assuming no dilution               $1.01          $1.32          $1.44          $1.59          $2.17          $1.64         $ 1.95
Assuming full dilution(4)           0.96           1.32           1.44           1.52           2.17           1.64           1.95
Income per common share
Assuming no dilution                1.01           1.32           1.44        23.6(2)           2.17           1.64           1.95

Assuming full dilution(4)           0.96           1.32           1.44        2.27(2)           2.17           1.64           1.95




                                                                        December 31,                              September 30,
                                        1989                 1990           1991           1992           1993           1994
                                                                     (In thousands)
Balance Sheet Data:
Property, plant and
 equipment, net .                       $124,062(5)      $120,125       $118,541       $113,922       $265,215       $256,561
Exploration and development
 costs, net . . .                         46,681           44,782         48,644         52,001        107,069        104,271
Total assets                             282,624          325,131        353,788        396,650        611,311        630,422
Long-term obligations(6)                  98,212           99,297         89,808         87,339        200,509        164,313
Total debt(7)                            100,517          102,842         97,541         96,126        226,008        188,969
Stockholders' equity                     150,142          192,626        226,872        282,260        351,918        395,286

- ---------------

(1)  Excludes interest and other income.
(2)  The cumulative effect of Magma's adoption of SFAS 109 increased net income by $17,833, or $.77 per share. See Note 11, Provision for Income
     Taxes, accompanying the consolidated financial statements for the year ended December 31, 1992 for Magma incorporated by reference in its
     Annual Report on Form 10-K for the year ended December 31, 1993.
(3)  Excludes the impact of cumulative effect of change in accounting for income taxes.
(4)  Fully diluted earnings per share reflects the dilative effect of stock options and warrants at the end of the reporting period.
(5)  Projects in progress reclassified to appropriate asset classification.
(6)  Consists of the noncurrent portion of long-term loans payable and other long-term liabilities.
(7)  Represents loans payable, including the current portion of long-term loans payable.


                                  RISK FACTORS

         If CECI elects to pay the Merger Consideration with a combination of cash and CECI Common Stock, holders of Shares will become stockholders of CECI and, in such connection, holders of Shares should consider carefully all of the information contained in this Information Statement, including the following:

         POTENTIAL FOR FLUCTUATION OF VALUE OF MERGER CONSIDERATION. Pursuant to the Merger Agreement, holders of Shares will only be able to determine the number of shares of CECI Common Stock they will receive on the fifth business day prior to the Magma Special Meeting. The stock price of CECI Common Stock on the fifth business day prior to the Magma Special Meeting may vary significantly from the price on the date of execution of the Merger Agreement, the date hereof or the Effective Time. These variances may be due to changes in the business, operations and prospects of CECI or Magma, general market and economic conditions, and other factors. Accordingly, CECI Common Stock may trade at values which, combined with the Mixed Cash Component Amount, results in the holders of Shares receiving an amount lower in value than $39.00. The Collar Provision also may have an impact on the value of the Merger Consideration at the Effective Time. The Collar Provision limits the number of shares of CECI Common Stock required to be issued in the Merger if the Average Closing Price is less than $14.27. Thus, if the Average Closing Price falls below $14.27, holders of Shares would receive an aggregate of CECI Common Stock and cash with a value of less than $39.00.

     MARKET RISK OF A MIXED CASH AND CECI COMMON STOCK MERGER CONSIDERATION. It is CECI's current intention to pay the Merger Consideration solely in cash, but such intention is subject to change if (i) the proposed underwriters for the Public Offering determine that they cannot or will not proceed with such offering upon terms reasonably satisfactory to CECI or (ii) market conditions would require the issuance in the Public Offering of a greater number of shares of CECI Common Stock in order to fund an all cash Merger than would be required to be issued if the Merger were consummated with a mixed cash and CECI Common Stock consideration. If CECI elects to fund the Merger using a mixed cash and CECI Common Stock consideration, holders of Shares would receive shares of CECI Common Stock, the then current public market for which either CECI or the proposed underwriters for the Public Offering would have previously determined to be unattractive for the purpose of funding the Merger on an all cash basis.

         PARTIAL DISADVANTAGE ASSOCIATED WITH AN ALL CASH MERGER CONSIDERATION. If CECI elects to pay the Merger Consideration solely in cash, holders of Shares would not receive any shares of CECI Common Stock, the public market for which either or both of CECI or the underwriters for the Public Offering would have determined to be a more attractive source to fund a portion of the Merger Consideration. Accordingly, Magma's stockholders (other than those who reinvest their cash receipts in CECI Common Stock) would no longer be afforded an opportunity to realize any of the possible future benefits of the Merger which could have been realized if CECI Common Stock was received in the Merger.

         ELECTION OF FORM OF MERGER CONSIDERATION BY CECI. CECI may elect, in its sole and absolute discretion, whether to pay the Merger Consideration with a combination of cash and CECI Common Stock or solely in cash. While CECI will consider a number of factors in making such election, CECI's interests in selecting the form of Merger Consideration will be different from, and may be in opposition to, the interests of holders of Shares.

         DEVELOPMENT UNCERTAINTY. CECI is actively seeking to develop, construct, own and operate new power projects utilizing geothermal and other technologies, both domestically and internationally, the completion of any of which is subject to substantial risk. CECI has in development or under construction projects representing several times the MW's of those currently in operation. Development can require CECI to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which CECI may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation on terms satisfactory to CECI of engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation of construction. Further, there can be no assurance that CECI, which will continue to be substantially leveraged upon completion of the Merger, will obtain access to the substantial debt and equity capital required to continue to develop and construct electric power projects or to refinance projects. The future growth of CECI is dependent, in large part, upon the demand for significant amounts of additional electrical generating capacity and its ability to obtain contracts to supply portions of this capacity. There can be no assurance that development efforts on any particular project, or CECI's efforts generally, will be successful.

         DEVELOPMENT UNCERTAINTY OUTSIDE THE UNITED STATES. Upon completion of the Merger, CECI will have three projects under construction outside the United States representing an aggregate net capacity of 500 MW of electric generating capacity of which CECI's aggregate net ownership interest is 409 MW and a number of projects under award outside the Unites States. The financing and development of projects outside the United States entail significant political and financial risks (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed, which CECI may not be capable of fully insuring against. The uncertainty of the legal environment in certain foreign countries in which CECI is developing and may develop or acquire projects could make it more difficult for CECI to enforce its rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the ability of CECI to hold a majority interest in some of the projects that it may develop or acquire. CECI's international projects may, in certain cases, be terminated by the applicable foreign governments.

         EXPLORATION, DEVELOPMENT AND OPERATION UNCERTAINTIES OF GEOTHERMAL ENERGY RESOURCES. Geothermal exploration, development and operations are subject to uncertainties similar to those typically associated with oil and gas exploration and development, including dry holes and uncontrolled releases. Because of the geological complexities of geothermal reservoirs, the geographic area and sustainable output of geothermal reservoirs can only be estimated and cannot be definitively established. There is, accordingly, a risk of an unexpected decline in the capacity of geothermal wells and a risk of geothermal reservoirs not being sufficient for sustained generation of the electrical power capacity desired. In addition, while CECI's existing power generating systems are built to withstand relatively significant levels of seismic disturbance and CECI seeks appropriate insurance protection, geothermal power production poses unusual risks of seismic activity. Accordingly, there can no assurance that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that such insurance will be available on commercially reasonable terms.

         The success of a geothermal project depends on the quality of the geothermal resource and operational factors relating to the extraction of the geothermal fluids involved in such project. The quality of a geothermal resource is affected by a number of factors, including the size of the reservoir, the temperature and pressure of the geothermal fluids in such reservoir, the depth and capacity of the production and injection wells, the amount of dissolved solids and noncondensible gases contained in such geothermal fluids, and the permeability of the subsurface rock formations containing such geothermal resource, including the presence, extent and location of fractures in such rocks. The quality of a geothermal resource may decline as a result of a number of factors, including the intrusion of lower-temperature fluid into the producing zone. An incorrect estimate by CECI of the quality of geothermal resource, or a decline in such quality, could have a material adverse effect on CECI's results of operations.

         In addition, both the cost of operations and the operating performance of geothermal power plants may be adversely affected by a variety of operating factors. Production and injection wells can require frequent maintenance or replacement. Corrosion caused by high-temperature and high-salinity geothermal fluids may compel the replacement or repair of certain equipment, vessels or pipelines. New production and injection wells may be required for the maintenance of current operating levels, thereby requiring substantial capital expenditures.

         COMPETITION. The international power production market is characterized by numerous strong and capable competitors, many of which have more extensive and more diversified developmental or operating experience (including international experience) and greater financial resources than CECI. Many of these competitors also compete in the domestic market. Further, in recent years, the domestic power production industry has been characterized by strong and increasing competition with respect to the industry's efforts to obtain new power sales agreements, which has contributed to a reduction in prices offered by utilities. In this regard, many utilities often engage in "competitive bid" solicitations to satisfy new capacity demands. In the domestic market, the Energy Policy Act of 1992 is expected to increase competition.

         PRESENT DEPENDENCE ON LARGE CUSTOMER. CECI currently relies on long-term power purchase "Standard Offer No. 4" contracts (each, an "SO4 Agreement") with a single customer, Southern California Edison Company ("SCE"), to generate substantially all of its operating revenues. Any material failure by SCE to fulfill its contractual obligations under any of such contracts is likely to have a material adverse effect on CECI's results of operations.

         CONTRACT RISKS; EXPECTED NEGATIVE IMPACT OF AVOIDED COST PRICING. Each SO4 Agreement provides for both capacity payments and energy payments for a term of between 20 to 30 years. During the first ten years of the term of each SO4 Agreement, energy payments are based on a pre-set schedule. Thereafter, while the basis for the capacity payment remains the same, the required energy payment is SCE's then-current published avoided cost of energy ("Avoided Cost of Energy"), as determined by the California Public Utility Commission ("CPUC"). The initial ten-year period expires in August 1997 for the CECI's Navy I Project, March 1999 for its BLM Project and January 2000 for its Navy II Project. Such ten-year period expires in 1996 with respect to one of CECI's Salton Sea Known Geothermal Resource Area Projects (as hereinafter described), in 1999 for three of CECI's Salton Sea Known Geothermal Resource Area Projects and in 2000 for the remaining two Salton Sea Known Geothermal Resource Area Projects that operate under SO4 Agreements.

         Estimates of SCE's future Avoided Cost of Energy vary substantially in any given year. CECI cannot predict the likely level of Avoided Cost of Energy prices under its SO4 Agreements with SCE at the expiration of the fixed-price periods. SCE's Avoided Cost of Energy as determined by the CPUC is currently substantially below the current energy prices under CECI's respective SO4 Agreements and is expected to remain so. For example, for September 1994, the time period-weighted average of SCE's Avoided Cost of Energy was 2.2(cent) per kWh, compared to the time period-weighted average September 1994 selling prices for energy of approximately 10.9(cent) and 10.6(cent) per kWh, for CECI and Magma, respectively. Thus, the revenues generated by each of CECI's facilities operating under SO4 Agreements are likely to decline significantly after the expiration of the fixed-price period.

         SUBSTANTIAL LEVERAGE. Following completion of the Merger, CECI will continue to be substantially leveraged. As of September 30, 1994, CECI's total consolidated indebtedness was $775.5 million, its total consolidated assets were $1,087.1 million and its total stockholders' equity was $179.7 million. As of such date, on a pro forma basis, after giving effect to the completion of the Merger, CECI's total consolidated indebtedness was $1,476.9 million, its total consolidated assets were $2,246.9 million and its total stockholders' equity was $446.3 million. CECI's substantial level of debt presents the risk that CECI might not generate sufficient cash to service CECI's indebtedness or that its leveraged capital structure could limit its ability to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions. However, all project financing debt of CECI's project subsidiaries (aggregating approximately $955.5 million as of December 31, 1994) is substantially non-recourse to CECI and its other projects. See "BUSINESS OF CECI AND MAGMA AND RELATED INFORMATION --Description of Projects," "CAPITALIZATION OF CECI" and "SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION."

         CERTAIN RISKS OF THE MERGER. As a result of the Merger, CECI's total assets, total liabilities and total resources will each approximately double. Such rapid expansion could divert the resources and management time of CECI and will require the integration of Magma's operations with those of CECI. There can be no assurance that CECI will be successful in managing such growth or that it will be able to achieve any of the anticipated benefits of the Merger.

         IMPACT OF ENVIRONMENTAL AND OTHER REGULATIONS. CECI is subject to a number of environmental laws and regulations affecting many aspects of its present and future operations, including the disposal of various forms of waste, the construction or permitting of new facilities and the drilling and operation of new wells. Such laws and regulations generally require CECI to obtain and comply with a wide variety of licenses, permits and other approvals. CECI also remains subject to a varied and complex body of regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing regulations will not be revised or that new regulations will not be adopted or become applicable to CECI which could have an adverse impact on its operations. Although CECI does not currently expect the enactment of changes in applicable environmental laws or regulations which would have a material adverse effect on its business, the implementation of regulatory changes imposing more comprehensive or stringent requirements on CECI, which would result in increased compliance costs and could have a material adverse effect on its results of operations. In addition, regulatory compliance for the construction of new facilities is a costly and time-consuming process, and intricate and rapidly changing environmental regulations may require major expenditures for permitting and create the risk of expensive delays or material impairment of project value if projects cannot function as planned due to regulatory requirements or local opposition.

         SHARES OF CECI COMMON STOCK ELIGIBLE FOR FUTURE SALE. Pursuant to CECI's Amended and Restated 1986 Stock Option Plan (the "1986 Plan"), as of September 30, 1994, CECI had outstanding various options to its officers, directors and employees for the purchase of 3,371,075 shares of CECI Common Stock, of which all of the shares of CECI Common Stock issuable upon exercise of said options have been registered pursuant to registration statements on Form S-8, and, as and when fully vested, are available for immediate resale. Also as of September 30, 1994, there were additional options outstanding to purchase 6,064,154 shares of CECI Common Stock, 5,789,163 of which were granted to PKS. As of September 30, 1994, PKS has demand and piggyback registration rights with respect to approximately 8,971,912 shares of CECI Common Stock (and any shares of CECI Common Stock subsequently held by PKS including, without limitation, any shares of CECI Common Stock purchased in the Public Offering), all options to purchase shares of CECI Common Stock (and the shares issuable upon the exercise of such options) and 3,393,197 shares of CECI Common Stock issuable upon conversion of the 1,247 shares of the Series C Preferred Stock held by PKS (or upon conversion of CECI's Exchangeable Subordinated Debentures if issued upon the exchange of the Series C Preferred Stock). In addition, 3,393,197 shares of CECI Common Stock and 4,444,444 shares of CECI Common Stock have been reserved for issuance pursuant to the conversion of the 1,247 shares of Series C Preferred Stock held by PKS and the CECI's Convertible Subordinated Debentures due July 31, 2000, respectively. Sales of substantial amounts of CECI Common Stock or the availability of CECI Common Stock for sale, could have an adverse impact on the market price of the CECI Common Stock and on CECI's ability to raise additional capital through the sale of CECI Common Stock.

         CONFLICTS OF INTEREST. In considering the recommendation of the Magma Board with respect to the Merger Agreement and the transactions contemplated thereby, holders of Shares should be aware that certain members of Magma's management and the Magma Board have certain interests in the Merger that are in addition to the interests of Magma stockholders generally. The Magma Board was aware of these interests when it considered and approved the Merger and the Merger Agreement.

         In November 1993, the Compensation Committee of the Magma Board (the "Compensation Committee") determined that, in order to attract and retain key executives of Magma, from time to time it would be in Magma's best interests to enter into "change in control" agreements with key executives. The Compensation Committee authorized Magma to enter into change of control agreements with its officers in November 1993, subject to the following parameters:

         (A) provision for up to two times base and bonus salary;
         (B) accelerated vesting of options; and
         (C) continuation of health and insurance benefits.

         Each of the items referred to in (A) through (C) would be triggered by a Change in Control (as defined below) of Magma followed by termination of the relevant officer's employment by Magma within a specified period, other than for cause, disability or retirement.

         On September 15, 1994, Magma entered into such change in control agreements with each of its six current executive officers (Paul M. Pankratz, Chairman of the Board, Ralph W. Boeker, President and Chief Executive Officer, Jon R. Peele, Executive Vice President, General Counsel and Secretary, Kenneth Kerr, Senior Vice President--Commercial Development, Trond Aschehoug, Vice President--North American Operations, and Wallace C. Dieckmann, Vice President and Chief Financial Officer) ("Agreement I") and with nine other officers (Tom Hinrichs, Vice President--Government Affairs, David Olsen, Vice President--Marketing, Jim Runchey, Vice President--Human Resources and Administration, Russ Tenney, Vice President--Asian Operations, Steven Jaye, Vice President--Legal Affairs, Mark Robinson, Vice President--Business Development, Paul Zapf, Corporate Controller, Joe Asiala, Director--Resource Development and Management, and Jim Turner, Director--Engineering and Technology) ("Agreement II").

         The agreements provide for certain severance payments to those officers in the event of the termination of their employment following a Change in Control of Magma, consistent with the enabling resolutions passed by the Compensation Committee in the fall of 1993. Each agreement has a term expiring on December 31, 1997, renewable at the end of such term if mutually agreed to by the officer and Magma.

         Agreement I provides that if the officer's employment is terminated by Magma for any reason other than for Cause, Disability or Retirement (as such terms are defined in Agreement I) or by the officer for Good Reason (as such term is defined in Agreement I) within two years following a Change of Control (as defined below), (i) Magma will pay the officer, within 30 days of the date of termination, a cash payment (the "Severance Payment") equal to 200% of the sum (the "Sum") of (A) the officer's base salary for the twelve months immediately preceding the Change in Control and (B) the officer's entire targeted bonus payable under Magma's Management Incentive Bonus Plan or other executive bonus plan then in effect and (ii) all Magma deferred shares or similar Magma securities and all options to purchase Magma securities then held by the officer shall immediately vest. Magma will continue to provide the officer and his or her dependents group life and health insurance benefits substantially the same as those in effect prior to the Change of Control, increased to the extent that such benefits are increased following the Change of Control, for 24 months following the officer's date of termination. In the event that any payments or benefits under the agreement would not be deductible (in whole or in part) by Magma as a result of the application of Section 280G of the Internal Revenue

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






Code of 1986, as amended (the "Code"), the Severance Payment will be reduced until no portion of the Severance Payment and benefits is not deductible as a result of Section 280G of the Code.

         Agreement II provides the same level of payments and benefits as provided in Agreement I except that the Severance Payment shall equal 100% of the applicable Sum and that health insurance benefits shall be provided for 12 months following a Change of Control.

         A "Change of Control" shall be deemed to have occurred (i) in the event of the acquisition by any person, together with its affiliates, of beneficial ownership of capital stock of Magma possessing 30% or more of the combined voting power of the Shares, (ii) if within any two-year period, the majority of the members of the Magma Board were to be comprised of individuals other than those who were members at the beginning of such period, unless the members elected during such period were approved by a majority of the Magma Board in office immediately prior to the beginning of such period, (iii) if all or substantially all of Magma's assets are sold as an entirety to any person or related group of persons or (iv) if Magma is merged with or into another corporation or another corporation is merged into Magma with the effect that immediately after such transaction the stockholders of Magma immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the entity surviving such transaction.

         At a regular scheduled Magma Board meeting held on September 20, 1994, the Compensation Committee of Magma authorized a change of the definition of "Good Reason" in these agreements, the effect of which would allow a covered executive to resign for "Good Reason" if, after a Change of Control, the executive were required to relocate more than 50 miles from his then current place of employment.


                              GENERAL INFORMATION

         This Information Statement is furnished to stockholders of Magma in connection with the Magma Special Meeting. The Magma Special Meeting will be held on February 21, 1995, at 10:00 a.m., Nebraska time, at the Red Lion Hotel, 1616 Dodge Street, in Omaha, Nebraska. This Information Statement is first being mailed to its respective stockholders on or about January __, 1995.

PURPOSE OF SPECIAL MEETINGS

         The stockholders of Magma will be asked to consider and vote upon the Merger Agreement at the Magma Special Meeting. The Magma Special Meeting also will be held for the purpose of transacting such other business, if any, as may be incidental to the conduct of such meeting as may properly come before it.

RECORD DATE; VOTING RIGHTS

         The Magma Board has fixed the close of business on January 23, 1995 as the Magma Record Date for determining holders entitled to notice of and to vote at the Magma Special Meeting.

         As of the Magma Record Date, there were 24,128,912 Shares issued and outstanding, entitling the holder thereof to one vote. Neither Magma nor CECI knows of any matters other than as described in the Notice of Special Meeting that are to come before the Magma Special Meeting.


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






QUORUM

         The presence in person or by properly executed proxy of holders of a majority of the votes entitled to be cast at the Magma Special Meeting is necessary to constitute a quorum at the Magma Special Meeting. As a result of the completion of the Offer and the purchase of Shares pursuant thereto, CE Sub owns a sufficient number of Shares to constitute a quorum at the Magma Special Meeting.

REQUIRED VOTE

         An affirmative vote approving and adopting the Merger Agreement at the Magma Special Meeting by the holders of a majority of the outstanding Shares entitled to vote thereon is required to consummate the Merger. As a result of the completion of the Offer and the purchase of Shares pursuant thereto, CE Sub owns a sufficient number of Shares to approve the Merger without the affirmative vote of any other stockholder. Accordingly, approval and adoption of the Merger Agreement at the Magma Special Meeting is assured.


                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

         In May 1991, representatives of CECI and Magma entered into discussions and meetings to explore the possibility of combining the companies, and the two companies exchanged certain information concerning their respective businesses for the purpose of considering such a business combination or other acquisition transaction. At the end of May 1991, the discussions were terminated as a result of the inability of the parties to reach agreement concerning price and certain other terms.

         In September 1991, a number of conversations between CECI's representatives and persons believed by CECI to be Magma's representatives were held regarding a possible merger of Magma with and into CECI. Based upon those conversations, on September 26, 1991, after receiving the approval of CECI's Executive Committee, CECI transmitted a proposed letter of intent to Magma. The proposed letter of intent contemplated a consensual merger of Magma with and into CECI. Pursuant to the proposed merger, each outstanding Share would have been exchanged for approximately two shares of CECI Common Stock in a transaction accounted for on a pooling of interests basis. Such a transaction would have represented a value of $30.25 for each Share (approximately a 20% premium to the then-prevailing market price) based upon the then current market values of the respective companies' common stocks. After its receipt of the proposed letter of intent, Magma advised CECI that Magma had no interest in pursuing the proposed pooling of interests combination transaction.

         In August 1993, David L. Sokol, the Chairman, Chief Executive Officer and then President of CECI, contacted Paul M. Pankratz, then Chairman and Chief Executive Officer of Magma in order to propose a meeting to discuss various matters of mutual interest. At a meeting in San Diego in September 1993, Mr. Sokol and Steven A. McArthur, Senior Vice President, General Counsel and Secretary of CECI, and Mr. Pankratz, Ralph W. Boeker, President of Magma, and Jon R. Peele, Executive Vice President and General Counsel of Magma, discussed principally the possibility of joint venturing or other cooperation in respect of certain pending power development projects in the Philippines and the possible sharing of legal costs and information in respect of certain domestic regulatory proceedings in which the companies had a common interest. During the course of those discussions, Mr. Sokol suggested to Magma's management that such potential cost savings were illustrative of certain of the synergies that a combination of the companies could achieve. However, no agreements or understandings were reached between CECI and Magma as a result of these discussions. In addition, at that meeting CECI suggested to Magma that it consider utilizing PKS as Magma's general contractor in respect of Magma's pending projects in the Philippines. Magma's management agreed to meet with PKS regarding its possible role as a contractor in the Philippines. The meeting between Magma and PKS was held in the fall of 1993, but no agreements or understandings were reached with PKS and no further discussions were held in respect of such matters.

         In January 1994, Mr. Sokol again contacted Mr. Pankratz by telephone in an effort to resume the foregoing discussions and, at Mr. Pankratz's suggestion, Mr. Sokol was asked to contact Mr. Boeker, the President and recently appointed Chief Executive Officer of Magma, to discuss these matters further. In an April 1994 telephone conversation between Mr. Sokol and Mr. Boeker, the possibility of cooperation with respect to international joint ventures between the companies and other possible synergies between the companies were again generally discussed, but no agreements or understandings were reached.

         On or about June 20, 1994, Mr. Sokol contacted Mr. Boeker and proposed a meeting between members of management of the two companies to discuss the possible combination of CECI and Magma. Such contact was made as a result of Mr. Sokol's continuing belief that a combination of the two companies would provide substantial operational benefits such as those more fully discussed under the heading "BUSINESS OF CECI AND MAGMA AND RELATED INFORMATION -- General -- Reasons for the Merger." Mr. Sokol's belief was based on his experience and knowledge of the industry and not on the basis of any study or report as to the benefits of the possible combination. Prior to contacting Mr. Boeker, Mr. Sokol did not discuss such combination with any member of the CECI Board nor with CECI's financial advisors. At the time, CECI was not seeking merger partners in general and, while it had discussed a possible merger with Magma in the past, it had not yet determined to seek a combination with Magma. Mr. Boeker responded favorably to Mr. Sokol's proposal to meet by agreeing to a meeting on August 11, 1994.

         On August 9, 1994, Mr. Sokol was advised that Mr. Boeker had declined a scheduled August 11 meeting, and that Magma's decision to cancel was due to the desire of Magma's management to dedicate its full attention to the pending financing of Magma's Malitbog project in the Philippines.

         In response to Magma's cancellation of the scheduled August 11 meeting, on September 15, 1994, Mr. Sokol contacted a member of the Magma Board, in an effort to determine whether Magma had a serious interest in discussing a negotiated combination of the companies within a time frame that would recognize CECI's desire to make certain decisions regarding the strategic direction it wished to pursue in the changing global marketplace. The director stated that he was aware of certain of the past discussions between the companies, but would ask Magma's management to respond directly to Mr. Sokol's inquiry.

         Later that same day, Messrs. Pankratz and Boeker called Mr. Sokol and advised him that the closing of the financing for Magma's Malitbog project was not expected to occur until November 1994 and suggested that they would not be interested in meeting with Mr. Sokol until that time. Mr. Sokol stated that CECI was considering a number of strategic alternatives, including a possible combination with Magma, and that CECI's strategic planning had reached a stage where a prompt decision concerning entering into negotiations regarding any possible combination with Magma was required. Mr. Sokol further stated his belief that it was unnecessary to wait until after the closing of the Malitbog financing because CECI was prepared to negotiate in good faith on a basis that would value Magma as though such financing had closed. Messrs. Boeker and Pankratz reiterated that, in light of their belief that their attention was more appropriately devoted to completion of Magma's Malitbog project, they would agree to meet only after the Malitbog closing. Mr. Sokol concluded the call by reiterating CECI's need to act upon certain of its strategic alternatives on a prompt basis.

         On September 18, 1994, CECI retained Gleacher to serve as financial advisor to CECI in connection with the possible acquisition of Magma by CECI. The scope of Gleacher's engagement included providing

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






advice and assistance with respect to defining transaction objectives, structuring and planning the transaction, performing valuation analysis, negotiating the transaction and performing due diligence. In addition, Gleacher was retained in order to advise on arranging debt financing for the possible acquisition of Magma.

         On September 19, 1994, Mr. Sokol wrote to Messrs. Pankratz and Boeker proposing to acquire all outstanding Shares for $35 per Share comprised of $25.00 in cash and $10.00 in market value of CECI Common Stock (the "Initial Proposal"). The form and amount of consideration offered to Magma pursuant to the Initial Proposal was determined in consultation with Gleacher and was based on CECI's internal review of publicly available information of and relating to Magma. On September 20, 1994, Mr. Pankratz responded that the Magma Board would consider the proposal and respond after completion of its evaluation.

         During the week of September 19, 1994, representatives of CECI contacted management of The Dow Chemical Company ("Dow"), the beneficial owner of approximately 21% of the Shares, to determine Dow's reaction to CECI's proposal of September 19, 1994. The CECI representatives were told Dow was evaluating such proposal. During the week of September 26, 1994, CECI's financial representatives contacted management of Dow to inquire as to the circumstances surrounding a recent sale by Dow of 857,143 Shares for $28.25 per Share and an associated option agreement to acquire such Shares at the same price, which Dow had reported in filings with the Commission, and in particular whether any impediments existed to Dow's ability to freely dispose of such Shares and whether any structural changes to CECI's merger proposal would be helpful in this regard. Dow reported that it was considering such issues in the context of CECI's proposal.

         On September 22, 1994, Magma announced its retention of Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor in connection with the Initial Proposal.

         On September 28, 1994, after telephone discussions between CECI's financial advisors and Magma's financial advisors regarding CECI's request to arrange a meeting between the parties, Messrs. Sokol and McArthur, together with representatives from CECI's financial advisors, met with representatives from Magma's financial advisor in order to introduce CECI and to further elaborate and answer questions with respect to the details of CECI's proposal. CECI provided the representatives from Magma's financial advisors with a letter to Messrs. Pankratz and Boeker and copies of a draft merger agreement.

         At a meeting held on October 2 and 3, 1994, the Magma Board considered Magma's business, financial condition and prospects, the terms and conditions of the Initial Proposal, and CECI's business, financial condition and prospects. Magma's management made detailed presentations regarding Magma's business plan and the various strategic initiatives which Magma had undertaken both in the United States and overseas. On October 3, 1994, Magma's financial advisors informed CECI's financial advisors that the Magma Board had authorized Magma to enter into a "poison pill" Rights Plan (the "Rights Agreement") at its Board meeting which concluded on such date, but that the Magma Board had also authorized Magma's financial advisors to meet with CECI's financial advisors as soon as possible and, accordingly, a meeting was scheduled for the morning of October 4, 1994. CECI subsequently learned through press reports that Magma had amended its Bylaws to require that stockholder action occur only at a regular or special meeting of stockholders rather than by way of a written consent solicitation and that Magma also had filed a complaint against CECI seeking a declaratory judgment that (i) the Magma Board had properly discharged its fiduciary duties in adopting the Rights Agreement and an amendment to Magma's Bylaws and, accordingly, such agreement and amendment were valid and binding, and (ii) the Merger Moratorium Statute (as defined below) is valid and not in violation of the Commerce Clause and Supremacy Clause of the United States Constitution.

         On October 4, 1994, at the meeting between CECI's financial advisors and Magma's financial advisors, Magma's financial advisors informed CECI's financial advisors that Magma was not for sale and that the value placed on Magma by the Initial Proposal did not reflect the intrinsic value of Magma, which view was based on the presentations and discussions at Magma's Board meeting held on October 2 through October 3. Magma's financial advisor did not discuss or suggest any price which it believed reflected Magma's intrinsic value.

         Following the defensive actions taken by Magma, on October 6, 1994 CE Sub commenced a cash tender offer for 12,400,000 Shares at $35 per Share (the "Previous Offer"). The Previous Offer sought approximately 51% of the outstanding Shares rather than 100% of the Shares because (i) CECI intended the Previous Offer as a step toward implementing the Initial Proposal and (ii) CECI and CE Sub determined that an exchange offer for 100% of the Shares, which could not be made until effectiveness of a registration statement under the Securities Act, would be less desirable from a timing perspective than a cash tender offer which could be accepted in as little as twenty business days. CECI and CE Sub intended that following completion of the Previous Offer, it would complete the Initial Proposal by way of a merger of an affiliate of CECI into Magma in which all Shares not owned by CECI and its affiliates would be converted into the right to receive cash and CECI Common Stock having a combined cash and market value of $35 per Share. The per Share amount of cash and CECI Common Stock to be distributed in such merger was to be determined such that the blended purchase price for all Shares acquired by CECI and its affiliates in the Previous Offer and such merger would be $25 in cash and $10 in market value of CECI Common Stock, subject to a collar provision that CECI intended to negotiate with Magma.

         On October 11, 1994, Magma filed with the Commission a
Solicitation/Recommendation Statement on Schedule 14D-9 (the "Previous Schedule 14D-9") pursuant to the Exchange Act, which included the recommendation of the Magma Board reached at its October 10, 1994 meeting that Magma's stockholders reject the Previous Offer.

         On October 13, 1994, CECI announced the filing of a preliminary proxy statement with the Commission pursuant to the Exchange Act in order to solicit written requests from Magma's stockholders for the call of a Special Meeting of Magma's stockholders (the "Requested Special Meeting"). The purpose of the Requested Special Meeting was to provide Magma's stockholders the opportunity to consider and vote on CECI's proposals which, if approved, would help facilitate consummation of the Previous Offer.

         On October 21, 1994, CE Sub increased the price per Share to be paid in the Previous Offer to $38.50 per Share (the "Revised Previous Offer"). The form and amount of consideration offered to Magma pursuant to the Revised Previous Offer was determined in consultation with Gleacher and was based on CECI's internal review of publicly available information of and relating to Magma and based on CECI's belief that the increased consideration was both prudent and would allow a transaction to occur. On October 31, 1994, CECI learned that the Magma Board had resolved at its meeting of that date to recommend that its stockholders reject the Revised Previous Offer. In making this recommendation, the Magma Board took into account inquiries received from various third parties expressing interest in pursuing a possible business combination with Magma, the terms of the Revised Previous Offer, which the Magma Board viewed as highly conditional, the opinion of Goldman Sachs that the consideration provided for in the Revised Previous Offer was inadequate, the Magma Board's understanding of CECI's business and financial condition, including the degree of CECI's leverage, CECI's existing projects, CECI's geothermal resources and CECI's announced future projects. With respect to the inquiries received from third parties, while Magma permitted extensive due diligence to be conducted by certain parties which signed confidentiality agreements and held initial meetings with several other parties, no specific offers were made and no dollar amounts for Magma were discussed. In rendering its opinion on October 28, Goldman Sachs reviewed the following topics with the Magma Board: (A) an overview of the Revised Previous Offer; (B) a summary of certain financial information regarding Magma; (C) trading histories of the Shares as well as shares of CECI Common Stock; (D) a comparison of market trading prices as well as certain other financial statistics of several companies within the independent power production industry (the

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






"Industry"); (E) a summary of recent acquisition transactions within the Industry; (F) a summary of certain publicly available information concerning CECI and its business; (G) the application of certain valuation methodologies and analyses, including a discount cash flow analysis, based upon certain assumptions stated therein, to Magma; (H) an analysis of the pro forma impact of a possible transaction with CECI; (I) analyses of selected financial and strategic alternatives; and (J) analyses of the pro forma impact of possible transactions with certain potential acquirors.

         On November 1, 1994, CECI announced that it had put its best offer on the table and that it intended to withdraw its acquisition proposal if it had not signed a merger agreement with Magma or received sufficient written requests to call the Requested Special Meeting by December 2, 1994. Throughout November 1994, CECI solicited written consents for the call of the Requested Special Meeting, which solicitation was actively opposed by Magma.

         As of the close of business on December 2, 1994, CECI had neither entered into a merger agreement with Magma nor received sufficient written requests to call the Requested Special Meeting. Consequently, CECI announced by press release, and Mr. Sokol placed telephone calls to Messrs. Pankratz and Boeker and to a representative of Dow to advise them, that CECI had withdrawn its acquisition proposal and had terminated the Revised Previous Offer. As a result of these telephone conversations, and follow up telephone conversations among the parties and their advisors, CECI and Magma arranged to meet the following day in New York to explore the possibility of a negotiated acquisition of Magma by CECI. The meeting was arranged between CECI and Magma because their respective financial advisors advised that it would be in the parties' respective best interests to discuss the possibility of a negotiated transaction at a higher consideration and because Dow indicated it would consider supporting a negotiated transaction at a higher consideration. In addition, Magma resumed the negotiations because a large number of Magma stockholders had requested the call of the Requested Special Meeting and because Magma believed that such negotiations would be the final opportunity to achieve the highest possible offer from CECI and the best available transaction for Magma.

         From December 3, 1994 through the morning of December 5, 1994, representatives of CECI and Magma, together with their legal and financial advisors, met to negotiate the terms of a proposed acquisition of Magma by CECI. The Magma Board met to consider and approve the Merger Agreement and the transactions contemplated thereby on December 4 and 5, 1994. Following continued negotiations regarding the definitive agreements, the Merger Agreement was signed on the morning of December 5, 1994.

         The principal participants in the meetings held on December 3 through the morning of December 5, 1994, were: Messrs. Sokol and McArthur, and John G. Sylvia, Senior Vice President, Chief Financial Officer and Treasurer, of CECI; Messrs. Boeker, Pankratz and Peele from Magma; representatives of Gleacher and Willkie Farr & Gallagher on behalf of CECI; and representatives of Goldman Sachs and Shearman & Sterling on behalf of Magma. The material issues discussed by the parties were the form and amount of the consideration to be paid in a transaction, the structure of a transaction, covenants relating to conduct of the respective businesses pending completion of a transaction, reciprocal termination fees, a "no shop" provision, a "standstill" provision in case the transaction failed to close due to any action by CECI, and the ability of CECI to secure the financing necessary to complete a transaction. Representatives of Credit Suisse and its counsel, Chadbourne & Parke, assisted in the discussions relating to the ability of CECI to finance a transaction.

         Representatives of CECI and Magma each sought to structure the transaction in two steps, the first as a tender offer to obtain control of Magma and the second as a merger to permit the acquisition of the entire remaining equity interest in Magma. CECI sought this transaction structure in order to obtain operating control of Magma at the earliest possible time, and Magma sought this structure in order to enable Magma stockholders to receive a portion of the transaction consideration at the earliest possible time. The form and amount of the

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






consideration was determined by the parties in consultation with their respective financial advisors and was based on the form of the consideration that had been offered by CECI pursuant to the Revised Previous Offer. Representatives of CECI proposed that the transaction consideration be a combination of cash and CECI Common Stock and that any increase in such consideration be paid in additional shares of CECI Common Stock. Representatives of Magma proposed that the transaction consideration be paid entirely in cash. The parties then discussed an increase in the consideration from a blended amount of $28.50 in cash and $10.00 in market value of CECI Common Stock, as contemplated by the Revised Previous Offer, to a blended amount of $28.50 in cash and $10.50 in market value of CECI Common Stock. In light of Magma's desire to have the consideration paid entirely in cash, CECI proposed that, at its option, CECI could pay the consideration all in cash (rather than in cash and CECI Common Stock) such that the blended all cash consideration paid in the Offer and the Merger would be $38.75 per Share. As a result of (i) the agreement of the parties that CECI could, at its option, pay the Merger Consideration entirely in cash, at a blended value of $38.75 per Share, and (ii) Magma's insistence that the consideration paid in the Offer be $39.00 per Share, the per share Merger Consideration payable if CECI elects the all cash alternative will be in the range of $38.47 to $38.49, which amount is less than the amount per share in the Offer. Accordingly, the parties did not discuss the fact that the amount to be paid in the Merger would be less than the value of the Revised Previous Offer less than the cash amount in the Offer and less than the value of the Merger Consideration if it were paid with a combination of cash and CECI Common Stock. In light of the fact that the Merger Agreement was negotiated on an arms length basis prior to the time CECI became an affiliate of Magma, Magma did not appoint a special committee composed of directors who are not employees of Magma, did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders of Magma for the purposes of negotiating the terms of the Merger Agreement and did not voluntarily accord Magma stockholders appraisal rights.

         On January 10, 1995, CECI consummated the Offer and purchased 12,400,000 Shares pursuant thereto. Pursuant to the Merger Agreement, nine members of the 11 member Magma Board resigned and six nominees of CECI and CE Sub were elected to fill such vacancies. At such time, the size of the Magma Board was reduced to eight directors. Accordingly, as of the date hereof, CECI and CE Sub have designated a majority of the Magma Board.

PURPOSE AND STRUCTURE OF THE MERGER

         CECI and CE Sub's purpose for entering into the Merger Agreement and consummating the Offer and the Merger is to acquire the entire equity interest in Magma because CECI believes that combining the businesses of CECI and Magma will provide an excellent strategic fit due to synergies and other benefits which will result from combining the operations of Magma and CECI pursuant to the Merger Agreement and will strengthen the combined companies' competitive position in the increasingly challenging business environment and global markets in which they operate. See "SPECIAL FACTORS--Recommendations of the Board of Directors of Magma and CECI; Reasons for the Merger; Fairness of the Offer and the Merger." The Merger is structured as a merger because it ensures that CECI will acquire beneficial ownership of 100% of the equity of Magma in a single transaction. CECI's acquisition of the Shares owned by the holders of the Shares other than CECI and its subsidiaries will enable CECI to realize the benefits and bear the risks of complete ownership of Magma including the opportunity to
(i) facilitate inter-company activity between Magma and CECI, (ii) permit combinations of management and other resources of CECI and Magma, including, among other things, the consolidation and rationalization of Magma's business and operating structure with a view to improving operations and reducing expenses of Magma and CECI (see "--Certain Effects of the Merger; Operations After the Merger"), (iii) enable Magma's management (or any successors thereto) to devote itself to building long-term values for Magma without concern that such efforts may adversely affect short-term results and the market price of the Shares, and (iv) eliminate the need for Magma to comply with the reporting requirements of the Exchange Act, to maintain separately audited financial statements and to maintain its current listing on the

NNM. In addition, CECI believes that if Magma were to continue to have public stockholders, Magma would require more management time and attention than it would as a wholly owned subsidiary of CECI.

         The Merger will be effected by causing CE Sub to merge with and into Magma. As a result, Magma will be the corporation surviving the Merger and will become a wholly owned subsidiary of CECI after the Effective Time.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF MAGMA AND CECI; REASONS FOR THE MERGER; FAIRNESS OF THE OFFER AND THE MERGER

         Magma. The Magma Board held separate meetings on December 4 and 5, 1994. At the December 5, 1994 meeting, the Magma Board unanimously approved (with two directors absent) the Merger Agreement and the transactions contemplated thereby and determined that the Offer and the Merger were fair to, and in the best interests of, the stockholders of Magma. The two directors absent were William R. Knee and John D. Roach, each of whom was travelling and therefore unable to attend, or participate in, the December 5, 1994 Magma Board meeting. The Magma Board recommended that all holders of Shares accept the Offer and tender their Shares pursuant to the Offer. The Magma Board approved the Merger as part of its recommendations to the stockholders of Magma that they tender their shares to CECI pursuant to the Offer. In the course of reaching its decision to approve the Merger Agreement, Magma's Board consulted with its financial advisors as to the legal terms of the transaction and the obligations of Magma's Board in its consideration of the Merger Agreement.

         In reaching its determinations and recommendations with respect to the Merger Agreement and the transactions contemplated thereby, the Magma Board took into account the following factors, which constitute all material factors considered by the Magma Board at its December 4 and 5, 1994 board meetings:

                  (i) The improvement to the financial terms of the Revised Previous Offer. Specifically, the Board considered the increase in the blended average per Share consideration offered from $28.50 in cash and $10.00 in CECI Common Stock to, at the option of CECI, either $28.50 in cash and $10.50 in CECI Common Stock or $38.75 in cash. In this regard, the Magma Board also considered that a two-step transaction had been negotiated such that the Magma stockholders would receive a portion of the transaction consideration at the earliest possible time as well as the possibility that Magma stockholders might receive all cash as Merger Consideration. The Magma Board did not specifically consider the $.50 increase in the mixed cash and CECI Common Stock consideration in relation to the all cash option, but focused instead on the full blended consideration to be paid in each alternative and, in this regard, considered the fact that because the blended value of the all cash alternative was less than the nominal value of the mixed consideration alternative, CECI would have an incentive to select the all cash option.

                  (ii) The improvement to the terms and conditions of the Revised Previous Offer such as the entitlement of Magma to receive a fee of $8,000,000 if CECI failed to complete the Offer and had not delivered a commitment letter or definitive loan documentation reflecting the financing necessary to consummate the Offer and the Merger which generally contained a provision for the prompt amendment of the financing commitment to (a) eliminate the due diligence condition and (b) provide a definition of "material adverse effect" that substantially conforms with such definitions contained in the Merger Agreement with respect to CECI and Magma.

                  (iii) The Magma Board's familiarity with the financial condition and future prospects of Magma including the prospects of Magma were it to remain independent. The Magma Board

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






         considered Magma's potential for development of new opportunities, the risk that such opportunities might not materialize, the fact that Magma would be required to substantially increase its borrowings and to seek new infusions of capital in order to benefit from such opportunities, and the increased risk associated with financing and developing any such opportunity. The Magma Board believed that its familiarity with the foregoing, in conjunction with the other factors discussed in paragraphs (i) through (xii), supported its recommendation.

                  (iv) The presentation of Goldman Sachs at the December 4 and 5, 1994 meetings and the oral opinion of Goldman Sachs (which was subsequently confirmed in writing) delivered to the Magma Board at the December 5, 1994 meeting that, as of December 5, 1994, the consideration to be received by the holders of the Shares in the Offer and the Merger, taken as a unitary transaction, was fair to the holders of Shares receiving such consideration (other than CECI and its affiliates). The full text of the written opinion, dated December 9, 1994, which confirms the December 5th oral opinion of Goldman Sachs and sets forth the assumptions made, the matters considered and the limitations on the review undertaken by Goldman Sachs, is attached as Annex B hereto and is incorporated herein by reference. Such opinion should be read carefully in its entirety by holders of Shares in conjunction with the foregoing matters.

                  (v) The Magma Board's belief that the reasonably likely alternatives were unlikely to provide values to the stockholders of Magma superior to the Offer, which belief was based on, among other things, the report of management and Goldman Sachs with respect to the status of the contacts and discussions that had been undertaken based upon the Magma Board's resolution on October 28, 1994 to explore all alternatives available to further the best interests of Magma's stockholders.

                  (vi) The provision of the Merger Agreement permitting Magma to terminate the Merger Agreement if any person shall have a bona fide offer that the Magma Board determines in its good faith judgment and in the exercise of its fiduciary duties is more favorable to Magma's stockholders than the Merger.

                  (vii) The provision of the Merger Agreement prohibiting the solicitation by Magma of other proposals and the termination provisions of the Merger Agreement providing that CECI and CECI Sub could be entitled to receive a fee of $8,000,000, as well as reimbursement of all out-of-pocket fees and expenses actually incurred by them or on their behalf in connection with the Previous Offer, the Offer, the Merger and the transactions contemplated by the Merger Agreement under certain circumstances (see "THE MERGER AGREEMENT"). After consulting with its legal and financial advisors, among other things, the Magma Board concluded that, in view of the other provisions of the Merger Agreement and the Magma Board's view with respect to possible alternatives, it was in the best interests of the Magma stockholders to accept these provisions in order to induce CECI to execute the Merger Agreement.

                  (viii) The Collar Provision which protects, within certain limits, the value of CECI Common Stock to be received by the Magma stockholders in the Merger, but which might cause the value of the cash and CECI Common Stock received by Magma stockholders to be less than $39.00.

                  (ix) The fact that if the Offer and the Merger were consummated and if CECI were to elect to pay the Merger Consideration solely with cash, Magma's stockholders would no longer be offered an opportunity to participate in future growth prospects of the combined companies. However, the Magma Board believed that the premium being offered in the Offer and the Merger fairly compensates for that loss of opportunity and noted that there was still a possibility, if CECI were to elect to pay the

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






         Merger Consideration with a combination of CECI Common Stock and cash, that the Merger Consideration could include CECI Common Stock.

                  (x) The Magma Board's confidence that the highest offer had been received from CECI.

                  (xi) The Magma Board viewed the acquisition of Magma as a single transaction, and considered the fact that the parties negotiated on the basis of a blended consideration to be received by Magma stockholders in the Offer and the Merger. The Magma Board considered that as a result of (i) the agreement of the parties that CECI could, at its option, pay the Merger Consideration entirely in cash, at a blended value of $38.75 per Share, and (ii) Magma's insistence that the consideration paid in the Offer be $39.00 per Share, the per share Merger Consideration payable if CECI elects the all cash alternative will be in the range of $38.47 to $38.49, which amount is less than the amount per share in the Offer. The Magma Board also considered that, assuming the Average Closing Price is between $14.27 and $18.73, the value of the Merger Consideration will be less if CECI elects the all cash alternative than if CECI elects to pay the Merger Consideration in a combination of cash and CECI Common Stock.

                  (xii) Certain risks associated with the Offer and the Merger, as set forth under "RISK FACTORS."

         The Magma Board considered each of the factors listed above during the course of its deliberations and negotiations prior to entering into the Merger Agreement. The Magma Board evaluated the factors listed above in light of their knowledge of the business and operations of Magma and their business judgment. During its evaluation, the Magma Board recognized that the price differentials between the Offer and the all cash alternative Merger Consideration and between the all cash alternative and the mixed cash and CECI Common Stock alternative resulted from arms' length negotiation between the parties. The Magma Board viewed the acquisition of Magma as a single transaction and, accordingly, only sought an opinion from Goldman Sachs on the Offer and the Merger taken as a unitary transaction. In light of the fact that (i) the Merger Agreement was negotiated on an arms' length basis prior to the time CECI became an affiliate of Magma and (ii) all of Magma's stockholders prior to consummation of the Offer would be entitled to the foregoing benefits and detriments, Magma did not appoint a special committee composed of directors who are not employees of Magma, did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders of Magma for the purposes of negotiating the terms of the Merger Agreement and did not voluntarily accord Magma stockholders appraisal rights. The Magma Board did not consider the lack of appraisal rights by Magma stockholders and did not consider the liquidation value of Magma during the course of their consideration of the Offer and the Merger. The presentation of Goldman Sachs was strongly favorable to the Magma Board's determination and while the Magma Board did not take any specific action with respect to the presentation, in making its favorable determination regarding the Offer and the Merger, the Magma Board adopted the overall analyses and conclusions of the presentation.

         Each of the foregoing factors was viewed positively by Magma's Board, and the Magma Board neither identified nor discussed any other material negative factor in connection with its deliberations with respect to the Merger Agreement. In view of the wide variety of factors considered in connection with the evaluation of the Offer and the Merger, the Magma Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making their determination. However, as a general matter, the Magma Board believed that factors discussed in paragraphs (i) through (xi) supported its decision to approve the Offer and the Merger and outweighed the risks and detriments associated therewith referred to in paragraphs (i), (iii), (v), (viii), (ix), (xi) and (xii). The Magma Board approved the Merger as

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






part of its recommendations to the stockholders of Magma that they tender their shares to CECI pursuant to the Offer.

         CECI. On September 19, 1994, CECI's Board approved a proposal to acquire the outstanding Shares for $35.00 per Share for consideration consisting of cash and CECI Common Stock, and authorized certain officers of CECI to negotiate modifications to the foregoing proposal (including the final price and form of the consideration) in consultation with members of the Executive Committee of CECI. On December 6, 1994, CECI's Board unanimously ratified and approved the Merger Agreement and the transactions contemplated thereby.

         In the course of reaching its decision to ratify and approve the Merger Agreement, CECI's Board consulted with its financial advisors regarding the financial aspects and fairness of the Merger, and with its legal advisors regarding the legal terms of the transaction and the obligations of CECI's Board in its consideration of the Merger Agreement. CECI's Board concluded that the Merger will further CECI's objectives in part because of its belief that Magma is an excellent strategic fit and that the acquisition will create significant benefits, including: (i) expansion and enhancement of development efforts, (ii) benefits of increased size, (iii) opportunities for operational and administrative cost savings, and (iv) diversification in sources of revenue and operations. For a further discussion of these factors, see "BUSINESS OF CECI AND MAGMA AND RELATED INFORMATION -- General -- Reasons For the Merger."

         In reaching its determinations and recommendations with respect to the Merger Agreement and the transactions contemplated thereby, CECI's Board took into account numerous factors, including, among other things, in addition to the foregoing, the following:

         (i) CECI's knowledge and review of the business, operations, properties, assets, financial condition and operating results of each of CECI and Magma. CECI's Board found that these factors supported their determinations and recommendations because, as a result of its favorable view of Magma, the Board believed CECI would realize benefits that would improve CECI's competitive position, including expansion and enhancement of development efforts, the benefits of increased size, opportunities for operational and administrative cost savings and diversification in sources of revenues and operations;

         (ii) The terms and conditions of the Merger Agreement, which were the product of arms' length negotiations, including the amount and form of the consideration. CECI's Board found that these factors supported their determinations and recommendations because (a) the terms of the Merger Agreement were generally evenhanded, (b) the pricing structure gave CECI the option of alternative forms of consideration and through the Collar Provision limited the number of shares of CECI Common Stock required to be issued in the Merger, (c) the two-tier structure contemplated by the Merger Agreement allowed CECI to obtain control of Magma at the earliest possible time, thereby laying the groundwork for realizing the benefits of the transaction sooner rather than later and
         (d) the Merger Agreement (including the tender offer conditions) gave CECI adequate protection in the form of representations and warranties as to the business and operations of Magma;

         (iii) The Gleacher Report and the Gleacher Opinion delivered to CECI's Board (as discussed more fully below) that the Consideration to be paid by CECI pursuant to the Offer and the Merger is fair to CECI from a financial point of view. CECI's Board found that these factors supported their determinations and recommendations because the Gleacher Report and the Gleacher Opinion spoke directly to the fairness of the transaction to CECI, the Board felt comfortable with the scope of work performed by Gleacher and the Board believed that Gleacher had done a competent and professional job;

         (iv) The fact that the effect of the Merger would be accretive on a pro forma per share basis. CECI's Board found that this factor supported their determinations and recommendations because it indicated a reasonable likelihood that earnings per share of CECI Common Stock would increase as a result of the transaction; and

         (v) Current industry, economic and market conditions. CECI's Board found that these factors supported their determinations and recommendations because (a) the development of new opportunities, particularly internationally, is a key component of CECI's strategy,
         (b) the international power production market is characterized by numerous strong and capable competitors and (c) based on CECI's belief that potential customers consider both the price of power and the provider's capacity to fulfill its obligations as primary factors in the selection of power suppliers, CECI believes that increased size is an important factor in determining the success of an independent power producer competing in the global power market.

         CECI's Board considered each of the factors listed above during the course of its deliberations and negotiations prior to entering into the Merger Agreement. Each of the foregoing factors, which constitute all material factors considered by CECI's Board, was viewed positively by CECI's Board, and CECI's Board neither identified nor discussed any material negative factor in connection with its deliberations with respect to the Merger Agreement. CECI's Board evaluated the factors listed above in light of their knowledge of the business and operations of Magma and their business judgement. In view of the wide variety of factors considered in connection with the evaluation of the Offer and the Merger, CECI's Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making their determinations.

         In considering the Merger Agreement, CECI's Board identified no significant disadvantages to the combining of the businesses of CECI and Magma. CECI's Board considered the synergies expected to result from such a combination and determined that the economic value of such synergies was not a material determinant in establishing CECI's Board's belief that the Merger Consideration represents a fair value for the Shares. CECI's Board considered the possibility that the synergies predicted by CECI's management may ultimately fail to occur but determined that such an occurrence would not be material to CECI's Board's approval of the payment in the Merger of the premium to market price and book value represented by the Merger Consideration. CECI's Board gave significant weight to CECI's pro forma analysis, which indicates CECI's belief that, among other things, on a consolidated basis, consummation of the Offer and the Merger will be accretive to per share earnings and will not materially increase CECI's debt to equity ratio.

         CECI believes the consideration paid in the Offer and the Merger, taken together, is fair to the stockholders of Magma. CECI's belief is based upon the fact that the terms of the Offer and the Merger Agreement were the product of arm's length negotiations between CECI, Magma and their respective financial and legal advisors and were approved by the Magma Board at a time when neither CECI nor its affiliates was a member of the Magma Board, that the Magma Board received a fairness opinion from Goldman Sachs, that a substantial majority of the holders of Shares executed requests for the call of the Requested Special Meeting, and that the Magma Board believed that the reasonably likely alternatives to the Offer and the Merger were unlikely to provide values to the stockholders of Magma superior to the Offer. While the Merger does not require the approval of a majority of the unaffiliated stockholders of Magma, CECI believes that the Merger is procedurally fair to the stockholders of Magma for the reasons set forth above.

         General. In the course of preparing their respective opinions, Gleacher and Goldman Sachs conducted the analyses described above, several of which resulted in quantifiable per Share values in excess of $38.75. Gleacher's second discounted cash flow analysis (which took into account substantially all of Magma's future development projects) resulted in values in excess of $50 per Share, and its trading valuation analysis resulted in a per Share valuation range of $39 to $54. Goldman Sachs' discounted cash flow analysis resulted in a per Share valuation range of $24 to $52. Notwithstanding such values, the CECI Board and the Magma Board believe the transaction is fair because such boards believe, and have been so cautioned by their respective financial advisors, that the individual analyses undertaken by the financial advisors cannot be viewed in isolation from the entirety of the analyses performed by them and because, in the case of the discounted cash flow analyses, such analyses produced significantly lower per Share values than available to the holders of Shares in the Offer and the Merger.

ALTERNATIVES TO THE OFFER AND THE MERGER

         Magma. The Magma Board considered the following alternatives to the Offer and the Merger: (i) pursuing its long-term business plan and remaining an independent entity, (ii) entering into a plan of recapitalization, pursuant to which Magma would either buy Shares from the Magma stockholders or distribute a cash dividend to the Magma stockholders, and (iii) entering into a strategic alliance or combination with other partners. The Magma Board determined not to pursue alternatives (i) and (ii) because it believed that the Offer and the Merger provided greater value to Magma's stockholders and because the Magma Board believed that, in light of the need for additional borrowings to fund future development projects, borrowings to accomplish a Share buyback or special dividend would not be in Magma's long-term best interest. The Magma Board determined that while pursuit of Magma's long-term business plan could possibly produce a greater long-term value for the Magma stockholders than the Initial Proposal, the Previous Offer and the Revised Previous Offer, no assurances to that effect could be given, and in light of the firm present offer from CECI, the Magma stockholders' interests were best served by consummation of the Offer and the Merger. The Magma Board rejected alternative (iii) because, despite the public announcement of the Previous Offer, there was an absence of firm proposals by potential acquirors and the Magma Board believed that reasonably likely alternatives were unlikely to provide value to Magma's stockholders greater than the values provided to them in the Offer and the Merger.

         CECI. In light of its belief regarding the excellent strategic fit of Magma with CECI and the significant benefits expected to be gained as a result of the Merger, the CECI Board considered no alternatives to the acquisition of Magma.

OPINION OF MAGMA'S FINANCIAL ADVISOR

         The Magma Board retained Goldman Sachs as Magma's exclusive financial advisor in connection with the Initial Proposal and the ensuing related events, including the Offer and the Merger. Goldman Sachs is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Magma Board selected Goldman Sachs to act as Magma's exclusive financial advisor based on Goldman Sachs' familiarity with Magma and Goldman Sachs' substantial experience in mergers and acquisitions and in securities valuation generally. No limitations were imposed by the Magma Board upon Goldman Sachs with respect to the investigations made or procedures followed by Goldman Sachs in rendering its opinion.

         On December 5, 1994, Goldman Sachs delivered its oral opinion (which was subsequently confirmed in writing) to the Magma Board that, as of December 5, 1994, the Consideration (as defined below) to be received by the holders of the Shares in the Offer and the Merger, taken as a unitary transaction, was fair to the holders of Shares receiving such Consideration (other than CECI and its affiliates). For purposes of Goldman Sachs' opinion, the term "Consideration" means the consideration to be received by the holders of Shares in the Offer and the Merger, taken as a unitary transaction (regardless of the payment option chosen by CECI with respect to the Merger as discussed under the caption "THE MERGER AGREEMENT -- Terms of the Merger"). In this connection, Goldman Sachs opined as to the aggregate consideration to be received per Share by Magma stockholders in both the Offer and the Merger taken as a whole and as a single transaction. In view of the integrated returns of the Offer and the Merger, Goldman Sachs was not requested by the Magma Board to render, and did not render, a separate opinion as to the fairness of the consideration to be received by Magma stockholders in the Merger viewed as a transaction separate from the Offer. THE FULL TEXT OF THE WRITTEN OPINION, DATED DECEMBER 9, 1994, WHICH CONFIRMS GOLDMAN SACHS' DECEMBER 5, 1994 ORAL OPINION AND SETS FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITATIONS ON THE REVIEW TAKEN BY GOLDMAN SACHS, IS ATTACHED TO THIS INFORMATION STATEMENT AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO AND SHOULD READ SUCH OPINION IN ITS ENTIRETY.

         In connection with its opinion, Goldman Sachs reviewed, among other things, the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Magma and CECI for the five years ended December 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Magma and CECI; certain other communications from Magma and CECI to their respective stockholders; certain internal financial analyses and forecasts for Magma prepared by the management of Magma; and certain internal financial analyses and forecasts for Magma and CECI prepared by the management of CECI. Goldman Sachs also held discussions with members of the senior managements of each of Magma and CECI regarding the past and current business operations, financial condition and future prospects of their respective companies and as combined in the contemplated Merger. Goldman Sachs reviewed the reported price and trading activity for both the Shares and the CECI Common Stock, compared certain financial and stock market information for Magma and CECI, respectively, with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the independent power production industry specifically and in other industries generally and considered such other information, held such other discussions and performed such other studies and analyses as it considered appropriate.

         Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Magma or CECI or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs was not requested to, and did not, perform a stand-alone liquidation analysis of Magma, and there can be no assurance that such an analysis would not have resulted in a higher or lower value than the Consideration.

         The terms of the engagement of Goldman Sachs by Magma are set forth in a letter agreement dated September 26, 1994 between Goldman Sachs and Magma (the "Goldman Engagement Letter"). Pursuant to the terms of the Goldman Engagement Letter, Magma has agreed to pay Goldman Sachs (a) an initial fee of $850,000,
(b) a transaction fee in the event of any transaction in which at least 50% of the outstanding Shares are acquired, or all or substantially all of the assets of Magma are transferred, equal to 0.4% of the aggregate value of such transaction up to $35.00 per share, plus 1.666% of the aggregate value of such transaction in excess of $35.00 per share up to $38.00 per share, plus 2.5% of the aggregate value of such transaction in excess of $38.00 per share and (c) a financial advisory fee to the extent no transaction of the type described in clause (b) above has been consummated equal to 0.4% of the market value of Magma's outstanding Shares as determined on September 20, 1994, payable in four equal installments due December 31, 1994, March 31, 1995, June 30, 1995 and September 30, 1995, so long as Magma is independent as of any date such payment is due; provided, however, that such financial advisory fee shall equal (i) $850,000 in the event that Magma rejected the Initial Proposal by October 10, 1994, and CECI subsequently withdraws such proposal on or before the end of the fifth business day following the date of such rejection or (ii) $1,700,000 in the event that Magma rejected the Initial Proposal by October 10, 1994, and CECI subsequently withdraws such proposal after the fifth business day following such rejection but on or before the end of the fifteenth business day following such rejection. The fees paid pursuant to clauses (a) and (c) above shall be creditable against any fees payable pursuant to clause (b) above.

         Magma has also agreed to reimburse Goldman Sachs for its out-of-pocket expenses, including all fees and disbursements of counsel, and to indemnify Goldman Sachs and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Magma and/or CECI for its own account and for the accounts of its customers. In the course of its trading activities prior to its retention by Magma in connection with the Initial Proposal, Goldman Sachs accumulated a long position of 60,100 Shares.

         The following is a summary of the material financial analyses utilized by Goldman Sachs in connection with providing its opinion to the Magma Board on December 5, 1994.

         Stock Trading Analysis. Goldman Sachs reviewed and analyzed the historical trading prices and volumes for the common stock of Magma and of CECI during the trailing five and three year periods, respectively, for trading prices and volumes. During the period commencing on December 2, 1993 and ending on December 2, 1994, the intra-day high was $38 per Share. Goldman Sachs noted that the Consideration was at a price above such intra-day high. Goldman Sachs reviewed the volume of Shares which traded during the specified period to determine the weighted average price of Shares during the period reviewed. Goldman Sachs determined that the average weighted price for a Share during the trailing one year period was $33.44 and during the trailing three year period was $32.59 and noted that the Consideration was higher than such weighted average prices.

         Selected Company Analysis. Goldman Sachs reviewed and compared certain actual and estimated financial, operating and stock market information of Magma, CECI and selected companies in the independent power production industry, specifically The AES Corporation, Destec Energy, Inc., KENETECH Corporation and Sithe Energies, Inc. (collectively, excluding Magma and CECI, the "Selected Companies"). Based upon the closing market price for the Shares on December 2, 1994 ($35.50), such analysis indicated that, for the Selected Companies, the median values of the estimated 1994 and estimated 1995 price/earnings ratios were 24.9x and 12.3x, as compared to corresponding values of 18.1x and 15.3x for CECI and 14.5x and 13.4x for Magma. Based upon a Consideration of $38.75 per Share, the price/earnings ratio for Magma had an estimated value of 15.6x in 1994 and 14.4x in 1995. Based upon a Consideration of $39.00 per Share, the price/earnings ratio for Magma had an estimated value of 15.7x in 1994 and 14.4x in 1995. The estimated price/earnings ratios for 1994 and 1995 for each of CECI and Magma were within the range of the price/earnings ratios for the same period for the Selected Companies, and, as such, indicated that the valuations for both Magma and CECI were not inconsistent with the valuations of the Selected Companies. Accordingly, in the case of Magma, the fact that Magma's estimated price/earnings ratios for 1994 and 1995, based upon a Consideration of either $38.75 or $39.00, were within the range of estimated price/earnings ratios for the same period for the Selected Companies was indicative that the Shares at the Consideration prices were not under-valued vis-a-vis the Selected Companies, and, in the case of CECI, the estimated price/earnings ratios for 1994 and 1995 based on the then CECI Common Stock price were within the range of appropriate values for purposes of serving as consideration in the Merger.

         Discounted Cash Flow Analysis. Goldman Sachs estimated the net present value of Magma as a going concern based on estimates of future project cash flows and the likelihood of successful project development where appropriate, all as provided by Magma management. Goldman Sachs performed a variety of sensitivity analyses on such cash flow information based upon a variety of factors, including utility avoided costs and discount rates. Goldman Sachs conducted its discounted cash flow analysis using a bottom-up approach which is based upon the net present value of the cash flow generated by each of the individual projects for the life of each such project. Such analysis indicated that assuming discount rates ranging from 9% to 13% for domestic projects and 11% to 19% for international projects, the net after-tax present value of Magma's future cash flows (plus net cash of approximately $107 million) ranged from $577 million to $1,250 million, or from $24 to $52 per Share. The Consideration on a per Share basis was within the range (and at approximately the midpoint of the range) indicated by the discounted cash flow analysis.

         Pro Forma Analyses. Goldman Sachs reviewed certain forecasted financial information prepared by the respective managements of Magma and CECI for their respective companies as well as certain pro forma financial information for the combined entity prepared by CECI management. Goldman Sachs' pro forma analysis was based primarily on the foregoing information. In conducting its analysis, Goldman Sachs assumed that the option to pay the All Cash Component Amount was not exercised by CECI in the Merger. Further, in conducting its analysis with respect to information provided by Magma and CECI's managements for their respective companies, Goldman Sachs also assumed that synergies from the Merger aggregated in the amount of $5 million. In addition, Goldman Sachs evaluated the pro forma information for the combined entity as provided by CECI management (including certain other assumptions made therein). The foregoing analysis indicated that the estimated earnings per share for the pro forma combined entity would be accretive to earnings per share for the CECI Common Stock in the range of 2% to 11% in 1995 and 13% to 22% in 1996, depending on the market price of CECI Common Stock at the time of consummation of the Merger. The foregoing analysis indicated that the estimated earnings per share for the pro forma combined entity would be accretive to earnings per share for the CECI Common Stock by 1% in 1995 and 11% in 1996.

         Goldman Sachs also reviewed the value of the Consideration to be received by the holders of the Shares on a per Share basis assuming (i) that all outstanding Shares were tendered in the Offer, (ii) that the option to pay the All Cash Component Amount was not exercised by CECI in the Merger, and (iii) a range of market prices for CECI Common Stock between $10 per share to $20 per share. The foregoing analysis indicated that the value of the Consideration had a range between $35.86 per Share (if CECI Common Stock traded at $10 per share) and $39.71 per Share (if CECI Common Stock traded at $20 per share).

         Selected Transactions Analysis. Goldman Sachs reviewed and analyzed certain information relating to selected transactions within the independent power production industry since January 1, 1988. Goldman Sachs noted that the selected transactions analysis did not provide any consistent indication of value and, accordingly, did not rely upon this analysis.

         Other Analyses. Goldman Sachs also considered the status of discussions with certain third parties which may have had a potential interest in entering into a business combination transaction or a strategic alliance with Magma, which did not indicate a likelihood of an alternative transaction achieving a greater value for Magma stockholders than the Consideration being offered by CECI.

         General. In addition to the foregoing analyses, Goldman Sachs considered the effect of the Collar Provision, which was negotiated between Magma and CECI and was but one of many factors used by Goldman Sachs in delivering its opinion. In this connection, Goldman Sachs noted that the Collar Provision provided certainty as to the Merger Consideration as long as CECI Common Stock traded within the boundaries of the collar prior to consummation of the Merger, and was symmetrical in the sense that Magma stockholders could receive either greater or lesser value if CECI Common Stock traded outside the boundaries of the collar prior to consummation of the Merger.

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







         As described above, certain of the analyses performed by Goldman Sachs relied on estimates of future financial performance provided by the managements of CECI and Magma, including certain financial forecasts for the pro forma combined entity resulting from the Merger prepared by the management of CECI and, in the Discounted Cash Flow Analysis, estimates regarding the likelihood of successful project development as provided by Magma management relating to Magma's IPP projects.

         The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Magma Board as to the fairness of the Consideration to the holders of Shares (other than CECI and its affiliates), and do not purport to be appraisals or necessarily reflect the prices at which Magma or its securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

OPINION OF CECI'S FINANCIAL ADVISOR

         On December 6, 1994, Gleacher delivered its written opinion to the CECI Board (the "Gleacher Opinion") to the effect that, as of December 6, 1994, and based upon the assumptions made, matters considered and limits of the review, as set forth in the Gleacher Opinion, the Consideration (as defined below) to be paid by CECI pursuant to the Offer and the Merger is fair to CECI from a financial point of view. For purposes of the Gleacher Opinion, the term "Consideration" means the consideration paid by CECI pursuant to the Offer together with, at CECI's option, either (i) $39.00 per Share in a combination of cash and a number of shares of CECI Common Stock to be determined in accordance with the Merger Agreement, or (ii) $38.50 per Share in cash, in either case to be paid by CECI pursuant to the Merger Agreement. In arriving at the Gleacher Opinion, Gleacher considered the effect of the Collar Provision on the consideration to be paid in the Merger and noted that if the Average Closing Price exceeds the high point of the collar, CECI could elect to pay the Merger Consideration entirely in cash. Gleacher also noted that if the Average Closing Price falls below the low point of the collar, CECI could elect to pay the Merger Consideration with a combination of cash and CECI Common Stock and CECI would be protected by the collar in that the collar limits the number of shares of CECI Common Stock that CECI would be obligated to issue.

         A COPY OF THE GLEACHER OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW BY GLEACHER, IS ATTACHED TO THE INFORMATION STATEMENT/PROSPECTUS AS ANNEX C. THE GLEACHER OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY CECI FROM A FINANCIAL POINT OF VIEW. THE SUMMARY OF THE GLEACHER OPINION SET FORTH IN THE INFORMATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         In arriving at its opinion, Gleacher, among other things, (i) reviewed the audited financial statements and public Commission filings for the three most recent fiscal years and interim periods to date of Magma and CECI (the "SEC Reports"); (ii) on an operating and trading basis, compared financial information relating to Magma's businesses with published financial information concerning certain companies whose businesses Gleacher deemed to be reasonably similar, in whole or in part, to those of Magma; (iii) analyzed the market prices and trading characteristics of the Shares and the CECI Common Stock for recent periods to date; (iv) conducted discussions with members of senior management of CECI concerning its businesses and prospects; (v) reviewed certain financial forecasts for Magma and CECI, and projections of expected cost savings in a business combination (together, the "Projections"), in each case as prepared by CECI; (vi) based on

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






the Projections, performed a discounted cash flow analysis of Magma including the expected cost savings arising from a business combination; (vii) based on the Projections, analyzed the pro forma financial effects to CECI of the proposed business combination; (viii) assumed without independent investigation that no material contingent liability exists with respect to Magma or CECI which is not disclosed in the SEC Reports; (ix) reviewed the Merger Agreement and related transaction documentation; and (x) reviewed certain other financial studies, performed such other analyses and took into account certain other matters as deemed appropriate.

         Gleacher relied upon the accuracy and completeness of all information supplied or otherwise made available to it by CECI, and did not independently verify such information or make or obtain an independent evaluation or appraisal of the assets of CECI or Magma. With respect to the Projections, Gleacher assumed without independent investigation that the Projections were reasonably prepared by CECI, and were generated on bases reflecting the best currently available estimates and judgments of CECI's management as to the expected future financial performance of CECI or Magma, as the case may be. The Gleacher Opinion was based upon prevailing market conditions and other circumstances and conditions as they existed as of the date of the Gleacher Opinion.

         In arriving at the Gleacher Opinion and making its presentation to the CECI Board at the meeting held on December 6, 1994, Gleacher considered and discussed certain financial analyses and other factors. In connection with its presentation, Gleacher provided the CECI Board with a summary of valuation results obtained by using several different valuation methods as well as other materials concerning Magma (the "Gleacher Report"), the material portions of which are summarized below.

         Purchase Price Multiples. Gleacher compared the Consideration to be paid by CECI assuming that the All Cash Component Amount was exercised by CECI to the price per Share as of the close of business the day before the Offer commenced (resulting in an implied premium to Magma stockholders of approximately 41%) and the average closing price per Share during the six-month period before the Offer commenced (resulting in an implied premium to Magma stockholders of approximately 30%). Gleacher then compared such premiums to premiums paid in recent public merger and acquisition transactions generally and concluded that the premium being paid by CECI is at the low end of the range of the premiums paid in such recent public merger and acquisition transactions. Gleacher used its experience and knowledge of the markets and the premiums being paid in recent public merger and acquisition transactions generally over the last few years to arrive at its conclusion. Gleacher did not perform an analysis of premiums in comparable acquisitions because, it is the belief of Gleacher, there are no acquisitions of comparable public companies to Magma in terms of its line of business and, as a result, Gleacher gave little weight to the results of this analysis in rendering the Gleacher Opinion. Gleacher also calculated the value of such Consideration as a multiple of (i) Magma's trailing twelve-month earnings before interest and taxes (10.5x), (ii) net income (14.6x), (iii) book value (2.4x) and (iv) projected net income for 1994 (15.5x) and for 1995 (14.4x). Gleacher then compared such multiples to CECI's current trading multiples, and noted that CECI's trading multiples in general were higher. Gleacher calculated CECI's trading value at December 5, 1994 as a multiple of (i) CECI's twelve-month earnings before interest and taxes (8.6x),
(ii) net income (16.5x), (iii) book value (2.8x) and (iv) projected net income for 1994 (17.4x) and for 1995 (14.6x). Gleacher further noted that the Consideration to be paid by CECI should not have an adverse impact in general on CECI's trading multiples.

         Discounted Cash Flow Analysis. Gleacher performed two discounted cash flow analyses of Magma. The first, which was derived from publicly available information, was based upon estimates of financial performance as prepared by CECI for each of Magma's power projects in operation and for a limited number of projects in development but under signed contracts or awards. For this analysis, no value was accorded to any future development efforts by Magma, and as a result did not necessarily reflect Magma's potential future financial performance. The second analysis was based upon estimates of financial performance as prepared by

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






Magma and as provided to CECI and Gleacher for each of Magma's power projects including (a) certain projects under development and (b) benefits of a specific technology expected to be implemented, including certain planned operational enhancements. Using these projections, Gleacher discounted to the present (i) the projected stream of proportionate cash flows through year 2012 and (ii) the projected terminal value of Magma at such year based upon a multiple of projected after-tax cash flows. After-tax cash flows were calculated as projected earnings adjusted for all non-cash items, less capital expenditures and principal payments on debt obligations. Gleacher applied discount rates in the first analysis of 10%, 12% and 15% and an after-tax cash flow multiple of 14x to Magma's after-tax cash flows. Using this valuation method for the first analysis, the implied values per Share were approximately equal to $30. In the second discounted cash flow analysis, Gleacher applied a 12% discount rate. For this analysis, value was accorded to substantially all of Magma's future development projects. By including such future development projects in the analysis, this analysis resulted in an implied value per Share of in excess of $50. Gleacher then compared the results obtained from the second discounted cash flow analysis to the Consideration to be paid by CECI. Because the first discounted cash flow analysis was based solely on publicly available information, and the second discounted cash flow analysis was based on both information provided by Magma and the results of additional due diligence conducted on Magma, Gleacher's presentation to CECI's Board indicated that it discounted the results of the first analysis and gave substantially more weight to the second discounted cash flow analysis. The discount rates and after-tax cash flow multiple used by Gleacher in its analyses were based upon discussions with the management of CECI and Gleacher's judgments as to the manner in which companies in the Comparable Group (as defined below) are valued. The "Comparable Group" included CECI, The AES Corporation, Destec Energy, Inc. and Sithe Energies, Inc.

         Trading Valuation. Gleacher reviewed and compared certain actual and estimated financial and operating results and stock market performance of Magma and the Comparable Group. Gleacher applied trading multiples of the Comparable Group to Magma's financial performance. These trading multiples consisted of (i) trailing twelve-month revenues of 4x to 5x, (ii) earnings before interest, taxes, depreciation and amortization of 6.5x to 7.5x, (iii) earnings before interest and taxes of 9x to 10x, (iv) net income of 14x to 16x and (v) projected net income for 1994 of 13x to 15x and for 1995 of 12x to 14x. Gleacher then derived a range of values for the Shares. Gleacher then added control premiums of 25% and 50% to the calculated range for the Shares. The control premium range was determined by Gleacher based upon its experience and knowledge of premiums generally paid to acquire control of a company. Gleacher then calculated the implied values per Share, which ranged from approximately $39 to $54. Gleacher then noted that the Consideration to be paid by CECI was at the low end of such range.

         Pro Forma Analyses. Gleacher analyzed the pro forma impact of the Merger on earnings per share of Common Stock for periods following consummation of the Merger, and compared such amounts to projected earnings per share on a stand-alone basis for CECI based on CECI's base operating plan. In conducting its pro forma analyses, Gleacher assumed the following: CECI achieves synergies and cost savings in 1995 and thereafter resulting from the Merger of approximately $10 million, the All Cash Component is exercised by CECI, interest rate on borrowings of 9%, opportunity cost of CECI's cash of 5% and CECI sells approximately 14,800,000 shares of CECI Common Stock at $16.50 per share based on the then current market price. The foregoing assumptions were all of the assumptions used by Gleacher in performing the pro forma analyses. Gleacher estimated that the Merger could result in a percentage increase in the earnings per share for the CECI Common Stock of approximately (i) 1% in 1995, 10% in 1996 and 22% in 1997, based upon, with respect to Magma, publicly available information and estimates of financial performance as prepared by CECI for each of Magma's power projects in operation and for a limited number of projects in development but under signed contracts or awards, and approximately (ii) 2% in 1995, 25% in 1996 and 26% in 1997, based upon, with respect to Magma, estimates of financial performance as prepared by Magma for each of Magma's power projects, including the results of additional due diligence conducted on Magma. Because both pro forma analyses produced percentage increases in earnings per share for the CECI Common Stock, Gleacher did not place more weight on either set of results.

         Stock Trading Analysis. Gleacher reviewed and analyzed historical trading prices and volumes for the Shares during the 30-month period preceding the Offer. The trading prices per Share over such period ranged from $20.00 to $39.25 and the weekly trading volumes for the Shares ranged from 49,100 to 4,919,700. Gleacher then compared such historical trading prices to the Consideration to be paid by CECI. This comparison indicated that the Consideration to be paid by CECI is approximately equal to the high point of the trading value per Share during such 30-month period.

         In arriving at the Gleacher Opinion and in presenting the Gleacher Report, Gleacher decided to perform a purchase price multiples analysis, a discounted cash flow analysis, a trading valuation analysis and pro forma analyses, the material portions of which are summarized above, based on industry practice and its experience in merger and acquisition transactions. Gleacher concluded that the results of such analyses, when considered as a whole, support the Gleacher Opinion. Gleacher believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, or quantifying the value assigned to any particular analysis performed, could create a misleading view of the process underlying its analyses set forth in the Gleacher Opinion and the Gleacher Report. The matters considered by Gleacher in arriving at the Gleacher Opinion that, as of the date of such opinion, the Consideration to be paid by CECI pursuant to the Offer and the Merger is fair to CECI from a financial point of view, are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond CECI's control. Any estimates incorporated in the analyses performed by Gleacher are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be acquired in the future, and such estimates are inherently subject to uncertainty. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. No public company utilized as a comparison is identical to Magma. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

         Gleacher is a recognized investment banking firm routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes. The CECI Board selected Gleacher to act as CECI's exclusive financial advisor based on Gleacher's familiarity with CECI and Gleacher's substantial experience in mergers and acquisitions and in securities valuation generally. No limitations were imposed by the CECI Board upon Gleacher with respect to the investigations made or procedures followed by Gleacher in rendering its opinion.

         Pursuant to the terms of a letter agreement dated September 18, 1994, between CECI and Gleacher (the "Gleacher Engagement Letter"), CECI paid Gleacher a fee of $250,000 and has agreed to pay Gleacher (i) a fee of $4,000,000 payable upon the completion of the direct or indirect acquisition by CECI, either alone or in partnership with another entity, by merger, acquisition of securities, or otherwise, of 50.1% or more of the equity securities of Magma, which fee shall be offset by the $250,000 previously paid to Gleacher by CECI and (ii) a fee equal to 0.25% of the principal amount of debt directly arranged by Gleacher and Lehman Brothers in connection with the proposed transaction, which is estimated to be $1,250,000, assuming the full amount of the Merger Facilities is drawn down by CECI.


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






         In addition to any fees payable to Gleacher pursuant to the terms of the Gleacher Engagement Letter, CECI shall reimburse Gleacher for all reasonable travel and other reasonable out-of-pocket expenses incurred by Gleacher thereunder, including all reasonable fees and disbursements of Gleacher's legal counsel and any other professional advisors.

         In connection with the matters described in the Gleacher Engagement Letter, CECI and Gleacher entered into a separate letter agreement, dated September 18, 1994, providing for the indemnification, contribution, and reimbursement of Gleacher and certain other entities and individuals for a period of six years from the date of termination of Gleacher's engagement pursuant to the terms of the Gleacher Engagement Letter.

FINANCING OF MERGER CONSIDERATION

         If CECI elects to pay the Merger Consideration with a combination of cash and CECI Common Stock, CECI estimates that approximately $710,900,000 in cash will be required to effectuate the Merger, to refinance bank borrowings incurred in connection with the Offer and to pay related fees and expenses. If CECI elects to pay the Merger Consideration solely in cash, approximately $957,400,000 will be required. Credit Suisse will provide, on specified terms and subject to customary conditions, up to $500,000,000 in secured bank financing (the "Merger Facilities"). Such funds, together with a capital contribution by CECI from CECI's general corporate funds and, if CECI elects to pay the Merger Consideration solely in cash, the net proceeds of a CECI Common Stock public offering, will be sufficient to pay the Merger Consideration, to refinance bank borrowings incurred in connection with the Offer and to pay related fees and expenses. Specifically, if CECI elects to pay the Merger Consideration with a combination of cash and CECI Common Stock, CECI will pay the Merger Consideration, refinance the bank borrowings and pay related fees and expenses using the following: approximately $500,000,000 from the Merger Facilities plus approximately $210,900,000 from general corporate funds. If CECI elects to pay the Merger Consideration solely in cash, CECI will pay the Merger Consideration, refinance the bank borrowings and pay related fees and expenses using the following: approximately $500,000,000 from the Merger Facilities plus approximately $266,700,000 from the net proceeds of a CECI Common Stock public offering plus approximately $190,700,000 from CECI's general corporate funds.

         CECI has received a fully underwritten financing commitment letter from Credit Suisse (the "Commitment Letter") which states that Credit Suisse will provide to CE Sub, on specified terms and subject to customary conditions (i) a facility of up to $250,000,000 to capitalize CE Sub for the purpose of financing the Offer (the "Tender Facility"), which facility has been fully utilized in connection with consummation of the Offer, and (ii) the Merger Facilities for, among other things, refinancing the Tender Facility and effectuating the Merger.

         On January 10, 1995, in connection with the purchase of Shares pursuant to the Offer, CECI borrowed approximately $250 million under the Tender Facility on a limited-recourse basis (recourse as to interest only and certain fees) and loaned the proceeds of such borrowing to CE Sub in exchange for a secured term note of CE Sub (the "CE Sub Note"). The economic terms of CE Sub Note mirror those of the Tender Facility.

         The Tender Facility is a 12-month term loan extendible for up to three years by the mutual consent of CECI and Credit Suisse. Borrowings under the Tender Facility are secured by an assignment and pledge of CE Sub Note, which in turn is secured by an assignment and pledge of the 12,400,000 Shares purchased by CE Sub pursuant to the Offer and an additional 200,000 Shares contributed by CECI to the capital of CE Sub. Interest on borrowings under the Tender Facility is payable at spreads of 2.50% above LIBOR (adjusted for reserves) or 1.25% above Base Rate.

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         The Tender Facility contains affirmative and negative covenants customary for similar credit facilities. Such covenants include: a negative pledge of all stock and unencumbered assets of CE Sub and its subsidiaries; a limitation on guaranties by CECI and CE Sub; a limitation on mergers and sales of assets by CECI and its subsidiaries; a limitation on investments in other persons by CECI and its subsidiaries; a prohibition on dividends and other payments by CECI and its subsidiaries to CECI unless the proceeds are used to pay down the Tender Facility in amounts to be agreed upon; a prohibition on the sale of ownership interests in CE Sub and its subsidiaries; a prohibition on the incurrence of additional debt by CE Sub and its subsidiaries; a requirement that CECI deliver each month a certificate as to the absence of material adverse changes in (i) CECI and its subsidiaries, taken as a whole, and (ii) CE Sub and its subsidiaries, taken as a whole, which in either case could reasonably be expected to materially affect the ability of CECI to service the Tender Facility or the ability of the lenders to realize on the collateral for the Tender Facility; and a restriction on a change in the nature of the business of CECI and its subsidiaries, except as contemplated by the Merger Agreement.

         The Tender Facility also contains financial covenants and customary events of default, including events of default based on: a permanent injunction prohibiting the Merger; breaches of covenants; cross defaults with respect to debt of CECI, Magma and their subsidiaries; bankruptcy and similar events; the failure to pay one or more final judgments aggregating more than a specified threshold; the failure to make a payment with respect to the Tender Facility when due; and the failure of the pledge agreement with respect to the Shares and CE Sub Note to be in full force and effect.

         The Merger Facilities will be comprised of (i) a six year term loan ("Term Loan A") in a principal amount of up to the difference between $500 million and the principal amount of Term Loan B (as defined below), expected to be amortized in semi-annual payments, and (ii) an eight year term loan ("Term Loan B") in a principal amount to be not less than $150 million, expected to be amortized in semi-annual payments in the seventh and eighth years of such Term Loan. Loans under the Merger Facilities will be made to CECI on a non-recourse basis, and CECI will lend the proceeds of such loans to Magma in exchange for a secured term note of Magma (the "Magma Note"). The loans under the Merger Facilities are to be amortized from internally generated funds of Magma. Loans under the Merger Facilities will be secured by an assignment and pledge by CECI of the Magma Notes and 100% of the capital stock of Magma. The Magma Note will be secured by an assignment of certain unencumbered assets of Magma.

         Interest on loans under the Merger Facilities will be payable at spreads of 2.50% above LIBOR (adjusted for reserves) or 1.50% above the Base Rate for Term Loan A, and 3.00% above LIBOR (adjusted for reserves) or 2.00% above the Base Rate for Term Loan B. The LIBOR spreads are subject to upward adjustment in certain instances. CECI may elect to have loans bear interest based on either LIBOR or the Base Rate (as defined in the Merger Facilities).

         The Merger Facilities will contain affirmative and negative covenants customary for similar non-recourse credit facilities. Such covenants will include a negative pledge of all stock and unencumbered assets of Magma; a limitation on guaranties by Magma; a limitation on mergers and sales of assets by Magma; a limitation on investments in other persons by Magma; a prohibition on dividends and other payments by Magma to CECI unless the proceeds are used to pay down the Merger Facilities; a prohibition on the sale of ownership interests in Magma; a prohibition on the incurrence of additional debt by Magma; a requirement that CECI deliver each fiscal quarter a certificate as to the absence of material adverse changes in CECI or Magma which could reasonably be expected to materially affect the ability of CECI to repay the Merger Facilities or the ability of the lenders to realize on the collateral for the Merger Facilities; and a restriction on a change in the nature of the business of CECI and Magma.


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






         The Merger Facilities will also contain financial covenants and customary events of default, including events of default based on breaches of certain representations, warranties and covenants; cross defaults with respect to debt of CECI and Magma; bankruptcy and similar events; the failure to pay one or more final judgments aggregating more than a specified threshold to be agreed upon; the failure to make a payment with respect to the Merger Facilities when due; and the failure of the pledge agreement with respect to the capital stock of Magma and the Magma Note to be in full force and effect.

         Credit Suisse's commitment to provide the Merger Facilities is subject to certain customary conditions, including without limitation (i) a capital investment in CE Sub in an amount and form satisfactory to Credit Suisse and
(ii) the absence of certain material adverse changes.

         CECI has agreed to pay certain fees to Credit Suisse with respect to the Merger Facilities and Tender Facilities which, in the aggregate, are not material to the transactions described herein.

CERTAIN EFFECTS OF THE MERGER: OPERATIONS AFTER THE MERGER

         As a result of the Merger there will be no public market for the Shares. Upon consummation of the Merger, the Shares will cease to be quoted on the NNM, the registration of the Shares under the Exchange Act will be terminated and will no longer constitute "margin securities" under the rules of the Board of Governors of the Federal Reserve System.

         Following completion of the Merger, CECI will own the entire equity interest in Magma and will thereby have a 100% interest in Magma's net assets and earnings. If CECI elects to pay the Merger Consideration with a combination of cash and CECI Common Stock, upon completion of the Merger, the existing stockholders of Magma will receive CECI Common Stock representing approximately 32.2% of the CECI Common Stock then outstanding and will share to such extent in CECI's earnings and assets with the existing stockholders of CECI.

         Except for the Merger and except as otherwise described in this Information Statement, CECI has no present plans or proposals which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Magma or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of Magma or any of its subsidiaries, (iii) any material change in the present dividend rate or policy or indebtedness or capitalization of Magma or (iv) any other material change in Magma's corporate structure or business. See "--Financing of Merger Consideration."

FEDERAL INCOME TAX CONSEQUENCES

         The following summarizes the material federal income tax consequences to stockholders of Magma as a result of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative procedures, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has or will be requested from the Internal Revenue Service (the "Service") regarding the anticipated tax consequences described herein. The discussion set forth below does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder in light of his personal investment circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, foreign corporations and individuals who have received Shares as compensation or who are not citizens or residents of the United States) and does not discuss any aspect of state, local or foreign taxation. The discussion is limited to those stockholders who hold the Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the

Code. EACH STOCKHOLDER SHOULD CONSULT HIS INDIVIDUAL TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER UNDER HIS PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

         Tax Effects of the Merger. Each outstanding Share (other than Shares held by CECI, CE Sub or any other direct or indirect subsidiary of CECI and Shares held in the treasury of Magma) will be converted in the Merger into the right to receive, at CECI's election (which election shall be made no later than five business days prior to the Magma Special Meeting), either (i) all cash such that the blended consideration paid by CECI in the Offer and the Merger would be $38.75 per Share or (ii) a combination of cash and CECI Common Stock such that the consideration paid by CECI in the Offer and the Merger would consist, on a blended basis, of $28.50 per Share in cash and $10.50 per Share in market value of CECI Common Stock, based on the Average Closing Price and subject to the Collar Provision. The Merger will be a taxable transaction for federal income tax purposes. A stockholder exchanging Shares for cash and CECI Common Stock pursuant to the Merger will recognize gain or loss in the Merger equal to the difference between (i) the sum of the cash and the fair market value of the CECI Common Stock received (if any) in the Merger and (ii) the holder's adjusted tax basis for the Shares exchanged pursuant to the Merger. Gain or loss will be calculated separately for each block of Shares exchanged. A holder's tax basis in the CECI Common Stock received (if any) pursuant to the Merger will equal the fair market value of such CECI Common Stock as of the Effective Time, and the holder's holding period for such CECI Common Stock will commence as of the Effective Time. For tax purposes, the fair market value of the CECI Common Stock will be determined as of the Effective Time and, whether or not the Collar Provision is applicable, may differ from the Average Closing Price used for purposes of determining the number of Shares to be issued in the Merger.

         Gain or loss recognized by an exchanging stockholder in the Merger will be capital gain or loss if the Shares at the Effective Time are held as capital assets. Such capital gain or loss will be classified as a long-term capital gain or loss to the extent that the exchanged Shares have a holding period of more than one year at the Effective Time. Long-term capital gains recognized by an exchanging individual stockholder will be subject to tax at a maximum marginal federal rate of 28%. Short-term capital gains or non-capital gains recognized by an exchanging individual stockholder will be subject to tax at a maximum marginal federal rate of 39.6%. Net gains recognized by an exchanging corporate stockholder will be subject to tax at a maximum marginal federal rate of 35%.

         Backup Withholding. To prevent "backup withholding" of federal income tax on payments of cash to a stockholder of Magma who exchanges Shares for cash in the Merger, a stockholder of Magma must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. A Substitute Form W-9 is included in the Letter of Transmittal. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a stockholder of Magma by the Service, and cash received by such stockholder in exchange for Shares in the Merger may be subject to backup withholding at the rate of 31%. Amounts paid as backup withholding do not constitute an additional tax and would be allowable as a credit against the stockholder's federal income tax liability.

         THE DISCUSSION ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. IN ADDITION, IT DOES NOT DISCUSS THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO CERTAIN PERSONS, INCLUDING HOLDERS OF OPTIONS, AND MAY NOT APPLY TO CERTAIN HOLDERS SUBJECT TO SPECIAL TAX RULES. THE DISCUSSION IS BASED UPON CURRENT LAW. LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE CHANGES MAY BE FORTHCOMING THAT COULD AFFECT THIS DISCUSSION. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO

HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

FEDERAL SECURITIES LAW CONSEQUENCES

         All CECI Common Stock issued in connection with the Merger will be freely transferable, except that any CECI Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Magma prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 if such persons are or become affiliates of CECI) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Magma or CECI generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

ACCOUNTING TREATMENT

         The Merger will be accounted for under the purchase method of accounting.

STOCK EXCHANGE LISTING

         It is a condition to the Merger that the shares of CECI Common Stock to be issued pursuant to the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

DISSENTERS' RIGHTS

         Stockholders of CECI are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL") in connection with the Merger.

         Holders of Shares do not have the right to dissent from the Merger, pursuant to Section 78.482 of the Nevada General Corporation Law ("NGCL"), which provides that holders of securities of Nevada corporations have no right of dissent with respect to a plan of merger or exchange in favor of holders of shares of any class or series which was, at the record date fixed to determine the holders entitled to vote on the merger or plan of exchange, listed on a national securities exchange or held by at least 2,000 stockholders of record, unless the articles of incorporation of the corporation provide otherwise or if, in the merger, the holders will receive consideration other than cash, shares of the surviving corporation or shares of another corporation which are listed on a national securities exchange. Since the Shares are listed on the NNM, and holders thereof will receive in the Merger cash and/or shares of CECI Common Stock, which are listed on the NYSE, the holders of Shares will not be entitled to any dissenters' rights.

         The NGCL does not provide any other material rights to holders of Shares with respect to the Merger.

EXPENSES OF THE TRANSACTION

         It is estimated that when the Merger is consummated expenses incurred in connection with the Offer and the Merger will be approximately as follows:

Financial advisory fees and expenses                      $
Commission filing fees                                        80,640
Legal fees and expenses
Accounting fees
Printing costs
Proxy solicitation, distribution and Paying Agent fees
Blue Sky fees                                                   2,000
Miscellaneous

                  Total


         All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that expenses incurred in connection with printing, filing and mailing this Information Statement and all Commission and other regulatory filing fees in connection therewith will be shared equally by CECI and Magma.

                              THE MERGER AGREEMENT

GENERAL

         The following description of the Merger Agreement does not purport to be complete, omits provisions that have been rendered inapplicable as a result of the consummation of the Offer and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. Stockholders of Magma are urged to read the Merger Agreement in its entirety.

THE MERGER

         General. The purpose of the Merger is to acquire all Shares not beneficially owned by CECI following consummation of the Offer. Pursuant to the Merger Agreement, CECI, CE Sub and Magma have agreed to effectuate the Merger in accordance with the provisions of the Merger Agreement as promptly as practicable following consummation of the Offer. Following is a description of the material terms of the Merger Agreement. The Merger Agreement provides that as promptly as practicable after the satisfaction or waiver of the conditions described below (the "Effective Time"), CE Sub will be merged with and into Magma, with Magma continuing as the surviving corporation following the Merger (the "Surviving Corporation"). As a result of the Merger, Magma will become a wholly owned subsidiary of CECI. In addition, the directors of CE Sub immediately prior to the Effective Time will become the initial directors of the Surviving Corporation, and the officers of Magma immediately before the Effective Time will become the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

EFFECTIVE TIME

         Following the adoption of the Merger Agreement and subject to satisfaction or waiver of certain terms and conditions contained in the Merger Agreement, the Merger will become effective on such date as the Merger Agreement and the officers' certificates of each of Magma, CECI and CE Sub, are duly filed with the Secretary of State of Nevada and the Secretary of State of Delaware. The filing of the Merger Agreement and the officers' certificates shall be made as promptly as practicable after all conditions contemplated by the Merger Agreement have been satisfied or waived.

TERMS OF THE MERGER

         The Merger Consideration. In the Merger, each outstanding Share (other than Shares held by CECI, CE Sub or any other direct or indirect subsidiary of CECI and Shares held in the treasury of Magma) will be converted into the right to receive, at CECI's election (which election shall be made no later than five business days prior to the Magma Special Meeting), either (i) the All Cash Component Amount, net in cash, without interest thereon or (ii) both (A) the Mixed Cash Component Amount, net in cash, without interest thereon, and (B) the number of fully paid and nonassessable shares of CECI Common Stock equal to the quotient of (I) $39.00 less (II) the Mixed Cash Component Amount divided by the Average Closing Price (the All Cash Component Amount or (ii)(A) and (ii)(B), collectively, as applicable, being the "Merger Consideration"). If CECI elects the former option, each Share will be converted in the Merger into cash in the range of approximately $38.47 per Share to $38.49 per Share. If CECI elects the latter option, each Share will be converted in the Merger into (A) cash in the range of approximately $16.94 per Share to $17.50 per Share PLUS (B) between
1.148 and 1.546 shares of CECI Common Stock. As a result of the Collar Provision included in the formula for determining the precise Merger Consideration, the value of the cash and CECI Common Stock received by Magma stockholders in the

Merger may be less than $39.00. The "Mixed Cash Component Amount" shall mean an amount equal to the quotient of (A) (x) $28.50 multiplied by the number of Shares outstanding at the Effective Time less (y) $39.00 multiplied by the number of Shares owned by CECI and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Shares outstanding at the Effective Time (other than Shares owned by CECI and any of its affiliates). The "All Cash Component Amount" shall mean an amount equal to the quotient of (A)
(x) $38.75 multiplied by the number of Shares outstanding at the Effective Time less (y) $39.00 multiplied by the number of Shares owned by CECI and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Shares outstanding at the Effective Time (other than Shares owned by CECI and any of its affiliates). The "Average Closing Price" shall mean the average closing price of Common Stock on the NYSE during the 15 consecutive trading days ending on the fifth business day prior to the Effective Time; provided, however, that, for purposes of the calculation, if such average closing price exceeds $18.73, the Average Closing Price shall be deemed to be $18.73, and if such average closing price is less than $14.27, the Average Closing Price shall be deemed to be $14.27 (such proviso being referred to herein as the "Collar Provision").

         The foregoing formula for determining the consideration to be paid in the Merger was established so that (i) if CECI elects to pay the Merger Consideration with a combination of cash and CECI Common Stock, the consideration paid by CECI in the Offer and the Merger would consist, on a blended basis, of $28.50 per Share in cash and $10.50 per Share in market value of CECI Common Stock, based on the Average Closing Price and subject to the Collar Provision, and (ii) if CECI elects to pay only cash consideration in the Merger, the blended consideration paid by CECI in the Offer and the Merger would be $38.75 per Share. The consideration to be paid in the Offer, including the terms of the Collar Provision, was negotiated on an arms' length basis between CECI and Magma. The purpose of the Collar Provision is to limit the number of shares of CECI Common Stock required to be issued in the Merger if the Average Closing Price is less than $14.27 and to establish a minimum number of shares of CECI Common Stock required to be issued in the Merger if the Average Closing Price exceeds $18.73. It is CECI's current intention to pay the Merger Consideration solely in cash, but such intention is subject to change if (i) the proposed underwriters for the public offering determine that they cannot or will not proceed with such offering upon terms reasonably satisfactory to the CECI or
(ii) market conditions would require the issuance of a greater number of shares of CECI Common Stock in order to fund an all cash Merger than would be required to be issued in a Merger with a mixed cash and CECI Common Stock consideration. The total maximum cash amount to be paid by CECI for Shares in the Merger will be approximately equal to $440.3 million.

         As noted above, at CECI's option, each Share to be converted in the Merger can be converted into the right to receive either the amounts of cash and CECI Common Stock set forth in columns B and C, respectively, assuming the Average Closing Prices set forth in column A, or the cash amounts set forth in column F. For purposes of the calculations set forth below, it has been assumed that the number of Shares outstanding at the Effective Time will be equal to 24,043,000 (the number of Shares outstanding as of September 30, 1994). In addition, it has been assumed that the number of Shares owned by CECI and any of its affiliates immediately prior to the Effective Time will be equal to 12,600,000, 12,400,000 of which were acquired pursuant to the Offer.


        (A)               (B)               (C)              (D)               (E)                  (F)

                                                                                                 All Cash
                                                                                                  Merger
                                      Cash and Stock Merger Consideration                      Consideration
                     ----------------------------------------------------------              ---------------
      Assumed            Mixed           Number of
      Average             Cash           Shares of        Value of                               All Cash
      Closing          Component          Common           Common             Total              Component
        Price            Amount             Stock           Stock         Consideration            Amount
        ------           -------            ------          ------        -------------            ------

        $14.00 (1)           $16.94            1.546           $21.64            $38.58              $38.47
         15.00                16.94            1.471            22.06             39.00               38.47
         16.00                16.94            1.379            22.06             39.00               38.47
         17.00                16.94            1.298            22.06             39.00               38.47
         18.00                16.94            1.226            22.06             39.00               38.47
         19.00 (1)            16.94            1.178            22.38             39.32               38.47
         20.00 (1)            16.94            1.178            23.56             40.50               38.47

   (1) The Collar Provision applies.

The foregoing table is based on the number of Shares outstanding as of September 30, 1994. If, prior to the Effective Time, the maximum number of Shares (582,478) are issued in respect of outstanding options and deferred stock awards, (i) the All Cash Component Amount in all cases would be $38.49, (ii) the Mixed Cash Component Amount in all cases would be $17.50, and (iii) the "Number of Shares of Common Stock", the "Value of Common Stock" and the "Total Consideration" would be, respectively, for the following Assumed Average Closing
Prices: for an Assumed Average Closing Price of $14.00, 1.507, $21.09 and $38.59; for an Assumed Average Closing Price of $15.00, 1.433, $21.50 and $39.00; for an Assumed Average Closing Price of $16.00, 1.344, $21.50 and $39.00; for an Assumed Average Closing Price of $17.00, 1.265, $21.50 and $39.00; for an Assumed Average Closing Price of $18.00, 1.195, $21.50 and $39.00; for an Assumed Average Closing Price of $19.00, 1.148, $21.81 and $39.31; and for an Assumed Average Closing Price of $20.00, 1.148, $22.96 and $40.46.

         The alternative forms and amounts of consideration payable by CECI in the Merger were negotiated by Magma and CECI at arms' length, in consultation with their respective financial advisors. Each of Magma and CECI viewed the acquisition of Magma as a single transaction, and the parties negotiated on the basis of a blended consideration to be received by Magma stockholders in the Offer and the Merger. CECI proposed that the consideration to be paid in the Offer and the Merger consist of a combination of cash and shares of CECI Common Stock and that any increase in the consideration over the consideration offered by the Revised Previous Offer be paid in additional shares of CECI Common Stock. Magma proposed that the consideration be paid entirely in cash. The parties then discussed an increase in the consideration offered in the Revised Previous Offer--a blended amount of $28.50 in cash and $10.00 in market value of CECI Common Stock--to a blended amount of $28.50 in cash and $10.50 in market value of CECI Common Stock. In light of Magma's desire to have the consideration paid entirely in cash, CECI proposed that, at its option, CECI could pay the consideration all in cash (rather than in cash and CECI Common Stock) such that the blended all cash consideration paid in the Offer and the Merger would be $38.75 per Share.

         The Merger Agreement does not by its terms require CECI to elect the form of consideration it will pay in the Merger at any time prior to the effective time of the Merger. It is CECI's current intention to pay the Merger consideration solely in cash, but such intention is subject to change if (i) the proposed underwriters for the Public Offering determine that they cannot or will not proceed with such offering upon terms reasonably satisfactory to CECI or
(ii) market conditions would require the issuance in the Public Offering of a greater number of shares of CECI Common Stock in order to fund an all cash Merger than would be required to be issued if the Merger were consummated with a mixed cash and CECI Common Stock consideration. CECI will seek to cause the Public Offering to be priced so that the closing of the Public Offering (normally five trading days following pricing) will occur on the date the Magma Special Meeting occurs and the Merger becomes effective. CECI will determine the form of consideration to be paid in the Merger at the time the Public Offering is priced or at the time CECI elects not to proceed with the Public Offering based on the foregoing considerations.

         If CECI elects to pay the Merger consideration in a combination of cash and CECI Common Stock, CECI will file with the Securities and Exchange Commission and mail to Magma's stockholders a supplement to the Information Statement/Prospectus disclosing such determination and providing a toll-free telephone number so that Magma stockholders may call to obtain the "Average Closing Price" (part of the formula for determining the precise allocation of cash and CECI Common Stock to be paid as Merger consideration). Concurrently with the filing of such supplement, CECI will issue a press release stating such election. In addition, Magma will, if necessary, postpone or adjourn the Magma Special Meeting so that the foregoing supplement is mailed to Magma stockholders at least ten business days prior to the Magma Special Meeting and the Merger. CECI will disseminate another supplement at the time the "Average Closing Price" is determined.

         Magma Stock Options. Each option outstanding immediately prior to the Effective Time under the Magma Stock Option Plans (as defined in the Merger Agreement), whether or not then exercisable, shall be cancelled by Magma and, in exchange therefor, each holder of any such option shall be entitled to receive from Magma at the Effective Time, or as soon as practicable thereafter, an amount in cash equal to the product of (x) the number of Shares previously subject to such option and (y) the excess, if any, of $39.00 or, if CECI has elected the All Cash Component Amount, $38.75, over the exercise price per Share previously applicable to such option. Each unvested share of deferred stock under Magma's 1994 Equity Participation Plan (as defined in the Merger Agreement) or as otherwise described in the Magma Disclosure Schedule (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time (each, a "Deferred Share") shall be cancelled by Magma and each holder of a cancelled Deferred Share shall be entitled to receive at the Effective Time or as soon as practicable thereafter from Magma an amount in cash equal to $39.00 or, if CECI has elected the All Cash Component Amount, $38.75. The treatment of the Magma stock options in the Merger was determined subsequent to the determination of the Merger Consideration. The parties agreed on this treatment because they believed such treatment, which provides for the payment in cash of the "spread" on the options, is customary in transactions similar to the Merger.

         Board Representation. Pursuant to the Merger Agreement, on January 10, 1995, CECI obtained majority representation on the Magma Board of Directors (the "Magma Board"). The Magma Board currently consists of six designees of CECI (the "Acquisition Designees") and Messrs. Boeker and Pankratz, who were directors of Magma at the time the Merger Agreement was executed. Prior to the Effective Time, any amendment of the Merger Agreement or Articles of Incorporation or Bylaws, any extension by Magma of the time for the performance of any of the obligations or other acts of CECI or CE Sub, or waiver of any of Magma's rights under the Merger Agreement, and any other consent or action of the Magma Board under the Merger Agreement will require the concurrence of a majority (which shall be at least two) of the directors of Magma then in office who are not designees of CECI or CE Sub ("Disinterested Directors").



         CECI has agreed to use its best efforts to nominate and cause up to two nominees of Magma to be elected or appointed as members of the CECI Board.

ACQUISITION DESIGNEES

         The following are the Acquisition Designees:

         David L. Sokol, 38, served as President of CECI from April 15, 1993 until January 21, 1995, has served as Chief Executive Officer of CECI since April 19, 1993, has served as Chairman of the Board of Directors since May 5, 1994 and has been a director of California Energy since March 1991. He has served as Chairman of the Board of Directors, President and Chief Executive Officer of CE Sub since its organization. Formerly, Mr. Sokol was Chairman, President, and Chief Executive Officer of CECI from February 1991 until January 1992. Mr. Sokol has served as Chairman, President and Chief Executive Officer of CE Sub since its formation on September 22, 1994. Mr. Sokol was the President and Chief Operating Officer of, and a director of, JWP, Inc., from January 27, 1992 to October 1, 1992. From November 1990 until February 1991, Mr. Sokol was the President and Chief Executive Officer of Kiewit Energy Company. From 1983 to November 1990, Mr. Sokol was the President and Chief Executive Officer of Ogden Projects, Inc.
[/R]
         Edgar D. Aronson, 59, has been a director of CECI since April 1983. Mr. Aronson founded EDACO Inc., a private venture capital company, in 1981, and has been President of EDACO since that time. Prior to that, Mr. Aronson was Chairman, Dillon, Read International from 1979 to 1981 and a General Partner in charge of the International Department at Salomon Brothers Inc from 1973 to 1979.

     Richard K. Davidson, 52, was appointed a director of CECI in March 1993. Mr. Davidson has been Chairman and Chief Executive Officer of Union Pacific Railroad since 1991. From 1989 to 1991 he was Executive Vice President - Operations of Union Pacific Railroad, and from 1986 to 1989 he was Vice President - Operations of Union Pacific Railroad. Mr. Davidson is also a director of FirsTier Financial, Inc., Chicago & Northwestern Holdings Corporation and Missouri Pacific Railroad Company.

     Ben Holt, 80, has been a director of CECI since September 1993. Mr. Holt is the founder, and was Chairman and Chief Executive Officer, of The Ben Holt Co., an engineering firm located in Pasadena, California, which California Energy acquired in September 1993. Mr. Holt retired as Chairman and CEO of The Ben Holt Co. in December 1993 and is currently a consultant to California Energy. Mr. Holt is a beneficial owner of 3,763 Shares, representing less than 1% of the outstanding Shares.

         Richard R. Jaros, 42, has been director of CECI since March 1991. Mr. Jaros served as Chairman of the Board from April 19, 1993 to May 5, 1994 and served as President and Chief Operating Officer of CECI from January 8, 1992 to April 19, 1993. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of PKS and is currently an Executive Vice President and a director of PKS. Mr. Jaros serves as a director of MFS Communications Company, Inc. and C-TEC Corporation, both of which are publicly traded companies in which PKS holds a majority ownership interest. From 1986 to 1990, Mr. Jaros served as a Vice President for Mergers and Acquisitions for Kiewit Holdings, a subsidiary of PKS.

     Walter Scott, Jr., 62, has been a director of CECI since June 1991. Mr. Scott was the Chairman and Chief Executive Officer of CECI from January 8, 1992 until April 19, 1993. Mr. Scott is Chairman and President of PKS, a position he has held since 1979. Mr. Scott is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., ConAgra, Inc., FirsTier Financial, Inc., and Valmont Industries, Inc. Mr. Scott also serves as a director of MFS Communications Company, Inc. and C-TEC Corporation, both publicly traded companies in which PKS holds a majority ownership interest.

SURRENDER AND PAYMENT

         The Merger Agreement provides that before the Effective Time, Magma will appoint a bank or trust company to act as the exchange agent for the holders of Shares (the "Exchange Agent") to receive the funds and/or securities necessary to make the payments of the Merger Consideration. Each holder of a certificate representing any Shares canceled upon the Merger may thereafter surrender such certificate to the Exchange Agent to effect the surrender of such certificate on such holder's behalf for a period ending one year after the Effective Time. Promptly after the Effective Time, CECI shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender, including a letter of transmittal.

               STOCKHOLDERS OF MAGMA SHOULD NOT SEND CERTIFICATES
             REPRESENTING THEIR SHARES TO MAGMA OR TO THE EXCHANGE
              AGENT PRIOR TO RECEIPT OF THE LETTER OF TRANSMITTAL

         If payment of the Merger Consideration in respect of canceled Shares is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable.

         At the close of business on the day of the Effective Time, the stock transfer books of Magma shall be closed and there shall not be any further registration or transfer of Shares thereafter on the records of Magma. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged (without interest) for the Merger Consideration.

FRACTIONAL SHARES

         If CECI elects to pay the Merger Consideration with a combination of cash and CECI Common Stock, fractional shares of CECI Common Stock shall not be issued in connection with the Merger. In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a share of CECI Common Stock upon surrender of certificates for exchange shall be paid cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market of the aggregate fractional CECI Common Stock issued pursuant to the Merger Agreement. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of CECI Common Stock delivered to the Exchange Agent by CECI over (ii) the aggregate number of full shares of CECI Common Stock to be distributed to holders of Shares ("Excess Shares"), and the Exchange Agent, as agent for the former holders of Shares, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on NYSE in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer taxes and other reasonable out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of Excess Shares.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger remains subject to certain conditions, including (i) approval and adoption of the Merger and the Merger Agreement by the requisite vote of Magma's stockholders, (ii) approval of the issuance of CECI Common Stock in order to effectuate the Merger by the requisite vote of CECI's stockholders, (iii) the CECI Common Stock issuable to Magma's stockholders in the Merger having been authorized for listing on the NYSE upon official notice of issuance, (iv) the registration statement to be filed with the Commission by CECI on Form S-4 under the Securities Act for the purpose of registering the shares of CECI Common Stock to be issued in the Merger shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued by the Commission and remain in effect, and (v) that there shall not be in effect (a) any judgment, decree or order issued by any Federal, state or local court of competent jurisdiction, or (b) any statute, rule or regulation enacted or promulgated by any Federal, state, local or legislative, administrative or regulatory body of competent jurisdiction, that in either of cases (a) or (b) prohibits the consummation of the Merger or makes such consummation illegal.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains customary representations and warranties of the parties thereto, including representations by each of Magma and CECI as to the absence of certain changes or events concerning its business, compliance with law, approval of the Offer and the Merger by Magma for purposes of certain Nevada antitakeover statutes, energy regulatory status, environment, employee benefit plans, insurance, taxes, related party transactions, the status of development and construction projects and the status of operating projects.

CONDUCT OF BUSINESS BY MAGMA AND CECI PENDING THE MERGER

         Magma has agreed that, prior to the Effective Time, unless CECI shall otherwise consent in writing and except as is otherwise permitted by the Merger Agreement, the businesses of Magma and its subsidiaries shall be conducted only in, and Magma and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Magma will use its best efforts to preserve substantially intact its business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, Magma has agreed that neither it nor any of its subsidiaries will, prior to the Effective Time, directly or indirectly, do any of the following without the prior written consent of CECI: (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any Shares or shares of its subsidiaries' capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any other ownership interest (except with respect to Shares previously reserved for issuance as disclosed in Section 4.03 of the Merger Agreement); (ii) amend or propose to amend its articles of incorporation or bylaws or equivalent organizational documents; (iii) split, combine or reclassify any of its outstanding common stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the common stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (a); (b) (i) acquire (by merger, consolidation, or acquisition of stock, partnership interests or assets) any corporation, partnership or other business organization or division thereof or any other interests in operating properties; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, lease, transfer, dispose of, or encumber or authorize or propose the sale, pledge, lease, transfer, disposition or encumbrance of any of its or its subsidiaries' assets (including intangible assets); (iii) create, incur, assume or guarantee any indebtedness or other similar obligation, or enter into any contract or agreement, except in the ordinary course of business and consistent with past practice; (iv) enter into any new line of business or make any bid or enter into any commitment in respect of any new or proposed projects; (v) prepay or refinance any part of the principal or interest of any existing indebtedness before the due date thereof; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, except for endorsements in the ordinary course of business in connection with the deposit of items for collection; (vii) make any loans, advances or capital contributions to or investments in any person or entity; (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, material lease or commitment; (ix) make or commit to or guarantee any single capital expenditure or obligation which is not consistent with past practice and currently budgeted; or (x) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (b); (c) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of Magma or any of its subsidiaries in effect on November 30, 1994) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on November 30, 1994; (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice) under any of its employee plans to any of its or its subsidiaries' employees, independent contractors or consultants, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing; (e) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including without limitation its procedures with respect to the payment of accounts payable); (f) before the purchase of Shares pursuant to the Offer and other than pursuant to the Merger Agreement, take any action to cause the shares of its common stock to cease to be listed on the NNM; (g) cause or permit any of their current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless forthwith upon notice of such termination, cancellation or lapse, Magma or such subsidiary used its best efforts to obtain commercially reasonable replacement policies from the same or comparable insurers providing coverage which is the same as or comparable to that provided under the cancelled, terminated or lapsed policies; (h) enter into any agreement or transaction with any affiliate of Magma upon terms and conditions less favorable to Magma or such affiliate than could be obtained on an arm's length basis, except for agreements or transactions in the ordinary course of business and consistent with past practice; (i) settle any material pending litigation; or (j) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

         Notwithstanding the foregoing: (i) Magma may close the financing of its Malitbog project without the prior consent of CECI provided that CECI has been given the opportunity to review the relevant financing documents and Magma has given CECI at least two days prior notice of the anticipated closing date; (ii) Magma may make and commit to ordinary course budgeted operational capital and other expenditures relating to projects in operation or construction without the consent of CECI; (iii) Magma may make planned capital and operational expenditures with respect to its Malitbog project, without the consent of CECI;
(iv) Magma will not make any capital or other expenditures in excess of $500,000 in the aggregate with respect to its Nevada Power Pumped Storage contract, its Alto Peak contract and any other contract related to a development project without prior consultation with CECI and CECI's consent; (v) Magma may honor all existing contractual obligations relating to projects in operation or construction without the consent of CECI; and (vi) Magma will not incur any additional indebtedness (secured or unsecured) or make new project or capital commitments in excess of $1,000,000 without prior consultation with CECI and CECI's consent.

         CECI has agreed that, prior to the Effective Time, unless Magma shall otherwise consent in writing, and except as is otherwise permitted by the Merger Agreement, neither CECI nor any of the CE Subsidiaries shall, directly or indirectly, do any of the following: (a) (i) issue or sell, or propose the issuance or sale of, any shares of its or its subsidiaries' capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any other ownership interest (except with respect to CECI Common Stock previously reserved for issuance as disclosed in Section 3.03 of the Merger Agreement) if
(A) the proceeds of any such issuance or sale ("Proceeds") exceed $50,000,000 and (B) such proceeds are not applied, if necessary, so as to allow CECI to exercise its option to pay cash in the Merger such that the blended average per Share consideration paid in the Offer and the Merger equals $38.75; (ii) split, combine or reclassify any of its outstanding common stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the common stock; (iii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans or pursuant to a repurchase program under Rule 10b-18 promulgated under the Exchange Act; or (iv) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (a); (b) in the case of CECI, merge or consolidate with or into another person or engage in a recapitalization or other similar extraordinary business transaction; (c) make any material change in accounting policies, other than as required by generally accepted accounting principles; or
(d) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

INDEMNIFICATION

         If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by the Merger Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. Magma shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and CECI shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of Magma or any subsidiary and their respective subsidiaries and controlled affiliates, including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties"), from and against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated by the Merger Agreement, including without limitation, liabilities arising under the Securities Act or the Exchange Act in connection with the Merger. CECI shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided (or provisions that are no less favorable to the Indemnified Parties than those currently provided) by the Articles of Incorporation, Bylaws or any written indemnification agreement of Magma for a period of not less than six years following the Effective Time.

         CECI shall cause to be maintained in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Magma and its subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, CECI may substitute therefor its current policies or other policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties; provided, however, that in no event shall CECI be required to expend more than an amount equal to 125% of current annual premiums paid by Magma for such insurance.

         If CECI, the Surviving Corporation or any of either of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of CECI or Surviving Corporation assume the indemnification obligations.

TERMINATION; FEES AND EXPENSES

         Termination. The Merger Agreement provides that it may be terminated before the Effective Time in the following circumstances: (a) by mutual consent of the CECI Board and the Magma Board; or (b) by Magma or CECI if the Effective Time shall not have occurred on or prior to September 30, 1995; or (c) by either CECI or Magma if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (d) by CECI if (i) the Magma Board withdraws, modifies or changes its recommendation of the Merger Agreement or any of the transactions contemplated thereby or shall have resolved to do any of the foregoing or (ii) the Magma Board recommends to the holders of Shares any proposal with respect to a merger, consolidation, share exchange or similar transaction involving Magma or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement; or (e) by CECI if, without Magma's consent, any person has acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) has been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the Shares; or (f) by Magma or CECI if (i) a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Magma Board determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with and based upon the advice of its financial and legal advisors, is more favorable to Magma's stockholders than the Offer and the Merger or any person (including, without limitation, Magma or any affiliate thereof), other than CECI or any affiliate of CECI, shall have become the beneficial owner of more than 50% of the then outstanding Shares; or (g) by either CECI or Magma if the other party shall have breached the Merger Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the nonbreaching party.

         Termination Fee for CECI. The Merger Agreement provides that if it is terminated pursuant to clauses (d) or (f) or terminated by CECI pursuant to clause (g) of the preceding paragraph, Magma will be required to pay CECI a termination fee of $8,000,000 plus CECI's actual documented out-of-pocket expenses incurred since September 13, 1994 in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, legal and professional fees and expenses.

AMENDMENT

         The Merger Agreement provides that it may be amended by the parties thereto at any time before the Effective Time by an instrument in writing signed by the parties. However, after approval of the Merger by Magma's stockholders, no amendment may be made which would materially adversely affect the interests of such stockholders or reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. Following the election or appointment of the Acquisition Designees and prior to the Effective Time, any amendment of the Merger Agreement or Articles of Incorporation or Bylaws, any termination of the Merger Agreement by Magma, any extension by Magma of the time for the performance of any of the obligations or other acts of CECI or CE Sub, or waiver of any of

Magma's rights under the Merger Agreement, and any other consent or action of Magma's Board under the Merger Agreement will require the concurrence of a majority (which shall be at least two) of the Disinterested Directors.

                       MARKET PRICES OF AND DIVIDENDS ON
                             CAPITAL STOCK OF CECI
                        AND RELATED STOCKHOLDER MATTERS

         CECI Common Stock is listed on the NYSE under the symbol "CE." CECI Common Stock is also listed on the PSE and the LSE. The following table sets forth the quarterly high and low last reported sales price per share of CECI Common Stock, as reported on the NYSE Composite Tape, based on published financial sources, for the fiscal quarters indicated.

                                                                      High                        Low
Fiscal Year Ended December 31, 1993:
         First Quarter..............................                   $21.50                   $16.50
         Second Quarter.............................                    20.13                    17.25
         Third Quarter..............................                    18.38                    16.00
         Fourth Quarter.............................                    20.13                    18.13
Fiscal Year Ended December 31, 1994:
         First Quarter..............................                   $19.25                   $17.13
         Second Quarter.............................                    18.13                    16.00
         Third Quarter..............................                    17.75                    16.00
         Fourth Quarter.............................                    17.13                    15.25
Fiscal Year Ending December 31, 1995:
         First Quarter (through January 26).........                   $17.86                   $15.75
                                                                      -----------                -----


         On September 19, 1994, the day of CECI's issuance of its press release announcing the transmission of a letter to Magma containing a proposal to acquire Magma in a transaction in which stockholders would receive cash and shares of CECI Common Stock having a combined cash and market value of $35 per share, the last reported sale price for CECI Common Stock was $16.875. On December 2, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price for CECI Common Stock was $16.50. On January 26, 1995, the last full trading day for which quotations were available at the time of printing of this Information Statement, the last reported sale price for CECI Common Stock was $17.63. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE CECI COMMON STOCK.

         As of March 21, 1994, there were approximately 1,408 holders of record of CECI Common Stock.

         The present policy of CECI is to retain earnings to provide sufficient funds for the operation and expansion of CECI's business. Accordingly, CECI has not paid, and does not have any present plan to pay, cash dividends on CECI Common Stock. In January of 1990 and January of 1991, CECI paid a 4% stock dividend to the holders of CECI Common Stock. CECI did not pay such a dividend in 1992, and has no plans to pay any such dividend in the future.

         The agreements relating to the Senior Notes issued by CECI prohibit the payment of dividends unless CECI satisfies various covenants and conditions. The Certificate of Designation with respect to the Series C Preferred Stock prohibits cash dividend payments with respect to CECI Common Stock unless all accumulated dividends on the Series C Preferred Stock have been paid.

         CECI's ability to pay dividends is dependent upon receipt of dividends or other distributions from CECI's subsidiaries and the partnerships and joint ventures in which CECI has interests. The availability of distributions from the Coso Project is subject to the satisfaction of various covenants and conditions contained in the Coso Joint Ventures' refinancing documents and CECI anticipates that future project level financings will contain certain conditions and similar restrictions on the distribution of cash flow to CECI.

                       MARKET PRICES OF AND DIVIDENDS ON
                             CAPITAL STOCK OF MAGMA
                        AND RELATED STOCKHOLDER MATTERS

         The Shares are quoted on the NNM under the symbol "MGMA." The following table sets forth the quarterly high and low last reported sales prices of Shares, as reported by the NNM, based on published financial sources, for the fiscal quarters indicated.



                                                                High                    Low
Fiscal Year Ended December 31, 1993:
        First Quarter                                          $40.00                  $30.75
        Second  Quarter                                         41.50                   30.75
        Third Quarter                                           39.00                   29.75
        Fourth Quarter                                          40.50                   30.00

Fiscal Year Ended December 31, 1994:
        First Quarter                                          $35.25                  $30.75
        Second  Quarter                                         33.25                   28.00
        Third Quarter                                           35.25                   26.50
        Fourth Quarter                                          37.50                   34.25

Fiscal Year Ended December 31, 1995:
        First Quarter (through January 26)                     $38.25                  $37.50
                                                               ------


         On September 19, 1994, the day of CECI's issuance of its press release announcing the transmission of a letter to Magma containing a proposal to acquire Magma in a transaction in which stockholders would receive cash and shares of CECI Common Stock having a combined cash and market value of $35 per share, the last reported sale price on the NMM was $27.50. On December 2, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price for Shares was $35.50. On January 26, 1995, the last full trading day for which quotations were available at the time of printing this Information Statement, the last reported sale price for Shares $38.13. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE SHARES.

        As of October 10, 1994, there were approximately 2,238 holder of record of Shares.

        Magma's policy has been to retain earnings to provide sufficient funds for the operation and expansion of its business. Accordingly, Magma has not paid, and has no present plan to pay, dividends on the Shares. In addition, pursuant to the Merger Agreement, Magma has agreed not to declare or pay, and has not declared or paid, any dividends, prior to consummation of the Merger.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF CECI

         The following table sets forth selected historical consolidated financial and operating data, which should be read in conjunction with "CECI'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO," "SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF CECI" and "CECI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The unaudited consolidated financial statements of CECI as of and for the nine months ended September 30, 1993 and 1994 reflect all adjustments necessary, in the opinion of management (consisting only of normal recurring adjustments), for a fair presentation of such financial data. The selected consolidated data as of and for each of the five years in the period ended December 31, 1993 have been derived from the audited historical consolidated financial statements of CECI.

                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                           YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                       ------------------------------------------------------------   --------------
                                        1989        1990       1991       1992      1993       1993        1994
                                       ------       ----       ----       ----      ----       ----        ----
                                                       (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Sales of electricity ...............  $  43,010  $  89,026  $ 104,155  $ 115,087   $ 129,861  $  99,398  $ 115,357
Sales of steam .....................       --         --        2,029      2,255       2,198      1,648      1,851
Interest and other income ..........      5,386      7,787      9,379     10,187      17,194     12,294     21,980
                                      ---------  ---------  ---------  ---------   ---------  ---------  ---------
Total revenue ......................     48,396     96,813    115,563    127,529     149,253    113,340    139,188
Plant operations, general and
  administrative and royalties .....     13,615     37,412     41,506     45,183      46,794     34,019     41,321
                                      ---------  ---------  ---------  ---------   ---------  ---------  ---------

Income before depreciation,
  amortization, interest, income
  taxes, extraordinary item and
  cumulative effect of change in
  accounting principle (1) .........     34,781     59,401     74,057     82,346     102,459     79,321     97,867
Depreciation and amortization ......      6,605     13,372     14,752     16,754      17,812     13,044     15,439
Interest expense, net of capitalized
  interest .........................     15,125     30,464     24,439     14,860      23,389     17,171     36,962
Provision for income taxes .........      2,715      3,522      8,284     11,922      18,184     14,295     14,067
                                      ---------  ---------  ---------  ---------   ---------  ---------  ---------

Income before extraordinary item
and cumulative effect of change in
accounting principle (1) ...........     10,336     12,043     26,582     38,810      43,074     34,811     31,399
Extraordinary item-refinancing (2) .       --         --         --       (4,991)       --         --       (2,007)
Cumulative effect of change in .....       --
  accounting principle (3) .........       --         --         --        4,100       4,100       --
                                      ---------  ---------  ---------  ---------   ---------  ---------  ---------
Net income (1) .....................     10,336     12,043     26,582     33,819      47,174     38,911     29,392
Preferred dividends (paid in kind) .       --         --         --        4,275       4,630      3,429      3,711
Net income available to common
stockholders .......................  $  10,336  $  12,043  $  26,582  $  29,544   $  42,544  $  35,482  $  25,681
                                      =========  =========  =========  =========   =========  =========  =========



(CONTINUED)
  Income per share before
    extraordinary item and cumulative
    effect of change in accounting
    principle (1)
  Assuming no dilution ...............  $  0.38  $  0.44  $  0.75  $  0.92   $  1.00  $  0.81 $  0.77
  Assuming full dilution (4) .........     0.38     0.44     0.75     0.92      1.00     0.81    0.76
  Extraordinary item per share (2) ...     --       --       --      (0.13)     --       --     (0.06)
  Cumulative effect of change in
    accounting principle per share (3)     --       --       --       --        0.11     0.11    --
                                        -------  -------  -------  -------   -------  -------  ------
  Net income per share
  Assuming no dilution ...............  $  0.38  $  0.44  $  0.75  $  0.79   $  1.11  $  0.92 $  0.71
                                        -------  -------  -------  -------   -------  -------  ------
  Assuming full dilution (4) .........  $  0.38  $  0.44  $  0.75  $  0.79   $  1.11  $  0.92 $  0.70
                                        -------  -------  -------  -------   -------  -------  ------
  Weighted average shares
    outstanding (5) ..................   27,019   27,254   35,471   37,495    38,485   38,436  36,174
  Capital expenditures ...............  124,749   32,514   68,377   32,446    87,191   64,250  78,892


                                                     DECEMBER 31,                    SEPTEMBER 30,
                               1989         1990        1991       1992        1993        1993         1994
                               ----         ----        ----       ----        ----        ----         ----
BALANCE SHEET DATA:
    Property-power
      plant, net ........  $  302,514  $  321,303  $  373,948  $  389,646  $  458,974  $  440,527  $  522,268
    Total assets ........     349,282     393,853     517,994     580,550     715,984     710,659   1,087,064
    Total debt ..........     260,120     270,738     257,038     299,334     382,610     390,972     775,534
    Preferred stock .....        --         4,705      54,705      54,350      58,800      57,650      62,350
    Stockholders' equity       42,163      55,088     143,128     168,764     211,503     206,675     179,660

- ----------

     (1) The Navy I Plant commenced operation prior to 1989 and the BLM and Navy II Plants commenced commercial operation in February 1989 and January 1990, respectively. The Desert Peak, Nevada facility and the Roosevelt Hot Springs, Utah steam field were acquired in March and January 1991, respectively.

     (2) The refinancing of CECI's three largest domestic projects located at the Naval Air Weapons Station at China Lake, California (collectively, the "Coso Project") resulted in an extraordinary item in 1992 in the amount of $5.0 million, after the tax effect of $1.5 million. The defeasance of the Senior Notes resulted in an extraordinary item in 1994 in the amount of $2.0 million, after the tax effect of $1.0 million.

(3) On January 1, 1993, CECI adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"), which resulted in a cumulative adjustment to net income of $4.1 million in 1993.
(4) Fully diluted earnings per share reflects the dilutive effect of convertible subordinated debentures as if they were converted at the beginning of the reporting period.
(5) The number of shares outstanding is calculated by using the treasury stock method.


SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF MAGMA

         The selected financial data set forth below with respect to Magma's statements of operations for each of the five years in the period ended December 31, 1993 and the balance sheets of Magma as of December 31, 1989 through 1993 are derived from the consolidated financial statements of Magma that have been audited by Coopers & Lybrand, independent certified public accountants. The selected financial data set forth below with respect to Magma's statements of operations for the nine-month period ended September 30, 1994 and 1993 and, with respect to the balance sheet of Magma as of September 30, 1994, have been derived from the unaudited consolidated financial statements of Magma, which, in the opinion of Magma's management, reflect all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of such financial data.

         The selected financial data set forth below should be read in conjunction with "MAGMA'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO," "SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF MAGMA" and "MAGMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                                                                          Nine Months
                                                      Year Ended December 31,                         Ended September 30,
                                    --------------------------------------------------------------   ----------------------
                                       1989         1990        1991         1992         1993         1993         1994
                                    ---------     ---------  ----------   ---------    -----------   ---------    ---------

                                                                             (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Total revenues ...................  $ 63,103     $ 85,599     $ 94,891     $108,966     $167,138     $124,781     $146,104
Operating revenues(1) ............    56,743       76,893       84,135      100,313      162,943      121,146      142,238
Income from operations ...........    26,892       36,694       41,204       49,667       74,913       57,957       67,915
Income before cumulative
   effect of accounting change ...    22,295       30,166       33,941       36,358       52,135       39,469       46,843

Cumulative effect of change
   in accounting for income taxes       --           --           --         17,833(2)      --           --           --
Net income .......................    22,295       30,166       33,941       54,191       52,135       39,469       46,843
Return on revenues ...............      35.3%        35.2%        35.8%        33.4%(3)     31.2%        31.6%        32.1%
Capital expenditures .............  $ 43,762     $  7,054     $ 15,711     $ 12,043     $  8,434     $  5,718     $  8,854
Return on average
   stockholders' equity ..........      16.1%        17.6%        16.2%        14.3%(3)     16.4%        13.0%        12.5%
Weighted average shares
   outstanding ...................    21,999       22,898       23,611       22,936       24,063       24,037       24,017



                                                                                                                       Nine Months
                                                                                       Year Ended December 31,           Ended
                                                                                                                      September 30,
                                                                                  ---------------------------    ------------------
                                                                                  1989    1990   1991   1992     1993   1993   1994
                                                                                  ----    ----   ----   ----     ----   ----   ----
                                                                                        (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
  (CONTINUED)
Income before cumulative effect
   of accounting change per
   common share
   Assuming no dilution ....................................................... $ 1.01 $ 1.32 $ 1.44 $ 1.59    $ 2.17 $ 1.64 $ 1.95
   Assuming full dilution(4)  .................................................   0.96   1.32   1.44   1.52      2.17   1.64   1.95
Income per common share
   Assuming no dilution .......................................................   1.01   1.32   1.44   2.36(2)   2.17   1.64   1.95
   Assuming full dilution(4) ..................................................   0.96   1.32   1.44   2.27(2)   2.17   1.64   1.95



                                               December 31,                    September 30,
                              -----------------------------------------------  -------------
                              1989       1990      1991        1992      1993       1994
                              ----       ----      ----        ----      ----      ----
                                                (In thousands)
BALANCE SHEET DATA:
Property, plant and
   equipment, net .........  124,062(5) 120,125  $118,541    $113,922  $265,215  $256,561
Exploration and development
   costs, net .............   46,681     44,782    48,644      52,001   107,069   104,271
Total assets ..............  282,624    325,131   353,788     396,650   611,311   630,422
Long-term obligations(6) ..   98,212     99,297    89,808      87,339   200,509   164,313
Total debt(7) .............  100,517    102,842    97,541      96,126   226,008   188,969
Stockholders' equity ......  150,142    192,626   226,872     282,260   351,918   395,286

- ---------------------------

(1)      Excludes interest and other income.
(2)      The  cumulative  effect of Magma's  adoption of SFAS 109  increased net income by $17,833,  or $.77 per share.  See Note 11, Provision for Income Taxes, accompanying the consolidated  financial  statements for the year ended December
         31, 1992 for Magma  incorporated  by reference in its Annual Report on Form 10-K for the year ended December 31, 1993.
(3)      Excludes the impact of cumulative effect of change in accounting for income taxes.
(4)      Fully diluted earnings per share reflects the dilative effect of stock options and warrants at the end of the reporting period.
(5)      Projects in progress reclassified to appropriate asset classification.
(6)      Consists of the noncurrent portion of long-term loans payable and other long-term liabilities.
(7)      Represents loans payable, including the current portion of long-term loans payable.

         THE ABOVE INFORMATION SHOULD BE READ IN CONJUNCTION WITH CECI'S AND MAGMA'S HISTORICAL AND PRO FORMA COMBINED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED HEREIN.

PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA

         The following Pro Forma Unaudited Condensed Combined Balance Sheet as of September 30, 1994 and the Pro Forma Unaudited Condensed Combined Statements of Earnings for the year ended December 31, 1993 and the nine months ended September 30, 1994 combine the historical consolidated balance sheets of CECI and Magma as if the acquisition had been effective on September 30, 1994, and the historical statements of income as if the acquisition had been effective at the beginning of the period. The acquisition is reflected under the purchase method of accounting, after giving effect to the pro forma adjustments and assumptions described in the accompanying notes. Under this method of accounting, which is in accordance with generally accepted accounting principles, assets and liabilities of Magma are adjusted to their estimated fair value, and combined with the recorded values of the assets and liabilities of CECI. This pro forma combined financial data should be read in conjunction with the financial data appearing under "SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF CECI," "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAGMA" and the consolidated financial statements, including the notes thereto, of CECI and Magma, included herein.

         CECI has not completed reviewing Magma's records in order to make its determination of the fair value of Magma's assets and liabilities. The fair value adjustments reflected in the accompanying pro forma combined financial data reflect, among other things, estimates of fair value made by CECI based on market quotations and assumptions it believes to be reasonable.

         It should be noted, however, that the actual fair values will be determined on the basis of the financial condition of Magma at the time the Shares are purchased.

         The pro forma data do not reflect operating efficiencies and cost reductions which CECI anticipates are achievable. The savings would be largely attributable to the economies of scale obtained through the combination of CECI's operations with Magma's operations, and the resulting decrease in employment and occupancy costs, as well as general overhead expenses.

         The pro forma combined financial data are not intended to present the results that would have actually occurred if the acquisition had been in effect on the assumed dates and for the assumed periods, and are not necessarily indicative of the results that may be obtained in the future.

             PRO FORMA UNAUDITED CONDENSED COMBINED BALANCE SHEET
             (MERGER CONSIDERATION CONSISTING OF A COMBINATION OF
                          CASH AND CECI COMMON STOCK)
                                 CECI AND MAGMA
                            AS OF SEPTEMBER 30, 1994
                                 (IN THOUSANDS)


                                                            Pro Forma        Pro Forma
                                     CECI         Magma     Adjustments       Combined
Assets
Cash and short term investments     $316,349     $  5,111  $(210,944)(4C)    $110,516
Marketable securities                     --       43,609          --          43,609
Joint venture cash and short
term investments                      27,088       25,478          --          52,566
Restricted cash and short term
investments                          127,380           --          --         127,380
Accounts receivable--trade
and other                             33,901       54,204          --          88,105
Prepaid expenses and other assets         --       10,423          --          10,423
Due from joint ventures                1,639           --          --           1,639
Property and plant, net              522,268      395,560     340,000(4B)   1,257,828
Equipment, net                         4,699           --          --           4,699
Notes receivable--joint venture       12,255           --          --          12,255
Other investments                     11,517       41,245          --          52,762
Power purchase contracts                  --       21,313      60,000(4B)      81,313
Deferred charges and other assets     29,968       24,480       6,948(4B,4C)   61,396
Goodwill                                  --        8,999     319,143(4B)     328,142
                                  ----------     --------    --------      ----------
Total Assets                      $1,087,064     $630,422    $515,147      $2,232,633
                                  ----------     --------    --------      ----------
                                  ----------     --------    --------      ----------

Liabilities and Stockholders' Equity

Liabilities
Accounts payable . . . . . . .    $     1,021    $  7,832    $     --        $  8,853
Other accrued liabilities. . .         23,357       3,605          --          26,962
Income taxes payable . . . . .            587          --          --             587
Construction loans . . . . . .         21,079          --          --          21,079
Project loans. . . . . . . . .        233,080     188,969          --         422,049
Senior discount notes. . . . .        421,375          --          --         421,375
Convertible subordinated debenture    100,000        --            --         100,000
Deferred income taxes. . . . .         24,774      22,376     158,000(4B)     205,150
Other long term liabilities. .             --      12,354     500,000(4C)     512,354
                                  -----------    --------    --------      ----------
Total liabilities. . . . . .          825,273     235,136     658,000       1,718,409

Deferred income. . . . . . . .         19,781          --          --          19,781
Redeemable preferred stock . .         62,350          --          --          62,350

Stockholders' Equity
Preferred stock
Common Stock . . . . . . . . .          2,407       2,401      (1,599) (4A)     3,209
Additional paid in capital . .        100,000     142,765      49,350 (4A)    292,115
Unrealized gain from marketable
securities                                 --        (677)        677 (4A)         --
Retained earnings. . . . . . .        136,769     250,797    (250,797)(4A)    136,769
Treasury stock . . . . . . . .        (59,516)         --      59,516 (4A)         --
                                  ----------     --------    --------      ----------
Total stockholders' equity. .         179,660     395,286    (142,853)        432,093
                                  ----------     --------    --------      ----------
Total liabilities and
stockholders' equity               $1,087,064    $630,422    $515,147      $2,232,633
                                  ----------     --------    --------      ----------
                                  ----------     --------    --------      ----------

  The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

         PRO FORMA UNAUDITED CONDENSED COMBINED STATEMENTS OF EARNINGS
                     (MERGER CONSIDERATION CONSISTING OF A
                   COMBINATION OF CASH AND CECI COMMON STOCK)
                                 CECI AND MAGMA
                 FOR THE YEAR ENDED DECEMBER 31, 1993 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1994
                           (IN THOUSANDS, EXCEPT PER SHARE DATA)



                              Year Ended December 31, 1993         Nine Months Ended September 30, 1994
                                               Pro Forma   Pro                         Pro Forma   Pro
                                              Adjustment  Forma                       Adjustment  Forma
                            CECI        Magma     (4D)   Combined   CECI        Magma     (4D)   Combined
Revenues
Sales of electricity
and steam.                 $132,059  $137,882   $    --  $269,941  $117,208  $124,086   $    --  $241,294
Royalties                        --    19,629        --    19,629        --    15,062        --    15,062
Interest and other
income . .                   17,194     4,195  (10,547)    10,842    21,980     3,866   (7,910)    17,936
Management
services .                       --     5,432        --     5,432        --     3,090       --      3,090
                           --------  --------  --------   -------  --------   -------   -------  --------
Total Revenue               149,253   167,138  (10,547)   305,844   139,188   146,104   (7,910)   277,382
Costs and Expenses
Plant operations             25,362    49,493        --    74,855    23,887    41,208        --    65,095
General and
administrative               13,158    10,943        --    24,101     9,536     9,602        --    19,138
Royalties                     8,274        --        --     8,274     7,898        --        --     7,898
Depreciation and
amortization                 17,812    21,692    18,254    57,758    15,439    17,737    13,690    46,866
Other non-plant
costs. . .                       --       471        --       471        --       380        --       380
Interest expense             30,205     9,626    45,000    84,831    44,480     9,262    33,750    87,492
Less interest
capitalized                 (6,816)        --        --   (6,816)   (7,518)        --       --    (7,518)
                           --------  --------  --------   -------  --------   -------   -------  --------
Total costs and
expenses .                   87,995    92,225    63,254   243,474    93,722    78,189    47,440   219,351
                           --------  --------  --------   -------  --------   -------   -------  --------
Income before
income taxes                 61,258    74,913  (73,801)    62,370    45,466    67,915  (55,350)    58,031
Provision for
income taxes                 18,184    22,778  (26,056)    14,906    14,067    21,072  (19,542)    15,597
                           --------  --------  --------   -------  --------   -------   -------  --------
Income from
continuing operations        43,074    52,135  (47,745)    47,464    31,399    46,843  (35,808)    42,434
Preferred dividends           4,630        --        --     4,630     3,711        --        --     3,711
                           --------  --------  --------   -------  --------   -------   -------  --------
Income available to
common stock-
holders. .                  $38,444   $52,135 $(47,745)   $42,834   $27,688   $46,843 $(35,808)   $38,723
                           --------  --------  --------   -------  --------   -------   -------  --------
                           --------  --------  --------   -------  --------   -------   -------  --------
Income per
common and common equiva-
lent share
Assuming no dilution          $1.00     $2.17               $0.80     $0.77     $1.95               $0.75
                           --------  --------             -------  --------   -------            --------
                           --------  --------             -------  --------   -------            --------
Assuming full dilution        $1.00     $2.17               $0.79     $0.76     $1.95               $0.73
                           --------  --------             -------  --------   -------            --------
                           --------  --------             -------  --------   -------            --------
Weighted average
common shares
outstanding                  38,485    24,063              53,784    36,174    24,017              51,473
                           --------  --------             -------  --------   -------            --------
                           --------  --------             -------  --------   -------            --------


The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

         NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA
                     (MERGER CONSIDERATION CONSISTING OF A
                   COMBINATION OF CASH AND CECI COMMON STOCK)
                                 CECI AND MAGMA
                              (TABLES IN THOUSANDS)

        The Merger will be accounted for as a purchase. The resulting adjustments are based on the historical consolidated financial statements of CECI and Magma. The final adjustments will be based on the fair value of CECI Common Stock and the fair value of the assets and liabilities of Magma at or near the closing. For purposes of the pro forma combined financial statements, it is assumed that one hundred percent of the Shares will be acquired and that the fair value of the CECI Common Stock will be $16.50 (the mid-point of the "Average Closing Price" range limits stipulated in the Agreement and Plan of Merger).

        The pro forma unaudited condensed combined financial statements are based on the following assumptions:

1. The Merger occurred as of September 30, 1994 for balance sheet purposes and at the beginning of the periods presented for statement of earnings purposes.

2. 23,843,000 Shares outstanding as of September 30, 1994 will be purchased for $39.00 per Share consisting of a package of, on a blended basis, approximately $28.50 per share in cash and approximately $10.50 in market value per share of CECI Common Stock (see "Merger Consideration").

3. The Magma options outstanding will be retired for approximately $8,500,000 in cash.

4. The pro forma adjustments to reflect the effect of the transaction are as follows:

        A. The adjustments reflect the elimination of Magma's equity accounts and the issuance of CECI Common Stock.

        B. The adjustments which have been made to the net assets of Magma and CECI to give effect to the Merger follow:

           Assumed value of the
              Common Stock and cash consideration
              plus estimated direct costs to be
              incurred in consummating the Merger . .          $942,377
           Cost of retiring outstanding
              Magma options . . . . . . . . . . . . .             8,500
           Cost of 200,000 Magma shares presently
              owned by CECI . . . . . . . . . . . . .             5,552
           Net assets of Magma. . . . . . . . . . . . $395,286
           Adjustment to eliminate goodwill
              of Magma. . . . . . . . . . . . . . . .  (8,999) (386,287)
                                                      -------- ---------
           Excess of purchase price over carrying
              value of net assets acquired. . . . . .           570,142
           Allocated to:
              Property and plant. . . . . . . . . . .         (340,000)
              Power purchase contracts. . . . . . . .          (60,000)

           Deferred income taxes on allocated costs          158,000
           Goodwill . . . . . . . . . . . . . . . . .          $328,142


        C. The additional cash which CECI will be required to pay in order to effect the Merger has been provided for in the pro forma adjustments as follows:

          Reduce cash on hand . . . . . . . . . . . .          $210,944
          Increase long-term debt . . . . . . . . . .           500,000
                                                                -------
                                                               $710,944
                                                                =======
          Represents:
                Payments to Magma common stockholders. . . .          $677,444
                Payments to Magma stock option holders . . .             8,500
                Other direct acquisition costs . . . . . . .            12,500
                Finance costs. . . . . . . . . . . . . . . .            12,500
                                                                --------------
                                                                      $710,944
                                                                ==============

        D. The pro forma adjustments to the pro forma combined statements of earnings include the following:

                i. Record amortization of the excess of purchase price over net assets acquired over a 40-year period, eliminate the amortization of goodwill from the historical operating results of Magma and provide depreciation expense on costs allocated to property and plant. CECI's policy is to provide depreciation and amortization expense beginning upon the commencement of energy production over the estimated remaining useful life of plant and equipment or the contract period for costs applicable to power sales and development contracts. Costs of $150 million have been allocated to power sales and development contracts and plant for which energy production is not expected to commence until 1996 or later. Accordingly, revenues, period operating costs and amortization of future costs to be incurred in the completion of such facilities together with amortization of this allocation of acquisition costs are not included in the pro forma combined statements of earnings.

                ii. Increase interest expense relating to amortization of deferred financing costs over ten years and cash used to finance the merger, utilizing an 8.75 percent annual interest rate assumption applied to additional borrowings and a 5 percent annual interest rate assumption applicable to the reduction of cash on hand.

                iii. Change income tax expense as a result of pro forma adjustments which affect taxable income.

                        The pro forma income per common share has been determined on the basis of weighted average outstanding shares which have been adjusted to include the number of shares of CECI Common Stock to be exchanged for the outstanding Shares.

5. The pro forma combined income from continuing operations available to common shareholders per share for the year ended December 31, 1993, and nine months ended September 30, 1994, would be $0.82 and $0.78, respectively, based upon the assumption that (1) 100% of the Shares are acquired by CECI and (2) the market value of CECI Common Stock issued to the present shareholders of Magma is $18.73 per share. The pro forma combined book value per share at September 30, 1994, would be $9.45 under the same assumptions.

6. The pro forma combined income from continuing operations available to common shareholders per share for the year ended December 31, 1993, and nine months ended September 30, 1994, would be $0.76 and $0.72, respectively, based upon the assumption that (1) 100% of the Shares are acquired by CECI and (2) the market value of CECI Common Stock issued to the present shareholders of Magma is $14.27 per share. The pro forma combined book value per share at September 30, 1994, would be $8.66 under the same assumptions.

             PRO FORMA UNAUDITED CONDENSED COMBINED BALANCE SHEET
                (MERGER CONSIDERATION CONSISTING OF ALL CASH)
                               CECI AND MAGMA
                          AS OF SEPTEMBER 30, 1994
                               (IN THOUSANDS)



                                                         Pro Forma  Pro Forma
                                   CECI        Magma    Adjustments Combined
Assets
Cash and short term
investments                    $316,349    $  5,111 $(190,699)(5C)$130,761
Marketable securities. . . . .       --      43,609         --      43,609
Joint venture cash and short
term investments                 27,088      25,478         --      52,566
Restricted cash and short term
investments                     127,380          --         --     127,380
Accounts receivable--trade
and other                        33,901      54,204         --      88,105
Prepaid expenses and
other assets                         --      10,423         --      10,423
Due from joint ventures. . . .    1,639          --         --       1,639
Property and plant, net. . . .  522,268     395,560 340,000(5B)  1,257,828
Equipment, net . . . . . . . .    4,699          --         --       4,699
Notes receivable-joint venture   12,255          --         --      12,255
Other investments. . . . . . .   11,517      41,245         --      52,762
Power purchase contracts . . .       --      21,313  60,000(5B)     81,313
Deferred charges and
other assets                     29,968      24,480 6,948(5B,5C)    61,396
Goodwill . . . . . . . . . . .       --       8,999  313,132(5B)    322,131
                              ---------- ---------- ------------ -----------
Total Assets. . . . . . . . . $1,087,064    $630,422   $529,381   $2,246,867
                              ---------- ---------- ------------ -----------
                              ---------- ---------- ------------ -----------

Liabilities and Stockholders' Equity
Liabilities
Accounts payable . . . . . . .$   1,021    $  7,832   $     --    $  8,853
Other accrued liabilities. . .   23,357       3,605         --      26,962
Income taxes payable . . . . .      587          --         --         587
Construction loans . . . . . .   21,079          --         --      21,079
Project loans. . . . . . . . .  233,080     188,969         --     422,049
Senior discount notes. . . . .  421,375          --         --     421,375
Convertible subordinated
debenture                       100,000          --         --     100,000
Deferred income taxes. . . . .   24,774      22,376 158,000(5B)    205,150
Other long term liabilities. .       --      12,354 500,000(5C)    512,354
                              ---------- ---------- ------------ -----------

Total liabilities . . . . . .   825,273     235,136    658,000   1,718,409

Deferred income. . . . . . . .   19,781          --         --      19,781
Redeemable preferred stock . .   62,350          --         --      62,350

Stockholders' Equity
Preferred stock
Common Stock . . . . . . . . .    2,407       2,401  (1,507)(5A)     3,301
Additional paid in capital . .  100,000     142,765  63,492 (5A)   306,257
Unrealized gain from
marketable securities                --       (677)      677 (5A)       --
Retained earnings. . . . . . .  136,769     250,797 (250,797)(5A)  136,769
Treasury stock . . . . . . . .  (59,516)         --   59,516 (5A)       --
                              ---------- ---------- ------------ -----------
Total stockholders' equity. .   179,660     395,286  (128,619)     446,327
                              ---------- ---------- ------------ -----------
Total liabilities and
stockholders' equity         $1,087,064    $630,422   $529,381  $2,246,867
                              ---------- ---------- ------------ -----------
                              ---------- ---------- ------------ -----------

  The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

                                        80





        PRO FORMA UNAUDITED CONDENSED COMBINED STATEMENTS OF EARNINGS
                 (MERGER CONSIDERATION CONSISTING OF ALL CASH)
                                CECI AND MAGMA
               FOR THE YEAR ENDED DECEMBER 31, 1993 AND THE
                   NINE MONTHS ENDED SEPTEMBER 30, 1994
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)




                              Year Ended December 31, 1993         Nine Months Ended September 30, 1994
                                               Pro Forma   Pro                         Pro Forma   Pro
                                              Adjustment  Forma                       Adjustment  Forma
                            CECI        Magma     (5D)   Combined   CECI        Magma     (5D)   Combined
Revenues
Sales of electricity
and steam.                 $132,059  $137,882   $    --  $269,941  $117,208  $124,086   $    --  $241,294
Royalties                        --    19,629        --    19,629        --    15,062        --    15,062
Interest and other
income . .                   17,194     4,195   (9,535)    11,854    21,980     3,866   (7,151)    18,695
Management
services .                       --     5,432        --     5,432        --     3,090        --     3,090
                           --------  --------  --------  --------  --------  --------  --------  --------
Total Revenue               149,253   167,138   (9,535)   306,856   139,188   146,104   (7,151)   278,141
Costs and Expenses
Plant operations             25,362    49,493        --    74,855    23,887    41,208        --    65,095
General and
administrative               13,158    10,943        --    24,101     9,536     9,602        --    19,138
Royalties                     8,274        --        --     8,274     7,898        --        --     7,898
Depreciation and
amortization                 17,812    21,692    18,103    57,607    15,439    17,737    13,577    46,753
Other non-plant
costs. . .                       --       471        --       471        --       380        --       380
Interest expense             30,205     9,626    45,000    84,831    44,480     9,262    33,750    87,492
Less interest
capitalized                 (6,816)        --        --   (6,816)   (7,518)        --       --    (7,518)
                           --------  --------  --------  --------  --------  --------  --------  --------
Total costs and
expenses .                   87,995    92,225    63,103   243,323    93,722    78,189    47,327   219,238
                           --------  --------  --------  --------  --------  --------  --------  --------
Income before
income taxes                 61,258    74,913  (72,638)    63,533    45,466    67,915  (54,478)    58,903
Provision for
income taxes                 18,184    22,778  (25,656)    15,306    14,067    21,072  (19,242)    15,897
                           --------  --------  --------  --------  --------  --------  --------  --------
Income from
continuing operations        43,074    52,135  (46,982)    48,227   31 ,399    46,843  (35,236)    43,006
Preferred dividends           4,630        --        --     4,630     3,711        --        --     3,711
                           --------  --------  --------  --------  --------  --------  --------  --------
Income available to
common stock-
holders. .                  $38,444   $52,135 $(46,982)   $43,597   $27,688   $46,843 $(35,236)   $39,295
                           --------  --------  --------  --------  --------  --------  --------  --------
                           --------  --------  --------  --------  --------  --------  --------  --------
Income per
common and common equiva-
lent share:
Assuming no dilution          $1.00     $2.17               $0.79     $0.77     $1.95               $0.74
                           --------  --------            --------  --------  --------            --------
                           --------  --------            --------  --------  --------            --------
Assuming full dilution        $1.00     $2.17               $0.78     $0.76     $1.95               $0.73
Weighted average
common shares
outstanding                  38,485    24,063              55,152    36,174    24,017              52,841
                           --------  --------            --------  --------  --------            --------
                           --------  --------            --------  --------  --------            --------



The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

                                        81





NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA
          (MERGER CONSIDERATION CONSISTING OF ALL CASH)
                         CECI AND MAGMA
                      (TABLES IN THOUSANDS)

        The Merger will be accounted for as a purchase. The resulting adjustments are based on the historical consolidated financial statements of CECI and Magma. The final adjustments will be based upon the net proceeds to CECI from the sale of its Common Stock contemplated by this Information Statement and the fair market value of the assets of Magma at or near the Effective Time.

        The pro forma unaudited condensed combined financial statements are based on the following assumptions:

1. The Merger occurred as of September 30, 1994 for balance sheet purposes and at the beginning of the periods presented for statement of earnings purposes.

2. 16,666,667 shares of CECI Common Stock will be sold at a price sufficient to provide net proceeds of $16.00 per share to CECI, all of which will be used to fund a portion of the cost of the Merger. The CECI treasury stock will be canceled.

3. 23,843,000 Shares outstanding as of September 30, 1994 will be purchased for cash in an amount of $483,600,000 as to 12,400,000 Shares and cash in an amount of $440,266,000 as to 11,443,000 Shares.

4. The Magma options outstanding will be retired for approximately $8,500,000 in cash.

5. The pro forma adjustments to reflect the effect of the transaction are as follows:

        A. The adjustments reflect the elimination of Magma's equity accounts, the sale of CECI Common Stock, and the cancellation of CECI treasury stock.

        B. The adjustments which have been made to the net assets of Magma and CECI to give effect to the Merger follow:

           Cash consideration
              plus estimated direct costs to be
              incurred in consummating the Proposed
              Merger. . . . . . . . . . . . . . . . .          $936,366
           Cost of retiring outstanding
              Magma options . . . . . . . . . . . . .             8,500
           Cost of 200,000 Magma shares presently
              owned by CECI . . . . . . . . . . . . .             5,552
           Net assets of Magma. . . . . . . . . . . . $395,286
           Adjustment to eliminate goodwill
              of Magma. . . . . . . . . . . . . . . .  (8,999)(386,287)
                                                        ------ -------
           Excess of purchase price over carrying
              value of net assets acquired. . . . . .           564,131
           Allocated to:
              Property and plant. . . . . . . . . . .         (340,000)
              Power purchase contracts. . . . . . . .          (60,000)

              Deferred income taxes on allocated costs          158,000
                                                                --------
           Goodwill . . . . . . . . . . . . . . . . .          $322,131
                                                                ========

        C. The cash which CECI will be required to pay in order to effect the Merger has been provided for in the pro forma adjustments as follows:

          Reduce cash on hand                                  $190,699
          Net proceeds from sale of CECI Common Stock           266,667
          Increase long-term debt                               500,000
                                                                -------
                                                               $957,366
                                                                =======

          Represents:
                Payments to Magma common stockholders. . . .          $923,866
                Payments to Magma stock option holders . . .             8,500
                Other direct acquisition costs . . . . . . .            12,500
                Finance costs. . . . . . . . . . . . . . . .            12,500
                                                                        -------
                                                                       $957,366
                                                                        =======

        D. The pro forma adjustments to the pro forma combined statements of earnings include the following:

                i. Record amortization of the excess of purchase price over net assets acquired over a 40-year period, eliminate the amortization of goodwill from the historical operating results of Magma and provide depreciation expense on costs allocated to property and plant. CECI's policy is to provide depreciation and amortization expense beginning upon the commencement of energy production over the estimated remaining useful life of plant and equipment or the contract period for costs applicable to power sales and development contracts. Costs of $150 million have been allocated to power sales and development contracts and plant for which energy production is not expected to commence until 1996 or later. Accordingly, revenues, period operating costs and amortization of future costs to be incurred in the completion of such facilities together with amortization of this allocation of acquisition costs are not included in the pro forma combined statements of earnings.

                ii. Increase interest expense relating to amortization of deferred financing costs over ten years and cash used to finance the merger, utilizing an 8.75 percent annual interest rate assumption applied to additional borrowings and a 5 percent annual interest rate assumption applicable to the reduction of cash on hand.

                iii. Change income tax expense as a result of pro forma adjustments which affect taxable income.

                        The pro forma income per common share has been determined on the basis of weighted average outstanding shares which have been adjusted to include the number of shares of CECI Common Stock to be sold.

                           BUSINESS OF CECI AND MAGMA
                            AND RELATED INFORMATION

                                    GENERAL


CECI

         CECI was founded in 1971 to develop geothermal power production facilities. CECI is primarily engaged in the exploration for, and development and operation of, environmentally responsible independent power production facilities worldwide utilizing geothermal resources or other energy sources, such as hydroelectric, natural gas, oil and coal.

         Following completion of the Merger, CECI will be the largest independent geothermal power producer in the world (on the basis of CECI's estimate of the aggregate MW of electric generating capacity in operation and under construction). CECI will have an aggregate net ownership interest of 354 MW of electric generating capacity in power production facilities in the United States having an aggregate net capacity of 571 MW. All of these facilities will be managed and operated by CECI and are principally located in Southern California. In addition to the electricity sales revenue earned from its net ownership position in such facilities, CECI receives significant fee and royalty income from operating such plants and managing the production from the geothermal resources for such facilities. CECI will have an aggregate net ownership interest of 409 MW of electric generating capacity in three geothermal power projects in the Philippines, having an aggregate net capacity of 500 MW, which projects are financed and under construction. CECI is also developing eight additional projects with executed or awarded power sales contracts in the Philippines, Indonesia and the United States. CECI will have an approximate net ownership interest of 935 MW in these development projects representing an aggregate net capacity of 1,589 MW of additional potential electric generating capacity.

         PKS is an approximate 44% stockholder of CECI (on a fully diluted basis). PKS is a large employee-owned construction, mining and telecommunications company with approximately $2.2 billion in revenues in 1993. PKS is one of the largest construction companies in North America and has been in the construction business since 1884. Since the initial PKS investment in CECI in 1991 (which at that time represented approximately 25% of the CECI Common Stock on a fully diluted basis), a new management team has been installed and CECI's net income has increased from $12.0 million for the 12-month period ended December 31, 1990 to $29.4 million for the nine-month period ended September 30, 1994.

REASONS FOR THE MERGER

         CECI believes that Magma is an excellent strategic fit and that the acquisition of Magma will create significant benefits, including:

         o    EXPANSION AND ENHANCEMENT OF DEVELOPMENT EFFORTS

         Development of new opportunities, particularly internationally, is a key component of CECI's strategy. Since 1990, CECI and Magma have each pursued international development opportunities primarily in Southeast Asia. By pursuing additional development opportunities rather than competing with Magma for the same opportunities, CECI expects to expand its development efforts to cover additional projects and thereby more effectively capitalize on the numerous opportunities in the growing international independent power market.

         Furthermore, CECI will have available to it technology of both companies. CECI owns production technology compatible with the relatively low mineral content of its wells at the Coso Project, and Magma owns technology compatible with the high levels of mineral precipitates found in the geothermal resource at the Salton Sea Projects. CECI expects that access to these technologies will enable it to compete for new power development projects from geothermal reservoirs encompassing a wide range of geothermal resource characteristics.

         o    BENEFITS OF INCREASED SIZE

         CECI believes that size is an important factor in determining the success of an independent power producer. This view is based on CECI's belief that potential customers consider both the price of power and the provider's capacity to fulfill its obligations as primary factors in the selection of power suppliers. The expanded size and capabilities of the combined companies is expected to further enhance CECI's reputation and credibility with sovereign governments and state utility customers and therefore enhance its ability to successfully compete for new projects. Following the Merger, CECI will have over $2 billion of total assets and an aggregate net ownership interest of 1,698 MW in projects in operation, under construction or in development, which projects have an aggregate net generating capacity of 2,770 MW. CECI also believes that the combination with Magma will create the opportunity to reduce CECI's average cost per kWh by expanding its asset base, without materially expanding its cost structure. This will allow CECI to be more price competitive with other geothermal power producers and traditional fossil fuel power plants, which CECI believes will be its primary competition in the future.

         o    OPPORTUNITIES FOR OPERATIONAL AND ADMINISTRATIVE COST SAVINGS

              Based in part on its experience in restructuring the operations of CECI since 1991, management of CECI believes that it can achieve meaningful cost savings upon the combination of Magma and CECI. Through the implementation of CECI's existing organizational structure, management policies and cost controls, CECI presently expects that the cost of duplicate functions will be substantially eliminated and that the productivity of its combined operating and administrative staff will be significantly increased.

         o    DIVERSIFICATION IN SOURCES OF REVENUE AND OPERATIONS

              The combination of CECI's and Magma's operations will increase CECI's sources of revenue and increase the number of operating sites (including projects under construction) from eight to 16. CECI believes that the resulting diversification in sources of revenue and operations can be expected to reduce the risk profile of CECI, thereby enhancing its overall credit position and improving its access to capital in relation to competitors with more concentrated sources of revenue and operations.

GEOTHERMAL ENERGY

         Geothermal energy is a clean, renewable and generally sustainable energy source that releases significantly lower levels of emissions than result from energy generation based on the burning of fossil fuels. Geothermal energy is derived from the natural heat of the earth when water comes sufficiently close to hot molten rock to heat the water to temperatures of 400 degrees Fahrenheit or more. The heated water then ascends naturally toward the surface of the earth where it can be extracted by drilling geothermal wells. The energy necessary to operate a geothermal power plant is typically obtained from several such wells which are drilled using established technology similar to that employed in the oil and gas industry.

                                   [Picture]

         Geothermal production wells are normally located within approximately one to two miles of the power plant as geothermal fluids cannot be transported economically over longer distances. From the well heads, the heated fluid flows through pipelines to a series of separators where it is separated into water, brine and steam. The steam is passed through a turbine which drives a generator to generate electricity. Once the steam has passed through the turbine, it is then cooled and condensed back into water which, along with any brine, is returned to the geothermal reservoir via injection wells. Geothermal plants in the United States are eligible to be qualifying facilities ("QFs") under the Public Utility Regulatory Policies Act of 1978 ("PURPA"), which provides for certain beneficial Federal regulatory treatment. The geothermal reservoir is a renewable source of energy if natural ground water sources and re-injection of extracted geothermal fluids are adequate over the long term to replenish the geothermal reservoir after the withdrawal of geothermal fluids.

         The generation of electric power from geothermal resources has certain advantages when compared to other methods of electric power generation. Geothermal energy facilities generate significantly less emissions than fossil fuel power plants. Geothermal energy facilities typically have higher capital costs but tend to have significantly lower variable costs than fossil fuel-based power plants. The utilization of geothermal power is preferred by certain governments so as to minimize the import, or maximize the export, of hydrocarbons. Geothermal power facilities also enjoy certain tax benefits in the United States.

GEOTHERMAL RESOURCE  -  "RING OF FIRE"

         Geothermal energy is most prevalent where the different sections or plates of the Earth's crust meet. Productive geothermal resources are found throughout the Pacific Rim (the so-called "Ring of Fire"), including the western United States, Latin America, Hawaii, Indonesia, the Philippines, Malaysia and New Zealand. These areas are experiencing high rates of population growth and increased demand for new electric generating capacity.

                                   [Picture]

THE GLOBAL POWER MARKET

         The opportunity for independent power generation has expanded from a United States market consisting of cogeneration and small power production projects to a global competitive market for power generation. Many foreign countries have initiated restructuring policies after the advent of the independent power market in the United States.

         In the United States, the independent power industry expanded rapidly in the 1980's, facilitated by the enactment of PURPA. PURPA was enacted to encourage the production of electricity by non-utility companies as well as to lessen reliance on imported fuels. According to the Utility Data Institute, independent power producers were responsible for about 30,000 MW, or 50%, of the U.S. electric generation capacity which has been placed in service since 1988.

         As the size of the United States independent power market has increased, available domestic power capacity and competition in the industry have also significantly increased. Over the past decade, obtaining a power sales contract from a U.S utility has generally become increasingly difficult, expensive and competitive. Many states now require power sales contracts to be awarded through competitive bidding, which both increases the cost of obtaining such contracts and decreases the chances of obtaining such contracts as bids significantly outnumber awards in most competitive solicitations. The federal Energy Policy Act of 1992 is expected to further increase domestic competition. As a result of this increased competition, it may be difficult to obtain a power sales agreement for a proposed project in the United States, and the terms and conditions of any such contract may be less favorable than those in prior agreements.

         Large amounts of new electric power generating capacity are required in developing countries. The movement toward privatization in some developing countries has created significant new markets outside the United States. In 1990, the World Bank estimated that developing countries will need approximately 380,000 MW of new power generating capacity through the end of the decade. The need for such rapid expansion has caused many countries to select private power development as their only practical alternative and to restructure their legislative and regulatory systems to facilitate such development. CECI believes that this significant need for power has created strong local support for private power projects in many foreign countries and increased the availability of attractive long-term power contracts. CECI intends to take advantage of opportunities in these new markets and to develop, construct and acquire power generation projects outside the United States.

STRATEGY

         Domestically, CECI is focusing on market opportunities in which it believes it has relative competitive advantages due to its geotechnical, project management and operating expertise. In addition, CECI expects to continue diversification into other environmentally responsible sources of energy primarily through selected acquisitions of partially developed or existing power generating projects and contracts.

         CECI presently believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years, in large part because the demand for new generating capacity is growing more rapidly in emerging nations than in the United States. In developing its international strategy, CECI pursues development opportunities in countries which it believes have an acceptable risk profile and where CECI's geothermal resource development and operating experience, project development expertise or strategic relationship with PKS or local partners are expected to provide it with a competitive advantage. Subsequent to the Merger, CECI will have financed and have under construction three projects representing an aggregate of 409 MW of net ownership of electric generating capacity in the Philippines. In addition, CECI is currently pursuing a number of other electric power project opportunities in countries including the Philippines and Indonesia. These countries are ideally suited for CECI to develop, finance and operate power projects successfully because of their excellent population demographics, extensive geothermal resources and stated commitments to the development private power programs. CECI's development efforts include both so-called "greenfield" development as well as the acquisition of or participation in the joint venture development of projects which are under development or already operating. In greenfield development, CECI attempts to negotiate power sales contracts for new generation capacity or engages in competitive bids in response to government agency or utility requests for proposals for new capacity.

         In pursuing its international strategy, CECI intends to own a significant equity interest in, and to operate, the projects it develops or acquires. In order to compete more effectively internationally, CECI's strategy is to attempt to diversify its project portfolio, extend its future equity funding capacity through joint ventures and utilize fixed-price, turnkey construction contracts with contractors experienced in the construction of power plants or other infrastructure facilities. CECI also believes that it is important in foreign transactions to work with local partners who are knowledgeable concerning local culture, politics and commercial practices and who provide a visible local presence and local project representation.

         With respect to emerging market projects, CECI's policy is to attempt to minimize currency risks, including the devaluation of local currencies versus the U.S. dollar, as well as the risk of availability of hard currency convertibility. To date, all of CECI's executed power contracts contain provisions which index CECI's returns to U.S. dollars or provide for the payment of capacity payments in U.S. dollars. To the extent possible, CECI attempts to secure "political risk" insurance from the Overseas Private Insurance Corporation ("OPIC") or similar multilateral agencies to limit its risk in emerging market countries. In addition, CECI endeavors to involve the World Bank, export credit agencies or multilateral funding sources in its international project financings. CECI believes multilateral lending agencies and foreign source financing and political risk insurance are available for certain international private power projects, particularly those utilizing indigenous fuel sources in renewable or otherwise environmentally responsible generating facilities. CECI believes that the involvement of these institutions will enhance an international project's position in emerging market countries.

         CECI has an international joint venture agreement with PKS which CECI believes enhances CECI's capabilities in foreign power markets. The joint venture agreement is limited to international activities and provides that if both CECI and PKS agree to participate in a project, they will share all development costs equally. Each of CECI and PKS will provide 50% of the equity required for financing a project developed by the joint venture and CECI will operate and manage such project. The agreement creates a joint development structure under which, on a project by project basis, CECI will be the development manager, managing partner and/or project operator, an equal equity participant with PKS and a preferred participant in the construction consortium and PKS will be an equal equity participant and the preferred turnkey construction contractor. The joint venture agreement may be terminated by either party on 15 days written notice, provided that such termination cannot affect the pre-existing contractual obligations of either party.

         In order to augment its technical capabilities, in 1993 CECI acquired The Ben Holt Co. ("BHCO"), a California based engineering firm with over 25 years of geothermal experience, specializing in feasibility studies, process design, detailed engineering, procurement, construction and operation of geothermal power plants, gathering systems and related facilities.

THE PROJECTS

         Upon completion of the Merger, CECI will have net ownership interests of an aggregate of (i) 354 MW in 13 projects in operation representing an aggregate net capacity of 571 MW of electric generating capacity, (ii) 409 MW in three projects under construction representing an aggregate net capacity of 500 MW of electric generating capacity and (iii) 935 MW in eight projects in development stages with signed power sale agreements or under award representing an aggregate net capacity of 1,589 MW of electric generating capacity. The following table sets out CECI's various projects in operation, under construction and in the latter stages of development pursuant to signed power sales agreements or awarded mandates, in each case subsequent to the Merger.

                            INTERNATIONAL PROJECTS

PROJECTS UNDER CONSTRUCTION

                    FACILITY    FACILITY       NET                      PROJECTED
                     GROSS        NET       OWNERSHIP                   COMMERCIAL                                 POWER
                    CAPACITY    CAPACITY    INTEREST                    OPERATION      CONTRACT      CONTRACT    PURCHASER
PROJECT             IN MW(1)   (IN MW)(2)    (IN MW)      LOCATION         DATE      EXPIRATION(3)     TYPE         (4)
- ----------------  ----------  ----------  -----------  -------------  ------------  -------------  ----------  -----------
Upper Mahiao  ... 128         119         119          Leyte, the          1996     CO+10          Build,      PNOC- EDC
                                                       Philippines                                 Own,        (GOP)(5)
                                                                                                   Transfer
Mahanagdong(6)  . 180         165          74          Leyte, the          1997     CO+10          Build,      PNOC- EDC
                                                       Philippines                                 Own,        (GOP)(5)
                                                                                                   Transfer
Malitbog-Phase I                                       Leyte, the       1996-1997   CO+10          Build,      PNOC- EDC
 and II  ........ 231         216         216          Philippines                                 Own,        (GOP)(5)
                                                                                                   Transfer
Total Under       539         500         409
 Construction  ..
                  ==========  ==========  ===========
PROJECTS WITH SIGNED POWER SALES CONTRACTS OR AWARDED DEVELOPMENT RIGHTS

                               FACILITY
                   FACILITY      NET          NET                       PROJECTED
                    GROSS      CAPACITY    OWNERSHIP                    COMMERCIAL                                POWER
                   CAPACITY      (IN       INTEREST                     OPERATION      CONTRACT     CONTRACT    PURCHASER
PROJECT           (IN MW)(7)  MW)(2)(7)   (IN MW)(7)      LOCATION         DATE       EXPIRATION      TYPE         (4)
- ---------------  ----------  ----------  -----------  --------------  ------------  ------------  ----------  -----------
Dieng(6) .......   400         400         188        Central Java,     1997-1999   CO+30         Build,      PLN (GOI)
                                                      Indonesia                                   Own,
                                                                                                  Transfer
Patuha(6) ......   400         400         140        Western Java,     1997-1999   CO+30         Build,      PLN (GOI)
                                                      Indonesia                                   Own,
                                                                                                  Transfer
Casecnan(8)  ...   140         140          98        Luzon, the           1998     CO+20         Build,      NIA
                                                      Philippines                                 Own,        (GOP)(5)
                                                                                                  Transfer
Bali(8)(9) .....   350         350         210        Bali,             1998-1999   CO+30         Build,      PLN (GOI)
                                                      Indonesia                                   Own,
                                                                                                  Transfer
Alto Peak ......    70          70          70        Leyte, the           1997     CO+10         Build,      PNOC- EDC
                                                      Philippines                                 Own,        (GOP)(5)
                                                                                                  Transfer
Total
 Contracted/
 Awarded ....... 1,360       1,360         706
                 ----------  ----------  -----------
Total
 International
 Projects ...... 1,899       1,860       1,115
                 ----------  ----------  -----------

- ---------------
   (1) Actual MW may vary depending on operating reservoir conditions and plant design. Facility Gross Capacity (in MW) for projects under construction represents gross electric output of the facility prior to subtraction of the parasitic load. Parasitic load is electrical output used by the facility and not made available for sale to utilities or other outside purchasers. Facility Gross Capacity (in
       MW) does not necessarily reflect electric output available for sale to utilities or other purchasers.
   (2) Facility Net Capacity (in MW) represents Facility Gross Capacity (in
       MW) less parasitic load.
   (3) Commercial Operation (CO).
   (4) Philippine National Oil Company-Energy Development Company (PNOC-EDC); Government of the Philippines (GOP); P.T. PLN (Persero)(PLN); Government of Indonesia (GOI); and Philippine National Irrigation Administration (NIA).
   (5) Government of the Philippines undertaking supports PNOC-EDC's and NIA's respective obligations.
   (6) PKS has elected to exercise its ownership option pursuant to its joint venture agreement with the Company.
   (7) Actual MW may vary depending on operating and reservoir conditions and final plant design. Facility Gross Capacity (in MW) for awarded projects equals maximum sales amount. Significant contingencies exist in respect of awards, including without limitation, the need to obtain financing, permits and licenses, and the completion of construction.
   (8) PKS has not indicated whether it intends to exercise its ownership option pursuant to its joint venture agreement with the Company and such net ownership interest remains subject to the PKS option. The Casecnan Project is a combined hydroelectric and irrigation project and will also sell water to NIA.
   (9) Geothermal resource development rights have been awarded and the power sales contract is subject to negotiation.

                              DOMESTIC PROJECTS

PROJECTS IN OPERATION(1)

                                   FACILITY
                       FACILITY      NET          NET
                        GROSS      CAPACITY    OWNERSHIP                       DATE OF                                    POWER
                       CAPACITY      (IN       INTEREST                       COMMERCIAL     CONTRACT      CONTRACT     PURCHASER
PROJECT               (IN MW)(1)  MW)(2)(3)     (IN MW)        LOCATION       OPERATION     EXPIRATION       TYPE          (5)
- -------------------  ----------  ----------  -----------  ----------------  ------------  ------------  ------------  -----------

Navy I .............  96          88          41          China Lake, CA     8/1987        8/2011            SO4           SCE
BLM ................  96          88          42          China Lake, CA     3/1989        3/2019            SO4           SCE
Navy II ............  96          88          44          China Lake, CA     1/1990        1/2010            SO4           SCE
Vulcan .............  41          34          17          Imperial Valley,   2/1986        2/2016            SO4           SCE
                                                          CA
Hoch (Del Ranch)  ..  46          38          19          Imperial Valley,   1/1989       12/2018            SO4           SCE
                                                          CA
Elmore .............  46          38          19          Imperial Valley,   1/1989       12/2018            SO4           SCE
                                                          CA
Leathers ...........  46          38          19          Imperial Valley,   1/1990       12/2019            SO4           SCE
                                                          CA
Salton Sea I .......  11           8           8          Imperial Valley,   7/1987        6/2017       Negotiated         SCE
                                                          CA
Salton Sea II ......  20          18          18          Imperial Valley,   4/1990        4/2020            SO4           SCE
                                                          CA
Salton Sea III .....  54          50          50          Imperial Valley,   2/1989        2/2019            SO4           SCE
                                                          CA
Yuma Cogen .........  55          50          50          Yuma, AZ           5/1994        5/2024       Negotiated        SDG&E
Roosevelt Hot
 Springs ...........  25          23          17          Milford, UT        5/1984        1/2021          Gathered       UP&L
                                                                                                            Steam
Desert Peak ........  10          10          10          Desert Peak, NV   12/1985       12/1995       Negotiated     SPPC Power

                     ----------  ----------  -----------  ----------------  ------------  ------------  ------------  -----------

Total in Operation   642         571         354
                     ==========  ==========  ===========









PROJECTS WITH SIGNED POWER SALES CONTRACTS OR AWARDED DEVELOPMENT RIGHTS

                                  FACILITY
                      FACILITY      NET          NET                         PROJECTED
                       GROSS      CAPACITY    OWNERSHIP                      COMMERCIAL                                  POWER
                      CAPACITY      (IN       INTEREST                       OPERATION      CONTRACT      CONTRACT     PURCHASER
PROJECT              (IN MW)(5)  MW)(2)(5)     (IN MW)        LOCATION          DATE       EXPIRATION       TYPE          (5)
- ------------------  ----------  ----------  -----------  ----------------  ------------  ------------  ------------  -----------
BRPU(7) ...........   163         163         163        Imperial Valley,       TBD           TBD           FSO4          SCE
                                                         CA
Fish Lake(8) ......    36          36          36        Imperial Valley,    est. 1996       CO+30     Negotiated         SCE
                                                         CA
Newberry ..........    30          30          30        Bend, OR            est. 1997       CO+50     Negotiated    BPA/EWEB
                    ----------  ----------  -----------  ----------------  ------------  ------------  ------------  -----------
Total
 Contracted/Awarded   229         229         229
                    ----------  ----------  -----------
Total Domestic
 Projects .........   871         800         583
                    ----------  ----------  -----------
Total Projects  ... 2,770       2,660       1,698
                    ==========  ==========  ===========

- ---------------
   (1) In addition to the electricity sales revenue earned from its net ownership position in such facilities, the Company receives significant fee and royalty income from operating such plants and managing the production from the geothermal reservoirs for such facilities.

   (2) Actual MW may vary depending on operating and reservoir conditions and plant design. Facility Gross Capacity (in MW) for projects in operation represents gross electric output of the facility prior to subtraction of the parasitic load. Parasitic load is electrical output used by the facility and not made available for sale to utilities or other outside purchasers. Facility Gross Capacity (in
       MW) does not necessarily reflect electric output available for sale to utilities or other outside purchasers.

   (3) Facility Net Capacity (in MW) represents Facility Gross Capacity (in
       MW) less parasitic load.

   (4) With respect to the Vulcan, Hoch (Del Ranch), Elmore, Leathers, Salton Sea I, Salton Sea II and Salton Sea III Projects, this represents contract nameplate.

   (5) Southern California Edison Company (SCE); San Diego Gas & Electric Company (SDG&E); Utah Power & Light Company (UP&L); Sierra Pacific Power Company (SPPC); Bonneville Power Authority (BPA); and Eugene Water and Electric Board (EWEB).

   (6) Actual MW may vary depending on operating and reservoir conditions and final plant design. Facility Gross Capacity (in MW) for awarded projects equals maximum sales amount. Significant contingencies exist in respect of awards, including without limitation, the need to obtain financing, permits and licenses, and the completion of construction.

   (7) SCE is contesting the BRPU award; accordingly, no power sales contract is currently signed.

   (8) Combined Fish Lake and Salton Sea Expansion.

                      INTERNATIONAL PROJECTS -- DISCUSSION

PROJECTS IN CONSTRUCTION

         THE PHILIPPINES. CECI believes that increasing industrialization, a rising standard of living and an expanding power distribution network has significantly increased demand for electrical power in the Philippines. According to the 1993 Power Development Program of the National Power Corporation of the Philippines ("NAPOCOR"), demand for electricity exceeds supply. NAPOCOR has also reported that its ability to sustain desired levels of electric production from existing facilities has been limited due to frequent breakdowns in many of its older electric generating plants. As a result, the Philippines has experienced severe power outages, with Manila suffering significant daily brownouts during much of 1993 and periodic brownouts during 1994. Although the occurrence of brownouts has been recently reduced, NAPOCOR has said that it still anticipates significant energy shortages in the future.

         In 1993, the Philippine Congress, pursuant to Republic Act 7648, granted President Ramos emergency powers to remedy the Philippine energy crisis, including authority to (i) exempt power projects from public bidding requirements, (ii) increase power rates and (iii) reorganize NAPOCOR. Until 1987, NAPOCOR had a monopoly on power generation and transmission in the Philippines. In 1987, then President Aquino issued Executive Order No. 215, which granted private companies the right to develop certain power generation projects, such as those using indigenous energy sources on a "build-operate-transfer" or "build-transfer" basis. In 1990, the Philippine Congress enacted Republic Act No. 6957, which authorized private development of priority infra-structure projects on a "build-operate-transfer" and a "build-transfer" basis. In addition, under that Act, such power projects were made eligible for certain tax benefits, including exemption from Philippine national income taxes for at least six years and exemption from, or reimbursement for, customs duties and value added taxes on capital equipment to be incorporated into such projects. In 1994, certain amendments to Republic Act No. 6957 were approved by the Philippine Congress and signed into law (R.A.
7718). Among other things, such amendments provide for the financing of "unsolicited proposals" on a "build-operate-transfer" basis.

         In an effort to remedy the shortfall of electricity, the Philippines, NAPOCOR and the Philippine National Oil Company-Energy Development Company ("PNOC-EDC") continue to jointly solicit bids for private power projects. Among private power projects selected through this solicitation process were the Upper Mahiao (the "Upper Mahiao Project"), Mahanagdong (the "Mahanagdong Project"), Malitbog (the "Malitbog Project") and Alto Peak (the "Alto Peak Project") geothermal power projects, as described below. Geothermal power has been identified as a preferred alternative by the Philippine Government due to the domestic availability and the minimal environmental effects of geothermal power in comparison to other forms of power production. PNOC-EDC, which is responsible for developing the Philippines' domestic energy sources, has been successful in the exploration and development of geothermal resources.

         CECI and Magma have financed and commenced construction of the Upper Mahiao, Mahanagdong and Malitbog Projects, which have an aggregate net capacity of 500 MW, of which CECI's aggregate net ownership interest is 409 MW subsequent to the Merger.

                                   [Picture]

         Upper Mahiao. CECI has closed the financing and commenced construction of the Upper Mahiao Project, a 128 gross MW geothermal project to be located in the Greater Tongonan area of the island of Leyte in the Philippines. The Upper Mahiao Project will be built, owned and operated by CE Cebu Geothermal Power Company, Inc. ("CE Cebu"), a Philippine corporation that is approximately 100% indirectly owned by CECI.

It will sell 100% of its capacity on a "take-or-pay" basis (described below) to PNOC-EDC, which will in turn sell the power to NAPOCOR for distribution to the island of Cebu, located about 40 miles west of Leyte.

         The Upper Mahiao Project will have a total project cost of approximately $218 million, including interest during construction, project contingency costs and a debt service reserve fund. A consortium of international banks has committed to provide approximately $162 million in a project-financed construction loan, supported by political risk insurance from the Export-Import Bank of the United States ("ExIm Bank"). The largest portion of the term loan for the project will also be provided by ExIm Bank. CECI's equity contribution to the Upper Mahiao Project is $56 million. Subject to the pledge of the project company's stock to the lenders, CECI has arranged for political risk insurance of its equity investment through OPIC. The financing is collateralized by all the assets of the project.

         The Upper Mahiao Project is being constructed by Ormat, Inc. ("Ormat") and its affiliates pursuant to supply and construction contracts (collectively, the "Upper Mahiao EPC"), which, taken together, provide for the construction of the plant on a fixed-price, date-certain, turnkey basis. Ormat is an international manufacturer and construction contractor that builds binary geothermal turbines. It has provided its equipment to several geothermal power projects throughout the United States, the Philippines and internationally. The Upper Mahiao EPC Contract provides liquidated damage protection of up to 30% of the Upper Mahiao EPC price. Ormat's performance under the Upper Mahiao EPC is backed by a completion guaranty of Ormat, by letters of credit, and by a limited guaranty of Ormat Industries, Ltd., an Israeli corporation and the parent of Ormat, in each case for the benefit of the project lenders.

         Under the terms of an energy conversion agreement, executed on September 6, 1993 (the "Upper Mahiao ECA"), CE Cebu will build, own and operate the Upper Mahiao Project during the approximately two-year construction period and the ten-year cooperation period, after which ownership will be transferred to PNOC-EDC at no cost.

         The Upper Mahiao Project will be located on land provided by PNOC-EDC at no cost. It will take geothermal steam and fluid, also provided by PNOC-EDC at no cost, and convert its thermal energy into electrical energy to be sold to PNOC-EDC on a "take-or-pay" basis. Specifically, PNOC-EDC will be obligated to pay for the electric capacity that is nominated each year by CE Cebu, irrespective of whether PNOC-EDC is willing or able to accept delivery of such capacity. PNOC-EDC will pay to CE Cebu a fee (the "Capacity Fee") based on the plant capacity nominated to PNOC-EDC in any year (which, at the plant's design capacity, is approximately 95% of total contract revenues) and a fee (the "Energy Fee") based on the electricity actually delivered to PNOC-EDC (approximately 5% of total contract revenues). The Capacity Fee serves to recover the capital costs of the project, to recover fixed operating costs and to cover return on investment. The Energy Fee is designed to cover all variable operating and maintenance costs of the power plant. Payments under the Upper Mahiao ECA will be denominated in U.S. dollars, or computed in U.S. dollars and paid in Philippine pesos at the then-current exchange rate, except for the Energy Fee, which will be used to pay Philippine peso-denominated expenses. The convertibility of Philippine peso receipts into U.S. dollars is insured by OPIC. Significant portions of the Capacity Fee and Energy Fee will be indexed to U.S. and Philippine inflation rates, respectively. PNOC-EDC's payment requirements, and its other obligations under the Upper Mahiao ECA, are supported by the Government of the Philippines through a performance undertaking.

         The payment of the Capacity Fee is not excused if PNOC-EDC fails to deliver or remove the steam or fluids or fails to provide the transmission facilities, even if its failure was caused by a force majeure event. In addition, PNOC-EDC must continue to make Capacity Fee payments if there is a force majeure event (e.g., war, nationalization, etc.) that affects the operation of the Upper Mahiao Project and that is within the reasonable control of PNOC-EDC or the government of the Philippines or any agency or authority thereof. If CE Cebu fails to meet certain construction milestones or the power plant fails to achieve 70% of its design capacity by the date that is 120 days after the scheduled completion date (as that date may be extended for force majeure and other reasons under the Upper Mahiao ECA), the Upper Mahiao Project may, under certain circumstances, be deemed "abandoned," in which case the Upper Mahiao Project must be transferred to PNOC-EDC at no cost, subject to any liens existing thereon.

         PNOC-EDC is obligated to purchase CE Cebu's interest in the facility under certain circumstances, including (i) extended outages resulting from the failure of PNOC-EDC to provide the required geothermal fluid, (ii) certain material changes in policies or laws which adversely affect CE Cebu's interest in the project, (iii) transmission failure, (iv) failure of PNOC-EDC to make timely payments of amounts due under the Upper Mahiao ECA, (v) privatization of PNOC-EDC or NAPOCOR, and (vi) certain other events. Prior to completion of the Upper Mahiao Project, the buy-out price will be equal to all costs incurred through the date of the buy-out, including all Upper Mahiao Project debt, plus an additional rate of return on equity of ten percent per annum. In a post-completion buy-out, the price will be the net present value (at a discount rate based on the last published Commercial Interest Reference Rate of the Organization for Economic Cooperation and Development) of the total remaining amount of Capacity Fees over the remaining term of the Upper Mahiao ECA.

         Mahanagdong. CECI has also closed the financing and commenced construction of the Mahanagdong Project, a 180 gross MW geothermal project, which will also be located on the island of Leyte. The Mahanagdong Project will be built, owned and operated by CE Luzon Geothermal Power Company, Inc. ("CE Luzon"), a Philippine corporation that during construction is indirectly owned 50% by CECI and 50% by PKS. Up to a 10% financial interest in CE Luzon may be sold at completion to another industrial company at the option of such company. The Mahanagdong Project will sell 100% of its capacity on a similar basis as described above for the Upper Mahiao Project to PNOC-EDC, which will in turn sell the power to NAPOCOR for distribution to the island of Luzon.

         Mahanagdong has a total project cost of approximately $320 million, including interest during construction, project contingency costs and a debt service reserve fund. The capital structure consists of a project financing construction and term loan of approximately $240 million provided by OPIC, ExIm Bank and a consortium of international banks, and approximately $80 million in equity contributions. Political risk insurance from ExIm Bank has been obtained for the commercial lenders. CECI's equity investment for the Mahanagdong Project will be approximately $40 million. Subject to the pledge of the project company's stock to the lenders, CECI has arranged for political risk insurance on its equity investment through OPIC. The financing is collateralized by all the assets of the project.

         The Mahanagdong Project is being constructed by a consortium (the "EPC Consortium") of Kiewit Construction Group, Inc. ("KCG") and BHCO pursuant to fixed-price, date-certain, turnkey supply and construction contracts (collectively, the "Mahanagdong EPC"). The obligations of the EPC Consortium under the Mahanagdong EPC are supported by a guaranty of KCG at an aggregate amount equal to approximately 50% of the Mahanagdong EPC price. The Mahanagdong EPC provides for maximum liability for liquidated damages of up to $100.5 million and total liability of up to $201 million. KCG, a wholly owned subsidiary of PKS, is the lead member of the EPC Consortium, with an 80% interest. KCG performs construction services for a wide range of public and private customers in the U.S. and internationally. Construction projects undertaken by KCG during 1993 included transportation projects, including highways, bridges, airports and railroads, power facilities, buildings and sewer and waste disposal systems, and water supply systems, utility facilities, dams and reservoirs. KCG accounts for 80% of PKS's revenues, contributing $1.7 billion in revenues in 1993. KCG has an extensive background in power plant construction.

         BHCO will provide design and engineering services for the EPC Consortium, holding a 20% interest. CECI has provided a guaranty of BHCO's obligations under the Mahanagdong EPC Contract.

         The terms of an energy conversion agreement (the "Mahanagdong ECA"), executed on September 18, 1993, are substantially similar to those of the Upper Mahiao ECA. The Mahanagdong ECA provides for an approximately three-year construction period and a ten-year cooperation period. At the end of the cooperation period, the facility will be transferred to PNOC-EDC at no cost. All of PNOC-EDC's obligations under the Mahanagdong ECA are supported by the Government of the Philippines through a performance undertaking. The capacity fees are expected to be approximately 97% of total revenues at the design capacity levels and the energy fees are expected to be approximately 3% of such total revenues.

         Malitbog. In December 1994, Magma closed the financing and commenced construction of the Malitbog Project, a 231 gross MW geothermal project, which will also be located on the island of Leyte. The Malitbog Project will be built, owned and operated by Visayas Geothermal Power Company ("VGPC"), a Philippine general partnership that is wholly owned, indirectly, by Magma. VGPC will sell 100% of its capacity on substantially the same basis as described above for the Upper Mahiao Project to PNOC-EDC, which will in turn sell the power to NAPOCOR.

         The Malitbog Project has a total project cost of approximately $280 million, including interest during construction and project contingency costs. A consortium of international banks and OPIC have provided a total of $210 million of construction and term loan facilities, the $135 million international bank portion of which is supported by political risk insurance from OPIC. Magma's equity contribution to VGPC was $70 million. Magma's equity participation is covered by political risk insurance from OPIC.

         The Malitbog Project will be constructed by Sumitomo Corporation ("Sumitomo") pursuant to a fixed-price, date-certain, turnkey supply and construction contract (the "Malitbog EPC"). The Malitbog EPC provides that certain liquidated damages will be paid by Sumitomo for failure to meet certain scheduled performance test dates, including the payment of any liquidated damages or penalties required to be paid by VGPC to PNOC-EDC under an energy conversion agreement (subject to limitations on the total amount of liquidated damages payable by Sumitomo). The Malitbog EPC also provides for the payment of certain liquidated damages on a per unit basis if upon completion of the facility, tests do not demonstrate such unit's ability to operate at a net generating capacity of at least 74.1 MW. The liquidated damages for each generating unit are capped at 13 1/3% of the total Malitbog EPC. Pursuant to a reimbursement undertaking, Magma has agreed to reimburse Sumitomo for draws, if any, by PNOC-EDC on the construction bond provided by Sumitomo on behalf of Magma in excess of the liquidated damage amounts provided in the Malitbog EPC.

         Sumitomo is one of the principal trading and investment companies in Japan, and has built power plants around the world, often on a turnkey basis. As of October 20, 1994, Sumitomo had a credit rating of "Aa3" from Moody's Investors Service, Inc. ("Moody's"). The Malitbog EPC requires Sumitomo to provide engineering, procurement, construction, start-up and testing services with respect to the facility.

         Construction of the facility has begun, with commercial operation of unit 1 scheduled to commence in July 1996, and commercial operation of unit 2 and unit 3 scheduled to commence in July 1997.

         The terms of the "Malitbog ECA", executed on September 10, 1993, are substantially similar to those of the Upper Mahiao ECA. The Malitbog ECA provides for a two-phase construction period, of three identical 77 gross MW units. The cooperation period is ten years from the completion of unit 3. At the end of the cooperation period, the facility will be transferred to PNOC-EDC at no cost. All of PNOC-EDC's obligations under the Malitbog ECA are supported by the Government of the Philippines through a performance undertaking. The capacity fees are 100% of total revenues and there is no energy fee.

PROJECTS IN DEVELOPMENT

         Casecnan. In November 1994, CECI signed a "Project Agreement" with the Philippine National Irrigation Administration ("NIA") to develop an estimated $320 million combined irrigation and hydroelectric power generation project (the "Casecnan Multipurpose Project"). Such Project will deliver excess water from the Casecnan and Denip (Cagayan) watershed in Northern Luzon to the Pampanga watershed and the Pantabangan Reservoir for irrigation use in the Central Luzon Valley. The Casecnan Multipurpose Project, which has satisfied the requirements for an unsolicited proposal under the amended BOT law, will also provide 140 MW of net electric generation capacity to the Luzon grid.

         The project agreement is structured as a build, operate and transfer agreement under which NIA will supply the water for the Project and provides for a 20-year cooperation period with significant "take-or-pay" obligations for water and electricity. At the end of the 20-year cooperation period, the Casecnan Multipurpose Project will be transferred to NIA at no cost. CECI anticipates commencing construction in 1995.

         Completion of such Project remains subject to a number of significant uncertainties, including arranging financing, obtaining certain required permits and licenses and completing construction, none of which can be assured.

         Alto Peak. The Alto Peak Project is a smaller geothermal project in the same general area of Leyte as the Upper Mahiao, Mahanagdong and Malitbog Projects. Magma and PNOC-EDC have executed a 70 MW net Energy Conversion Agreement, dated May 7, 1994. The general terms and conditions are similar to the Malitbog ECA. However, the plant design has not been initiated as PNOC-EDC has not finalized the steam conditions (pressure, composition and ph), as PNOC-EDC is still drilling and testing the geothermal wells that will supply steam to such project. Consequently, Magma has not commenced financing arrangements for the Alto Peak Project.

         Indonesia. Indonesia, which has the world's fourth largest population, has experienced rapid growth in electricity demand. CECI believes that load growth has exceeded 13% since 1980. Furthermore, CECI believes that rapid expansion in industrial growth has created a backlog of unconnected industrial users in excess of 4,000 MW. In its sixth five-year plan, the Indonesian government has called for the addition of 12,000 MW of additional generating capacity by 1999. The long range plan calls for an additional 15,000 MW to be added by the year 2004. The plans call for approximately 75% of this capacity to be added by independent power producers. Although Indonesia is a member of OPEC and is also the world's largest exporter of liquified natural gas, the Government of Indonesia has announced that it wishes to maintain sufficient amounts of oil for export, which will require a shift to coal fired generation and the use of other energy sources, such as geothermal.

         It is estimated that Indonesia has sufficient geothermal steam potential to generate 16,000 MW, centered in the Java and Sumatra areas (the two most populous of the 13,000 islands in Indonesia). To date, less than 150 MW of geothermal facilities have been commissioned, as the Government of Indonesia was not encouraging the development of geothermal energy.

         The Indonesian state-owned utility has recently been converted to a limited liability company, P.T. PLN (Persero) ("PLN"), as a first step toward the privatization of its two largest generating subsidiaries. The main objective of Indonesia's electric energy policy has been to secure a continuity of supply at reasonable rates for households (more than 50% of which have been reported to have no power) and to minimize the utilization of

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hydrocarbons. Rural electrification will remain an important component of the energy policy as PLN is targeting the addition of 2 million customers a year.

         Indonesia is rated "Baa3" by Moody's and "BBB-" by Standard & Poor's Ratings Group ("S&P"). CECI believes that Indonesia represents an attractive development opportunity, as it combines growing power needs with ample geothermal resources and creditworthy contract parties.

         The following is a summary description of certain information concerning CECI's projects in Indonesia. Since these projects are still in development, however, there can be no assurance that this information will not change materially over time. In addition, there can be no assurance that development efforts on any particular project, or CECI's efforts generally, will be successful.

         Dieng. On December 2, 1994, a subsidiary of CECI executed a joint operation contract (the "Dieng JOC") for the development of the geothermal steam field and geothermal power facilities at the Dieng geothermal field, located in Central Java (the "Dieng Project") with Perusahaan Pertambangan Minyak Dan Gas Bumi Negara ("Pertamina"), the Indonesian national oil company, and executed a "take-or-pay" energy sales contract (the "Dieng ESC") with both Pertamina and PLN, the Indonesian national electric utility.

         A subsidiary of CECI has entered into a joint development agreement with P.T. Himpurna Enersindo Abadi ("P.T. HEA"), its Indonesian partner, which is a subsidiary of Himpurna, an association of Indonesian military veterans, whereby CECI and P.T. HEA have agreed to work together on an exclusive basis to develop the Dieng Project (the "Dieng Joint Venture"). The Dieng Joint Venture is structured with subsidiaries of CECI having a minimum 47% interest, subsidiaries of PKS having the option to take a 47% interest and P.T. HEA having a 6% interest in the Dieng Project.

         Pursuant to the Dieng JOC and ESC, Pertamina will grant to the Dieng Joint Venture the geothermal field and the wells and other facilities presently located thereon and the Dieng Joint Venture will build, own and operate power production units with an aggregate capacity of up to 400 MW. The Dieng Joint Venture will accept the field operation responsibility for developing and supplying the geothermal steam and fluids required to operate the plants. The Dieng JOC is structured as a build own transfer agreement and will expire (subject to extension by mutual agreement) on the date which is the later of (i) 42 years following effectiveness of the Dieng JOC and (ii) 30 years following the date of commencement of commercial generation of the final unit completed. Upon the expiration of the proposed Dieng JOC, all facilities will be transferred to Pertamina at no cost. The Dieng Joint Venture is required to pay Pertamina a production allowance equal to three percent of the Dieng Joint Venture's net operating income from the Dieng Project, plus a further amount based upon the negotiated value of existing Pertamina geothermal production facilities that CECI expects will be made available by Pertamina.

         Pursuant to the Dieng ESC, PLN agreed to purchase and pay for all of the Project's capacity and energy output on a "take or pay" basis regardless of PLN's ability to accept such energy made available from the Dieng Project for a term equal to that of the Dieng JOC. The price paid for electricity includes a base energy price per kWh multiplied by the number of kWhs the plants deliver or are "capable of delivering," whichever is greater. Energy price payments are also subject to adjustment for inflation. PLN will also pay a capacity payment based on plant capacity. All such payments are payable in U.S. dollars.

         CECI presently intends to begin well testing by the second quarter of 1995 and to commence construction of an initial 55 MW unit in the 4th quarter of 1995, and then to proceed on a modular basis with construction of three additional units to follow shortly thereafter, resulting in an aggregate first phase net capacity at this site of 220 MW. CECI estimates that the total project cost of these units will be approximately $450 million. The

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next phase is expected to expand the total capacity to 400 MW. The cost of the full Dieng Project is estimated to approximate $1 billion. CECI anticipates a consortium consisting of KCG and BHCO will submit a proposal for the design and construction of the Dieng Project, and that CECI, through a subsidiary, will be responsible for operating and managing the Dieng Project.

         The Dieng field has been explored domestically for over 20 years and BHCO has been active in the area for more than five years. Pertamina has drilled a total of 27 wells to date. CECI has a significant amount of data, which it believes to be reliable as to the production capacity of the field. However, a number of significant steps, both financial and operational, must be completed before the Dieng Project can proceed further. These steps, none of which can be assured, include obtaining required regulatory permits and approvals, completing the well testing, entering into a construction agreement and other project contracts, and arranging financing.

         Patuha. CECI is also developing a geothermal power plant with respect to the Patuha geothermal field in Java, Indonesia (the "Patuha Project"). CECI has entered into a joint venture (the "Patuha Joint Venture") for Patuha with P.T. Enerindo Supra Abadi ("P.T. ESA"), an Indonesian company. P.T. ESA is an affiliate of the Bukaka Group, which has extensive experience in general construction, fabrication and electrical transmission construction in Indonesia. In exchange for project development services, P.T. ESA will receive a 10% equity interest in the Patuha Project with an option to acquire an additional 20% interest for cash upon the satisfaction of certain conditions. Subject to the exercise of that option, subsidiaries of CECI will have a 45% interest and subsidiaries of PKS will have the option to take a 45% interest in the Patuha Project.

         On December 2, 1994, the Patuha Joint Venture executed both a joint operation contract and an energy sales contract, each of which currently contains terms substantially similar to those described above for the Dieng Project. The Patuha Joint Venture intends to proceed on a modular basis similar to the Dieng Project, with an aggregate capacity of up to 400 MW. CECI estimates that the total cost will be approximately $1 billion. CECI presently intends to begin well testing and further exploration in the fourth quarter of 1995 with construction of the first unit expected to begin by 1996.

         The Patuha Project remains subject to a number of significant uncertainties, as described above in connection with the Dieng Project, and there can be no assurance that the Patuha Project will proceed or reach commercial operation.

         Bali. CECI and PT Panutan Group, an Indonesian consortium of energy, oil, gas and mining companies, have formed a joint venture to pursue the development of geothermal resources in Bali (the "Bali Project") and to obtain a power sales contract from PLN.

         CECI presently intends to develop the Bali Project and other possible projects in Indonesia using a structure similar to that contemplated for the Dieng Project.

         The Bali Project remains subject to a number of significant uncertainties, as described above for the Dieng Project, and there can be no assurance that CECI will pursue the Bali Project or that it will proceed or reach commercial operation.


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                        DOMESTIC PROJECTS -- DISCUSSION

                                   [Picture]

PROJECTS IN OPERATION

         The Coso Project. In 1979, CECI entered into a 30-year contract (the "Navy Contract") with the United States Department of the Navy (the "Navy") to develop geothermal power facilities located on approximately 5,000 acres of the Naval Air Weapons Station at China Lake, California (150 miles northeast of Los Angeles). In 1985, CECI entered into a 30-year lease (the "BLM Lease") with the United States Bureau of Land Management ("BLM") for approximately 19,000 acres of land adjacent to the land covered by the Navy Contract. The Navy Contract and the BLM Lease provide for certain royalty payments as a percentage of gross revenue and certain other formulas. CECI formed three joint ventures (the "Coso Joint Ventures") with one primary joint venture partner, Caithness Corporation ("Caithness"), to develop and construct the three facilities which comprise the Navy I project (the "Navy I Project"), the BLM project (the "BLM Project") and the Navy II project (the "Navy II Project") (collectively the "Coso Project").

         The Coso Joint Ventures are as follows: (i) Coso Finance Partners, which owns the Navy I Project (the "Navy I Partnership"), (ii) Coso Energy Developers, which owns the BLM Project (the "BLM Partnership") and (iii) Coso Power Developers, which owns the Navy II Project (the "Navy II Partnership" and, together with the Navy I Partnership and the BLM Partnership, the "Coso Partnerships"). CECI holds ownership interests of approximately 46% in the Navy I Partnership; approximately 48% in the BLM Partnership, after payout to CECI and Caithness; and 50% in the Navy II Partnership. CECI consolidates its respective share of the operating results of the Coso Partnerships into its financial statements. In addition, CECI indirectly holds rights to certain cash flows from its partners in the BLM Project, and, to a lesser extent, the Navy I Project and Navy II Project. Each of the Coso Joint Ventures is managed by a management committee which consists of two representatives from CECI and two representatives from CECI's partners. CECI operates the Coso Project, for which it receives fees from the Coso Partnerships.

         The Coso Project sells all electricity generated by the respective plants pursuant to three long-term SO4 Agreements between the Navy I Partnership, the BLM Partnership, and the Navy II Partnership, respectively, and SCE. These SO4 Agreements provide for capacity payments, capacity bonus payments and energy payments. SCE makes fixed annual capacity payments to the Coso Partnerships, and to the extent that capacity factors exceed certain benchmarks is required to make capacity bonus payments. The price for capacity and capacity bonus payments is fixed for the life of the SO4 Agreements. Energy is sold at increasing fixed rates for the first ten years of each contract and thereafter at SCE's Avoided Cost of Energy. The fixed price periods of the SO4 Agreements extend until August 1997, March 1999 and January 2000 for each of the Navy I, BLM and Navy II Partnerships, respectively, at rates ranging from 11.0(cent) per kWh in 1994 to 14.6(cent) per kWh in 2000. CECI's share of the revenues received by the Coso Partnerships for 1993 and the first nine months of 1994 was $92.9 million and $78.9 million, respectively.

         The physical facilities used for geothermal energy production are substantially the same at the Navy I, BLM and Navy II Projects.

         The Navy I Project. The geothermal resource for the Navy I Project currently is produced from approximately 32 wells. The Navy I Project consists of three turbine generators, each with approximately 32 MW of electrical generating capacity. The Navy I Project has an aggregate gross electrical generating capacity of approximately 96 MW. Based on an assumed capacity of 80 MW, the Navy I Project operated at an average operating capacity factor of 99.8% in 1992, 111.2% in 1993 and 114.6% in the first nine months of 1994.

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         The BLM Project. The BLM Project's geothermal resource currently is produced from approximately 20 wells. The BLM Project consists of three turbine generators. Two of these turbine generators are located at the BLM East site in a dual flash system, each with a nameplate capacity of 29 MW; and one is located at the BLM West site in a single flash system, with a nameplate capacity of 29 MW. The BLM Project has an aggregate gross electrical generating capacity of approximately 96 MW. Based on an assumed capacity of 80 MW, the BLM Project operated at an average operating capacity factor of 87.2% in 1992, 98.1% in 1993, and 98.5% in the first nine months of 1994.

         The Navy II Project. The geothermal resource for the Navy II Project currently is produced from approximately 25 wells. The Navy II Project consists of three individual turbine generators, each with approximately 32 MW of electrical generating capacity. The Navy II Project has an aggregate gross electrical capacity of approximately 96 MW. Based on an assumed capacity of 80 MW, the Navy II Project operated at an average operating capacity factor of 98.1% in 1992, 102.6% in 1993, and 103.5% in the first nine months of 1994.

         In December 1992, the Coso Joint Ventures refinanced the existing bank debt on the Coso Project with the proceeds of the sale of approximately $560 million in non-recourse senior secured notes (the "Notes") in a private placement pursuant to Rule 144A under the Securities Act. The Notes were issued by Coso Funding Corp. ("Coso Funding"), a corporation owned by the Coso Joint Ventures and formed exclusively for the purpose of issuing the Notes. Coso Funding lent the Coso Joint Ventures substantially all of the net proceeds of the sale of the Notes. At the time of their issuance, the Notes were rated "Baa3" by Moody's, "BBB-" by S&P and "BBB" by Duff & Phelps Credit Rating Co., all investment grade ratings. The outstanding balance of the Notes on September 30, 1994 was $483.5 million with a remaining average life of 3.5 years, and the average interest rate on the Notes for the nine months ending on the same date was 8.07%. The obligations of each Coso Partnership under the loans from Coso Funding are non-recourse to CECI. Coso Funding may look solely to each Coso Partnership's pledged assets for satisfaction of such Coso Partnership's loan. In addition, the loans are cross-collateralized by certain support loans only to the extent of the other Coso Joint Ventures' available cash flow and, under certain circumstances, the debt service reserve funds, and not as to other assets.

         Salton Sea Known Geothermal Resource Area Projects. Magma acquired three geothermal power plants which comprise the Salton Sea I project (the "Salton Sea I Project"), the Salton Sea II project (the "Salton Sea II Project") and the Salton Sea III project (the "Salton Sea III Project") (collectively, the "Salton Sea Projects") and all related wellfield, land and other related assets in March 1993 from Union Oil Company of California. Each of the Vulcan, Hoch (Del Ranch), Elmore and Leathers projects (the "Vulcan Project," the "Hoch (Del Ranch) Project," the "Elmore Project" and the "Leathers Project," respectively, and collectively, the "Partnership Projects") is owned by an equal partnership (the "Vulcan Partnership," the "Del Ranch Partnership," the "Elmore Partnership" and the "Leathers Partnership," respectively, and collectively, the "Partnerships") between Magma and a subsidiary of Mission Energy, a wholly owned subsidiary of SCE. In the case of the Vulcan Project, the Vulcan Partnership owns certain geothermal resources supplying the Vulcan Project plant. In the case of the other three Partnership Project plants, Magma owns the geothermal resources and receives royalty payments from the Del Ranch, Elmore and Leathers Partnerships. In the first nine months of 1994, such royalties together with royalties from the East Mesa Plant and Mammoth Plants (as defined below) totaled $15.1 million. Magma's share of the aggregate electricity revenues received by the Salton Sea Projects and the Partnerships for the first nine months of 1994 was $124.1 million. In each case, a subsidiary of Magma is the managing general partner, and Magma consolidates one-half of the operating results of each Partnership Project plant into its financial statements. A subsidiary of Magma operates each of the Salton Sea Project plants and the Partnership Project plants.


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         The Salton Sea Projects operated at a combined contract nameplate capacity factor (excluding scheduled maintenance hours) of 94.1% in the nine months ended December 31, 1993 and 90.8% in the first nine months of 1994. The Partnership Projects operated at a combined contract nameplate factor of 100.7% in 1993 and 105.0% in the first nine months in 1994.

         Vulcan. The Vulcan Project sells electricity to SCE under a 30-year SO4 Agreement that commenced on February 10, 1986. The Vulcan Project has a contract capacity and contract nameplate of 29.5 MW and 34 MW, respectively. Under the SO4 Agreement, SCE is obligated to pay the Vulcan Project a capacity payment, a capacity bonus payment and an energy payment.

         The price for contract capacity payments is fixed for the life of such SO4 Agreement. The as-available capacity price is based on a payment schedule as approved by the CPUC from time to time. The contract energy payment increases each year for the first ten years, which period expires on February 9, 1996. Thereafter, the energy payments will be based on SCE's Avoided Cost of Energy. The energy payment per kWh is 10.9(cent) for 1994, 11.8(cent) for 1995 and 12.6(cent) for 1996. The Vulcan Project is unleveraged.

         Hoch (Del Ranch). The Hoch (Del Ranch) Project sells electricity to SCE under a 30-year SO4 Agreement that commenced on January 1, 1989. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The provisions of such SO4 Agreement are substantially the same as the SO4 Agreement with respect to the Vulcan Project.

         The price for contract capacity payment is fixed for the life of the SO4 Agreement. The energy payments per kWh for the first ten-year period, which expires on December 31, 1998, are fixed at rates ranging from 10.9(cent) for 1994 to 14.6(cent) for 1998. Thereafter, the energy payments will be based on SCE's Avoided Cost of Energy.

         The Del Ranch Partnership entered into a $66 million secured credit facility with commercial banks in March 1988. The final maturity date of the term loans is September 15, 2001. The secured credit agreement was amended to allow for the issuance of commercial paper and medium-term notes supported by a letter of credit as an alternative to borrowing directly from the banks.

         Elmore. The Elmore Project sells electricity to SCE under a 30-year SO4 Agreement that commenced on January 1, 1989. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The provisions of such SO4 Agreement are substantially the same as the SO4 Agreement with respect to the Vulcan Project.

         The price for contract capacity payments is fixed for the life of the SO4 Agreement. The energy payments per kWh for the first ten-year period, which expires on December 31, 1998, are fixed at rates ranging from 10.9(cent) in 1994 to 14.6(cent) in 1998. Thereafter, the energy payments will be based on SCE's Avoided Cost of Energy.

         The Elmore Partnership entered into a $66 million secured credit facility with commercial banks in March 1988. The final maturity date of the term loans is September 15, 2001. The secured credit agreement was amended and restated on April 18, 1990 to allow for the issuance of commercial paper and medium-term notes supported by a letter of credit as an alternative to borrowing directly from the banks.

         Leathers. The Leathers Project sells electricity to SCE pursuant to a 30-year SO4 Agreement that commenced on January 1, 1990. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The provisions of such SO4 Agreement are substantially the same as the SO4 Agreement with respect to the Vulcan Project.

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         The price for contract capacity payments is fixed for the life of the
SO4 Agreement. The energy payments per kWh for the first ten-year period, which expires on December 31, 1999, are fixed at rates ranging from 10.9(cent) in 1994 to 15.6(cent) in 1999. Thereafter, the energy payments are based on SCE's Avoided Cost of Energy.

         The Leathers Partnership entered into an $82 million secured credit facility with commercial banks in March 1988. The final maturity date of the term loans is September 15, 2002. The secured credit agreement was amended to allow for the issuance of commercial paper and medium-term notes supported by a letter of credit as an alternative to borrowing directly from the banks.

         Salton Sea I Project. The Salton Sea I Project sells electricity to SCE pursuant to a 30-year negotiated power purchase agreement, as amended (the "Salton Sea I PPA"), which provides for capacity and energy payments. The initial contract capacity and contract nameplate are each 10 MW. The Salton Sea I Project may add subsequent increments of contract capacity (subject to notification requirements) the sum of which may not exceed 20 MW (the "Salton Sea I Project Expansion"). See "--Projects in Development - Fish Lake/Salton Sea I Expansion."

         The capacity payment is based on the firm capacity price which is currently $123.61/kW-year. The contract capacity payment adjusts quarterly based on a basket of energy indices for the term of the Salton Sea I PPA. The energy payment is calculated using a Base Price (defined as the initial value of the energy payment (4.701(cent) per kWh for the second quarter of 1992)), which is subject to quarterly adjustments based on a basket of indices. The time period weighted average energy payment for Unit 1 was 4.8(cent) per kWh during 1993. As the Salton Sea I PPA is not an SO4 Agreement, the energy payments do not revert to SCE's Avoided Cost of Energy.

         Salton Sea II Project. The Salton Sea II Project sells electricity to SCE pursuant to a 30-year modified SO4 Agreement that commenced on April 15, 1990. The contract capacity and contract nameplate are 15 MW and 18 MW, respectively. The contract requires SCE to make capacity payments, capacity bonus payments and energy payments. The price for contract capacity and contract capacity bonus payments is fixed for the life of the modified SO4 Agreement. The energy payments for the first ten-year period, which period expires on April 4, 2000, are levelized at a time period weighted average of 10.6(cent) per kWh. Thereafter, the monthly energy payments will be SCE's Avoided Cost of Energy. For the period April 1, 1994 through March 31, 2004, SCE is entitled to receive, at no cost, 5% of all energy delivered in excess of 80% of contract capacity.

         Salton Sea III Project. The Salton Sea III Project sells electricity to SCE pursuant to a 30-year modified SO4 Agreement. The contract capacity is 47.5 MW and the contract nameplate is 50 MW. The SO4 Agreement requires SCE to make capacity payments, capacity bonus payments and energy payments for the life of the SO4 Agreement. The price for contract capacity payments is fixed. The energy payments for the first ten-year period, which period expires on February 13, 1999, are levelized at a time period weighted average of 9.8(cent) per kWh. Thereafter, the monthly energy payments will be SCE's Avoided Cost of Energy.

         The partnerships that own the Salton Sea Projects (the "Salton Sea Partnerships") are parties to a secured credit facility with commercial banks. The agreement provides for a $130 million term loan broken into two tranches,
(i) tranche A (covers Units 1 and 2) in the original principal amount of $37 million with a final maturity date of March 15, 2000 and (ii) tranche B (covers Unit 3) in the original principal amount of $93 million with a final maturity date of January 31, 1999. In addition, the agreement provides for a renewable working capital loan in the aggregate principal amount of $5 million with an initial maturity date of February 27, 1995.


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         Yuma. During 1992, CECI acquired a development stage 50 MW natural gas-fired cogeneration project in Yuma, Arizona (the "Yuma Project"). The Yuma Project is designed to be a QF under PURPA and to provide 50 MW of electricity to San Diego Gas & Electric Company ("SDG&E") under an existing 30-year power purchase contract. The electricity is sold at SDG&E's Avoided Cost of Energy. The power is wheeled to SDG&E over transmission lines constructed and owned by Arizona Public Service Company ("APS"). An agreement for interconnection and a firm transmission service agreement have been executed between APS and the Yuma Project entity and have been accepted for filing by the Federal Energy Regulatory Commission ("FERC").

         The Yuma Project commenced commercial operation in May 1994. The project entity has executed steam sales contracts with an adjacent industrial entity to act as its thermal host in order to maintain its status as a QF, which is a requirement of its SDG&E contract. Since the industrial entity has the right under its contract to terminate the agreement upon one year's notice if a change in its technology eliminates its need for steam, and in any case to terminate the agreement at any time upon three years notice, there can be no assurance that the Yuma Project will maintain its status as a QF. However, if the industrial entity terminates the agreement, CECI anticipates that it will be able to locate an alternative thermal host in order to maintain its status as a QF or build a greenhouse at the site for which CECI believes it would obtain QF status. A natural gas supply and transportation agreement has been executed with Southwest Gas Corporation terminable under certain circumstances by CECI and Southwest Gas Corporation. The Yuma Project is unleveraged other than intercompany debt.

         Roosevelt Hot Springs. CECI operates and owns an approximately 70% interest in a 25 MW geothermal steam field which supplies geothermal steam to a power plant owned by Utah Power & Light Company ("UP&L") located on the Roosevelt Hot Springs property under a 30-year steam sales contract. CECI obtained approximately $20.3 million of cash under a pre-sale agreement with UP&L whereby UP&L paid in advance for the steam produced by the steam field. CECI must make certain penalty payments to UP&L if the steam produced does not meet certain quantity and quality requirements.

         Desert Peak. CECI is the owner and operator of a 10 MW geothermal plant at Desert Peak, Nevada that is currently selling electricity to Sierra Pacific Power Company under a power sales contract that expires December 31, 1995 and that may be extended on a year-to-year basis as agreed by the parties. The price for electricity under this contract is 6.3(cent) per kWh, comprising an energy payment of 1.8(cent) per kWh (which is adjustable pursuant to an inflation-based index) and a capacity payment of 4.5(cent) per kWh. CECI is currently negotiating the terms of an extension to this contract.

         Mammoth Plants. Magma receives royalty revenues from a 10 MW and a 12 MW contract nameplate geothermal power plant (the "First Mammoth Plant" and the "Second Mammoth Plant", respectively, and referred to herein, collectively, as the "Mammoth Plants") at Mammoth Lakes, California. Electricity from the Mammoth Plants is sold to SCE under two long-term power purchase agreements. The First Mammoth Plant and the Second Mammoth Plant began commercial operation in 1985 and 1991, respectively. Magma leases both property and geothermal resources to support the Mammoth Plants in return for certain base royalty and bonus royalty payments. For the First Mammoth Plant and the Second Mammoth Plant, the base royalty is 12.5% and 12%, respectively, of gross electricity sales revenues. The bonus royalty for the Mammoth Plants is 50% of the excess of annual gross electricity sales revenues over an annual revenue standard based on the Mammoth Plants operating at 85% of contract capacity.

         The East Mesa Plant. Magma also receives royalty revenues from a 37 MW contract nameplate geothermal power plant (with two units) at East Mesa in Imperial Valley, California (the "East Mesa Plant"). Electricity from the plant is sold to SCE pursuant to two SO4 Agreements formerly held by Magma, and Magma

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is entitled to receive a senior payment of 4% of gross electricity sales revenues and a junior payment of 10% of gross electricity sales revenues. To date, such junior payment has not been received. Since 1992, Magma recognized the accrued junior payments as royalty income.

PROJECTS IN DEVELOPMENT

         The BRPU Process. Magma is seeking new long-term final standard offer no. 4 power purchase agreements in southern California through the bidding process adopted by the CPUC under its 1992 Biennial Resource Plan Update ("BRPU"). In its 1992 BRPU, the CPUC cited the need for an additional 9,600 MW of power production through 1999 among California's three investor-owned utilities, SCE, SDG&E and Pacific Gas and Electric Company (collectively, the "IOUs"). Of this amount, 275 MW was set aside for bidding by independent power producers (such as Magma) utilizing renewable resources. Pursuant to an order of the CPUC dated June 22, 1994 (confirmed on December 21, 1994), Magma was awarded 163 MW for sale to SCE and SDG&E, with in-service dates in 1997 and 1998. However, the IOUs may continue to challenge the order and there can be no assurance that power sales contracts will be executed or that any such projects will be completed.

         Fish Lake/Salton Sea I Expansion. The Salton Sea I Project has an option to supply an additional 20 MW of power to SCE under the Salton Sea I PPA. Magma, through its wholly owned subsidiary, Fish Lake Power Company, acquired in 1992 a modified ISO4 power purchase agreement (the "Fish Lake ISO4") to supply electric power to SCE from a 16 MW geothermal power plant proposed to be built at Fish Lake in Esmeralda County, Nevada (the "Fish Lake Project").

         The Fish Lake ISO4 is a 30-year contract providing for a contract capacity of 14 MW and a contract nameplate of 16 MW. The contract capacity payment under the Fish Lake ISO4 is levelized in the contract for the full 30-year term of the contract at $180 per kilowatt year. The capacity portion (plus bonus capacity) of such revenues is levelized at approximately 2.5(cent) per kWh for 30 years (assuming a 90% nameplate capacity factor). The energy payment thereunder is fixed for the first ten years starting at 10.2(cent) per kWh in 1996 and escalates at an average annual rate of 3.9%. For years 11 through 15, such energy payment is set at SCE's Avoided Cost of Energy, plus an additional specified amount which decreases each year. For the last 15 years of the Fish Lake ISO4, the energy payment will be based on SCE's Avoided Cost of Energy.

         On November 29, 1994, SCE filed an application with the CPUC seeking approval for the proposed restructuring of (i) the Salton Sea I PPA and (ii) the Fish Lake ISO4, whereby the Fish Lake Project would not be developed at its present site in Nevada's Fish Lake Valley and instead would be developed under an amended and restated 30-year power purchase agreement (the "Amended PPA") in conjunction with the Salton Sea I PPA.

         If approved, the Amended PPA will consolidate the Salton Sea I Project Expansion with the Fish Lake Project. The Amended PPA also would reduce the price for contract capacity payments to $158/kW-year and would alter the energy payment schedule to commence in 1996 at 8.8(cent) per kWh.

         Newberry. Under a Bonneville Power Administration ("BPA") geothermal pilot program, CECI is developing a 30 MW net geothermal project within the Newberry known geothermal resource area of Deschutes County, Oregon (the "Newberry Project"). Pursuant to two power sales contracts executed in September 1994, after the final environmental impact statement for the Newberry Project was issued, CECI has agreed to sell 20 MW to BPA and 10 MW to Eugene Water and Electric Board ("EWEB") from the Newberry Project. In addition, BPA and EWEB together have an option to purchase up to an additional 100 MW of production from the Newberry Project under certain circumstances. In a public-private development effort, CECI is responsible for development, permitting, financing, construction and operation of the project (which will be 100% owned by CECI), while EWEB will cooperate in the development efforts by providing assistance with government and

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community affairs and sharing in the development costs (up to 30%). The Newberry
Project is currently expected to commence commercial operation in 1997. The power sales contracts provide that under certain circumstances the contracts may be utilized at an alternative location. Completion of the Newberry Project is subject to a number of significant uncertainties and cannot be assured.

                      REGULATORY AND ENVIRONMENTAL MATTERS

         Environmental Regulation. The projects of CECI and Magma are subject to environmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of the projects. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained for the construction and operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals. Failure to operate the facility in compliance with applicable laws, permits and approvals can result in the levy of fines or curtailment of operations by regulatory agencies.

         Management of the Coso Joint Ventures believes that the Coso Joint Ventures are in compliance in all material respects with all applicable environmental regulatory requirements and that maintaining compliance with current governmental requirements will not require a material increase in capital expenditures or materially affect its financial condition or results of operations. Likewise, management of each of CECI and Magma believes that the other projects of CECI and Magma are in compliance with all applicable environmental regulatory requirements. It is possible, however, that future developments, such as more stringent requirements of environmental laws and enforcement policies thereunder, could affect the costs of and the manner in which the Coso Joint Ventures or the other projects of CECI and Magma conduct their businesses.

         Federal Energy Regulations. The principal federal regulatory legislation relating to CECI's geothermal energy activities is PURPA. PURPA and associated state legislation have conferred certain benefits on the independent power production industry. In particular, PURPA exempts certain electricity producers ("Qualifying Facilities") from federal and state regulation as a public utility. PURPA also requires utilities, such as SCE, to purchase electricity from qualifying facilities at the particular utility's avoided cost.

         Each of CECI's domestic projects meets the requirements promulgated under PURPA to be Qualifying Facilities. Qualifying Facility status under PURPA provides two primary benefits. First, regulations under PURPA exempt qualifying facilities from the Public Utility Holding Company Act of 1935 ("PUHCA"), most provisions of the Federal Power Act (the "FPA") and state laws concerning rates of electric utilities, and financial and organizational regulations of electric utilities. Second, FERC's regulations promulgated under PURPA require that (1) electric utilities purchase electricity generated by Qualifying Facilities, the construction of which commenced on or after November 9, 1978, at a price based on the purchasing utility's full avoided cost; (2) the electric utility sell back-up, interruptable, maintenance and supplemental power to the Qualifying Facility on a non-discriminatory basis; and (3) the electric utility interconnect with the Qualifying Facility in its service territory.

         CECI's projects remain subject, among other things, to FERC approvals and permits for power development, and to federal, state and local laws and regulations regarding environmental compliance, leasing, siting, licensing, construction, and operational and other matters relating to the exploration, development and operation of its geothermal properties.

         In 1992, Congress enacted comprehensive new energy policy legislation in its passage of the Energy Policy Act. This new law is designed to, among other things, foster competition in energy production and provide independent power producers with competitive access to the transmission grid. To achieve these goals, the

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Energy Policy Act amended PUHCA to create a new class of generating facility called Exempt Wholesale Generators ("EWGs"). EWGs are generally exempt from public utility regulation under PUHCA. The Energy Policy Act also provides new authority to FERC to mandate that owners of transmission lines provide wheeling access at just and reasonable rates. Previously limited, wheeling rights enhance the ability of independent power producers to negotiate transmission access and encourages development of facilities whose most feasible siting lies outside the purchasing utility's service area or which, like many geothermal sites, are remotely located.

         Permits and Approvals. CECI has obtained certain permits, approvals and certificates necessary for the current exploration, development and operation of its projects. Similar permits, approvals and certificates will be required for any future expansion of the Coso Project and for any development of CECI's other geothermal properties or for other power project development by CECI. Such compliance is costly and time consuming, and may in certain instances be dependent upon factors beyond CECI's control.

         CECI believes that its operating power facilities are currently in material compliance with all applicable federal, state and local laws and regulations. No assurance can be given, however, that in the future all necessary permits, approvals, variances and certificates will be obtained and all applicable statutes and regulations will be complied with, nor can assurance be given that additional and more stringent laws, taxes or regulations will not be established in the future which may restrict CECI's current operations or delay the development of new geothermal properties, or which may otherwise have an adverse impact on CECI.

                                   EMPLOYEES

      As of December 31, 1993, CECI employed approximately 249 people, of which approximately 160 people were employed at the Navy I, Navy II and BLM Projects, collectively. The Coso Joint Ventures do not hire or retain any employees. All employees necessary to the operation of the Coso Project are provided by CECI under certain plant and field operations and maintenance agreements.

         As of February 28, 1994, Magma employed 340 persons on a regular, full-time basis, 31 at Magma's headquarters in San Diego, California, and 309 at MOC in California's Imperial Valley.

         EACH OF CECI AND MAGMA BELIEVES IT HAS A GOOD RELATIONSHIP WITH ITS EMPLOYEES.

                                   PROPERTIES

         CECI's most significant physical properties are its four operating power facilities and its related real property interests. CECI also maintains an inventory of more than 400,000 acres of geothermal property leases and owns a 70% interest in a geothermal steam field. An affiliate of CECI owns the approximately 42 acre site in Yuma, Arizona where the 50 MW gas fired cogeneration facility is being constructed.

         CECI owns a one-story office building in Omaha, Nebraska, which houses it principal executive offices. CECI also leases office space in Ridgecrest, California, which houses the operating offices for the Coso Project and in Singapore and Manila, which house offices for CECI's international activities in the region.

         Magma holds geothermal leasehold and fee interests covering approximately 198,208 acres on a gross acreage basis, after giving effect to the 1993 Unocal Acquisition and the 1993 Freeport McMoRan Acquisition. See "Business of Magma." Such amount includes approximately 21,034 acres of developed (i.e., actively utilized in the production of geothermal energy) leasehold and fee interests, and approximately 178,174 acres of undeveloped (i.e., non-producing) geothermal leasehold and fee interests. Certain of the producing acreage is owned by Magma and is leased to Mammoth-Pacific as owner and operator of the Mammoth Plants, and Magma, as lessor, receives royalties from the revenues earned by such power plants. See "Business of Magma--Royalty Plants". The remainder of Magma's producing geothermal acreage is located in the SSKGRA and is utilized in the production of geothermal power at the SSKGRA Plants. Magma, as lessee, pays certain royalties and other fees to the property owners from the revenue generated by the SSKGRA Plants.

         Terms of Geothermal Leases. Lessors are generally paid a monthly or annual rental payment during the term of the lease unless and until the acreage goes into production, in which case the rental typically stops and the (generally higher) royalty payments begin. Leases of federal property, such as those at Fish Lake, Nevada are transacted with the Department of Interior, Bureau of Land Management, pursuant to the Geothermal Steam Act and the regulations promulgated thereunder (the "Regulations"), and are for a primary term of 10 years, extendible for an additional five years if drilling is commenced within the primary term and is diligently pursued for two successive five-year periods upon certain conditions set forth in the Regulations. A secondary term of up to 40 years is available so long as geothermal resources from the property are being produced or used in commercial quantities. Leases of federal lands provide for a modest yearly rental based on the acreage covered by the lease, a requirement of diligent exploration, a royalty of not less than 10% nor more than 15% of the value of geothermal resources sold or utilized and a royalty of up to 5% of the value of byproducts derived from the production of geothermal resources, and certain other obligations of the lessee as provided in the Regulations. Leases of state lands may vary in form. California, lease provisions and royalty amounts are determined from time to time by the State Lands Commission. Leases of private lands vary considerably, since their terms and provisions are the product of negotiations with the landowners. Generally, the private leases held by Magma provide for a primary term of five to 10 years, which is extendible for an additional period of time if certain conditions (such as the drilling of a well) have been satisfied.

         Development Royalties and Payments. In connection with the development of any new geothermal power plants at the SSKGRA, Magma is obligated to pay royalties and/or one-time lump-sum payments to certain third parties.

         Headquarters. Magma's executive and administrative offices are currently located in San Diego, California. A total of approximately 19,000 square feet are leased in a modern office building. Magma also has a right of first negotiation on an additional 19,000 square feet in the same building. The lease expires in 2002.

                               LEGAL PROCEEDINGS

         Neither CECI nor Magma is a party to any material legal proceedings.

             CECI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

         For purposes of consistency in financial presentation, dollars and shares are stated in thousands except per share data and the Plants comprising the Coso Project (including the Navy I, Navy II and BLM Plants) capacity factors are based upon a capacity amount of 88 gross MW ("GMW"), 80 net MW ("NMW") for each plant. The Navy I and Navy II Plants each consist of a set of three turbines located at a plant site. The BLM Plant consists of two turbines at one site ("BLM East") and one turbine at another site ("BLM West"). In April 1990, CECI completed a retrofit of the two turbines at BLM East and in July 1990 completed associated retrofitting of the cooling towers to increase the aggregate installed capacity of the BLM Plant to 88 GMW/80 NMW, effective July 2, 1990. Each plant possesses an operating margin which periodically allows for production in excess of the amount listed above. However, through 1990, the Navy I, Navy II and BLM Plant capacity amounts were restricted by the then existing PURPA 80 NMW cap. With the lifting of the PURPA 80 NMW cap in 1991, utilization of this operating margin can, at times, produce plant capacity factors in excess of 100%. Utilization of this operating margin is based upon a variety of factors and can be expected to vary throughout the year under normal operating conditions.

RESULTS OF OPERATIONS THROUGH SEPTEMBER 30, 1994

         Sales of electricity and steam increased to $49,498 in the third quarter of 1994 from $41,433 in the third quarter of 1993, a 19.5% increase. This improvement was primarily due to an increase in the Coso Project's electric kilowatt hour sales to 580.4 million kWh from 578.2 million kWh and an increased price per kWh in accordance with the S04 Agreements. The remaining increases are a result of the Yuma project commencing operations in late May of 1994. For the nine months ended September 30, sales of electricity and steam increased to $117,208 in 1994 from $101,046 in 1993, a 16.0% increase. Similarly, the increase was due to an increase in the Coso Project's electric kilowatt hour sales to 1,659.4 million kWh from 1,610.4 million kWh, the aforementioned increased price per kWh, and the commencement of the Yuma project.

         The following operating data represent the aggregate installed capacity and electricity production of the Coso Project:

                                                 THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                   SEPTEMBER 30                                 SEPTEMBER 30
                                              ---------------------                             ------------
                                              1994             1993                        1994                1993
Overall installed
 capacity factor                            109.5%           109.1%                      105.5%              102.4%
kWh produced                           580,400,000      578,200,000               1,659,400,000       1,610,400,000
Installed capacity                             240              240                         240                 240
 NMW (average)


         The Navy I plant installed capacity factor was 115.5% in the third quarter of 1994 compared to 115.1% in the third quarter of 1993. For the nine months ended September 30, the Navy I plant installed capacity factor was 114.6% in 1994 compared to 109.0% for the same period in 1993. Several successful well workovers and the addition of a new well contributed to the improved performance. The Navy II plant installed capacity factor was 113.2% in the third quarter of 1994 compared to 106.3% in the third quarter of 1993. For the nine months ended September 30, the Navy II plant installed capacity factor was 103.5% in 1994 compared to 100.4% for the same period in 1993. Navy II output benefitted from gathering system improvements completed in June of 1993. The BLM plant installed capacity factor was 99.8% in the third quarter of 1994 compared to 106.0% in the third quarter of 1993. For the nine months ended September 30, the BLM plant installed capacity factor was 98.5% in 1994 compared to 97.8% for the same period in 1993.

         As a result of the successful performance of the BLM H2S abatement system, which was installed in 1992, the Navy I and Navy II Joint Ventures obtained authority to construct ("ATC") permits for the installation of similar H2S abatement systems in an effort to enhance operational efficiency and improve long term reservoir management. Such abatement systems are expected to have an aggregate Coso Project capital cost of approximately $11,948, $10,845 of which has been incurred through September 30, 1994. Completion of construction and testing of the Navy I and Navy II abatement systems is currently expected to occur by year end of 1994. In conjunction with the ATC, the Great Basin Unified Air Pollution Control District agreed to provide an eighteen month variance to Navy I which allows venting of a portion of Navy I's non-condensable gas while the abatement system is constructed and tested.

         The Coso Project's average electricity prices per kWh in 1994, 1993, and 1992, were comprised of (in cents):


                                                           Capacity
Three Months Ended                          Energy        and Bonus           Total
                                                          C>
September 30, 1994                          11.10          4.22               15.32
June 30, 1994                               10.91          1.94               12.85
March 31, 1994                              10.85           .70               11.55
September 30, 1993                          10.20          4.24               14.44
June 30, 1993                               10.16          1.94               12.10
March 31, 1993                              10.01           .74               10.75

Average Fiscal 1993                         10.11         1.93*              12.04*

Average Fiscal 1992                          9.23         2.10*              11.33*

*        Represents annualized price per kWh.  Typically, the capacity price is significantly higher in the months
         June through September.


         The Yuma plant commenced commercial operation in late May pursuant to its power purchase agreement and operated at 99.6% of its 50 net MW plant capacity in the third quarter of 1994.

         Roosevelt Hot Springs steam field supplied 100% of customer power plant steam requirements in the third quarter and for the nine months ended September 30, 1994. CECI has an approximate 70% interest in the Roosevelt Hot Springs field.

         The Desert Peak power plant operated at 101.1% of its nine net megawatt capacity in the third quarter of 1994. For the nine months ended September 30, 1994, the Desert Peak plant capacity factor was 105.5%.

         Interest and other income increased in the third quarter of 1994 to $9,026 from $4,824 for the same period in 1993. For the nine months ended September 30, interest and other income increased to $21,980 in 1994 from $12,294 for the same period in 1993. The increase primarily reflects interest income on higher average cash balances from the issuance of the Senior Discount Notes.

         CECI's expenses as a percentage of sales of electricity and steam were as follows:

                                            Three Months Ended           Nine Months Ended
                                               September 30                  September 30
                                             1994          1993           1994         1993

Plant operations                            17.5%          11.5%         17.3%         15.4%
(net of CECI's
 operator fees)

General and admini-                          6.5%          5.7%           8.1%         8.5%
 stration

Royalties                                    7.1%          7.3%           6.7%         6.5%

Depreciation and                            11.4%          10.5%         13.2%         12.9%
 amortization

Interest (less                              31.4%          15.7%         31.5%         17.0%
 amounts capita-
 lized)
                                            73.9%          50.7%         76.8%         60.3%


         Plant operations increased to $9,846 in the third quarter of 1994 from $5,878 in the third quarter of 1993, a 67.5% increase. For the nine months ended September 30, plant operations increased to $23,887 in 1994 from $18,898 in 1993, a 26.4% increase. While plant operating cost at Coso actually declined, the above increases were due to the inclusion of the plant operating costs of the Yuma cogeneration plant which started operations in May 1994.

         General and administration costs increased to $3,216 in the third quarter of 1994 from $2,359 in the third quarter of 1993, a 36.3% increase. For the nine months ended September 30, general and administration costs increased to $9,536 in 1994 from $8,596 in 1993, a 10.9% increase. The increases are a result of the increased project construction activity associated with two projects aggregating 300 MW in the Philippines, as well as increased project development activity associated with overseas efforts.

         Royalty costs increased to $3,504 in the third quarter of 1994 from $3,004 in the third quarter of 1993, a 16.6% increase. For the nine months ended September 30, royalties increased to $7,898 in 1994 from $6,525 in 1993, a 21.0% increase. The increases were due to the increase in sales of electricity and an increase in the effective royalty rate at BLM.

Depreciation and amortization increased to $5,639 in the third quarter of 1994 from $4,344 in the third quarter of 1993, a 29.8% increase. For the nine months ended September 30, depreciation and amortization increased to $15,439 in 1994 from $13,044 in 1993, an 18.4% increase. The increase was due primarily to capital expenditures at the Coso Project and the depreciation of the Yuma plant.

         Interest expense before amounts capitalized increased to $17,653 in the third quarter of 1994 from $8,184 in the third quarter of 1993, a 115.7% increase. For the nine months ended September 30, interest expense increased to $44,480 in 1994 from $20,993 in 1993, a 111.9% increase. The increase was primarily due to the original issue discount amortization expense on the Senior Discount Notes issued in March 1994 and interest expense on the Convertible Subordinated Debentures which were issued in June 1993, offset in part by the defeasance of the Senior Notes in March 1994.

         The provision for income taxes decreased to $6,340 in the third quarter of 1994 from $7,493 in the third quarter of 1993, a 15.4% decrease. For the nine months ended September 30, the provision for income taxes decreased to $14,067 in 1994 from $14,295 in 1993, a 1.6% decrease. The decreases are due to a lower income before tax attributable to higher interest costs as previously discussed.

         CECI's effective tax rate continues to be less than the expected statutory tax rate primarily due to the percentage depletion deduction and energy tax credits generated in the current year.

         Income before extraordinary item and the cumulative effect of a change in accounting principle decreased to $14,413 in the third quarter of 1994 from $16,677 in the third quarter of 1993, a 13.6% decrease. Net income attributable to common shares in the third quarter of 1994 decreased to $13,138 or 38 cents per share from $15,498 or 41 cents per share in the third quarter of 1993, a 15.2% decrease. Net income excluding the effect of the Senior Discount Notes was approximately $16,487 or 47 cents per share for the third quarter of 1994. For the nine months ended September 30, income before extraordinary item and the cumulative effect of a change in accounting principle decreased to $31,399 or 77 cents per share from $34,811 or 81 cents per share, a 9.8% decrease. Net income attributable to common shares for the nine months ended September 30 decreased to $25,681 or 71 cents per share from $35,482 or 92 cents per share, a 27.6% decrease. Net income excluding the effect of the Senior Discount Notes was approximately $34,602 or 95 cents per share for the nine months ended September 30, 1994.

RESULTS OF OPERATIONS FOR THREE YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991

         Sales of electricity and steam increased to $132,059 in the year ended December 31, 1993 from $117,342 in the year ended December 31, 1992, a 12.5% increase. This improvement was primarily due to a 9.1% increase in the Coso Project's electric kWh sales to 2,186.7 million kWh from 2,004.0 million kWh, and an increased price per kWh in accordance with the SO4 Agreements. The increase in Coso Project kWh sales was primarily due to the completion of new production wells. The increase in sales of electricity and steam in 1992 to $117,342 from $106,184 in 1991 was primarily due to increasing kWh sales by 6.0% to 2,004.0 million kWh from 1,890.4 million kWh, largely as a result of the drilling of additional production wells, and the aforementioned increase in price per kWh pursuant to the SO4 Agreements.

         The following operating data includes the full capacity and electricity production of the Coso Project only:

                                                     1993                        1992                     1991
Overall capacity factor                              104.0%                      95.1%                    89.9%

kWh produced                                  2,186,700,000              2,004,000,000            1,890,402,000

Installed capacity NMW
         (average)                                      240                        240                      240


         The overall Coso plant capacity factor was 108.8% in the fourth quarter of 1993 compared to 109.1%, 100.9% and 97.1% for the third, second and first quarters of 1993, respectively. The Navy I Plant capacity factor was 111.2% in 1993, compared to 99.8% and 98.5% in 1992 and 1991, respectively. The Navy II Plant capacity factor was 102.6% in 1993, compared to 98.1% and 99.9% in 1992 and 1991, respectively. The BLM Plant capacity factor was 98.1% in 1993, compared to 87.2% and 71.4% in 1992 and 1991, respectively. The BLM Plant, Navy I Plant and the Navy II Plant were overhauled in conjunction with scheduled warranty inspections in 1993, 1992 and 1991 respectively, resulting in a temporary reduction of the plant capacity factor of 3% in the specified year.

         Electric sale price per kWh for the Coso Project varies seasonally in accordance with the rate schedule included in the SO4 Agreements. The price consists of an energy payment based on the annualized contracted rate of 10.11 cents per kWh in 1993, 9.23 cents per kWh in 1992, and 8.58 cents per kWh in 1991, and constant annual capacity payments, of which CECI's share was $5,400 to $5,800 per annum for each of the three power plants. Capacity payments are significantly higher in the months of June through September. Bonus payments are received monthly, of which CECI's share was approximately $1,000 per annum for each of the three power plants.

         The Coso Project's average electricity prices per kWh in 1993, 1992 and 1991 were comprised of (in cents):

                                            ENERGY             CAPACITY & BONUS                 TOTAL
Average fiscal 1993                         10.11                   1.93                         12.04

Average fiscal 1992                          9.23                   2.10                         11.33

Average fiscal 1991                          8.58                   2.24                         10.82


         The Desert Peak and Roosevelt Hot Springs facilities ran at or near capacity levels for each of the past three years.

         Steam sales from the Roosevelt Hot Springs field, which was acquired in January 1991, remained relatively unchanged at $2,198, $2,255, and $2,077 in 1993, 1992, and 1991, respectively. Electricity sales from Desert Peak were $5,177, $5,347 and $3,976 for the years 1993, 1992, and 1991, respectively.
Desert Peak was acquired in March 1991 and, accordingly, reflects only nine months sales in 1991.

         Interest and other income increased in 1993 to $17,194 from $10,187 in 1992 and from $9,379 in 1991. The increase reflects higher average cash balances, interest income on notes receivable from the Coso Joint Ventures and interest income on CECI's share of the cash reserves established in the refinancing of the Coso Project debt in December 1992.

         CECI's cost per kWh* was as follows (in cents):

                                            1993             1992              1991
Plant operations (net of
  CECI's operator fees)                     1.64             1.65              1.77

General and administration                  1.03             1.04              1.11

Royalties                                    .65              .61               .49

Depreciation and
  amortization                              1.39             1.33              1.31

Interest, less amounts
  capitalized                               1.82             1.17              2.16
                                            ----             ----              ----

         Total                              6.53             5.80              6.84
                                            ====             ====              ====

- ---------------
* Cost per kWh includes electrical production from the Desert Peak facility and the electrical production equivalent of CECI's share of geothermal steam produced at the Roosevelt Hot Springs field, acquired in March and January 1991, respectively.



CECI's expenses* as a percentage of sales of electricity and steam were as follows:

                                            1993             1992              1991
Plant operations (net of
  CECI's operator fees)                     15.8%            17.7%            18.8%

General and administration                  10.0             11.1             11.7

Royalties                                    6.3              6.6              5.2

Depreciation and
  amortization                              13.5             14.3             13.9

Interest, less amounts
  capitalized                               17.7             12.7             23.0
                                            ----             ----             ----

         Total                              63.3%            62.4%            72.6%

                                                ====             ====             ====
- ---------------
*        Expenses as a percentage of electricity sales and steam sales include electricity sales from the Desert Peak facility and steam sales from the Roosevelt Hot Springs field, acquired in March and January 1991, respectively.

         CECI's expenses, excluding interest, increased as a general result of the greater electricity production of the Coso Project. However, in 1993, plant operations and general and administration costs per kWh decreased from 1992. In 1992, CECI's total expenses, excluding interest, were proportionally less than the increase in electricity production of the Coso Project.

         The cost of plant operations increased to $25,362 in 1993 from $24,440 in 1992, an increase of 3.8%. The cost of plant operations increased to $24,440 in 1992 from $23,525 in 1991, an increase of 3.9%. General and administration costs remained relatively unchanged at $13,158 in 1993 compared to $13,033 in 1992. General and administration costs increased to $13,033 in 1992 from $12,476 in 1991, a 4.5% increase. However, for 1993 and 1992 both plant operations and general and administration costs per kWh continued to decrease due to a proportionally greater increase in electrical production than plant operations and general administration costs. Plant cost per kWh decreased to
1.64 cents in 1993 from 1.65 cents in 1992 and 1.77 cents in 1991. General and administration cost per kWh decreased to 1.03 cents in 1993 from 1.04 cents in 1992 and 1.11 cents in 1991.

         Royalty costs increased to $8,274 in 1993 from $7,710 in 1992, an increase of 7.3%. Royalty costs increased to $7,710 in 1992 from $5,505 in 1991, an increase of 40.1%, due to higher electrical sales and a contractually scheduled increase in the 1992 royalty rate for the second and third turbines of the Navy I Plant. Overall, the royalty cost per kWh increased to 0.65 cents in 1993 from 0.61 cents in 1992 and 0.49 cents in 1991.

         Depreciation and amortization expense increased to $17,812 in 1993 from $16,754 and $14,752 in 1992 and 1991, respectively, a 6.3% increase from 1992 to 1993, and a 13.6% increase from 1991 to 1992. Depreciation and amortization expense for 1993 was 1.39 cents per kWh compared to 1.33 cents in 1992 and 1.31 cents per kWh in 1991. The increase in 1993 was due to additional capitalized costs associated with the settlement of litigation involving Mission Power Engineering Company ("MPE") and the Mission Power Group, as well as additional wells and gathering systems. The increase in per kWh cost in 1992 was due largely to the costs of an increased number of production and injection wells.

         Interest expense, less amounts capitalized, increased to $23,389 in 1993 from $14,860 in 1992, an increase of 57.4%, or 1.82 cents per kWh in 1993, compared to 1.17 cents in 1992. Net interest expense decreased to $14,860 in 1992 from $24,439, or 2.16 cents per kWh in 1991. Net interest expense in 1993 increased due primarily to CECI's higher weighted average interest rate, higher levels of indebtedness associated with the Coso Project and the issuance of convertible subordinated debentures in June 1993. The short-term variable rate debt on the Coso Project was refinanced in 1992 with longer-term fixed rate debt. The weighted average interest rate on the Coso Project debt was 7.9%, 5.4% and 8.5% in 1993, 1992, and 1991, respectively. Net interest expense decreased in 1992 from 1991 as a result of low interest rates associated with the Coso Project's then variable rate debt.

         The provision for income taxes increased to $18,184 in 1993 from $11,922 and $8,284 in 1992 and 1991, respectively. The effective tax rate was 29.7%, 23.5% and 23.8% in 1993, 1992, and 1991. The increase in the 1993 effective tax rate was a result of adopting Financial Accounting Standard No. 109 ("FAS 109").

         Income before the provision for income taxes increased 21% to $61,258 in 1993 from $50,732 in 1992. Net income after a cumulative effect of a change in accounting principle was $47,174 and net income available to common shareholders was $42,544 or $1.11 per common share for the year ended December 31, 1993. This compares to net income of $33,819 after an extraordinary item and net income available to common shareholders of $29,544 or $.79 per common share for the year ended December 31, 1992. Net income before cumulative effect of a change in accounting principle for the year ended December 31, 1993 was $43,074 or $1.00 per common share versus net income before an extraordinary item of $38,810 or $.92 per common share in 1992. In 1991, income before the provision for income taxes was $34,866 and net income available to common shareholders was $26,582, or $.75 per share.

         Earnings per share were favorably impacted in 1992 by CECI's repurchase of CECI Common Stock during 1992 at an average price of approximately $12.00 per share. CECI purchased CECI Common Stock to be held as treasury stock, which was reissued upon the exercise of options and warrants.

LIQUIDITY AND CAPITAL RESOURCES THROUGH SEPTEMBER 30, 1994

         CECI's cash and investments were $316,349 at September 30, 1994 as compared to $127,756 at December 31, 1993. In addition, CECI's share of Coso Project retained cash and investments in project control accounts at September 30, 1994 and December 31, 1993 was $27,088 and $14,943, respectively.
Distributions out of the project control account are made monthly to CECI for operation and maintenance and capital costs and semiannually to each Coso Joint Venture partner for profit sharing under a prescribed calculation subject to mutual agreements by the partners. In addition, CECI recorded separately restricted cash and short-term investments of $127,380 and $48,105 at September 30, 1994 and December 31, 1993, respectively. The restricted balances were comprised primarily of amounts deposited in restricted accounts from which CECI will source its equity contribution requirements relating to the Upper Mahiao and Mahanagdong projects and of its proportionate share of Coso Project cash reserves for a debt service reserve fund. The Coso Project established these reserves in conjunction with the refinancing of its previous bank debt.

         In March 1994, CECI issued $400,000 of 10 1/4% Senior Discount Notes which accrete to an aggregate principal amount of $529,640 at maturity in 2004. The original issue discount (the difference between $400,000 and $529,640) will be amortized from issue date through January 15, 1997, during which time no cash interest will be paid on the Senior Discount Notes. Commencing July 15, 1997, cash interest on the Senior Discount Notes will be payable semiannually on January 15 and July 15 of each year. The Senior Discount Notes are redeemable at any time on or after January 15, 1999. The redemption prices commencing in the twelve month period beginning January 15, 1999 (expressed in percentages of the principal amount) are 105.125%, 103.417%, 101.708%, and 100% for 1999, 2000,
2001, and 2002, respectively, plus accrued interest through the redemption date in each case. The Senior Discount Notes are unsecured senior obligations of CECI.

         CECI's Senior Notes in the principal amount of $35,730 which were due in March 1995, together with the fixed 12% interest due thereon, were defeased in the first quarter of 1994 in conjunction with the issuance of the Senior Discount Notes. The 1994 contingent interest component of these Senior Notes, calculated by reference to CECI's share of available cash flow from the Coso Project, remains undefeased and outstanding through the end of the calculation period, December 31, 1994.

         In June of 1993, CECI issued $100,000 principal amount of 5% Convertible Subordinated Debentures ("Debentures") due July 31, 2000. The Debentures are convertible into shares of CECI Common Stock at any time prior to redemption or maturity at a conversion price of $22.50 per share, subject to adjustment in certain circumstances. Interest on the Debentures is payable semiannually in arrears on July 31 and January 31 of each year, and commenced on July 31, 1993. The Debentures may be redeemed for cash at any time on or after July 31, 1996 at the option of CECI. The redemption prices commencing in the twelve month period beginning July 31, 1996 (expressed in percentages of the principal amount) are 102%, 101%, 100% and 100% for 1996, 1997, 1998 and 1999,
respectively. The Debentures are unsecured general obligations of CECI and subordinated to all senior indebtedness of CECI.

         In December 1992, CECI entered into an agreement with Community Energy Alternatives Incorporated ("CEA") to purchase CEA's interest in the Coso Project for $9,800. The terms of the agreement granted CECI's

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






Coso Project Joint Venture Partner an option to purchase the CEA interest for a price which provided CECI with a 17% per annum return for the period CECI owned the CEA interest. In April 1994, the Coso Project Joint Venture Partner purchased the CEA interest from CECI for the defined price.

         In May 1994, pursuant to a special antidilution provision of the 1991 Stock Purchase Agreement between CECI and Kiewit Energy Company, CECI increased Kiewit Energy Company's existing option (granted in 1991) to purchase 3 million shares at $12 per share by an additional 289,163 shares as a final adjustment under such provision.

         Proceeds from options for shares of common and treasury stock exercised in the nine months ended September 30, 1994 aggregated approximately $677.

         As of September 30, 1994 CECI has repurchased 3,420 shares of CECI Common Stock at a cost of $59,516. This repurchase provides shares for issuance under CECI's employee stock option and share purchase plans and other outstanding convertible securities. The shares may also be used for any future convertible securities or employee benefit plans.

         CECI is actively seeking to develop, construct, own and operate new power projects utilizing geothermal and other technologies, both domestically and internationally, the completion of any of which is subject to substantial risk. Development can require CECI to expend significant sums for preliminary engineering, field development, permitting, legal and other expenses in preparation for competitive bids which CECI may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development is contingent upon, among other things, negotiation of construction, fuel supply and power sales contracts with other project participants on terms satisfactory to CECI, and receipt of required governmental permits and consents. Further, there can be no assurance that CECI will obtain access to the substantial debt and equity capital required to develop and construct electric power projects or to refinance projects for which CECI has provided initial construction financing. CECI's future growth is dependent, in large part, upon the demand for significant amounts of additional electrical generating capacity and CECI's ability to obtain contracts to supply portions of this capacity. There can be no assurance that development efforts on any particular project, or CECI's efforts generally, will be successful.

         CECI believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years. The financing and development of projects outside the United States entail significant political and financial risks (including, without limitation, uncertainties associated with first time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays or material impairment of value to the project being developed, which CECI may not be fully capable of insuring against. The uncertainty of the legal environment in certain foreign countries in which CECI may develop or acquire projects could make it more difficult for CECI to enforce its rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the ability of CECI to hold a majority interest in some of the projects that it may develop or acquire. CECI's international projects may, in certain cases, be terminated by a government.

         In April 1994, CECI closed the financing for the 128 GMW Upper Mahiao geothermal power project located in the Philippines. The total project cost for the facility is approximately $218,000. CECI will supply approximately $56,000 of equity and project debt financing will constitute the balance of approximately $162,000. A syndicate of international commercial banks is providing the construction financing. The Export-Import Bank of the U.S. ("Ex-Im Bank") is providing political risk insurance to the commercial banks for the construction loan and will provide the preponderance of project term financing upon satisfaction of conditions associated with

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






commercial operation. As of September 30, 1994, draws on the construction loan totalled $20,636, equity investments made by a subsidiary of CECI totalled $12,712, and CECI has invested $1,236. The Overseas Private Investment Corporation ("OPIC") is providing political risk insurance on the equity investment by CECI in this project. The Upper Mahiao project has begun construction, and is expected to be in service by July of 1996. The project is structured as a ten year Build-Own-Transfer ("BOT"), in which CECI's subsidiary CE Cebu Geothermal Power Company, Inc., the project company, will be responsible for implementing construction of the geothermal power plant and, as owner, for providing operations and maintenance during the ten year BOT period. The electricity generated by the Upper Mahiao geothermal power plant will be sold to the Philippine National Oil Company - Energy Development Corporation ("PNOC-EDC"), which is also responsible for supplying the facility with the geothermal steam. After a ten year cooperation period, and the recovery by CECI of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost. Ormat Inc. of Sparks, Nevada is the turnkey contractor for the project.

         In 1993 CECI and PNOC-EDC signed an Energy Conversion agreement for a 180 GMW project at the Mahanagdong geothermal site with a target completion date of July 1997. As with the Upper Mahiao project, the Mahanagdong project is structured as a ten year Build-Own-Transfer ("BOT"), in which CECI will be responsible for implementing construction of the geothermal power plant and, as owner for providing operations and maintenance for the ten year BOT period. The electricity generated by the geothermal power plant will be sold to PNOC-EDC, which is also responsible for supplying the facility with the geothermal steam. After a ten year cooperation period, and the recovery by CECI of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost.

         The Mahanagdong project will be built, owned and operated by CE Luzon Geothermal Power Company, a Philippine corporation, that is expected to be owned post completion as follows: 45% by CECI, 45% by Kiewit, and up to 10% by another industrial company. The turnkey contractor consortium consists of Kiewit Construction Group, Inc. (with an 80% interest) and The Ben Holt Co., Inc., a wholly owned subsidiary of CECI (with a 20% interest).

         In August 1994, CECI completed the financing on the Mahanagdong project with a total project cost of approximately $320 million. The capital structure consists of a term loan of $240 million and approximately $80 million in equity contributions. The construction debt financing facility will be provided by OPIC and a consortium of commercial lenders led by Bank of America NT&SA. The debt provided by the commercial lenders will be insured against political risks by Ex-Im Bank. Ten-year term debt financing will be provided by Ex-Im Bank (which will replace the construction debt) and by OPIC.

         The Mahanagdong project has commenced construction and as of September 30, 1994, CECI's proportionate share of draws on the construction loan totalled $443, equity investments made by a subsidiary of CECI totalled $3,899, and CECI has invested $6,711.

         The Yuma Cogeneration Associates ("YCA") 50 MW cogeneration power plant commenced commercial operation pursuant to its power purchase agreement with San Diego Gas & Electric ("SDG&E") at the end of May, 1994. In June 1994 SDG&E filed a complaint in U.S. District Court seeking to be released from its power purchase agreement with YCA. In September 1994 SDG&E dismissed its case against CECI without payment by either party. YCA, a wholly owned subsidiary of CECI, received all outstanding amounts due from SDG&E.

LIQUIDITY AND CAPITAL RESOURCES THROUGH DECEMBER 31, 1993

         CECI's cash and investments were $127,756 at December 31, 1993, as compared to $54,671 at December 31, 1992. In addition, the Coso Project retained cash and investments on project control accounts, of which CECI's

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






share was $14,943 and $8,848 at December 31, 1993 and 1992, respectively. Distributions out of the project control accounts are made monthly to CECI for operation and maintenance and capital costs and semiannually to each Coso Joint Venture partner for profit sharing under a prescribed calculation subject to mutual agreement by the partners. In addition to these liquid instruments, CECI recorded separately restricted cash of $48,105 and $62,514 at December 31, 1993 and 1992, respectively. The restricted cash balance in 1993 was comprised primarily of CECI's proportionate share of Coso Project cash reserves for debt reserve funds and in 1992 included a contingency reserve fund, both of which were established in conjunction with the Coso Project's refinancing of its previous bank debt.

         Accounts receivable normally represents two months of revenues, and fluctuates with both production and price per kWh.

         The balance due from/to the Coso Joint Ventures relates to operations, maintenance, and management fees for managing the Coso Project. This amount fluctuates based on the timing of billings and incurrence of costs.

         In December 1992, CECI refinanced the existing bank debt of the Coso Project (see Note 5 of the Notes to the Consolidated Financial Statements). Coso Funding Corp. ("Funding Corp."), a single-purpose corporation, was formed to issue $560,245 of notes for its own account and as an agent acting on behalf of Navy I, BLM and Navy II Plants. The proceeds were used in part to replace the outstanding Coso Project bank indebtedness and to provide funding within the Coso Project for certain reserves. As of December 31, 1993 and 1992 CECI's proportionate share of the Coso Project loan was $246,880 and $263,604, respectively.

         The Funding Corp. notes have remaining terms of up to eight years and different fixed interest rates for each tranche. The underlying project loans have identical terms as the Coso Project loans and are also non-recourse to CECI.

         In connection with the Coso Project refinancing, CECI purchased Community Energy Alternatives Incorporated's ("CEA") interest in the Coso Project at the close of the Coso Project refinancing (see Note 5 to the Notes to the Consolidated Financial Statements).

         On June 9, 1993, MPE and the Mission Power Group, subsidiaries of SCE Corp., and the Coso Joint Ventures reached a final settlement of all of their outstanding disputes and claims relating to the construction of the Coso Project. As a result of the various payments and releases involved in such settlement, the Coso Joint Ventures agreed to make a net payment of $20,000 to MPE from the cash reserves of the Coso Project contingency fund and MPE agreed to release its mechanics' liens on the Coso Projects. After making the $20,000 payment, the remaining balance of the Coso Project contingency fund (approximately $49,300) was used to increase the Coso Project debt reserve fund from approximately $43,000 to its maximum fully-funded requirement of $67,900. The remaining $24,400 balance of the contingency fund was retained within the Coso Project for future capital expenditures and for Coso Project debt service payments. Since the Coso Project debt service reserve is fully funded in advance, Coso Project cash flows otherwise intended to fund the Coso Project debt service reserve funds, subject to satisfaction of certain covenants and conditions contained in the Coso Joint Ventures' refinancing documents, are available for distribution to CECI in its proportionate share.

         On May 3, 1993, the transmission line dispute was settled and the transmission line deposit of approximately $7,700 was released to CECI.

         In June of 1993, CECI issued $100,000 principal amount of 5% convertible subordinated debentures (the "Convertible Subordinated Debentures"), due July 31, 2000. The Convertible Subordinated Debentures are convertible into shares of CECI Common Stock at any time prior to redemption or maturity at a conversion price of $22.50 per share, subject to adjustment in certain circumstances. Interest on the Convertible Subordinated Debentures is payable semiannually in arrears on July 31 and January 31 each year, commencing on July 31, 1993. The Convertible Subordinated Debentures are redeemable for cash at any time on or after July 31, 1996 at a redemption price of (expressed in percentages of the principal amount) 102%, 101%, 100% and 100% in 1996, 1997, 1998 and 1999, respectively. The
Convertible Subordinated Debentures are unsecured general obligations of CECI and subordinated to all existing and future senior indebtedness of CECI.

         The Senior Notes, of which $35,730 aggregate principal amount are currently outstanding, mature in March 1995 and bear interest at the rate of 12% per annum, plus contingent interest calculated by reference to CECI's share of the cash flow from the Coso Project through December 31, 1994. Simultaneous with the closing of a proposed offering of Senior Discount Notes (see Note 16 of Notes to the Consolidated Financial Statements), CECI intends to use approximately $39,000 to defease and provide for the repayment of the entire aggregate principal amount of Senior Notes outstanding. The Senior Notes prohibit the payment of cash dividends unless CECI has a net worth of at least $50,000 after payment of such dividends, and dividends do not exceed 50% of accumulated net income subsequent to December 31, 1987. The Senior Notes also place restrictions on capital expenditures not related to the Coso Project.

         Proceeds and benefits from warrants and options for shares of CECI Common Stock exercised in 1993 and 1992 aggregated approximately $1,400 and $8,065, respectively. In addition, in September 1993, CECI acquired the Ben Holt Co. ("BHC"), a thirty person engineering firm, for a combination of cash and CECI Common Stock. In connection with this transaction, 87 common shares were issued having an aggregate market value of $1,557.

         CECI repurchased 157 shares of CECI Common Stock during 1993 for the aggregate amount of $2,897. CECI purchased common stock to be held as treasury stock in anticipation of their reissue upon the exercise of options. CECI repurchased 565 shares of CECI Common Stock during 1992 at an aggregate amount of $4,887.
The shares were reissued during 1992 upon the exercise of stock options.

         On October 13, 1992, CECI repurchased, and cancelled, certain warrants exercisable for 1,025 shares of unregistered common stock at $2.04 per share, for a purchase price of $9.16 per share, or approximately $9,389 in the aggregate. Kiewit Energy Company ("Kiewit Energy") simultaneously purchased and exercised other warrants to purchase 600 shares of unregistered common stock at $2.04 per share, providing CECI with proceeds of $1,200. On October 27, 1992, CECI repurchased and cancelled warrants exercisable for 250 shares of unregistered common stock at 2.04 per share, for a purchase price of $9.316 per share, or $2,329 in the aggregate.

         On November 15, 1992, CECI called CECI's Series B convertible preferred stock, no par value (the "Series B preferred stock"), for conversion into common stock. Each share of Series B preferred stock was converted into two shares of CECI Common Stock and, accordingly, CECI issued 954.9 shares of common stock.

         In 1991, CECI and Kiewit Energy signed a stock purchase agreement and related agreements (see Note 12 to the consolidated financial statement). In addition, in 1991 CECI issued 1,000 shares of its Series C redeemable preferred stock to Kiewit Energy for $50,000 per share.

         On March 31, 1993, CECI acquired leases from Unocal on 26,000 acres of geothermal properties at the Glass Mountain site in Northern California which includes three successful production wells.

         CECI is actively engaged in the acquisition of, and is seeking to develop, construct, own and operate power projects utilizing geothermal and other technologies, both domestically and internationally, the completion of any of which is subject to substantial risk. CECI is currently pursuing a number of international power project opportunities in countries where private power generation programs have been initiated, including the Philippines and Indonesia. Development can require CECI to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which CECI may not win or before it can be determined whether a project is feasible, economically attractive or financeable. Successful development is contingent upon, among other things, negotiation of construction, fuel supply and power sales contracts with other project participants on terms satisfactory to CECI, and receipt of required governmental permits and consents. Further, there can be no assurance that CECI will obtain access to the substantial debt and equity capital required for the acquisition or development and construction of electric power projects. To the extent CECI engages in international development efforts, the financing and development of projects entails significant political and financial risks (including, without limitation, uncertainties associated with first time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays or that CECI may not be fully capable of insuring against. There can be no assurance that development efforts on any particular project, or CECI's acquisition or development efforts generally, will be successful.

         In particular, CECI is developing a number of international projects, for which it may have significant capital requirements. In 1994, CECI intends to incur capital expenditures in excess of $40,000 for international project development. In addition to its international projects, CECI plans to incur domestic geothermal capital expenditures in the approximate aggregate amount of $30,000 in 1994. CECI's planned capital spending includes, among other things, its share of recurring Coso Project capital expenditures, as well as development of the Newberry Project in the Pacific Northwest.

         CECI is constructing the Yuma Project, a 50 MW natural gas fired cogeneration project in Yuma, Arizona. Engineering and equipment procurement commenced in 1993. Capital expenditures of $10,000 are anticipated through the completion of the Yuma Project by midyear 1994. The capital expenditures will be funded from existing cash balances and CECI's operating cash flows.

         Inflation has not had a substantial impact on CECI's operating revenues and costs. The Coso Project's energy payments for electricity will continue to be based upon scheduled rate increases through the initial ten-year period of each SO4 Agreement. Prior to the Coso Project refinancing, the project loans relating to the Coso Project were generally for periods up to twelve months at LIBOR plus a specified margin. Accordingly, the interest rates on the loans varied and over the operating period resulted in fluctuating interest payments. The refinanced Coso Project debt has fixed interest rates.

ADOPTION OF FINANCIAL ACCOUNTING STANDARD NO. 109

         On January 1, 1993, CECI adopted FAS 109. The adoption of FAS 109 changes CECI's method of accounting for income taxes from the deferred method as required by Accounting Principles Board No. 11 to an asset and liability approach. Under FAS 109, the net excess deferred tax liability as of January 1, 1993 was determined to be $4,100. This amount is reflected in 1993 income as the cumulative effect of a change in accounting principle. It primarily represents the recognition of CECI's tax credit carryforwards as a deferred tax asset. There was no cash impact to CECI upon the required adoption of FAS 109. Under FAS 109, the effective tax rate utilized increased at the time of adoption as a result of the tax credit carryforwards being recognized as an asset and unavailable to reduce the current period's effective tax rate for computing CECI's provision for income taxes. The effective tax rate continues to be less than the statutory rate primarily due to the depletion deduction and the generation of energy credits in 1993. The significant components of the deferred tax liability are the temporary differences between the financial reporting bases and income tax bases of the power plant and the well and resource development costs, and in addition, the offsetting benefits of operating loss carryforwards and investment and geothermal energy tax credit and alternative minimum tax carryforwards.


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






            MAGMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS: THIRD QUARTER 1994 COMPARED TO THIRD QUARTER 1993

         Revenues. Total revenues for the third quarter of 1994 were up $1,568,000 or 3% to $58,883,000 as compared to $57,315,000 for the same period last year. This increase was made up primarily of increases in the sales of electricity, interest income and other income.

         Sales of Electricity. Revenues from the sale of electricity increased $918,000 in the third quarter of 1994 to $50,592,000. The revenue gain was due to a 7.9% increase in the payments for "energy" under the ISO4 contracts of the four Magma Partnership Plants. The "energy" payments under the ISO4 contracts of two of the three Salton Sea Plants are "levelized" during their Initial Terms. The third Salton Sea Plant does not have an ISO4 contract. Under its "negotiated contract," the energy and capacity payments adjust quarterly pursuant to a basket of price indices. The "capacity" payments received by all plants were essentially unchanged during the period.

         During the third quarter of 1994 and 1993, the combined "contract" and "nameplate" capacity factors of the Magma Partnership Plants are shown in the table below:

                                                                             Third Quarter
                                                                      1994                    1993
Total Kilowatt Hours produced
      (kWh amounts in 000s)                                        352,564                 349,201

Contract Capacity Factor(l)                                         121.4%                  120.3%

Nameplate Capacity Factor(l)                                        107.9%                  106.9%


During the third quarter of 1994, the "contract" and "nameplate" capacity factors of the three Salton Sea Plants combined are as shown in the table below:

                                                                               Third Quarter
                                                                      1994                    1993
Total Kilowatt Hours produced
      (kWh amounts in 000s)                                        162,059                 167,603

Contract Capacity Factor(1)                                         101.2%                  104.7%

Nameplate Capacity Factor(1)                                         92.2%                   95.1%

- -----------------------

(1)      Does not exclude scheduled maintenance hours.  Calculation is based on a 92-day (2,208 hours) third quarter.



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






         Interest and Other Income. Interest and other income increased $494,000, a 55% increase compared to interest and other income for the same period of the prior year, reflecting the higher cash balances available for investment and the higher short-term interest rate environment. Cash available for investment during the same period of the prior year was lower due to the use of cash in connection with the acquisition of the Salton Sea Plants from Unocal.

         Costs and Expenses. In the third quarter of 1994, total costs and expenses were $25,744,000 compared to costs and expenses for the same period in 1993 of $26,532,000. This 3% decrease in total costs and expenses was composed primarily of decreases in plant operating costs and depreciation of $1,681,000 and $499,000, respectively, and increases of $818,000 in general and administrative expense and $577,000 in interest expense.

         The decrease in plant operating costs reflects the realization of certain efficiencies by integrating the operations of the Magma Partnership and Salton Sea Plants and the favorable results of Magma's ongoing efforts to reduce operating costs.

         The $818,000 increase in general and administrative costs reflects Magma's continued devotion of more of its resources towards expansion of business development activities by increasing staff and support services to facilitate the planned growth of Magma.

         The $577,000 increase in interest expense reflects the effect of higher borrowing costs due to higher market interest rates. Currently, approximately 84% of Magma's consolidated debt is floating rate debt.

         Net Income. Net income was 12% higher at $22,849,000 in the third quarter of 1994 as compared to $20,453,000 in the corresponding period of the prior year. The increase in net income reflects the increase in electricity revenues and interest income and the decrease in total costs and expenses.

NINE MONTHS ENDED SEPTEMBER 30, 1994 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1993

         Revenues. Total revenues for the first nine months of 1994 were up $21,323,000 or 17% to $146,104,000 as compared to $124,781,000 for the same period of the prior year. This increase was made up primarily of an increase in the sales of electricity.

         Sales of Electricity. Revenues from the sale of electricity increased $20,767,000 in the first nine months of 1994 to $124,086,000 primarily due to the inclusion of the revenues of the Salton Sea Plants for the full nine months of 1994. The Salton Sea Plants contributed $15,311,000 of this revenue gain. The balance of the revenue gain of $5,456,000 was produced by the four Magma Partnership Plants by way of a 1% increase in the megawatt hours delivered and an increase in the price paid for "energy" under their ISO4s with SEC. The annual time period weighted average price of "energy" under the Magma Partnership Plants ISO4s increased 7.9% in 1994 to 10.9 cents per kWh. The energy payments under the ISO4 contracts of two of the Salton Sea Plants are "levelized" during their Initial Terms. The third Salton Sea Plant does not have an ISO4 contract. Under its "negotiated" contract, both the energy and capacity payments adjust quarterly based on a basket of price indices. The "capacity" payments received by all plants were essentially unchanged during the first nine months of 1994 compared to 1993.


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






         The combined "contract" and "nameplate" capacity factors of the Magma Partnership Plants are shown in the table below:

                                                                    First Nine Months                Fiscal Year

                                                                    1994              1993               1993
Total Kilowatt Hours produced
     (kWh amounts in 000s)                                     1,017,707           968,941          1,305,700

Contract Capacity Factor(1)                                       118.1%            112.5%             113.3%

Nameplate Capacity Factor(1)                                      105.0%             99.9%             100.7%

- ----------------------------------------

(1)      Does not exclude scheduled maintenance hours.  Calculation is based on a 273 day (6,552 hour) nine month period in 1994 and 1993.


         The combined "contract" and "nameplate" capacity factors of the three Salton Sea Plants during the period are shown in the table below:

                                                          Nine Months                    Nine Months
                                                             Ended                          Ended
                                                          December 31                    December 31
                                                             1994                           1993
Total Kilowatt Hours produced
    (kWh amounts in 000s)                                   474,704                        495,800

Contract Capacity Factor(1)                                   99.9%                         103.6%

Nameplate Capacity Factor(1)                                  90.8%                          94.1%

- ----------------------------------------

(1) Does not exclude scheduled maintenance hours. Calculation is based on a 273-day (6,552 hours) nine month period in 1994 and a nine month period (6,600 hours) ended December 31, 1993.


         Interest and Other Income. Interest and other income increased $231,000, a 6% increase compared to interest income for the same period of the prior year, primarily due to higher investment earnings, reflecting the higher cash balances available for investment and the higher short-term interest rate environment.

         Costs and Expenses. In the first nine months of 1994, total costs and expenses increased $11,365,000, a 17% increase, compared to costs for the same period in 1993. This increase was composed primarily of a $4,586,000 increase in plant operating costs, a $2,288,000 increase in depreciation, a $2,131,000 increase in general and administrative expense, and a $2,381,000 increase in interest expense. The increase in plant operating costs and depreciation primarily reflects the cost of operating the Salton Sea Plants for nine months in 1994 compared to six months in 1993.


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






         The $2,131,000 increase in general and administrative costs reflects Magma's continued devotion of more of its resources towards expansion of business development activities by increasing staff and support services to facilitate the planned growth of Magma.

         The $2,381,000 increase in interest expense over the corresponding period of 1994 reflects the increased cost of borrowings to finance the acquisition of the Salton Sea Plants. Interest expense related to the Magma Partnership Plants declined as a result of lower partnership weighted-average borrowings during the first nine months of 1994 as compared to the same period of the prior year.

         Provision for Income Taxes. Magma's effective tax rate in the first nine months of 1994 was 31 percent which was comparable to the rate in the same period of the prior year.

         Net Income. Net income was 19% higher at $46,843,000 for the first nine months of 1994 as compared to $39,469,000 in the corresponding period of the prior year. The increase in net income reflects the addition of the earnings of the Salton Sea Plants for nine months in 1994 compared to six months in 1993 as well as the higher ISO4 electricity revenues received by the Partnership Plants.

RESULTS OF OPERATIONS: 1993 COMPARED TO 1992

         Revenues. Magma's operating revenues (total revenues excluding interest and other income) in 1993 increased $62,630,000 to $162,943,000. This increase was made up of an increase in the sales of electricity, an increase in royalties received from the Vulcan, Hoch, Elmore and Leathers plants (the "Partnership Plants") and an increase in management services fees earned for providing services to the Partnership Plants and a decrease in royalties received from third-party owned and operated geothermal power plants.

         Sales of Electricity. Revenues from the sale of electricity in 1993 increased $65,646,000 to $137,882,000 primarily due to the inclusion of the revenues of the three power plants (the "Salton Sea Plants") acquired from Union Oil Company of California ("Unocal"), as of March 31, 1993. The Salton Sea Plants contributed $60,158,000 of the electricity revenue gain. The balance of $5,488,000 was produced by the Partnership Plants and was due to both an increase in the price paid for energy under their Interim Standard Offer No. 4 ("ISO4") long-term power purchase contracts with Southern California Edison Company ("SCE") and an increase in the number of megawatt hours produced. The annual time period weighted average price of energy under the Partnership Plants' ISO4s increased 8.6% in 1993 to 10.1(cent) per kilowatt hour ("kWh"). The number of megawatt hours produced by these plants increased 2.6% in 1993.

         In addition to the energy payments, the Partnership Plants receive the following separate payments for capacity based on the contract capacities specified in their respective ISO4s: Vulcan -- $158 per kilowatt year, Hoch -- $198 per kilowatt year, Elmore -- $198 per kilowatt year and Leathers -- $187 per kilowatt year. Unlike the energy payments which escalate each year for the first ten years pursuant to schedules attached to the ISO4s and then convert to SCE's then published avoided cost of energy, the capacity payments are fixed for the full 30-year term of the ISO4s. The contract capacities specified in the ISO4s for the Vulcan, Hoch, Elmore and Leathers plants are 29,500, 34,000, 34,000 and 34,000 kilowatts, respectively.

         The ISO4s for the Vulcan, Hoch, Elmore and Leathers plants also specify a nameplate rating. The specified nameplate ratings for these plants are 34,000, 38,000, 38,000 and 38,000 kilowatts, respectively.

         The Partnership Plants are 50% owned by Magma and the newly acquired Salton Sea Plants are 100% owned by Magma. Two of the Salton Sea Plants have an ISO4 with SCE and the third has a non-standard offer long-term power purchase contract (a "Negotiated Contract") with SCE. Each of the Salton Sea Plants earns an

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energy payment. For the 10 MW, Salton Sea Plant I, the energy payment under its
Negotiated Contract averaged 4.8(cent) per kWh in the nine months ended December 31, 1993. This energy payment adjusts quarterly based on a basket of indices for the 30-year term of its power purchase agreement with SCE. For the 20 MW, Salton Sea Plant 2, and the 49.8 MW, Salton Sea Plant 3, the energy payments under their ISO4 contracts are levelized for the first ten years at a time period weighted average of 10.6(cent) and 9.8(cent) per kWh, respectively. The first ten years expires in 1999 for Salton Sea Plant 3 and in 2000 for Salton Sea Plant 2.

         Each of the Salton Sea Plants also receives the following capacity payments based on the contract capacity specified in its power purchase agreements with SCE: Salton Sea Plant 1 -- $123.61 per kilowatt year, Salton Sea Plant 2 -- $187.00 per kilowatt year and Salton Sea Plant 3 -- $175.00 per kilowatt year. The contract capacities specified in the power purchase agreements for the Salton Sea Plants are 10,000, 15,000 and 47,500 kilowatts, respectively. The capacity payments for Salton Sea Plants 2 and 3 are fixed for the full 30-year term of their ISO4s, while the capacity payment for Salton Sea Plant 1 adjusts quarterly based on a basket of indices for the full 30-year term of its Negotiated Contract.

         The power purchase agreements for the Salton Sea Plants also specify a nameplate rating. The specified nameplate ratings of these plants are 10,000, 20,000 and 49,800 kilowatts, respectively.

         Royalties. Magma's royalty revenues from the Partnership Plants increased in 1993, while royalties received from third-party plants decreased. The decrease in third-party royalties was due to the one-time recognition in 1992 of $7,900,000 of earned but unpaid Jr. SO4 payments from the GEO East Mesa plant. Since 1989, Magma has received Sr. SO4 payments from the East Mesa plant on a current basis. However, Jr. SO4 payments have gone unpaid pending conversion of the plant's construction loan to permanent financing. Due to the strong operating and financial performance and cash flow of the East Mesa plant, Magma recognized as royalty income in 1992 the $7,900,000 of Jr. SO4 payments which had accrued since the East Mesa plant's start-up. In 1993 Magma recognized as royalty income $3,190,000 of accrued Jr. SO4 payments from the East Mesa plant. Although no Jr. SO4 payments have been received by Magma, loan conversion is expected during the first half of 1994 at which time substantially all of the accrued Jr. SO4 payments are expected to be received.

         Royalties from the Partnership Plants, the major source of Magma's royalty income, increased $1,225,000 or 10.5% in 1993 to $12,877,000. The increase resulted from the increased energy revenues in 1993.

         Management Services. Revenues received for management services increased $284,000 in 1993, due to an increase in the incentive fees received from the Hoch, Elmore and Leathers plants for operating the facilities above certain predetermined targets and an increase in the administrative fees received from the four Partnership Plants, reflecting the higher electricity revenues received by these plants in 1993.

         Interest and Other Income. Interest and other income decreased $4,458,000, or 52%, in 1993 to $4,195,000 due to lower investment earnings, reflecting the lower short-term interest rate environment and the reduction in Magma's cash and marketable securities due to the purchase, in March of 1993, of the Unocal geothermal properties and assets.

         Costs and Expenses.. Total costs and expenses increased $32,926,000 in 1993, a 56% increase primarily due to the acquisition of the Salton Sea Plants from Unocal. This increase was composed primarily of a $16,235,000 increase in plant operating costs, a $9,765,000 increase in depreciation, a $4,460,000 increase in general and administrative expense and a $2,795,000 increase in interest expense.

         Plant Operating Costs and Depreciation. The increase in plant operating costs and depreciation primarily reflects the additional cost of operating and maintaining the Salton Sea Plants acquired from Unocal. Of the

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$16,235,000 increase in plant operating costs in 1993, $16,191,000 was attributable to the nine months operation of the newly acquired Salton Sea Plants. Similarly, of the $9,765,000 increase in depreciation, $8,156,000 related to the Salton Sea Plants.

         Controllable operating costs for the Partnership Plants (total costs less depreciation, interest, management fees and royalties) increased by less than 1% over the prior year and, on a per kilowatt hour basis, have decreased in 1993 to 4.3(cent) per kWh from 4.4(cent) per kWh in 1992. Magma has established a goal of significantly reducing controllable operating costs over the next five years for its plants at the Salton Sea by applying newly developed material and process technologies and the further realization of the efficiencies gained through its acquisition of the Salton Sea Plants from Unocal. The goal is to reduce these costs to less than 3.0(cent) per kWh over the next five years.

         General and Administrative. General and administrative costs increased from $6,483,000 in 1992 to $10,943,000 in 1993, an increase of $4,460,000. Magma continued to devote more resources to expansion of business development activities by increasing staff and related costs, which is directed toward development of international geothermal power projects, and support services to facilitate the planned growth of Magma.

         Interest Incurred. Interest expense increased by $2,795,000, in 1993 to $9,626,000, reflecting the cost of the $140,000,000 one-year term loan ("Bridge Loan") incurred in the acquisition of the Unocal geothermal assets. Interest expense related to the Partnership Plants actually declined in 1993 as a result of a lower level of partnership debt and lower market interest rates. Excluding the Bridge Loan, Magma's weighted average interest rate of 5.6% during 1993 compared favorably with the corresponding rate of 6.7% in 1992.

         Interest expense in 1994 is expected to be higher than in 1993 reflecting principally the replacing of the Bridge Loan on February 28, 1994 with a non-recourse $130,000,000 six-year term loan. The term loan is a "project level loan", that is, a loan arranged by Magma's subsidiaries owning the Salton Sea Plants and secured by their assets with no recourse to Magma. Magma believes that through non-recourse project level debt, typically more expensive than corporate level recourse loans, it retains more flexibility in financing future growth.

         Provision for Income Taxes. In 1992 Magma adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 changed the manner in which Magma accounted for the tax benefit of certain items such as operating loss and tax credit carryforwards. The cumulative effect of this change increased net income approximately $17,833,000 or $.77 per share in 1992, and is reported separately in the consolidated statement of operations. As a result of this change Magma's effective tax rate increased in 1993, and will increase in future years as well, over what it would have been but for the change, since the future tax benefit of operating loss and tax credit carryforwards was recognized in 1992 in the cumulative effect adjustment.

         Magma's tax provision in 1993, as a percentage of earnings before tax, increased to 30.4% from the 1992 rate of 26.8% due to higher operating profits in 1993 as a result of the earnings contribution of the newly acquired Salton Sea Plants and recognition of the 1% increase in the Federal statutory corporate tax rate in the current tax provision and the corresponding adjustment to recognize the effect of the rate increase on the deferred tax liability.
Magma's 1994 provision for income taxes is expected to be approximately 32%.

         Net Income. Magma's 1992 net income of $54,191,000 included a positive adjustment of $17,833,000 to reflect the cumulative effect of adopting SFAS No.
109. Before the cumulative effect of the accounting change, 1992's net income was $36,358,000. Magma's 1993 net income increased by $15,777,000 or 43% to $52,135,000 from 1992's net income before the cumulative effect of the accounting change. The 1993 increase in net income reflects the addition of the earnings of the Salton Sea Plants acquired from Unocal, as well as the higher ISO4 electricity revenues received by the Partnership Plants.

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RESULTS OF OPERATIONS:  1992 COMPARED TO 1991

         Revenues. Magma's operating revenues increased $16,178,000 in 1992 to $100,313,000 from $84,135,000 in 1991. This increase was made up of an increase in the sales of electricity, an increase in royalties received from the Partnership Plants and third-party owned and operated geothermal power plants and an increase in management services fees earned for providing services to the Partnership Plants.

         Sales of Electricity. Revenues from the sale of electricity increased $6,221,000 in 1992 to $72,236,000 due primarily to an increase in the price for energy under the ISO4s and a 4.4% increase in kilowatts delivered to SCE. The average price for energy under the ISO4s increased 8.1% in 1992 to 9.3(cent) per kWh.

         Royalties. Magma's royalty revenues increased $9,318,000 in 1992 to $22,929,000, $1,050,000 of the increase resulted from the increased energy revenues of the Partnership Plants in 1992. The remainder of the increase or $8,268,000 came as the result of higher royalty income recognized from third-party owned and operated plants of which $7,900,000 was due to the recognition of accrued royalties ("Jr. SO4 payments") from the GEO East Mesa geothermal power plant. Since 1989, Magma has received the senior portion of the royalties ("Sr. SO4 payments") from the East Mesa plant on a current basis, however, the Jr. SO4 payments have gone unpaid pending conversion of the plant's construction loan to permanent financing. Due to the strong performance and cash flow of the East Mesa plant in 1992 and the expected conversion of the plant's construction loan, Magma elected to recognize the accrued Jr. SO4 payments as royalty income.

         Management Services. Revenues received for management services provided to the Partnership Plants increased $639,000 in 1992, due primarily to a $402,000 increase in the incentive fees received from the Hoch, Elmore and Leathers plants for operating the facilities above certain predetermined targets, and a $216,000 increase in the fees received from the Partnership Plants by Magma's wholly-owned subsidiary, Desert Valley Company, for disposal of drilling muds and cuttings and silica cake at its monofill, a single purpose landfill owned and operated by Desert Valley.

         Interest and Other Income. Interest and other income decreased $2,103,000 in 1992 to $8,653,000. In spite of higher cash balances available for investment, interest and other income decreased compared to the prior year reflecting the lower short-term interest rate environment.

         Costs and Expenses. Total costs and expenses in 1992 increased $5,612,000, a 10.5% increase, over 1991. This increase was comprised primarily of a $5,905,000 increase in plant operating costs, including depreciation and amortization, a $549,000 increase in general and administrative expense, offset by a $1,696,000 decrease in interest expense.

         Plant Operating Costs. The increase in plant operating costs reflected the increased costs in 1992 of processing geothermal fluids and collecting and disposing of geothermal solids and maintaining the well field and geothermal reservoir supporting the Partnership Plants.

         General and Administrative. General and administrative costs increased from $5,934,000 in 1991 to $6,483,000 in 1992, an increase of $549,000. Magma continues to direct more financial resources to business development and governmental relations.

         Interest Incurred. Interest expense declined as a result of lower partnership weighted average borrowings during 1992 and the effect of lower borrowing costs, because of lower market interest rates. Magma's weighted average interest rate of 6.7% during 1992 compares favorably with the corresponding rate of 8.0% in the prior year.


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         Provision for Income Taxes. In 1992 Magma adopted SFAS 109. Prior to
1992, the provision for income taxes was based on income and expenses included in the accompanying consolidated statement of operations. Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of the assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. SFAS 109 changed the manner in which Magma accounted for the tax benefit of certain items such as operating loss and tax credit carryforwards. Accordingly, the cumulative effect of this change in accounting for income taxes, adopted as of the beginning of 1992, increased net income approximately $17,833,000 or $.77 per share, and is reported separately in the consolidated statement of operations. The financial statements for 1991 have not been restated to reflect SFAS 109.

         Magma's tax provision, as a percentage of earnings before tax, was higher in 1992 as a result of the adoption of SFAS 109. The effect of applying SFAS 109 in 1992 was to decrease net income before the cumulative effect of adopting SFAS 109 by approximately $2,821,000 or $.12 per share. Magma's 1992 effective tax rate was 26.8% following the adoption of SFAS 109 rather than 21.1% under the previous accounting treatment. Magma's effective tax rate will continue to be significantly higher in the future, since the tax benefit of operating loss and tax credit carryforwards, which could have been expected to reduce future tax provisions, has been recognized in 1992 in the cumulative effect adjustment.

         Net Income. Net income increased $20,250,000 in 1992 to $54,191,000. Of this increase $17,833,000 is attributable to the cumulative effect of adopting SFAS No. 109. In addition, higher net income reflects higher revenues from the sale of electricity, Magma's core business, higher royalty income from third-party owned and operated royalty plants including the recognition of $7,900,000 in accrued Jr. SO4 payments from the GEO East Mesa geothermal power plants and lower interest expense incurred on partnership non-recourse debt. The higher revenues and lower interest expense were offset, in part, by lower interest and other income, higher plant operating costs and a higher tax provision than would have been recorded under the previous accounting standard. The lower interest income and interest expense reflects the generally lower market rates of interest.

         Acquisition and New Project Costs. Magma purchased, on March 31, 1993, all of Unocal's geothermal interests in the Imperial Valley of California, including three operating geothermal power plants, 40,600 acres of geothermal leases and an option to develop and sell an additional 20MWs of geothermal power to SCE. The total cost of the acquisition was $248,200,000 (subject to certain post-closing adjustments) which included $6,686,000 for certain current assets and liabilities assumed by Magma, $3,489,000 of interest incurred on the unpaid purchase price from January 1, 1993 through the closing date, advisory fees and transaction costs of $3,400,000, and a $10,000,000 reserve for future capital expenditures for certain improvements to the assets. The total purchase price was paid utilizing both cash and the proceeds from a $140,000,000 Bridge Loan. The acquired assets contributed to Magma's revenues and earnings as of April 1, 1993.

         In addition, in separate transactions, Magma purchased from Unocal for an additional $1,000,000 interest in approximately 12,000 acres of geothermal leases in central California near Mammoth, California (the "Long Valley Leases") and its interest in approximately 58,300 acres of geothermal leases in Nevada. Simultaneously, Magma sold a two-thirds interest in the Long Valley Leases to two independent power developers.

         On March 11, 1992 Magma acquired a 30-year modified ISO4 Power Purchase Agreement to sell 14MWs of capacity and 16MWs of energy to SCE using geothermal resources from leases at Fish Lake, Nevada. Magma is currently engaged in exploratory and well field development activities, which are preparatory to constructing a power plant. Three wells have been drilled, which could be used as production wells for the future plant.


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LIQUIDITY AND CAPITAL RESOURCES

         Operations and development activities have been financed with working capital, the sale of common stock for cash and services, secured and unsecured, loans and non-recourse loans from commercial banks.

         Magma has geothermal projects in the development stage, both domestic and international, which it intends to finance with a combination of Magma-supplied equity and non-recourse project debt. These development stage projects will require significant equity contributions from Magma during the next five years. Magma believes that its cash reserves, augmented by cash flow from its current operations, will be sufficient to fund these equity contributions.

         Magma financed the Unocal acquisition with its own cash and with the proceeds from the $140,000,000 Bridge Loan. On February 28, 1994 the Bridge Loan was repaid, utilizing both Magma cash and the proceeds from a non-recourse project level six-year term loan of $130,000,000 collateralized by substantially all of the assets and power purchase contracts of the three Salton Sea Plants acquired from Unocal (the "$130,000,000 Term Loan"). In addition, a $5,000,000 working capital line of credit has been provided to the subsidiaries owning the plants by two of the banks participating in the $130,000,000 Term Loan. No loans against the working capital line of credit have been made.

         Magma's cash and marketable securities at December 31, 1993 totalled $73,022,000 of which $50,103,000 was available for general corporate uses. The remainder of $22,919,000 is Magma's share of cash and marketable securities of the four partnerships which own the four Partnership Plans operated by Magma. These funds are earmarked for the working capital needs of each of the partnerships. Restrictions in the secured credit agreements for the Hoch, Elmore and Leathers plants and the $130,000,000 Term Loan for the Salton Sea Plants place limits on distributions of cash by the partnerships to Magma.

         In addition, at December 31, 1993, Magma had non-current investments totalling $47,642,000 consisting of $32,302,000 in securities with maturities greater than one year, which are liquid, and $15,340,000 of other investments, which are not liquid.

         At December 31, 1993, long-term obligations were $189,209,000, a $103,375,000 increase over year-end 1992. The increase reflects the replacement on February 28, 1994 of the $140,000,000 one-year Bridge Loan, with the six-year $130,000,000 Term Loan. The increase in long-term obligations was partially offset by a reduction of $9,028,000 in Magma's pro-rata share of partnership debt for the Hoch, Elmore and Leathers plants. Partnership debt is non-recourse to Magma.

         Magma has an unused and available line of credit with Morgan Guaranty Trust Company of New York of $25,000,000.

         Cash and marketable securities at September 30, 1994 totaled $74,198,000 of which $48,720,000 was available for general corporate use. The remainder of $25,478,000 is Magma's share of the cash and marketable securities of the "Magma Partnerships," the four separate partnerships which are jointly owned by Magma and Mission Energy Company and which own the Partnership Plants, and the cash and marketable securities of the Salton Sea Partnerships, the 100% owned Magma partnerships which own the three Salton Sea plants acquired from Unocal (the "Salton Sea Plants"). Certain portions of these funds are earmarked for the working capital needs of the plants. In addition, the secured credit agreements for the Hoch, Elmore and Leathers Partnership Plants and the Term Loan for the Salton Sea Plants place limits on distributions of cash.


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         Non-current investments at September 30, 1994, totaled $41,245,000 consisting of $29,676,000 in marketable securities with maturities greater than one year which are liquid and $11,569,000 of other investments, which are not liquid.

         At September 30, 1994, loans payable (including amounts currently due) were $188,969,000, a $37,039,000 decrease over year end 1993. The decrease reflects the $10,000,000 debt reduction that occurred on February 28, 1994 when the $140,000,000 Bridge Loan was replaced with the $130,000,000 Term Loan and a $9,992,000 reduction in Magma's pro-rata share of Magma Partnership debt, a $15,692,000 reduction in Salton Sea Partnership debt, and a $1,355,000 reduction in other debt. The Magma Partnerships debt and the $130,000,000 Term Loan are both non-recourse to Magma Power Company and its subsidiaries. The ratio of debt to debt-plus-equity at September 30, 1994 (inclusive of non-recourse debt) was 34 percent compared to 40 percent at December 31, 1993. Magma has an unused and available line of credit with Morgan Guaranty Trust Company of $25,000,000 at September 30, 1994.

         Six of the seven geothermal power plants operated by Magma sell electricity to SCE under Interim Standard Offer No. 4 "ISO4" long-term power purchase contracts. Each ISO4 contract provides for both capacity payments and energy payments. The capacity payments remain constant throughout the life of each ISO4 contract. During each of the first 10 years of operation (the "Initial Term"), the energy payments are fixed pursuant to the terms of the ISO4 contract. Thereafter, the energy payments are SCE's then-current published avoided cost of energy. In 1994 the time period weighted average price for energy for the six plants combined is approximately 10.6 cents per kWh. For September 1994, SCE's avoided cost of energy was 2.2 cents per kWh. Estimates of SCE's future avoided cost of energy vary substantially, but it is expected to remain substantially below such contract energy prices. Thus, the revenues generated by each of Magma's six plants operating under ISO4 contracts are likely to decline significantly after their respective initial terms expire. Such decline could have a material adverse effect on Magma's results of operation. The initial terms expire in 1996 as to 34 megawatts of nameplate generation, in 1999 for 126 megawatts of nameplate generation and in 2000 for the remaining 58 megawatts of nameplate generation under ISO4 contracts.

         The seventh and smallest plant (approximately 10 megawatts) sells electricity to SCE under a negotiated power purchase contract (the "Negotiated Contract"). The energy payment under the Negotiated Contract was 4.8 cents per kWh in the third quarter of 1994. The capacity payment was approximately 1.7 cents per kWh in the third quarter of 1994. Both the energy and capacity payments adjust quarterly based on a basket of indices for the 30- year term of the Negotiated Contract.

         Magma's strategy is to mitigate the adverse impact of potentially lower revenues in the future from its six plants with ISO4 contracts by aggressively seeking out and developing new power generation projects in both the United States and abroad, seeking out additional strategic acquisitions, and continuing to find new ways to significantly reduce plant operating costs for its existing as well as any new plants. The competition for new power purchase contracts is intense, however, and any contracts Magma is able to secure in the future, whether in the United States or abroad, are likely to be on terms and conditions that are substantially less favorable than those provided in Magma's current ISO4 contracts.

         Other than as described herein and as subject to the ISO4 contract terms regarding payments for energy after its initial ten-year term (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Rates") Magma is not aware of any trends or known demands, events or uncertainties that would result in or that are reasonably likely to result in a material change in Magma's liquidity or capital resources, other than the development activities mentioned above.


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SEASONALITY

         The ISO4 contracts held by Magma reflect a seasonal variation in rates for both energy and capacity. The ISO4 rates are higher in the summer months (i.e., June through September) to correspond with SCE's peak system load and are lower in the winter months. Similarly, the rates are higher during peak hours than they are during the off-peak hours (night time, weekends and holidays). Consequently, Magma strives to operate its geothermal power plants at the highest possible output during the peak months and peak hours to take advantage of the higher rates, and to conduct maintenance during non-peak months and the off-peak hours (especially during the eight winter off-peak months). Thus, Magma's monthly revenues from the sale of electricity are generally higher from June through September of each year.

INFLATION

         During the period that Magma has been engaged in business, general inflation has not had a substantial impact on Magma's operating revenues and costs. However, if Magma were to construct a new geothermal power plant at the Salton Sea of the same size and using the same technology as its existing plants, the capital cost of such plant would be significantly higher than that of any of the existing Salton Sea plants. Also, any general increase in interest rates will increase the interest expense of the Hoch, Elmore and Leathers plants and the Salton Sea Plants.

FUTURE RATES

         Each of the Partnership Plants sells electricity to SCE under ISO4 contracts. For the first ten years the price paid for energy under these ISO4s is fixed and escalates at an average rate of 7.5% per year. The price paid for capacity (including bonus capacity), on the other hand, is fixed for the entire 30-year term of the ISO4s at approximately 2.5(cent) per kWh (assuming a 90% nameplate capacity factor). In 1994, the time period weighted average of the energy payments for each of the Partnership Plants is 10.9(cent) per kWh, which along with the fixed capacity payments results in a total time period weighted average price for electricity of approximately 13.4(cent) per kWh.

         Two of the Salton Sea Plants sell electricity to SCE pursuant to ISO4 contracts under which the capacity payments (including bonus capacity) are fixed for the full 30-year term of the ISO4s at approximately 2.4(cent) per kWh (assuming a 90% nameplate capacity factor). During the first 10 years of these two ISO4s, the energy payments are fixed (and do not escalate) at a time period weighted average of 9.8(cent) per kWh for the 49.8MW Salton Sea Plant 3 and 10.6(cent) per kWh for the 20MW Salton Sea Plant 2, which along with their fixed capacity payments results in a total time period weighted average price of electricity of approximately 12.2(cent) and 13(cent) per kWh, respectively.

         Starting in 1996 for the Vulcan plant, 1999 for the Hoch, Elmore and Salton Sea Plant 3 and 2000 for the Leathers and the Salton Sea Plant 2, the price for energy under the ISO4 contracts for these plants will automatically convert to the SCE's then-current published avoided cost of energy. As a result, the price paid by SCE for a kWh of electricity under these ISO4s will be composed of the capacity payments per kWh described above and an energy payment based on SCE's avoided cost of energy. In 1993, SCE's time period weighted average avoided energy cost was 3.2(cent) per kWh. Thus, revenues generated by these plants are likely to decline significantly which may have a material adverse effect on Magma's results of operations.

         The remaining acquired plant (Salton Sea Plant 1) sells electricity to SCE pursuant to a negotiated contract under which both the capacity and the energy portions of the revenues adjust quarterly based on a basket of indices. In 1993, the time period weighted average energy payment was 4.8(cent) per kWh, which along with the capacity

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






payment of approximately 1.7(cent) per kWh (assuming a 90% nameplate capacity factor) results in a total payment of approximately 6.5(cent) per kWh.


                                                    CECI MANAGEMENT INFORMATION



CERTAIN BIOGRAPHICAL INFORMATION REGARDING OFFICERS AND DIRECTORS OF CECI

NAME                           AGE      POSITION
David L. Sokol                  38      Chief Executive Officer, Chairman of the Board of Directors,
                                        Director
Thomas R. Mason                 50      President and Chief Operating Officer
Steven A. McArthur              36      Senior Vice President, General Counsel and Secretary
Donald M. O'Shei, Sr.           60      Senior Vice President, Asia Division
John G. Sylvia                  35      Senior Vice President, Chief Financial Officer and Treasurer
Gregory E. Abel                 32      Vice President, Chief Accounting Officer and Controller
Edward F. Bazemore              57      Vice President, Human Resources
David W. Cox                    38      Vice President, Legislative and Regulatory Affairs
Vincent B. Fesmire              53      Vice President, Development and Implementation
David P. Maystrick              43      Vice President, Construction
Dale R. Schuster                42      Vice President, Administration
Edgar D. Aronson                59      Director
Judith E. Ayres                 49      Director
James Q. Crowe                  44      Director
Richard K. Davidson             52      Director
Ben Holt                        80      Director
Richard R. Jaros                42      Director
Everett B. Laybourne            82      Director
Herbert L. Oakes, Jr.           47      Director
Walter Scott, Jr.               62      Director
Barton W. Shackelford           73      Director
David E. Wit                    32      Director


        David L. Sokol, 38, Chairman of the Board of Directors and Chief Executive Officer. Mr. Sokol has served as Chief Executive Officer of CECI since April 19,1993 and as Chairman of the Board of Directors since May 5, 1994, has been a director of CECI since March 1991 and served as President from April 1993 until January 1995. Formerly, Mr. Sokol was Chairman, President and Chief Executive Officer of CECI from February 1991 until January 1992. Mr. Sokol has served as Chairman, President and Chief Executive Officer of the Purchaser since its formation on September 22, 1994. Mr. Sokol was the President and Chief Operating Officer of, and a director of, JWP, Inc., from January 27, 1992 to October 1, 1992. From November 1990 until February 1991, Mr. Sokol was the President and Chief Executive Officer of Kiewit Energy Company, the largest stockholder of CECI and a

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






wholly owned subsidiary of PKS. From 1983 to November 1990, Mr. Sokol was the President and Chief Executive Officer of Ogden Projects, Inc.

         Thomas R. Mason, 50, President and Chief Operating Officer, Mr. Mason joined CECI in March 1991. From October 1989 to March 1991, Mr. Mason was Vice President and General Manager of Kiewit Energy Company. From 1991 to 1993 he was Senior Vice President, Mr. Mason acted as a consultant in the energy field from June 1988 to October 1989. Prior to that, Mr. Mason was Director of Marketing for Energy Factors, Inc., a non-utility developer of power facilities.

         Steven A. McArthur, 36, Senior Vice President, General Counsel and Secretary. Mr. McArthur joined CECI in February 1991. Mr. McArthur has served as a director, Senior Vice President, General Counsel and Secretary of the Purchaser since its formation on September 22, 1994. From 1988 to 1991 he was an attorney in the Corporate Finance Group at Shearman & Sterling in San Francisco. From 1984 to 1988 he was an attorney in the Corporate Finance Group at Winthrop, Stimson, Putnam & Roberts in New York.

         Donald M. O'Shei, Sr., 60, Senior Vice President, Asia Division and President, CE International, Ltd. General O'Shei was in charge of engineering and operations for CECI from October 1988 until October 1991. He rejoined CECI as a Vice President in August 1992. Previously he was President and Chief Executive Officer of AWD Technologies, Inc., a hazardous waste remediation firm, and President and General Manager of its predecessor company, Atkinson-Woodward Clyde. He was a brigadier general in the U.S. Army prior to joining the Guy F. Atkinson Co. in 1982 as Director of Corporate Planning and Development.

         John G. Sylvia, 35, Senior Vice President, Chief Financial Officer and Treasurer. Mr. Sylvia joined CECI in 1988. Mr. Sylvia has served as a director, Senior Vice President, Chief Financial Officer and Treasurer of the Purchaser since its formation on September 22, 1994. From 1985 to 1988, Mr. Sylvia was a Vice President in the San Francisco office of the Royal Bank of Canada, with responsibility for corporate and capital markets banking. From 1986 to 1990, Mr. Sylvia served as an Adjunct Professor of Applied Economics at the University of San Francisco. From 1982 to 1985, Mr. Sylvia was a Vice President with Bank of America.

         Gregory E. Abel, 32, Vice President, Chief Accounting Officer and Controller. Mr. Abel joined CECI in 1992. Mr. Abel is a Chartered Accountant and from 1984 to 1992 he was employed by Price Waterhouse. As a Manager in the San Francisco office of Price Waterhouse, he was responsible for clients in the energy industry.

         Edward F. Bazemore, 57, Vice President,  Human Resources.  Mr.
Bazemore joined CECI in July 1991. From 1989 to 1991, he was Vice President, Human Resources, at Ogden Projects, Inc. in New Jersey. Prior to that, Mr. Bazemore was Director of Human Resources for Ricoh Corporation, also in New Jersey. Previously, he was Director of Industrial Relations for Scripto, Inc. in Atlanta, Georgia.

         David W. Cox, 38, Vice President,  Legislative and Regulatory
Affairs. Mr. Cox joined CECI in 1990. From 1987 to 1990 Mr. Cox was a Vice President with Bank of America N.T. & S.A. in the Consumer Technology and Finance Group. From 1984 to 1987, Mr. Cox held a variety of management positions at First Interstate Bank.

         Vincent B. Fesmire, 53, Vice President, Development and Implementation. Mr. Fesmire joined CECI in October 1993. Prior to joining CECI, Mr. Fesmire was employed for 19 years with Stone & Webster, an engineering firm, serving in various management level capacities with an expertise in geothermal design engineering.

         David P. Maystrick, 43, Vice President, Construction. Mr. Maystrick joined CECI in April 1994. From 1978 to 1994, Mr. Maystrick was employed as Senior Project Manager with HDR Engineering, Inc. and was responsible for implementing and monitoring several full service contracts to design, to construct, and to operate
                                                        131
electric and steam generating facilities. From 1974 to 1977, Mr. Maystrick was a design engineer of fossil fuel and nuclear power plants at Gibbs & Hill, Inc.

         Dale R. Schuster, 42, Vice President, Administration. Mr. Schuster joined CECI in July 1994. From 1991 until joining CECI, he was Senior Vice President and General Manager of AutoInfo, Inc., a software development and information systems company, and prior to that, Vice President and General Manager of ValCom, Inc.

         Edgar D. Aronson, 59. Mr. Aronson has been a director of CECI since April 1983. Mr. Aronson founded EDACO Inc., a private venture capital company, in 1981, and has been President of EDACO since that time. Prior to that, Mr. Aronson was Chairman, Dillon, Read International from 1979 to 1981 and a General Partner in charge of the International Department at Salomon Brothers Inc from 1973 to 1979.

         Judith E. Ayres, 49. Ms. Ayres has been a director of CECI since July 1990. Since 1989 Ms. Ayres has been Principal of The Environmental Group, an environmental consulting firm in San Francisco, California. From 1988 to 1989, Ms. Ayres was a Vice President/Principal of William D. Ruckelshaus Associates, an environmental consulting firm. From 1983 to 1988 Ms. Ayres was the Regional Administrator of Region 9 (Arizona, California, Hawaii, Nevada and the Western Pacific Islands) of the United States Environmental Protection Agency.

         James Q. Crowe, 44. Mr. Crowe has been a director of CECI since March 1991. Mr. Crowe is Chairman and Chief Executive Officer of MFS Communications Company, Inc., a publicly traded company in which PKS holds a majority ownership interest. Prior to assuming his current position in 1991, Mr. Crowe was President of Kiewit Industrial Company, a subsidiary of PKS.
Before joining Kiewit Industrial Company in 1986, Mr. Crowe was Group Vice President, Power Group at Morrison-Knudsen Corporation. Mr. Crowe is a director of C-TEC Corporation, a publicly traded company in which PKS holds a majority ownership interest.

         Richard K. Davidson, 52. Mr. Davidson was appointed a director of CECI in March 1993. Mr. Davidson has been Chairman and Chief Executive Officer
of UnionPacific   Railroad  since  1991.  From  1989  to  1991  he  was
Executive Vice President--Operations of Union Pacific Railroad, and from 1986 to 1989 he was Vice President--Operations of Union Pacific Railroad.
Mr. Davidson is also a director  of  FirsTier   Financial,   Inc.,  Chicago  &
Northwestern Holdings Corporation and Missouri Pacific Railroad Company.

         Ben Holt, 80. Mr. Holt has been a director of CECI since September 1993. Mr. Holt is the founder, and was Chairman and Chief Executive Officer, of The Ben Holt Co., an engineering firm located in Pasadena, California, which CECI acquired in September 1993. Mr. Holt retired as Chairman and CEO of The Ben Holt Co. in December 1993 and is currently a consultant to CECI. Mr. Holt is a beneficial owner of 3,763 Shares, representing less than 1% of the outstanding Shares.

         Richard R. Jaros, 42. Mr. Jaros has been a director of CECI since March 1991. Mr. Jaros served as Chairman of the Board from April 19, 1993 to May 5, 1994 and served as President and Chief Operating Officer of CECI from January 8, 1992 to April 19, 1993. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of PKS and is currently an Executive Vice President and a director of PKS. Mr. Jaros serves as a director of MFS Communications Company, Inc. and C-TEC Corporation, both of which are publicly traded companies in which PKS holds a majority ownership interest. From 1986 to 1990, Mr. Jaros served as a Vice President for Mergers and Acquisitions for Kiewit Holdings, a subsidiary of PKS.

         Everett B. Laybourne, 82. Mr. Laybourne has been a director of CECI since May 1988. For many years he served as counsel for a number of major publicly-held corporations. He also presently serves as a Vice President and Trustee of The Ralph M. Parsons Foundation and as National Board Chairman of WAIF, Inc. From 1969 to 1988, Mr. Laybourne was senior partner in the law firm of MacDonald, Halsted & Laybourne in Los Angeles,

California, whose successor firm was Baker & McKenzie to which he acted for five years in an of counsel capacity. He continues in the practice of law in Los Angeles.

         Herbert L. Oakes, Jr., 47. Mr. Oakes has been a director of CECI since October 1987. In 1982, Mr. Oakes founded and became President of H.L. Oakes & Co., Inc., a corporate advisor and dealer in securities. From 1988 to the present, Mr. Oakes has served as a Managing Director of Oakes, Fitzwilliams, Co., Limited, a member of the Securities and Futures Authority Limited and The London Stock Exchange. Mr. Oakes is a director of Shared Technologies, Inc., Harcor Energy Inc. and New World Power Corporation.

         Walter Scott, Jr., 62. Mr. Scott has been a director of CECI since June 1991. Mr. Scott was the Chairman and Chief Executive Officer of CECI from January 8, 1992 until April 19, 1993. Mr. Scott is Chairman and President of PKS, a position he has held since 1979. Mr. Scott is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., ConAgra, Inc., FirsTier Financial, Inc., and Valmont Industries, Inc. Mr. Scott also serves as a director of MFS Communications Company, Inc. and C-TEC Corporation, both publicly traded companies in which PKS holds a majority ownership interest.

         Barton W. Shackelford, 73. Mr. Shackelford has been a director of CECI since June 1986. Mr. Shackelford served as President and a director of Pacific Gas & Electric Company from 1979 until his retirement in 1985. He is a director of Harding Associates, Inc.

         David E. Wit, 32. Mr. Wit has been a director of CECI since April 1987. He is co-founder and Co-Chief Executive Officer of Logicat, Inc., a software development/publishing firm. Prior to working at Logicat, Inc. Mr. Wit worked at E.M. Warburg, Pincus & Company, where he analyzed seed-stage financing and technology investments.

THE CECI BOARD AND ITS COMMITTEES

         The CECI Board of Directors currently consists of twelve members. Immediately following the Merger, the CECI Board of Directors will consist of two additional directors designated by Magma pursuant to the terms of the Merger Agreement.

         The CECI Board has an Audit Committee, a Compensation Committee, an Environmental Committee, an Executive Committee, a Nominating Committee, and a Stock Option Committee.

         Audit Committee. The Audit Committee (Messrs. Aronson, Brush, Shackelford and Wit) is empowered to recommend to the CECI Board independent public accounting firms for selection as auditors of CECI; to make recommendations to the Board on auditing matters; to examine and make recommendations concerning the scope of audits; and to review the terms of transactions between CECI and related entities. The Audit committee met four times during 1993.

        Compensation Committee. The Compensation Committee (Messrs. Brush, Crowe, Laybourne, Shackelford and Wit) is authorized to make recommendations
to the Board  with   respect  to  executive   salaries   and  bonuses  and
directors' compensation. The Compensation Committee met once during 1993.

         Compensation Committee Interlocks and Insider Participation. Mr. Brush served as President, Vice Chairman and Chief Operating Officer of CECI during portions of January and February 1991. Mr. Crowe is the Chairman and Chief Executive Officer of MFS Communications Company, Inc. Mr. Crowe serves on the Board of CECI as a nominee of Kiewit Energy Company ("Kiewit Energy") under an agreement entered into in connection with Kiewit Energy's investment in CECI in early 1991. Mr. Crowe also owns Peter Kiewit & Sons' Inc.

("Kiewit") stock. Kiewit Energy is a wholly owned subsidiary of Kiewit. Mr. Laybourne was of counsel to the Los Angeles office of the law firm Baker & McKenzie until August 1993. CECI paid Baker & McKenzie a total of approximately $615,000 in legal fees in 1993. CECI believes that the fees of Baker & McKenzie are comparable to fees that would be payable for similar work performed by unaffiliated third parties. Messrs. Shackelford and Wit have not been employees of CECI or otherwise participated in activities constituting compensation committee interlocks or insider participation requiring disclosure under this caption.

         Environmental  Committee.  The Environmental  Committee (Mr.  Aronson,
Ms. Ayres, Mr. Brush, Mr. Jaros, and Adm. Murphy) addresses issues and provides advice concerning environmental regulations and compliance. The Environmental Committee met three times during 1993.

         Executive Committee. The Executive Committee (Messrs. Davidson, Jaros, Scott, Shackelford and Sokol) was established to act for the Board in between regularly scheduled Board meetings. The Executive Committee met once during 1993.

         Nominating Committee. The Nominating Committee (Ms. Ayres and Messrs. Brush, Jaros, Oakes and Sokol) was established to provide the CECI Board with advice regarding potential nominees to the CECI Board. The Nominating Committee did not meet during 1993.

         Stock Option Committee. The Stock Option Committee (Messrs. Laybourne and Shackelford) was established to provide disinterested administration of CECI's Amended and Restated 1986 Stock Option Plan ("Employee Option Plan") pursuant to the requirements of the SEC's Rule 16b-3. The Stock Option Committee acted by written consent four times during 1993.

CECI COMPENSATION COMMITTEE REPORT

         CECI's executive compensation is determined by the CECI Compensation Committee of the CECI Board. The Compensation Committee usually meets once a year in December, at which time salaries with respect to the next fiscal year, and bonuses with respect to the nearly completed year are determined, as well as making recommendations to the Stock Option Committee for stock option grants as long-term incentive compensation.

         The CECI Compensation Committee believes that compensation of CECI's key executives should be sufficient to attract and retain highly qualified and productive personnel and also to provide meaningful incentives for enhanced productivity and superior performance. It is the policy of CECI that the three components of CECI's total compensation package (salary, bonus and stock options) will be considered in the aggregate in determining the amount of any one component. CECI seeks to reward achievement of long and short-term individual performance goals, viewed in the context of both individual power project and company performance. However, given the unique nature of each independent development project (particularly considering the context of the different legal, regulatory, financial, accounting, tax, political and cultural systems, issues and structures found in various countries in which CECI develops projects internationally) and the resulting flexible adaptation required in the duties and tasks performed by CECI's key executives, the CECI Compensation Committee's criteria for assessing executive performance in any year is inherently subjective and not subject to specific enumeration of factors, relative weighting or formulae calculations. CECI did not specifically use any companies in the same industry as a basis for comparison when establishing executive compensation.

         During 1994, CECI's executive compensation included a base salary, a cash bonus and long-term incentive compensation in the form of stock options awarded by the Stock Option Committee under CECI's Employee Option Plan, all dependent on subjective evaluations of performance as noted above. The cash bonus compensation of executives is designed to compensate executives for the CECI Compensation Committee's assessment of superior performance and meritorious and diligent individual efforts, and such assessments usually relate to individual and unique projects and, in part also recognize the individual executive's level of commitment (demonstrated by subjective factors) to CECI's long-term success. The long term incentive option grants recommended by the Committee and implemented by the Stock Option Committee are intended to align the interests of employees and stockholders and thereby to motivate executives as equity owners to contribute at superior levels in the future and to allow them to share in increased value developed for CECI stockholders generally.

         CECI's Chairman and Chief Executive Officer, David Sokol, has an existing employment agreement with CECI which provides for a base salary of $350,000 per annum and a minimum annual bonus of $75,000. The employment contract also provides for the payment of two years base salary and minimum bonus in the event of termination without cause.

         At its December 1994 meeting, the Compensation Committee determined to increase Mr. Sokol's base salary to $400,000 per annum and to award Mr. Sokol a cash bonus of $550,000 in order to reflect Mr. Sokol's superior performance and significant accomplishments during the year. In addition, at the December 1994 meeting other executives received salary increases, cash bonuses and recommendations for stock option grants commensurate with the CECI Compensation Committee's subjective assessment of their relative individual performance.

         In reviewing Mr. Sokol's compensation, the CECI Compensation Committee subjectively considered Mr. Sokol's significant contribution to the management of CECI during the year, including the favorable settlement of outstanding litigation involving CECI's Yuma Project, the issuance of CECI's 10 1/4% Senior Notes due 2004 (providing CECI with $400 million in proceeds to fund international projects and acquisitions), CECI's successfully closing financing and commencing construction on two Philippine geothermal projects aggregating 300 MW, CECI's successfully signing definitive power sales contracts for one new Philippine power project (the 140 MW Casecnan combined hydroelectric and irrigation project) and two Indonesian geothermal projects aggregating 800 MW (the Dieng Project and Patuha Project), CECI's other promising project development activities and the record electrical production levels at the Coso Project. Mr. Sokol contributed significantly to CECI's current success and the CECI Compensation Committee believes his overall compensation was wholly justified and moreover, expressly approved of by Kiewit Energy, CECI's largest stockholder (which holds approximately 44% of CECI's outstanding voting stock, on a fully-diluted basis).

                            COMPENSATION  COMMITTEE
                                 RICHARD JAROS
                               EVERETT LAYBOURNE
                               BARTON SHACKELFORD
                                   DAVID WIT

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation of CECI's five most highly compensated executive officers who were employed as of the last day in 1994. Information is provided regarding these individuals for the last three fiscal years during which they were executive officers of CECI, if applicable.

                                                                                          SECURITIES          ALL OTHER
                                                                          OTHER ANNUAL    UNDERLYING       COMPENSATION
NAME AND                          YEAR ENDED     SALARY       BONUS       COMPENSATION     OPTIONS         (401(K) PLAN
PRINCIPAL POSITIONS              DECEMBER 31,     ($)          ($)            ($)            (#)          CONTRIBUTIONS)($)
- -------------------              ------------  ---------   --------------------------- ---------------    -----------------
David L. Sokol (1)                  1994         350,000     612,482         N/A                     0          3,472
Chairman and                        1993         246,794     350,000                         1,000,000          2,800
Chief Executive Officer             1992          27,083       4,167                                 0              0

Thomas R. Mason                     1994         169,359     100,949         N/A                75,000          3,472
President and Chief                 1993         164,359      30,000                             5,000          3,398
Operating Officer                   1992         155,447      50,000                            25,000          3,318

Steven A. McArthur                  1994         156,538     119,915         N/A               110,000          3,472
Senior Vice President,              1993         156,538      70,000                            10,000          3,398
General Counsel and                 1992         150,000      40,000                            20,000          3,215
Secretary

Donald M. O'Shei, Sr. (2)           1994         160,000     111,852         N/A                75,000          3,472
Senior Vice President, Asia         1993         160,000      50,000                             5,000          3,398
                                    1992         105,102      40,000                            20,000          1,500

John G. Sylvia                      1994         138,782     112,670         N/A               100,000          3,472
Senior Vice President,              1993         130,449      45,000                            10,000          2,216
Chief Financial Officer             1992         125,000      40,000                            15,000          1,451
and Treasurer

- -------------
(1)   Mr. Sokol's compensation for 1992 is through January 8, 1992, the date of his termination of employment.  Mr.
      Sokol rejoined CECI on April 19, 1993.

(2) Mr. O'Shei left the employment of CECI in September of 1991 and rejoined CECI in August of 1992. From September 1991 to August 1992 Mr. O'Shei performed consulting services to CECI. Accordingly, the 1992 salary includes payments for such consulting as well as salary.


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






OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth options granted to each of the named executive officers of CECI during 1994:

                                                                                                      POTENTIAL REALIZED
                                                                                                      VALUE AT ASSUMED
                                                                                                      ANNUAL RATES OF STOCK
                                                                                                      PRICE APPRECIATION FOR
                          INDIVIDUAL GRANTS                                                               OPTION TERM (1)
                                                   % OF TOTAL
                            DATE OF GRANT      OPTIONS GRANTED      EXERCISE
                             AND OPTIONS         TO EMPLOYEES        PRICE      EXPIRATION       5%               10%
NAME                            GRANTED         IN FISCAL YEAR       ($/SHARE)    DATE           ($)               ($)
- ----                      -------------------  ----------------      ---------  ------------ -------------     ----------
David L. Sokol                ---                  ---                ---         ---           ---                 ---
Thomas R. Mason          05/12/94-75,000(2)         8.8%             16.625     05/11/2004     784,153         1,987,198
Steven A. McArthur      05/12/94-110,000(3)        12.9%             16.625     05/11/2004   1,150,091         2,914,557
Donald M. O'Shei, Sr.    05/12/94-75,000(4)         8.8%             16.625     05/11/2004     784,153         1,987,198
John G. Sylvia          05/12/94-100,000(5)        11.7%             16.625     05/11/2004   1,045,537         2,649,597


(1)   As required by the Commission, potential values stated are based on the prescribed assumption that the CECI Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of
      63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the CECI. The total of all stock options granted to employees, including executive officers, during fiscal 1993 was approximately 3.59% of total shares outstanding during the year. Accordingly, the potential value of such options for all optionees under the prescribed assumptions is approximately 3.59% of the potential realizable value of all shareholders for the same period under the same assumptions. As an alternative to the assumed potential realizable values stated above, Commission rules would permit stating the present value of such options at the date of grant. Methods of computing present value suggested by different authorities can produce significantly different results. Moreover, since stock options granted by CECI are not transferable, there are no objective criteria by which any computation of present value can be verified. Consequently, the CECI's management does not believe there is a reliable method of computing the present value of such stock options and that all assumptions as to annualized appreciation rates are inherently speculative.
(2)   18,780 shares exercisable immediately and 937 shares exercisable per month commencing on May 1, 1994
(3)   27,500 shares exercisable immediately and 1375 shares exercisable per month commencing on May 1, 1994
(4)   18,780 shares exercisable immediately and 937 shares exercisable per month commencing on May 1, 1994
(5)   25,000 shares exercisable immediately and 1250 shares exercisable per month commencing on May 1, 1994



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

      The following table sets forth the option exercises and the value of in-the-money unexercised options held by each of the named executive officers of CECI at December 31, 1994, calculated as being equal to the difference between the exercise price of the options and the closing price of the CECI Common Stock on the NYSE of $15.625 per share on December 31, 1994.


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


                                                                                                   VALUE OF UNEXERCISED
                                                                                                   IN-THE-MONEY OPTIONS
                             SHARES ACQUIRED     VALUE                         OPTIONS HELD AT FY END            AT FY END
NAME                          ON EXERCISE      REALIZED  EXERCISABLE($)    UNEXERCISABLE($)     EXERCISABLE($) UNEXERCISABLE($)
David L. Sokol                 ---             ---           464,983           535,017              ---               ---
Thomas R. Mason                ---             ---            85,169            79,831           90,284            35,966
Steven A. McArthur             ---             ---           109,364            90,636          124,534             1,716
Donald M. O'Shei, Sr.          ---             ---            68,462            61,100          242,589            11,856
John G. Sylvia                 ---             ---            94,712            84,032          412,648             3,432



COMPENSATION OF DIRECTORS

         For 1994, directors who were not employees of CECI were paid an annual retainer fee of $15,000 and a fee of $500 per day for attendance at CECI Board and committee meetings. Directors who are employees of CECI will not receive such fees. All directors are reimbursed for their expenses incurred in attending CECI Board meetings.

DESCRIPTION OF AMENDED AND RESTATED 1986 STOCK OPTION PLAN

         The Employee Option Plan permits the issuance of CECI Common Stock pursuant to grants of incentive stock options ("ISOs") and non-qualified stock options ("NSOs") to selected employees, including officers and directors of CECI, designated by the Compensation Committee. Under the Employee Option Plan, NSOs may also be granted to non-employee directors, independent contractors or consultants to CECI.

         The Employee Option Plan is administered by a committee of disinterested directors appointed by the CECI Board. Members of the committee are not eligible for the discretionary grant of options under the Employee Option Plan, but instead receive an automatic annual grant of an NSO to purchase 100 shares of CECI Common Stock at a price equal to 100% of the fair market value of the CECI Common Stock on the date the NSO is granted.

         The exercise price of ISOs granted under the Employee Option Plan may not be less than 100% of, and the exercise price of NSOs granted under the Employee Option Plan may not be less than 85% of, the fair market value of the CECI Common Stock on the date of the grant. The exercise price of any ISO granted to any holder of more than 10% of the CECI Common Stock and the CECI Preferred Stock must be at least equal to 110% of fair market value on the grant date. Options granted under the Employee Option Plan may have terms of up to ten years and are exercisable in one or more installments as determined by the CECI Board. Some or all shares of CECI Common Stock may be purchased upon exercise of options under the Employee Option Plan only after such shares have become fully exercisable and nonforfeitable under the vesting provisions of the option agreement and other terms and conditions of the Employee Option Plan.

         CECI Common Stock acquired pursuant to the exercise of an option can be paid for in cash, or subject to approval by the Committee, any one or a combination of the following methods: (i) by surrendering shares of CECI Common Stock to CECI, if the individual is a former employee of CECI and has owned the shares to be surrendered for at least six months, (ii) by directing CECI to withhold a number of shares of CECI Common Stock from the option if the individual is a former employee and has held the option for at least six months, or (iii) by a promissory note.

         Outstanding options will become immediately vested and exercisable upon the occurrence of any of the following events (unless the agreement governing the event provides for the assumption of outstanding options): (i) approval by the CECI Board of a dissolution of CECI or a merger or consolidation of CECI where CECI is not the surviving corporation, (ii) the sale of all or substantially all of the assets of CECI, or (iii) a change in control of more than 50% of the outstanding shares of all classes of stock of CECI.

         All of the options granted to date under the existing Employee Option Plan have a term of not more than ten years. The existing Employee Option Plan terminates April 3, 1996.

         The following table sets forth information with respect to all options to purchase CECI Common Stock which were granted to certain executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all current employees as a group, during the last fiscal year.


                                               AMENDED AND RESTATED 1986 OPTION PLAN

                                                                                               NUMBER OF
                                                                          DOLLAR                SHARES
                                                                           VALUE               UNDERLYING
                                                                          ($)(1)               OPTIONS(2)
David L. Sokol                                                              N/A                 ---
Thomas R. Mason                                                             N/A                 75,000
Steven A. McArthur                                                          N/A                110,000
Donald M. O'Shei, Sr.                                                       N/A                 75,000
John G. Sylvia                                                              N/A                100,000
All current executive officers,
      as a group (5 persons)                                                N/A                360,000
All current directors who are not executive
      officers, as a group (11 persons)                                     N/A                 80,000
All current employees as a group (other than
      current executive officers, persons)                                  N/A                              492,500


(1) The benefits on amounts that will be received by the participants under the Employee Option Plan cannot be calculated, as they are dependent upon the increase in the market price of CECI's Common Stock.
(2) The number of shares of Common Stock underlying the options listed in this table are redundant of the number of shares underlying options set forth on previous tables.


1994 STOCK EMPLOYEE STOCK PURCHASE PLAN

         The Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and each eligible employee's right to purchase shares under the Employee Stock Purchase Plan is taxed in accordance with Sections 421 and 423 of the Code and the regulations issued thereunder.

         The following summary of the effect of federal income taxation upon the employee and CECI with respect to participants in the Employee Stock Purchase Plan does not purport to be complete and reference is made to the applicable provisions of the Code.

         1. If the provisions of Section 423 are met, the employee will not realize taxable income either at the time of election to participate in the Employee Stock Purchase Plan or at the time the employee purchases shares pursuant to the Plan.

         2. If the employee disposes of shares of CECI Common Stock after the later of two years after the election to participate or one year from the date of receipt of the stock pursuant to the election, then upon such disposition the employee will recognize as ordinary income an amount equal to the lesser of: (a) the excess of the fair market value of the shares of CECI Common Stock on the date of disposition over the amount the employee paid for the shares under the Employee Stock Purchase Plan; or (b) the excess of the fair market value of the shares at the time of election to participate over the purchase price under the Employee Stock Purchase Plan price. The employee will also recognize a long-term capital gain or loss in an amount equal to the difference between (i) the amount realized upon the sale of the CECI Common Stock and (ii) the sum of the amount the employee paid for the shares plus the amount, if any, taxed to the employee as ordinary income under (a) or (b) above.

         3. If the employee disposes of shares of CECI Common Stock before the later of two years after the election to participate or one year from the date of receipt of the stock pursuant to the Employee Stock Purchase Plan, then upon this disposition the employee will recognize as ordinary income an amount equal to the excess of the fair market value of the shares of CECI Common Stock on the date of receipt of the stock over the amount the employee paid for the shares. The employee will also recognize a capital gain or loss in an amount equal to the difference between (i) the amount realized upon the sale of the shares of CECI Common Stock and (ii) the sum of the amount the employee paid for the shares plus the amount, if any, taxed to the employee as ordinary income. If the employee holds the shares for more than one year, this gain or loss will be a long-term capital gain or loss.

         4. Generally, CECI will not receive any deduction for federal income tax purposes with respect to the opportunity to purchase shares or the shares of CECI Common Stock issued under the Employee Stock Purchase Plan. If, however, the employee disposes of stock acquired under the Employee Stock Purchase Plan before the later of two years after the employee's election to participate or one year from the date of the transfer of the stock to the employee, CECI will be entitled to a deduction in an amount equal to the amount which is considered ordinary income to the employee.

         The benefits or amounts that will be received by the participants under the Employee Stock Purchase Plan cannot be presently calculated, as they are dependent on each individual's decision regarding the amount of stock to be purchased and on the price at which the stock is purchased under the Employee Stock Purchase Plan.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

         Under the terms of his employment contract, Mr. Sokol is entitled to receive two times his base salary and minimum bonus in the event of the termination of his employment by CECI other than for cause. If Mr. Sokol were terminated without cause, the $850,000 would be currently payable.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

         Stock Purchase and Related Agreements. CECI and Kiewit Energy are parties to a stock purchase agreement and related agreements, dated as of February 18, 1991, pursuant to which Kiewit Energy purchased 4,000,000 shares of CECI Common Stock at $7.25 per share and received options to buy 3,000,000 shares of CECI Common Stock at a price of $9.00 per share exercisable over three years, and an additional 3,000,000 shares of CECI Common Stock at a price of $12.00 per share exercisable over five years (subject to customary adjustments).

         In connection with such stock purchase, CECI and Kiewit Energy also entered into certain other agreements pursuant to which, among other things, (i) Kiewit Energy and its affiliates agreed, subject to certain conditions, not to acquire more than 34% of the outstanding CECI Common Stock (the "Standstill Percentage") for a five-year period, (ii) Kiewit Energy became entitled to nominate at least three of CECI's directors, (ii) Kiewit Energy agreed that Kiewit and its affiliates would present to CECI any opportunity to acquire, develop, operate or own a geothermal resource or geothermal power plant, and
(iv) CECI and Kiewit Energy agreed to use their best efforts to negotiate and execute a definitive joint venture agreement relating to the development of certain geothermal properties in Nevada and Utah Messrs. Crowe, Jaros and Scott are the current CECI Board nominees of Kiewit Energy.

         On June 19, 1991, the CECI Board approved a number of amendments to the stock purchase agreement and the related agreements. Pursuant to such amendments, CECI reacquired from Kiewit Energy the rights to develop the Nevada and Utah properties, and Kiewit Energy agreed to exercise options to acquire 1,500,000 shares of CECI Common Stock at $9.00 per share, providing CECI with $13.5 million in cash. CECI also extended the term of the $9.00 and $12.00 options to seven years, modified certain of the other terms of these options, granted to Kiewit Energy an option to acquire an additional 1,000,000 shares of the outstanding CECI Common Stock at a price of $11.625 per share exercisable over ten years (the closing price for the shares on the American Stock Exchange on June 18, 1991), and increased the Standstill Percentage from 34% to 49%.

         CECI entered into a joint venture agreement with two subsidiaries of Kiewit, Kiewit Diversified Group, Inc. and Kiewit Construction Group, Inc., on December 14, 1993. The agreement provides a framework for the joint development of power projects located in the Philippines, Indonesia and certain other countries.

         Commencing in 1991, Gilbert Industrial Corporation ("Gilbert"), a wholly-owned subsidiary of Kiewit, constructed modifications to the geothermal power production facility owned by a partnership in which CECI holds a 48% interest. Through the year ended December 31, 1993, CECI's portion of amounts paid by the partnership to Gilbert under this contract was approximately $3.6 million.

         CECI believes that the terms of the construction contracts described above are comparable to terms that would be obtained in similar transactions with unaffiliated third parties.

         Mr. Scott, a director of CECI, is also the Chairman and President of Kiewit and owns Kiewit stock. Mr. Crowe, a director of CECI, is the Chairman and President of MFS Communications Company, Inc., a subsidiary of Kiewit and owns Kiewit's common stock. Mr. Jaros, the Chairman and a director of CECI, is an officer and director of Kiewit and also owns Kiewit's common stock. Mr. Holt, a director of CECI, provides consulting and other services to CECI for an annual fee of $75,000 pursuant to the terms of a consulting agreement which expires in 1998. CECI believes the terms of this agreement are comparable to those in similar transactions with unaffiliated third parties.

         CECI retained the law firm of Baker & McKenzie in 1993. Everett B. Laybourne, a director, was of counsel to the Los Angeles office of Baker & McKenzie until August 1993. CECI paid to Baker & McKenzie a total of approximately $615,636 in legal fees in 1993. CECI believes that the fees payable to Baker & McKenzie are comparable to fees that would be payable in similar transactions with unaffiliated third parties.



                                           MAGMA MANAGEMENT INFORMATION

CERTAIN BIOGRAPHICAL INFORMATION REGARDING OFFICERS AND DIRECTORS OF MAGMA

NAME                           AGE      POSITION
David L. Sokol                  38      Chief Executive Officer, Chairman of the Board of Directors,
                                        Director
Thomas R. Mason                 50      President and Chief Operating Officer
Steven A. McArthur              36      Senior Vice President, General Counsel and Secretary
Donald M. O'Shei, Sr.           60      Senior Vice President, Asia Division
John G. Sylvia                  35      Senior Vice President, Chief Financial Officer and Treasurer
Gregory E. Abel                 32      Vice President, Chief Accounting Officer and Controller
Edward F. Bazemore              57      Vice President, Human Resources
David W. Cox                    38      Vice President, Legislative and Regulatory Affairs
Vincent B. Fesmire              53      Vice President, Development and Implementation
David P. Maystrick              43      Vice President, Construction
Dale R. Schuster                42      Vice President, Administration
Edgar D. Aronson                59      Director
Ralph W. Boeker                 61      Director
Richard K. Davidson             52      Director
Ben Holt                        80      Director
Richard R. Jaros                42      Director
Paul M. Pankrantz               62      Director
Walter Scott, Jr.               62      Director


         The directors and officers of Magma listed below (except for Messrs. Boeker and Pankratz) were all elected to their positions on January 10, 1995.

         David L. Sokol. See "CECI Management Information-Certain Biographical Information Regarding Officers and Directors of CECI."

         Edgar D. Aronson. See "CECI Management Information-Certain Biographical Information Regarding Officers and Directors of CECI."

         Richard K. Davidson. See "CECI Management Information-Certain Biographical Information Regarding Officers and Directors of CECI."

         Ben Holt. See "CECI Management Information-Certain Biographical Information Regarding Officers and Directors of CECI."

         Richard R. Jaros. See "CECI Management Information-Certain Biographical Information Regarding Officers and Directors of CECI."

         Thomas R. Mason. See "CECI Management Information-Certain Biographical Information Regarding Officers and Directors of CECI."

         Walter Scott, Jr. See "CECI Management Information-Certain Biographical Information Regarding Officers and Directors of CECI."

         Ralph W. Boeker, 61. Mr. Boeker has been a director of Magma since March 1, 1993. He served as President and director of Magma from March 1, 1993 until January 10, 1995. Mr. Boeker was the CEO of Magma from January 11, 1994 until January 10, 1995. Mr. Boeker retired from Dow as of March 1, 1993, where he had been employed since 1959, most recently as Group Vice President for Chemicals, Performance Products and Hydrocarbons and as a member of the Operating Board of Dow Chemical U.S.A., an operating unit of Dow, and the Dow Management Committee.

         Paul M. Pankratz, 62, was elected Chairman of the Magma Board, President and Chief Executive Officer effective February 1, 1992, and relinquished to Mr. Boeker the titles of President in March 1993 and CEO in January 1994. Mr. Pankratz remained Chairman of the Magma Board until January 10, 1995. He joined Magma upon retirement from Dow, where he had been employed in various capacities since 1957, most recently as Vice President, Corporate Products Department. He has served as a director of Magma since 1984.

THE MAGMA BOARD COMMITTEES

         The six regularly constituted committees of the Magma Board are: (1) the Audit Committee, which is comprised of Messrs. Kesseler, Petersen and Roach;
(2) the Compensation Committee which is comprised of Messrs. Kesseler, Pankratz, Roach, and Shepard (with Messrs. Roach and Shepard comprising an Option sub-Committee of the Compensation Committee); (3) the Environmental, Health and Safety Committee, which is comprised of Messrs. Hinrichs, Pankratz and Knee; (4) the Executive Committee, which is comprised of Messrs. Boeker and Pankratz; (5) the Finance Committee, which is comprised of Messrs. Boeker, Coleman, Reinhard and Simpson; and (6) the Nomination Committee, which is comprised of Messrs. Boeker and Pankratz.

         The Audit Committee monitors Magma's basic accounting policies, reviews Magma's audit and management reports, reviews Magma's systems for internal control, monitors compliance with Magma's code of conduct and the Foreign Corrupt Practices Act, and makes recommendations regarding the appointment of independent auditors. The Compensation Committee establishes salaries and other compensation for directors, executive officers and management level officers of Magma. The Compensation Committee also reviews all employee compensation programs including approval of merit budgets, establishment of short and long-term incentive plans, benefits, and compliance with 1934 Act reporting of Executive Compensation in Magma's proxy. The Option sub-committee of the Compensation Committee administers the stock incentive programs of Magma with full power for all grants and awards under the 1987 Stock Option Plan and under the 1994 Equity Participation Plan. The Environmental, Health and Safety Committee oversees the environmental compliance and other environmental, health and safety policies and programs of Magma. The Executive Committee has broad discretionary authority to make all executive decisions which are not expressly reserved to the Magma Board by resolution or otherwise. The Finance Committee, established in April 1994, oversees the financial affairs of Magma and makes recommendations to the Magma Board as to financial policies formulated by management of Magma. The Nomination Committee recommends nominees for election as directors, officers and members of committees, and also from time to time makes recommendations concerning enlarging or reducing the size of the Magma Board.

         As of December 31, 1993, the six regularly constituted committees of the Magma Board were: (1) the Audit Committee, which was comprised of Messrs. Kesseler and Petersen; (2) the Compensation Committee, which was comprised of Messrs. Kesseler, Petersen and Shepard; (3) the Environmental, Health and Safety Committee, which was comprised of Messrs. Knee and Hinrichs; (4) the Executive Committee, which was comprised of Messrs. Boeker and Pankratz; (5) the Nomination Committee which was comprised of Messrs. Boeker and Pankratz; and (6) the Stock Option Committee, which was comprised of Messrs. Petersen and Shepard.

         During 1993 (a) the Magma Board met nine times (including regularly scheduled, special and telephonic meetings); (b) the Audit Committee met three times; (c) the Compensation Committee met four times; (d) the Environmental, Health and Safety Committee met three times; (e) the Executive Committee took action once by unanimous written consent; (f) the Nomination Committee took action once by unanimous written consent; (g) the Stock Option Committee met four times; and (h) a Special Independent Committee met twice. Each incumbent director who was a director during 1993 attended more than 75% of the Magma Board meetings and meetings of standing committees of which he was a member.

COMPENSATION OF DIRECTORS

         Directors of Magma may be reimbursed for necessary expenses incurred in connection with their attendance at Magma Board and committee meetings. Each "outside" director receives a $15,000 annual fee, $1,500 for each Magma Board meeting he attends, and $750 for each committee meeting he attends (if such committee meeting is not held the same day as a Magma Board meeting). The members of the Magma Board deemed to be "outside" directors for this purpose (since they are neither employed by Magma nor affiliated with a major stockholder of Magma) are currently Messrs. Coleman, Petersen, Roach and Simpson.

         On December 3, 1993, concurrent with Mr. Arnold L. Johnson's resignation from the Magma Board, Magma accelerated the remaining payments he otherwise would have received in 1994 under the agreement Mr. Johnson and Magma entered into in connection with Mr. Johnson's resignation as an officer of Magma in June 1991 (the "June 1991 Agreement"). Such accelerated payment to satisfy Magma's obligations to Mr. Johnson under the June 1991 Agreement amounted to approximately $1,164,000, which included a cash payment for Mr. Johnson's supplemental benefit plan accounts. Mr. Shepard receives an annual payment of $15,000 for serving as a shareholder relations consultant to Magma.

FAMILY RELATIONSHIPS

         There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer and any other director, executive officer or person nominated or chosen to become a director or executive officer of Magma.

SUMMARY COMPENSATION TABLE

         The following table presents information about compensation awarded over Magma's last three fiscal years to Mr. Pankratz and Magma's other four most highly compensated executive officers as of December 31, 1994.




                                      Annual Compensation                                      Long-Term Compensation
                                                                                                    Awards
                                                                  Other Annual       Restricted       Options/      All Other
                                                                  Compensation      Stock Awards        SARs       Compensation
Name and Principle Position   Year  Salary ($)    Bonus (1)($)      ($)(2)            ($)(2)          (#)(4)          ($)(5)
- ---------------------------   ----  ----------   ------------         ------            ------          ------        ------
Paul M. Pankratz (6)(7)....   1994   $263,250     $251,250             _____             _____            0           52,622
Chairman of the Board of      1993    263,250      389,688             _____             _____       48,000           69,226
Directors                     1992    229,166      301,250(8)          _____             _____      66,000(9)         44,217

Ralph W. Boeker (6)(10).......1994    299,037      276,375             _____             _____            0           58,348
President and Chief Executive 1993    206,731      289,688             _____         167,500(11)     65,000         453,309(12)
Officer                       1992        N/A          N/A               N/A                N/A         N/A               N/A

Kenneth J. Kerr (13)..........1994    174,000      100,500             _____         333,000(14)          0               N/A
Senior Vice President         1993        N/A          N/A               N/A                N/A         N/A               N/A
                              1992        N/A          N/A               N/A                N/A         N/A               N/A

Jon R. Peele..................1994    172,817      108,875             _____             _____            0           30,172
Executive Vice President,     1993    153,346      125,531             _____                N/A       7,500           31,760
Corporate Secretary, General  1992    145,000       87,750             _____             _____       30,000           26,305
Counsel

Trond Aschehoug (15)..........1994    152,462       83,750             _____          266,400(16)         0           25,752
Vice President & Director of  1993    139,356       86,906             _____           65,625(17)         0           17,554
North American Operations     1992        N/A          N/A               N/A                 N/A        N/A                N/A

FOOTNOTES APPEAR ON THE FOLLOWING PAGE:

                                                                    146








FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1) Cash bonuses are paid to executive officers of Magma based upon their individual contribution to Magma and Magma's overall financial performance. Bonuses for 1994 were paid in December 1994 for 1994 performance.

(2)      Excludes the value of perquisites and other personal benefits.  The incremental cost to Magma of providing such perquisites and other personal benefits did not, during 1994, exceed the lesser of
         $50,000 or 10% of annual salary and bonus for the respective individuals named in the Summary
         Compensation Table.

(3) Magma Deferred Stock is subject to vesting based on continuing employment, and the holder of such Deferred Stock is not entitled to vote or receive dividends until such Deferred Stock is vested. The grant date value shown may overstate the value of Deferred Stock because it does not take into account the negative effect of the lack of transferability, vesting restrictions and potential loss of the Deferred Stock upon termination of employment.

(4)      There are currently no SARs outstanding.

(5) Represents amounts allocated by Magma for the accounts of the named individuals to Magma Benefit Plans (as defined below) in 1994 as follows:

                              Employee
                             Retirement           Employees'             Executive
         Name               Savings Plan         Pension Plan        Supplemental Plan
Paul M. Pankratz......         $6,000               $9,000                $37,622
Ralph W. Boeker.......         6,000                9,000                 43,348
Kenneth J. Kerr.......          N/A                  N/A                    N/A
Jon R. Peele..........         6,000                9,000                 15,172
Trond Aschehoug.......         6,000                9,000                 10,752

(6)      Prior to January 11, 1994, Mr. Pankratz served as Chairman and CEO and Mr. Boeker served in the capacity of President.

(7)      Mr. Pankratz joined Magma as of February 1, 1992.

(8) Includes fair market value on the grant date ($98,750) of 5,000 Shares granted to Mr. Pankratz, without restrictions, in conjunction with his initial employment by Magma and annual bonus of $202,500 for Mr. Pankratz's contribution to Magma and Magma's financial performance.

(9)      Includes 30,000 options granted to Mr. Pankratz in conjunction with his initial employment by Magma.

(10)     Mr. Boeker joined the firm on March 1, 1993.

                                                        147

(11) Represents the value on the grant date of 5,000 shares of Deferred Stock granted in conjunction with Mr. Boeker's initial employment by Magma on March 1, 1993. As of December 31, 1994 Mr. Boeker held 3,000 shares of Deferred Stock which vest 1,000 shares on each of March 1, 1995, 1996 and 1997.

(12) Includes $404,858 associated with Mr. Boeker's relocation to Southern California from Midland, Michigan.

(13) Mr. Kerr began serving in the capacity of an executive officer of Magma during 1994. Includes amounts paid to The Dow Chemical Company for Mr. Kerr as a "leased employee" serving in the capacity of an executive officer.

(14) Represents the value on the grant date of 9,000 shares of Deferred Stock. As of December 31, 1994 Mr. Kerr held 10,000 shares of Deferred Stock which vest 1,000 shares on each of June 1, 1995 and 1996 and 9,000 on November 15, 2003.

(15) Includes amounts paid to The Dow Chemical Company for Mr. Achehoug as a "leased employee" from
         Dow.  Mr. Aschehoug became an employee of Magma on July 1, 1993.

(16) Represents the value on the grant date of 7,200 shares of Deferred Stock. As of December 31, 1994 Mr. Aschehoug held 8,600 shares of Deferred Stock which vest 700 shares on each of July 1, 1995 and 1996 and 7,200 on November 15, 2003.

(17) Represents the value of 2,100 shares of Deferred Stock granted to Mr. Aschehoug in conjunction with his employment on July 1, 1993.

[/TABLE]

OPTION GRANT TABLE

         No stock options were granted to the above named executive officers during fiscal 1994.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table summarized for each of the named executive officers the number of Shares received upon exercise of stock options, if any, during 1994, the aggregate dollar value realized upon exercise, the total number of Shares with respect to which unexercised options were held as of December 31, 1994, if any, and the aggregated dollar value of in-the-money, unexercised options held as of December 31, 1994.



                                        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                                                    AND FY-END OPTION/SAR VALUES

                                                                          Number of
                                                                         Unexercised
                                                                       Options/SARs at        Value of Unexercised
                                          Shares                        FY-End (#)(1)      In-the-Money Options/SARs
                                       Acquired on        Value          Exercisable            at FY-End ($)(1)
                         Name          Exercise(#1)    Realized($)      Unexercisable      Exercisable/Unexercisable(2)
Paul M. Pankrantz..................                0             $0            114,000/0                $1,450,620/$0
Ralph W. Boeker....................                0              0        45,000/20,000              243,400/188,600
Kenneth J. Kerr....................                0              0         5,000/10,000                32,550/65,100
Jon R. Peele.......................           10,000        154,500        27,500/10,000              244,050/188,250
Trond Aschehoug....................                0             $0          6,000/3,000               116,640/58,320

(1)      There are currently no SARs outstanding.

(2)      These potential values have not been and may never be, realized,  The underlying options have not been, and may never be, exercised; actual gains, if any, on exercise will depend on the value of
         Common Stock on the date of exercise, if any.


MAGMA BENEFIT PLANS

         Employee Retirement Savings Plan. Magma provides a Retirement Savings Plan (the "401(k)Plan") pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). The 401(k) Plan became effective April 1, 1988, and covers all of Magma's employees. Under the 401(k) Plan, Magma is obligated to contribute 1% of each participating employee's eligible compensation and to match 50% of the first 6% of the employee's contributions. In addition, Magma may also make discretionary contributions. In fiscal year 1994, Magma made no such discretionary contributions.

         Employees' Pension Plan. The Magma Power Company Pension Plan (the "Pension Plan") covers all of Magma's full-time regular employees who have completed one year of service with Magma. The Pension Plan was effective as of January 1, 1990. It is a qualified plan pursuant to Section 401(a) of the Code. Under the Pension Plan, Magma is obligated to contribute an amount equal to 6% of the eligible compensation of each of the participants in the Pension Plan.

         Executive Supplemental Plan. Magma maintains a Special Supplemental Retirement Plan covering a select group of management and upper level employees. The Supplemental Plan is an unfunded nonqualified plan under Section 401(a) of the Code. It is designed to receive certain allocations of funds that could not be contributed to the participants' 401(k) Plan or Pension Plan accounts under current tax law limitations. Additionally, under the Supplemental Plan, participating employees may defer income, and Magma may also allocate amounts such as discretionary contributions.


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         1987 Stock Option Plan. The Magma Power Company 1987 Stock Option Plan
(which is a Rule 16b-3 Plan) provides that options to purchase an aggregate of 1,000,000 Shares may be granted to salaried employees and consultants of Magma and its subsidiaries, as selected by the Stock Option Committee of the Magma Board (the "Option Committee"). The purchase price which must be paid for stock in exercise of an option granted under the 1987 Stock Option Plan will be fixed by the Option Committee when the option is granted, but such price may not be less than 90% of the fair market value of the stock on the grant date and must be at least 100% of such fair market value for any option intended to be an "incentive stock option" under federal tax law.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         On January 20, 1992, Magma entered into an agreement with Paul M. Pankratz in connection with his initial employment with Magma. This agreement provides for the payment of one year's base salary and the immediate vesting of all previously unvested stock options held by Mr. Pankratz in the event that Mr. Pankratz' employment with Magma should be terminated without cause after a change-in-control. This agreement is scheduled to terminate January 31, 1995.

         In November 1993 the Compensation Committee determined that, in order to attract and retain key executives of Magma, from time to time it would be in Magma's best interests to enter in to "change in control" agreements with key executives. The Compensation Committee authorized Magma to enter into agreements subject to the following parameters:

         (i)   provision for up to two times base and bonus salary;
         (ii)  accelerated vesting of options; and
         (iii) continuation of health and insurance benefits.

         Each of the items referred to in (i) through (iii) would be triggered by a Change in Control (as defined below) of Magma followed by termination of the relevant officer's employment by Magma within a specified period, other than for cause, disability or retirement.

         On September 15, 1994 Magma entered into change in control agreements with each of its six current executive officers (Paul Pankratz, Chairman of the Magma Board, Ralph Boeker, President and Chief Executive Officer, Jon Peele, Executive Vice President, General Counsel and Secretary, Ken Kerr, Senior Vice President--Commercial Development, Trond Aschehoug, Vice President--North American Operations, and Wallace Dieckmann, Vice President and Chief Financial Officer) ("Agreement I") and with nine other officers (Tom Hinrichs, Vice President--Government Affairs, David Olsen, Vice President--Marketing, Jim Runchey, Vice President--Human Resources and Administration, Russ Tenney, Vice President--Asian Operations, Steve Jaye, Vice President--Legal Affairs, Mark Robinson, Vice President--Business Development, Paul Zapf, Corporate Controller, Joe Asiala, Director--Resource Development and Management, and Jim Turner, Director--Engineering and Technology) ("Agreement II").

         The agreements provide for certain severance payments to those officers in the event of the termination of their employment following a Change in Control of Magma, consistent with the enabling resolutions passed by the Compensation Committee in the fall of 1993. Each agreement has a term expiring on December 31, 1997, renewable at the end of such term if mutually agreed to by the officer and Magma. See "Certain Investment Considerations--Interests of Certain Persons in the Merger."


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MAGMA COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         As members of the Magma Compensation Committee, it is our duty to oversee Magma's overall compensation programs to ensure compliance with Magma's compensation philosophy, to evaluate the performance of the Chief Executive Officer (CEO), review the performance of the executive management group, establish the compensation level of the CEO, review compensation levels for the executive management group, and consider related matters.

         The compensation programs of Magma are designed to align executive officers' compensation with the strategic goals and performance of Magma. The Compensation Committee strives to develop and administer programs that will:

      o Attract and retain key executive officers critical to the long-term success of Magma;

      o Provide salary and total compensation levels for executive officers which are competitive with the median salary and compensation levels for Magma's competitors;

      o Motivate executive officers to enhance long-term stockholder value in Magma; and

      o Integrate Magma's compensation programs with its strategic planning and measurement processes.

         The compensation philosophy of Magma, which is endorsed by the Magma Compensation Committee, is to provide salary and total compensation levels comparable to the median of Magma's compensation peer group, specifically, those publicly traded independent power producers and growth companies similar to Magma. This peer group includes substantially all of the members of the Industry Peer Group reflected in the 1993 Proxy Performance graph plus an additional group of publicly traded technology growth companies with annual revenues, growth history, and other performance and business characteristics similar to Magma but which may not directly compete with Magma in its independent power business. The compensation philosophy also calls for a substantial portion of the annual compensation of each executive officer to relate to, and be contingent upon the performance of Magma and the individual contribution of such executive officer to such performance. As a result, much of an executive officer's compensation is "at risk" with annual incentive bonus compensation amounting to a significant portion of total cash compensation.

         The Compensation Committee retained in 1993 the services of an outside executive compensation consulting firm to assist in the performance of its various duties. The results of the consulting firm's study disclosed that Magma's executive compensation levels, base salary, annual and long-term incentives, were below the median of its peer group. As such, the Committee approved a program to bring compensation levels in line with its philosophy over a two-year period. The Committee takes into account Magma's performance as well as the competitiveness of Magma's compensation levels to the comparable levels paid by Magma's compensation peer group.

         The base salary and target bonus for Magma's newly appointed Chief Executive Officer, Mr. Ralph W. Boeker, were based principally on his rights under his offer of employment as President of Magma as detailed in the letter dated January 20, 1993 (the "January 20, 1993 Letter"). On January 11, 1994, the Compensation Committee recommended to the Magma Board of Directors, and the Magma Board of Directors approved, that Mr. Bocker's base annual salary be increased to $300,000 concurrent with his appointment as Magma's Chief Executive Officer. This increase was based on the compensation survey data provided by Magma's executive compensation consulting firm and is in line with Magma's compensation philosophy to compensate at the median level of its peer group. The January 20, 1993 Letter also provided for (i) the grant by the Stock Option

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Committee to Mr. Bocker of 30,000 options under Magma's 1987 Stock Option Plan with an exercise price of 90% of the fair market value of the Common Stock on the grant date and with three years vesting and (ii) the grant of 5,000 shares of restricted Common Stock vesting 1,000 shares on date of hire and 1,000 shares per year on the succeeding four anniversaries of the date of hire. The terms of the January 20, 1993 Letter were designed to provide Mr. Boeker with total compensation levels comparable to the median of Magma's compensation peer group.

         The base salary and target bonus for Magma's former Chief Executive Officer and current Chairman of the Magma Board of Directors, Mr. Paul M. Pankratz, were unchanged from the levels reported last year.

         Under Magma's annual management incentive bonus plan, bonuses are based one-half on the individual's performance and one-half on the performance of Magma, with target bonuses of approximately 35% to 50% of total cash compensation, except in extraordinary circumstances. Magma's performance for purposes of compensation decisions is measured under the annual incentive bonus plan against goals established for a given fiscal year by the Compensation Committee. The 1993 goals consisted of performance objectives for both the individuals and Magma. Company performance was measured by actual 1993 income before taxes (net income plus provision for taxes) compared to targeted 1993 income before taxes ("IBT"). In 1993 Magma materially exceeded the targeted IBT goal and in 1992, Magma substantially met the targeted IBT objective. The Committee evaluated individual performance, so that, on average, together with the over achievement on Company performance, total 1993 annual incentive bonuses represented approximately 43% of total cash compensation for the executive officers. In assessing the individual performances of Messrs. Pankratz and Boeker, the Committee was influenced by (a) the successful integration of the acquired geothermal assets from Union Oil of California into Magma's operation,
(b) the successful consummation of an energy conversion agreement with the Philippine National Oil Company for a 231 MW(gross) geothermal generating facility on the island of Leyte, and (c) Magma's record results in 1993 with net income up 51% and revenues 53% greater than the previous year.

         In addition to the annual incentive bonus plan, Magma's 1987 Stock Option Plan is an integral part of Magma's long-term compensation program. Such long-term compensation is designed to encourage and create ownership and retention of Magma's stock by key employees and to provide incentives to increase the profits and long-term profitable growth of Magma. This program is designed to align the long range interests of key employees with those of the stockholders. The 1987 Stock Option Plan is administered by the Option Sub-Committee of the Compensation Committee. In November of 1993, under the 1987 Stock Option Plan, Mr. Boeker was granted by the Option Sub-Committee a performance award of 35,000 options, and Mr. Pankratz was granted by the Option Sub-Committee a performance award of 48,000 options, all at an exercise price of 90% of the fair market value of the Common Stock on the grant date. Such options were based on an evaluation of these executives' performance and their contributions to Magma, their options granted previously, and the long-term compensation and total compensation levels provided that Magma's compensation peer group. Such options fully vest one year after the grant date. In addition, Jon R. Peele received 7,500 options fully vested after one year from the date of grant. These option grants were structured to provide these executive officers with total compensation levels comparable to the median of Magma's compensation peer group.

                                             Roger L. Kesseler, Chairman
                                                           Bent Petersen
                                                        James D. Shepard


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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee during 1993 were Mr. Kesseler, Mr. Petersen and Mr. Shepard. As of the Record Date, the members of the Compensation Committee are Messrs. Kesseler, Pankratz, Roach and Shepard, with Messrs. Roach and Shepard serving as members of the Option Sub-Committee. Mr. Shepard is a former Vice President and Treasurer of Magma.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Dow Services. Under two technical services agreements between Magma and Dow, Dow agreed to furnish certain technical and other services in connection with the operation of Magma's geothermal power plants. Magma, in turn, agreed to pay for such services in cash payments or through the issuance of previously authorized but unissued shares of Common Stock. In 1993, Magma entered into a new agreement with Dow (the "1993 Technical Services Agreement") which amends, restates and supersedes the prior technical services agreements. Under the 1993 Technical Services Agreement, Dow has agreed to provide technical services for Magma's geothermal power plants until January 1, 2000. Magma, in turn, has agreed to make payments for such technical services in the amounts of $575,000 for 1993 and $550,000 for 1994 and thereafter in annual amounts reduced by $50,000 each year to $300,000 for 1999. Such annual payments entitle Magma each year to receive technical services from Dow equivalent in value to such year's payment, invoiced at Dow's internal interdepartmental charge rates. Magma may obtain additional technical services from Dow (if available), invoiced and paid for by Magma at such scheduled rates. Magma is also entitled to receive from Dow technical services for additional power plants by increasing the annual payments to Dow by $50,000 for each such plant, subject to certain limitations. Payments under the 1993 Technical Services Agreement are to be made exclusively in cash
- -- there is no provision for payment in Shares. In 1993, Magma paid Dow $575,000 under the 1993 Technical Services Agreement. In addition, in March 1994 Magma signed a five-year agreement (the "1994 Engineering and Construction Management Services Agreement") with Dow Engineering Company ("DEC"). Under the Agreement, DEC will provide engineering, procurement and construction management services to Magma, including process engineering, project design, procurement and construction management services for Magma's existing and future geothermal power projects in North America. Magma believes that the 1993 Technical Services Agreement and the 1994 Engineering and Construction Management Services
Agreement are on terms at least as favorable to Magma as would be available from an unaffiliated third party.

         Dow Options. In October 1993 Magma acquired at a discount Dow's option to purchase for an exercise price of $21 per share two million shares of Magma Common Stock. Magma purchased the options for 857,143 shares of newly issued and unregistered shares of its stock (the "Dow Shares"). The closing price of Magma's common stock on the date the acquisition was consummated was $38.50 per share. J.P. Morgan Securities Inc. was retained by an independent committee of Magma's Board of Directors to assist in valuing the option. Under the Option Surrender Agreement, Dow agreed not to sell the newly issued shares before September 30, 1994 (the "Lock-up"). The purposes for this acquisition included lessening the magnitude of the overhang caused by the two million shares subject to the option. The newly issued shares did not materially impact Magma's 1993 earnings per share calculations since the option shares were already reflected in the number of shares used in calculating primary earnings per share.

         On July 26, 1994, Magma agreed to release Dow from the Lock-up in consideration of Dow's agreement to (i) sell the Dow Shares in a single block transaction in a private placement outside of the Nasdaq National Market, (ii) cause the purchaser of the Dow Shares to agree in writing to refrain from reselling the Dow Shares until after September 29, 1994 and (iii) give Magma the opportunity to review the final form of any Dow public disclosure regarding this matter at least three business days prior to public release or filing.


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



         On September 12, 1994, Dow sold 857,143 shares of Common Stock to Garantia Banking Limited, a Bahamian corporation ("Garantia"), for $24,214,289.75. On September 12, 1994, Dow acquired an option (the "Option") to purchase 857,143 shares of Common Stock from Garantia for an exercise price of $24,214,289.75. The Option was acquired in consideration of $150,000. According to a filing by Dow with the SEC, the purpose of this transaction was to match Dow's book and tax basis for the Dow Shares. On September 30, 1994, Dow exercised the Option in full and reacquired the 857,143 shares from Garantia for $24,214,289.75.

         Following these transactions, Dow holds over 5 million Shares, approximately 4 million of which are currently held in escrow for exchangeable notes.

         1993 Stock Offering. Pursuant to a registration rights agreement, Dow requested that Magma facilitate a registered public offering by Dow of certain of its Shares. Accordingly, Magma filed, and in June 1993 the Commission declared effective, a registration statement covering the sale by Dow of 3,635,000 Shares and the sale by J. P. Morgan & Co. Incorporated of 365,000 shares of Company Common Stock. Pursuant to the registration rights agreement, Magma paid the first $100,000 of its accounting, printing, legal and other expenses of the offering, and the two selling shareholders paid the remainder of such expenses.

         1991 Stock Offering. In April 1991, Magma registered 4,000,005 Shares (the "Registered Shares") owned by Dow. The Registered Shares were placed in escrow by Dow for delivery upon exchange of the Notes. The Notes are exchangeable at any time into shares of Common Stock at an exchange rate of 26,6667 shares per $1,000 principal amount of the Notes. Dow retains the right to vote the shares placed in escrow. A registration statement covering the Registered Shares (the "Registration Statement") was filed by Magma on behalf of Dow pursuant to existing registration rights agreements between Magma and Dow. Magma has agreed to keep the Registration Statement current until the earlier of
(i) the maturity of the Notes in 2001 or (ii) the date on which all of the Notes have been exchanged or redeemed. Magma and Dow have agreed to indemnify each other against certain liabilities, including liabilities under the 1933 Act in connection with the Registration Statement and another registration statement concurrently filed by Dow in connection with its issuance of the Notes.

         Aschehoug Home Purchase. In September 1994, Magma sold a residential home to Mr. Aschehoug and his wife (the "Aschehougs") for $250,000. The purchase price of $250,000 was determined by an independent appraisal of the property. The Aschehougs financed the purchase with a 90-day note (the "Note") from Magma in the amount of $200,000 bearing interest at a rate of 6.49% per annum. In November 1994, the Aschehougs refinanced the Note and paid Magma in full.

         Kerr Relocation Loan. In July 1993, Magma made an interest-free employee relocation loan (the "Loan") to Mr. Kerr and his wife (the "Kerrs") in the amount of $100,000 for the purpose of financing the purchase of a new residence. The Loan is secured by a deed of trust granted by the Kerrs to Magma relating to their new residence. Mr. Kerr is obligated to make annual reduction payments on the Loan in an amount equal to one-half the annual cash bonus paid to him for services rendered in the preceding fiscal year, less any taxable portion thereof. Currently, $77,000 remains outstanding under the Loan and the final balance is due and payable in full on July 16, 1998.

         Halliburton Services. Halliburton Energy Services ("Halliburton Energy") provides Magma Operating Company, a subsidiary of Magma, with various maintenance services for Magma's well fields. Mr. Coleman is the Executive Vice President and General Counsel of Halliburton Company, the parent of Halliburton Energy. While the terms by which Halliburton Energy provides services are currently determined on a case-by-case basis, Magma Operating Company is considering negotiating a long term maintenance service agreement with Halliburton Energy. For the nine-month period ended September 30, 1994 and for fiscal 1993, Magma

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Operating Company made payments to Halliburton Energy of approximately $225,000 and $700,000, respectively.


                       DESCRIPTION OF CECI CAPITAL STOCK

CECI COMMON STOCK

         As of September 30, 1994, there were 32,229,584 shares of CECI Common Stock outstanding (not including shares issuable pursuant to outstanding stock options and upon conversion of all outstanding shares of CECI Preferred Stock). The holders of CECI Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the CECI Common Stock and holders of the CECI Preferred Stock vote together as a single class on all matters other than certain matters affecting the class of CECI Preferred Stockholders or upon the occurrence of any default in the payment of any required dividends to the CECI Preferred Stockholders. Subject to preferences that may be applicable to any outstanding CECI Preferred Stock, holders of CECI Common Stock are entitled to receive ratably such dividends as may be declared by CECI's Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of CECI, holders of CECI Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding CECI Preferred Stock. Subject to certain exceptions, Kiewit Energy has the right to purchase its pro rata share of any securities convertible into CECI Common Stock or any other equity securities offered or sold by CECI at a price less than the greater of the current market price of the CECI Common Stock or the exercise price of certain options granted to Kiewit Energy. No other holders of CECI Common Stock have preemptive rights and holders of CECI Common Stock have no rights to convert their CECI Common Stock into any other securities. The outstanding shares of CECI Common Stock are, and the CECI Common Stock to be issued upon conversion of the Debentures will be, fully paid and nonassessable.

         As of September 30, 1994, CECI had outstanding $100,000,000 principal amount of 5% Convertible Subordinated Debentures due July 31, 2000 (the "Convertible Debentures"). The Convertible Debentures are convertible into shares of CECI Common Stock at any time at or prior to maturity at a conversion price of $22.50 per share, subject to adjustment in certain events, including
(i) dividends (and other distributions) payable in CECI Common Stock on any class of capital stock of CECI, (ii) subdivisions, combinations and reclassifications of CECI Common Stock, (iii) the issuance to all holders of CECI Common Stock of rights or warrants entitling them to subscribe for or purchase CECI Common Stock at less than the then current market price and (iv) distributions to all holders of CECI Common Stock of evidence of indebtedness of CECI or assets (including shares of its capital stock (other than CECI Common Stock) and other securities, but excluding those rights, warrants, dividends and distributions referred to in clauses (i) and (iii) above, subdivisions of shares referred to in clause (ii) above and dividends and distributions paid in cash out of funds legally available for distribution to stockholders under the laws of CECI's state of incorporation). In addition to the foregoing adjustments, CECI will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the CECI Common Stock.

         On December 1, 1988, CECI distributed a dividend of one Preferred Share Purchase Right (a "CECI Right") for each outstanding share of CECI Common Stock. The CECI Rights are not exercisable until ten days after a person or group acquires, or has the right to acquire, beneficial ownership of 20% or more of CECI Common Stock or announces a tender or purchase offer for 30% or more of CECI Common Stock. Each CECI Right entitles the holder to purchase one one-hundredth of a share of Series A Junior Preferred Stock, no par value (the "Series A Preferred Stock"), for $52.00. The CECI Rights may be redeemed by CECI's Board

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of Directors up to ten days after an event triggering the distribution of certificates for the CECI Rights. The CECI Rights Plan pursuant to which such CECI Rights were issued was amended in February 1991 so that Kiewit Energy's purchase of CECI Common Stock would not trigger the exercise of such Rights. The CECI Rights will expire, unless previously redeemed or exercised, on November 30, 1998. The CECI Rights are automatically attached to, and trade with, each share of CECI Common Stock.

CECI PREFERRED STOCK

         The CECI Board has the authority to issue 1,534,009 shares of CECI Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further action by the stockholders. The issuance of additional shares of CECI Preferred Stock may have the effect of delaying, deferring or preventing a change in control of CECI without further action by the stockholders. The issuance of additional shares of CECI Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of CECI Common Stock, including the loss of voting control to others. CECI has no present plans to issue any additional shares of CECI Preferred Stock. As of September 30, 1994, 1,247 shares of CECI Preferred Stock were outstanding.

         The CECI Preferred Stock has a dividend rate of 8.125%, commencing March 15, 1992 through the conversion date or December 15, 2003. The dividends, which are cumulative, are currently payable quarterly in kind through March 15, 1995 and in cash on subsequent dividend dates.


                       DESCRIPTION OF MAGMA CAPITAL STOCK

         The authorized capital stock of Magma includes 30,000,000 Shares and 1,000,000 shares of preferred stock, par value $.10 per share (the "Magma Preferred Stock"). As of September 30, 1994, there were 24,042,915 Shares issued and outstanding and no shares of Magma Preferred Stock issued or outstanding.

THE SHARES

         The holders of Shares are entitled to one vote per share for the election of the directors of Magma and for all other matters to be voted upon by the stockholders of Magma. The holders of Shares have no cumulative voting rights.

         The holders of Shares are entitled to share ratably in such dividends and other distributions as may be declared by Magma's Board of Directors and paid by Magma out of funds legally available therefor (subject to prior rights of Magma Preferred Stock, if any). In the event of any liquidation, dissolution or winding up of Magma, holders of Shares are entitled to share ratably in the assets available for distribution to such stockholders after the payment of all prior claims.

         Holders of Shares have no redemption, preemptive or subscription rights, nor do they have any conversion privileges.

MAGMA PREFERRED STOCK

         The authorized capital stock of Magma includes 1,000,000 shares of Magma Preferred Stock, par value $.10 per share, none of which is issued or outstanding. Magma's Board is authorized to issue, from time to

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time by resolution and generally without further action by the stockholders of
Magma, shares of Magma Preferred Stock in one or more series and to determine, subject to the provisions of Nevada law, the voting powers, designations, preferences, limitations, restrictions and relative rights (including rights, if any, with respect to dividends, conversion privileges, redemption, sinking funds and liquidation) of such series of Magma Preferred Stock.


                        COMPARISON OF STOCKHOLDER RIGHTS


         Upon consummation of the Merger and assuming CECI elects to pay the Merger Consideration with a combination of cash and CECI Common Stock, the stockholders of Magma will become stockholders of CECI and their rights will be governed by CECI's Certificate of Incorporation and Bylaws, which differ in certain material respects from Magma's Articles of Incorporation and Bylaws. As stockholders of CECI, the rights of former Magma stockholders will be governed by the DGCL instead of by the NGCL. Delaware is the jurisdiction of incorporation of CECI and Nevada is the jurisdiction of incorporation of Magma.

         The following is a comparison of the material provisions of the DGCL and CECI's Certificate of Incorporation and Bylaws, on the one hand, and the NGCL and Magma's Articles of Incorporation and Bylaws, on the other. Copies of CECI's Certificate of Incorporation and Bylaws are available for inspection at the offices of CECI and copies will be sent to the holders of Magma Common Stock or CECI Common Stock upon request. Copies of Magma's Articles of Incorporation and Bylaws are available for inspection at the principal executive offices of Magma and copies will be sent to holders of Magma Common Stock upon request.

         DIRECTORS. Both the DGCL and the NGCL provide that a corporation's board of directors shall consist of at least one member and that the number of directors may be fixed in either the corporation's certificate of incorporation or articles of incorporation, as the case may be, or in the bylaws. CECI's Bylaws provide that the CECI Board shall consist of 13 directors and shall be classified into three classes of directors each serving three-year terms. Magma's Articles of Incorporation provide that the number of directors constituting the Magma Board will be fixed from time to time by resolution of Magma's Board or Magma's stockholders, and that the number of directors may not be less than three nor more than 15. Magma's Board currently consists of eight directors and is also classified into three classes of directors each serving three-year terms.

         REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS. Under the DGCL, any director of a classified board of directors may be removed only for cause by the holders of a majority of the shares entitled to vote at an election of directors. Under the NGCL, any director may be removed from office upon the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled. Although CECI's Certificate of Incorporation is silent as to the filling of vacancies on the CECI Board, its Bylaws provide that any director or the entire CECI Board may be removed only for cause by the holders of not less than two-thirds of shares entitled to vote at an election of directors. Magma's Articles of Incorporation and Bylaws are silent as to the removal of directors.

         Both the DGCL and the NGCL generally provide that all vacancies on the board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they are less than a quorum. Both CECI's and Magma's Bylaws follow this language and further provide that any such elected director shall hold office for a term expiring at the annual meeting at which the term of the class to which he has been elected expires.

     LIMITATION  ON  DIRECTORS'  LIABILITY.  Both the DGCL and the NGCL permit a
corporation   to  include  a  provision  in  its   certificate  or  articles  of
incorporation eliminating or limiting the personal liability of a director

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for damages for breach of the director's fiduciary duty subject to certain limitations. CECI's Certificate of Incorporation provides that a director will not be personally liable to CECI or its stockholders for monetary damages for breach of fiduciary duty as a director, although it does not eliminate the liability of the director for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, the unlawful repurchase or redemption of stock or payment of unlawful dividends or any transaction from which a director derives an improper personal benefit. Magma's Articles of Incorporation provide that a director or officer of Magma shall not be personally liable to Magma or its stockholders for damages for breach of fiduciary duty as a director or an officer, but do not eliminate or limit the liability of a director or an officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the unlawful payment of distributions.

         INDEMNIFICATION. Both the DGCL and the NGCL permit a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Both states' laws provide that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and both states permit a corporation to purchase and maintain liability insurance for its directors and officers. Both the DGCL and the NGCL provide that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnify for such expenses as the court deems proper. Both CECI's Bylaws and Magma's Bylaws provide indemnification to the fullest extent permitted by applicable law.

         RESTRICTIONS ON BUSINESS COMBINATIONS/CORPORATE CONTROL. The DGCL contains provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under the DGCL, except under certain circumstances, a corporation is not permitted to engage in a business combination with any interested stockholder for a three-year period following the date such stockholder became an interested stockholder. The DGCL defines an interested stockholder, generally, as a person who owns 15% or more of the outstanding shares of such corporation's voting stock. Kiewit Energy would be considered an interested stockholder. However, because Kiewit Energy has been an interested stockholder for more than three years, the moratorium on a business combination involving Kiewit Energy does not apply.

         Certain provisions of the NGCL disallow the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person," unless such voting rights are conferred by a majority vote of the disinterested stockholders or if, prior to the acquiring person's acquisition of the control shares, the articles of incorporation or bylaws of the issuing corporation state that such provisions of the NGCL do not apply to the issuing corporation. Magma's Bylaws contain such a statement with regard to the transactions contemplated by the Merger Agreement.

         The NGCL also contains provisions restricting the ability of a corporation to engage in any combination with an interested stockholder (i) unless three years have elapsed since the time such interested stockholder becomes such and the combination complies with certain fair price specifications or (ii) unless the board of directors of the corporation approved of the interested stockholder's acquisition of shares. The NGCL defines an interested stockholder, generally, as a person who owns 10% or more of the outstanding shares of such corporation's voting stock. CECI would be considered an interested stockholder of Magma under the NGCL. However, because the Magma Board approved the acquisition of the Shares by CECI, the provisions of the NGCL restricting a combination involving CECI do not apply.

         STOCKHOLDER ACTION BY WRITTEN CONSENT: SPECIAL MEETINGS. Under the DGCL and the NGCL, unless otherwise provided in the Certificate of Incorporation or Articles of Incorporation, as the case may be, stockholders may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. CECI's Certificate of Incorporation provides that any action that may be taken or is required to be taken at any annual or special meeting of stockholders, may not be taken without a meeting. Magma's Bylaws have a similar provision.

         CECI's Bylaws provide that special meetings of stockholders may be called by the CECI Board or the President. Magma's Bylaws provide that special meetings of the stockholders may be called by the President or Secretary of Magma and must be called by the President or Secretary at the request, in writing, of a majority of Magma's Board or stockholders owning at least a majority of Magma's shares issued and outstanding and entitled to vote.

         AMENDMENT OR REPEAL OF THE CERTIFICATE OF INCORPORATION AND BYLAWS. Under the DGCL and the NGCL, unless the Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws otherwise provide, amendments to the Certificate of Incorporation or Articles of Incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendments would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the holders of the outstanding shares of a class shall be entitled to vote as a class to approve the amendment. CECI's Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of all shares of CECI entitled to vote generally in the election of directors, voting together as a single class to amend its Certificate of Incorporation. CECI's Bylaws provide that CECI's Board may amend its Bylaws by a majority vote and that CECI stockholders may amend its Bylaws by an affirmative vote of at least two-thirds of the voting power of all shares of CECI entitled to vote, except when stockholders are required to vote by class, in which event two-thirds of the voting power of that class shall be required.

         Magma's Articles of Incorporation provide that Magma reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in the Articles of Incorporation are subject to such reservation. Magma's Articles of Incorporation provide that the affirmative vote of the holders of at least 75% of the outstanding shares of common stock shall be required to amend, alter, change, repeal, or adopt any provision inconsistent with, certain provisions of its Articles of Incorporation that concern directors. Magma's Bylaws provide that the affirmative vote of a majority the outstanding capital stock entitled to vote thereon or a majority of the entire Magma Board shall be required to amend its Bylaws.

         CUMULATIVE VOTING. Under both the DGCL and the NGCL, cumulative voting of stock applies only when so provided in the Certificate of Incorporation or the Articles of Incorporation, as the case may be, of a corporation. Neither CECI's Certificate of Incorporation nor Magma's Articles of Incorporation provide for cumulative voting rights in the election of directors.

         STOCKHOLDER VOTE FOR MERGERS. Except with respect to certain mergers between parent and subsidiary corporations, under both the DGCL and the NGCL, a merger generally requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Under the DGCL and the NGCL, holders of stock which is not by its terms entitled to vote on such a transaction are entitled to notice of the meeting at which the proposed transaction is considered. Neither the DGCL nor the NGCL requires a stockholder vote of the surviving corporation in a merger, however, if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each outstanding or treasury share of the surviving corporation before the merger is unchanged after the merger, and (c) the number of shares to be issued by the surviving corporation in a merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

         DISSENTERS' RIGHTS IN MERGERS. Both the DGCL and the NGCL provide that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares. Unless a corporation's certificate of incorporation provides otherwise, the DGCL does not provide for such dissenters' rights of appraisal with respect to (a) a sale-of-assets reorganization, (b) a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or widely-held (by more than 2,000 stockholders), if stockholders receive shares of the surviving corporation or of such a listed or widely-held corporation; or (c) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger. Like the DGCL, the NGCL generally does not provide for dissenters' rights with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or held by at least 2,000 stockholders of record if stockholders receive shares of the surviving corporation or of a listed or widely-held (at least 2,000 stockholders) corporation ("widely-held stock"); however, both the DGCL and NGCL have certain exceptions to such rule and the principal difference between such exceptions is that under the NGCL holders do not have appraisal rights if they receive cash, either exclusively or in addition to surviving corporation stock or widely-held stock.

         DIVIDENDS. Under both the DGCL and the NGCL, corporations may pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT OF CECI

         The following table sets forth certain information with respect to all stockholders known by CECI to beneficially own more than 5% of either the CECI Common Stock or the Series C Preferred Stock and certain information with respect to the beneficial ownership of each director and the five most highly compensated executive officers of CECI (and all directors and executive officers of CECI, as a group) of CECI Common Stock. All information is as of September 30, 1994, unless otherwise indicated.


                                                                       NUMBER OF
                                                                        SHARES
NAME (AND ADDRESS IF REQUIRED)                                         BENEFICIALLY
PERCENTAGE
   OF BENEFICIAL OWNER                                                  OWNED (1)                      CLASS (1)
- ------------------------------                                         ------------                   ----------
SERIES C PREFERRED STOCK:
Kiewit Energy Company
  1000 Kiewit Plaza
  Omaha, Nebraska 68131..............................                       1,247                           100%

CECI COMMON STOCK:
Kiewit Energy Company(2).............................                  18,154,272                         43.84%
Merrill Lynch & Co. Inc.(3)..........................                   2,249,210                          6.98%
The Equitable Companies, Inc.(4).....................                   2,027,182                          6.29%
Forstmann-Leff Associates, Inc. (5)..................                   1,829,235                          5.68%
Neuberger & Berman...................................                   1,668,475                          5.18%
Edgar D. Aronson.....................................                      47,000                           .15%
Judith E. Ayres......................................                      60,000                           .19%
Harvey F. Brush......................................                         -0-                            -0-
James Q. Crowe.......................................                      10,000                           .03%
Richard K. Davidson..................................                      40,000                           .12%
Ben Holt.............................................                     124,365                           .39%
Richard R. Jaros.....................................                     309,179                           .95%
Everett B. Laybourne.................................                      27,790                           .09%
Daniel J. Murphy.....................................                      30,000                           .09%
Herbert L. Oakes, Jr.(6).............................                      66,355                           .21%
Walter Scott, Jr.....................................                      10,000                           .03%
Barton W. Shackelford................................                      12,860                           .04%
David E. Wit(7)......................................                      47,875                           .15%
David L. Sokol.......................................                     459,509                          1.41%
Thomas R. Mason......................................                      92,440                           .29%
Steven A. McArthur...................................                     111,703                           .35%
Donald M. O'Shei, Sr.................................                      68,137                           .21%
John G. Sylvia.......................................                     101,055                           .31%
All directors and executive
 officers as a group (18 persons)....................                   1,618,268                          4.81%

- ---------------

(1) Includes shares of CECI Common Stock which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Exchange Act, including, among other

                                                        161











          things, shares of CECI Common Stock which the listed beneficial owner has the right to acquire within 60 days.

(2) Includes the 7,436,112 shares of CECI Common Stock Kiewit Energy held on October 29, 1992, the date of Amendment No. 6 to their Schedule 13D, options to purchase an additional 5,789,163 shares of CECI Common Stock and 3,393,197 shares of CECI Common Stock in to which the 1,247 shares of Series C Preferred Stock held by Kiewit Energy are convertible, and 1,535,800 shares purchased in the open market.

(3) According to a Schedule 13G filed by such parties in February 1994, includes shares of CECI Common Stock registered in the names of Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc. and Merrill Asset Management, L.P.

(4) According to a Schedule 13G filed by such parties in February 1994, includes shares of CECI Common Stock registered in the names of The Equitable Companies Incorporated, Axa Assurances L.A.R.D. Mutuelle, Axa Assurances Vie Mutuelle, Alpha Assurances L.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and Axa.

(5)       According to a Schedule 13G filed by such parties in February 1994, includes shares of CECI
          Common Stock registered in the name of Forstmann-Leff Associates Inc., FLA Asset Management,
          Inc. and Stamford Advisors Corp.

(6)       Includes 9,093 shares registered in the name of H.L. Oakes & Co., Inc., a company of which Mr.
          Oakes is a director and of which his wife is a principal stockholder, 4,746 shares owned by Mr.
          Oakes' wife and 4,996 shares registered to H.L. Oakes, trustee for Harrison Oakes, Mr. Oakes'
          minor son.  Mr. Oakes disclaims beneficial ownership of all of those shares.

(7)       Includes 3,748 shares of CECI Common Stock held jointly with his spouse.




                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT OF MAGMA

          The following table sets forth certain information with respect to all stockholders known by Magma to beneficially own more than 5% of the Shares and certain information with respect to the beneficial ownership of each director and the five most highly compensated executive officers of Magma (and all directors and executive officers of Magma, as a group) of Shares. All information is as of October 1, 1994, unless otherwise indicated.


NAME (AND ADDRESS IF REQUIRED)                                            Number of Shares               Percentage
OF BENEFICIAL OWNER(1)                                                 Beneficially Owned (2)             Class (3)
- -----------------------------------                                    ----------------------             ---------
The Dow Chemical Company........................................                 5,032,430(4)               21.0%
2030 Dow Center
Midland, MI 48674
B.C. McCabe Foundation..........................................                 2,752,641(5)               11.5%
7624 S. Painter Ave., Suite A
Whittier, CA 90602-2313


        162












Firstar Investment Research & Management Company................
777 E. Wisconsin Avenue                                                          1,975,500                  8.2%
Milwaukee, WI 53202
James D. Shepard................................................                   221,134(6)                 *
Paul M. Pankratz................................................                   114,100(7)                 *
Ralph W. Boeker.................................................                    50,000(8)                 *
Jon R. Peele....................................................                    32,000(9)                 *
Wallace C. Dieckmann............................................                    19,859(10)                *
Thomas C. Hinrichs..............................................                    17,618(11)                *
Kenneth J. Kerr.................................................                    16,000(12)                *
Trond Aschehoug.................................................                    15,450(13)                *
Louis A. Simpson................................................                    10,819(14)                *
John D. Roach...................................................                     2,250(15)                *
Lester L. Coleman...............................................                       819(16)                *
Roger L. Kesseler...............................................                       200                    *
Directors and executive officers
  as a group (15 persons).......................................                   500,249(17)            2.1%(18)

- ---------------

*         Represents less than one percent.

(1) Except as otherwise indicated, the address of each of the persons named below is c/o Magma Power Company, 4365 Executive Drive, Suite 900, San Diego, California 92121.

(2)       For purposes of this table, a person is deemed to have "beneficial ownership" of (i) any security which such person has the right to acquire within 60 days after October 1, 1994, (ii) any security which is held by such person's spouse or other immediate family member sharing such person's household, (iii) securities held in certain trusts, partnerships and other legal entities affiliated with such person, and (iv) individual retirement accounts of such person.  Beneficial ownership has been disclaimed by certain of the named persons with respect to certain of such shareholdings.  The amounts set forth under this column exclude shares held for the benefit of the named person in the
          Magma 401(k) Plan.  All information with respect to the beneficial ownership of the shares referred to in this table is based upon filings made by the respective beneficial owners,with the Commission or information provided to Magma by such beneficial owners.

(3)       Unless otherwise noted, the number of Shares outstanding for this purpose is 24,014,714.


                                                        163











(4)       Includes 4,000,005 shares which were placed in escrow, pursuant to an escrow agreement dated
          April 1, 1991 between The Dow Chemical Company, a Delaware corporation ("Dow"), and Morgan
          Guaranty Trust Company of New York, as Escrow Agent, for delivery upon exchanges of
          $150,000,000 aggregate principal amount of 5 3/4% Subordinated Exchangeable Notes Due 2001 of
          Dow (the "Notes").  The Notes are exchangeable at any time into Shares at an exchange rate of
          26.6667 Shares per $1,000 principal amount of Notes.  Dow retains the right to vote the shares placed in escrow.

(5)       Does not includes Shares held by Mr. Shepard, a director of Magma, who is a co-trustee of the B.C.
          McCabe Foundation.

(6)       Does not include shares owned by the B. C. McCabe Foundation for which Mr. Shepard is a co-
          trustee, and with regard to which beneficial ownership is disclaimed.

(7)       Includes Mr. Pankratz's options to purchase 114,000 Shares.

(8) Includes 3,000 shares of deferred stock which are subject to vesting requirements based on continuing employment, and which the holder is not entitled to vote or receive dividends on until vested. Also includes Mr. Boeker's options to purchase 45,000 Shares.

(9)       Includes 4,500 shares of deferred stock subject to vesting requirements based on continuing employment, and which the holder is not entitled to vote or receive dividends on until vested.  Also includes Mr. Peele's options to purchase 27,500 Shares.

(10)      Includes 6,000 shares of deferred stock subject to vesting requirements based on continuing employment, and which the holder is not entitled to vote or receive dividends on until vested.  Also includes Mr. Dieckmann's options to purchase 5,750 Shares.

(11)      Includes 6,000 shares of deferred stock subject to vesting requirements based on continuing employment, and which the holder is not entitled to vote or receive dividends on until vested.  Also includes Mr. Hinrichs' options to purchase 5,750 Shares.

(12) Includes 10,000 shares of deferred stock subject to vesting requirements based on continuing employment. The holder of such deferred stock is not entitled to vote such shares or receive dividends until vested. Also includes Mr. Kerr's options to purchase 5,000 Shares.

(13) Includes 8,600 shares of deferred stock which are subject to vesting requirements based on continuing employment, and which the holder is not entitled to vote or receive dividends on until vested. Also includes Mr. Aschehoug's options to purchase 6,000 Shares.

(14)      Includes Mr. Simpson's options to purchase 819 Shares.

(15)      Includes Mr. Roach's options to purchase 1,250 Shares.

(16)      Includes Mr. Coleman's options to purchase 819 Shares.

(17) Includes 38,100 shares of deferred stock held by all directors and officers as a group. Also includes options to purchase 219,998 Shares held by all directors and executive officers as a group. Does not include Shares held by Dow, which is the employer of directors Knee, Kesseler and Reinhard.

>

                                                        164












(18) Includes the 38,100 shares of deferred stock and the options to purchase 219,998 Shares referred to in Note 17 above. The number of outstanding Shares for this purpose is 24,272,812.



                                 OTHER MATTERS

          It is not expected that any other matters other than those described in this Information Statement will be brought before the Magma Special Meeting.


                                 LEGAL MATTERS

          Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for CECI by Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022.


                                    EXPERTS

          The annual consolidated financial statements of CECI and subsidiaries included in this Information Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to California Energy Company, Inc.'s adoption effective January 1, 1993, of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes") which are included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          With respect to the unaudited interim financial information for the period ended September 30, 1994 of CECI and subsidiaries, which is included herein, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of a registration statement prepared or certified by an accountant within the meaning of Section 7 and 11 of the Act.


          The consolidated balance sheets of Magma and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993 and the Statement of Net Assets Acquired as of March 31, 1993 and the Historical Summaries of Gross Revenues and Direct Operating Expenses for each of the three years in the period ended December 31, 1992 of the Imperial Valley Geothermal Interests, included in this Information Statement have been included herein in reliance on the reports of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

         Any proposal which a Magma stockholder intended to present at the Magma 1995 Annual Meeting of Stockholders (if the Merger has not been consummated prior to the date the meeting is to be held) must have been received by Magma no later than January 11, 1995 in order to be considered for inclusion, if appropriate, in Magma's proxy statement relating to such meeting. Any such proposal should have been directed to the Secretary, Magma Power Company, 4365 Executive Drive, Suite 900, San Diego, California 92121.



                                           INDEX TO FINANCIAL STATEMENTS


CECI'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO
Financial Statements for Period Ending December 31, 1993
INDEPENDENT AUDITORS' REPORT....................................................................................F-2
CONSOLIDATED BALANCE SHEETS.....................................................................................F-3
CONSOLIDATED STATEMENTS OF OPERATIONS...........................................................................F-4
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.................................................................F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS...........................................................................F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS......................................................................F-7

Financial Statements for Period Ending September 30, 1994
INDEPENDENT ACCOUNTANTS' REPORT................................................................................F-28
CONSOLIDATED BALANCE SHEETS....................................................................................F-29
CONSOLIDATED STATEMENTS OF OPERATIONS..........................................................................F-30
CONSOLIDATED STATEMENTS OF CASH FLOWS..........................................................................F-31
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................................................................F-32

MAGMA'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO

Financial Statements for Period Ending December 31, 1993
REPORT OF INDEPENDENT ACCOUNTANTS..............................................................................F-38
CONSOLIDATED BALANCE SHEETS....................................................................................F-39
CONSOLIDATED STATEMENTS OF OPERATIONS..........................................................................F-40
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY.....................................................F-41
CONSOLIDATED STATEMENTS OF CASH FLOWS..........................................................................F-42
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................................................................F-43

Financial Statements for Period Ending September 30, 1994
CONSOLIDATED BALANCE SHEETS....................................................................................F-53
CONSOLIDATED STATEMENTS OF OPERATIONS..........................................................................F-55
CONSOLIDATED STATEMENTS OF CASH FLOWS..........................................................................F-56
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................................................................F-57

IMPERIAL VALLEY GEOTHERMAL INTERESTS (ACQUIRED BY MAGMA)
  FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS..............................................................................F-59
STATEMENT OF NET ASSETS ACQUIRED...............................................................................F-60
HISTORICAL SUMMARIES OF GROSS REVENUES AND
           DIRECT OPERATING EXPENSES...........................................................................F-61
NOTES TO THE STATEMENT OF NET ASSETS ACQUIRED..................................................................F-62

                                           CECI'S CONSOLIDATED FINANCIAL
                                           STATEMENTS AND NOTES THERETO

FINANCIAL STATEMENTS FOR PERIOD ENDING
DECEMBER 31, 1993

Independent Auditors' Report


Board of Directors and Shareholders
California Energy Company, Inc.
Omaha, Nebraska


We have audited the accompanying consolidated balance sheets of California Energy Company, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of California Energy Company, Inc. and subsidiaries at December 31, 1993 and 1992 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 8, the consolidated financial statements give effect to the Company's adoption, effective January 1, 1993, of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Omaha, Nebraska
February 24, 1994



                                            CONSOLIDATED BALANCE SHEETS
                                  (As of December 31, 1993 and December 31, 1992)
                            (Dollars and shares in thousands, except per share amounts)

Assets                                                                          1993                 1992
                                                                         ----------------     ----------------
   Cash and investments                                                          $127,756             $ 54,671
   Joint venture cash and investments (Note 5)                                     14,943                8,848
   Restricted cash (Notes 4 and 5)                                                 48,105               62,514
   Accounts receivable                                                             21,658               16,172
   Transmission line deposit (Note 13)                                                 --                7,684
   Due from Joint Ventures                                                          1,394                   --
   Geothermal power plant and development costs, net
     (Notes 4 and 5)                                                              458,974              389,646
   Equipment, net of accumulated depreciation of $4,773
     and $3,996                                                                     4,540                4,312
   Notes receivable--Joint Ventures (Note 13)                                      11,280                9,997
   Deferred charges and other assets                                               27,334               26,706
                                                                         ----------------     ----------------

                 Total assets                                                    $715,984             $580,550
                                                                         ----------------     ----------------
                                                                         ----------------     ----------------


Liabilities and Stockholders' Equity
   Liabilities:
     Accounts payable                                                            $    607             $  3,146
     Other accrued liabilities                                                     19,866               18,111
     Income taxes payable (Note 8)                                                  4,000                   --
     Project finance loans (Note 5)                                               246,880              263,604
     Due to Joint Ventures                                                             --                  469
     Senior notes (Note 6)                                                         35,730               35,730
     Convertible subordinated debentures (Note 7)                                 100,000                   --
     Deferred income taxes                                                         18,310               15,212
                                                                         ----------------     ----------------

                 Total liabilities                                                425,393              336,272
Deferred income (Note 4)                                                           20,288               21,164
Commitments and contingencies (Notes 3, 6, 9, 13 and 16)
Redeemable preferred stock (Note 10)                                               58,800               54,350
Stockholders' equity (Notes 11 and 12):
          Preferred stock--authorized 2,000 shares,
          no par value (Note 10)                                                      --                    --
     Common stock--authorized 60,000 shares,
          par value $0.0675 per share, issued and outstanding
          35,446 and 35,258 shares                                                  2,404                2,380
     Additional paid in capital                                                   100,965               97,977
     Retained earnings                                                            111,031               68,407
     Treasury stock--157 common shares at cost                                     (2,897)                   --
                                                                         ----------------     ----------------

                 Total stockholders' equity                                       211,503              168,764
                                                                         ----------------     ----------------

                      Total liabilities and stockholders' equity                 $715,984             $580,550
                                                                         ----------------     ----------------
                                                                         ----------------     ----------------


              The accompanying notes are an integral part of these
                             financial statements.


                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (For the three years ended December 31, 1993)
                            (Dollars and shares in thousands, except per share amounts)
                                                                      1993            1992             1991
                                                                  -----------     -----------     -----------
Revenue:
   Sales of electricity and steam                                      $132,059        $117,342         $106,184
   Interest and other income                                             17,194          10,187            9,379
                                                                    -----------     -----------     -----------

                 Total revenues                                         149,253         127,529          115,563
                                                                    -----------     -----------     -----------


Cost and expenses:
   Plant operations                                                      25,362          24,440           23,525
   General and administration                                            13,158          13,033           12,476
   Royalties                                                              8,274           7,710            5,505
   Depreciation and amortization                                         17,812          16,754           14,752
   Interest                                                              30,205          20,459           29,814
   Less interest capitalized                                             (6,816)         (5,599)          (5,375)
                                                                    -----------     -----------      -----------

                 Total expenses                                          87,995          76,797           80,697
                                                                         ------          ------           ------


Income before provision for income taxes                                 61,258          50,732           34,866
Provision for income taxes (Note 8)                                      18,184          11,922            8,284
                                                                    -----------     -----------     -----------


Income before change in accounting principle
   and extraordinary item                                                43,074          38,810           26,582
Cumulative effect of change in accounting
   principle (Note 8)                                                     4,100              --               --
Extraordinary item (Note 15)                                                 --          (4,991)              --
                                                                    -----------     -----------      -----------

Net income                                                               47,174          33,819           26,582
Preferred dividends                                                       4,630           4,275               --
                                                                    -----------     -----------      -----------

Net income available to common stockholders                            $ 42,544        $ 29,544         $ 26,582
                                                                       ========        ========         ========
Income per share before change in
   accounting principle and extraordinary item                         $   1.00       $    0.92        $    0.75
Cumulative effect of change in accounting
   principle (Note 8)                                                      0.11              --               --
Extraordinary item (Note 15)                                                 --          (0.13)               --
                                                                      ---------       ---------        ---------
Net income per share                                                  $    1.11       $    0.79        $    0.75
                                                                      =========       =========       ==========
Average number of shares outstanding                                     38,485          37,495           35,471
                                                                      =========       =========       ==========

              The accompanying notes are an integral part of these
                             financial statements.


                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
                   EQUITY (For the three years ended December
                                   31, 1993)
                       (Dollars and shares in thousands)

                                            Outstanding                 Additional
                                               Common         Common     Paid-in   Retained      Treasury
                                               Shares         Stock      Capital    Earnings     Stock          Total
                                          ---------------  ----------- ---------- -----------  -----------   -----------
Balance January 1, 1991 ..................      23,218    $   1,567   $  14,168   $     --      $    --     $   55,088
   Exercise of stock options .............       2,329          157      14,959         --           --         15,116
   Sale and private
     placement of
     common stock
     (Note 12) ...........................       6,505          439      43,237         --           --         43,676
   Exercise of warrants ..................         660           45       2,897         --           --          2,942
   Issue costs of sale
     of preferred stock ..................        --           --          (276)        --           --           (276)
   Net income ............................        --           --          --         26,582         --         26,582
                                             ----------   ----------   ----------   ----------   ----------  ----------


Balance December 31, 1991 ................      32,712        2,208     100,170       40,750         --        143,128
   Exercise of stock options .............       1,544           67       2,764         --           --          2,831
   Exercise of warrants ..................         612           41       1,206         --           --          1,247
   Issue costs on stock ..................        --           --           (96)        --           --            (96)
   Purchases/issuances
     of treasury stock for
     exercise of options
     and warrants, net of
     proceeds of $797 ....................        (565)        --        (4,090)        --           --         (4,090)
   Preferred stock dividends,
     series B & C, including
     cash distributions of
     $134 ................................        --          --           --         (6,162)        --         (6,162)
   Retirement of warrants ................        --           --       (11,716)        --           --        (11,716)
   Tax benefit from stock
     plan ................................        --           --         3,420         --           --          3,420
   Net income before
     preferred dividends .................        --           --          --         33,819         --         33,819
   Conversion of preferred
     stock to common stock ...............         955           64       6,319         --           --          6,383
                                             ----------   ----------   ----------   ----------   ----------   ---------


Balance December 31, 1992 ................      35,258        2,380      97,977       68,407         --        168,764
   Exercise of stock
     options .............................         258           18         937         --           --            955
   Issuance of stock for
     purchase of The Ben
     Holt Co. ............................          87            6       1,551         --           --          1,557
   Purchase of treasury
     stock ...............................        (157)        --          --           --         (2,897)      (2,897)
   Preferred stock
     dividends, Series C,
     including cash
     distributions of $100 ...............        --           --          --         (4,550)        --         (4,550)
   Tax benefit from stock
     plan ................................        --           --           500         --           --            500
   Net income before
     preferred dividends .................        --           --          --         47,174         --         47,174
                                            ----------   ----------   ----------   ----------   ----------    ---------

Balance December 31, 1993 ................      35,446    $   2,404   $ 100,965   $  111,031   $  (2,897)    $ 211,503
                                            ----------   ----------   ----------   ----------   ----------   ----------
                                            ----------   ----------   ----------   ----------   ----------   ----------


                 The accompanying notes are an integral part of
                          these financial statements.


                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (For the three years ended December 31, 1993)
                                              (Dollars in thousands)
                                                                                1993               1992               1991
                                                                          --------------     --------------     --------------
Cash flows from operating activities:
   Net income                                                                   $47,174             $33,819            $26,582
Adjustments to reconcile net cash flow from operating activities:
     Depreciation and amortization                                               17,812              16,754             14,752
     Amortization of deferred financing costs                                     1,013                 967              1,054
     Expense of previously deferred financing costs                                  --               3,895                 --
     Provision for deferred income taxes                                          3,098               3,645              5,889
     Other                                                                           --                  --              (639)
     Changes in other items:
       Accounts receivable                                                      (5,486)               1,279            (3,701)
       Accounts payable and other accrued liabilities                             (784)             (7,082)           (10,890)
       Deferred income                                                            (876)               (851)              (589)
       Income tax payable                                                         4,000             (1,202)                713
       Other assets
                                                                                  (177)                 814            (2,157)
                                                                         --------------     --------------     --------------
Net cash flows from operating activities
                                                                                 65,774              52,038             31,014
                                                                         --------------     --------------     --------------

Cash flows from investing activities:
   Capital expenditures relating to power plants                               (10,295)             (6,711)              (112)
   Well and resource development expenditures for
     existing projects                                                         (16,565)            (19,203)           (20,564)
   Acquisition of equipment                                                     (1,104)             (1,093)              (773)
   Acquisition of Nevada and Utah properties                                         --                  --           (43,062)
   Pacific Northwest, Nevada, and Utah exploration costs                       (19,060)             (4,145)            (3,866)
   Yuma--construction in progress                                               (40,167)             (1,294)                 --
   Transmission line deposit                                                      7,684               (118)            (1,404)
   Decrease (increase) in restricted cash                                        14,409               9,882            (2,217)
   Decrease (increase) in other investments
                                                                                    941            (14,503)                 --
                                                                         --------------     --------------     --------------
   Net cash flows from investing activities
                                                                               (64,157)            (37,185)           (71,998)
                                                                         --------------     --------------     --------------

Cash flows from financing activities:
   Proceeds from sale of common, treasury and preferred
     stocks and exercise of warrants and options                                  2,912               8,065            111,458
   Repayment of project finance loans                                                --            (17,098)           (10,100)
   Repayment of project loans                                                  (16,724)             (6,277)                 --
   Retirement of project finance loans                                               --           (204,210)                 --
   Payment of other senior notes                                                     --                  --            (6,000)
   Proceeds from refinancing                                                         --             269,881              2,400
   Proceeds from issue of convertible subordinated
     debentures                                                                 100,000                  --                 --
   Increase in restricted cash related to the refinancing                            --            (65,670)                 --
   Net change in short-term bank loan                                                --                  --           (15,000)
   Deferred charges relating to debt financing                                  (2,582)             (2,937)               (58)
   Decrease (increase) in amounts due from Joint Ventures                       (3,146)               6,198            (6,180)
   Purchase of warrants                                                              --            (11,716)                 --
   Proceeds from pre-sale of steam                                                   --                  --             20,317
   Purchase of treasury stock
                                                                                (2,897)             (4,887)                 --
                                                                         --------------     --------------     --------------
   Net cash flows from financing activities
                                                                                 77,563            (28,651)             96,837
                                                                         --------------     --------------     --------------
Net increase (decrease) in cash and investments                                  79,180            (13,798)             55,853
Cash and investments at beginning of period                                      63,519              77,317             21,464
Cash and investments at end of period
                                                                               $142,699             $63,519            $77,317
                                                                         --------------     --------------     --------------
                                                                         --------------     --------------     --------------
Interest paid (net of amounts capitalized)
                                                                                $20,136             $19,237            $24,435
                                                                         --------------     --------------     --------------
                                                                         --------------     --------------     --------------
Income taxes paid
                                                                                $ 6,819             $ 4,129            $ 1,682
                                                                         --------------     --------------     --------------
                                                                         --------------     --------------     --------------

              The accompanying notes are an integral part of these
                             financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (For the three years ended December 31, 1993)
          (Dollars and shares in thousands, except per share amounts)


1.       BUSINESS

         CECI was formed in 1971. It is primarily engaged in the exploration for and development of geothermal resources and conversion of such resources into electrical power and steam for sale to electric utilities, and the development of other environmentally responsible forms of power generation.

         CECI has organized several partnerships and joint ventures (herein referred to as Coso Joint Ventures) in order to develop geothermal energy at the China Lake Naval Air Weapons Station, Coso Hot Springs, China Lake, California. Collectively, the projects undertaken by these Coso Joint Ventures are referred to as the Coso Project. CECI is the operator and holds interests between 46.4% and 50% in the Coso Joint Ventures after payout. Payout is achieved when a Coso Joint Venture has returned the initial capital to the Coso Joint Venturers. In addition, CECI is exploring geothermal resources in Northern California, Washington and Oregon (collectively, the Pacific Northwest). In January 1991, CECI acquired a power plant and an interest in steam fields in Nevada and Utah (see Note 4--Nevada and Utah Properties). In 1992, CECI entered into the natural gas-fired electrical generation market through the purchase of a development opportunity in Yuma, Arizona. Commercial operation of the Yuma project will commence in 1994. In 1993, CECI started developing a number of international power project opportunities where private power generating programs have been initiated, including the Philippines and Indonesia.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements include the accounts of CECI, its wholly-owned subsidiaries, and its proportionate share of the Coso Joint Ventures in which it has invested. All significant inter-enterprise transactions and accounts have been eliminated.

         INVESTMENTS AND RESTRICTED CASH. Investments other than restricted cash are primarily commercial paper and money market securities. The restricted cash balance includes such securities and mortgage backed securities, and is mainly composed of the Coso Joint Ventures' debt service reserve funds. The debt service reserve funds are legally restricted to their use and require the maintenance of specific minimum balances. The carrying amount of the investments approximates the fair value based on quoted market prices as provided by the financial institution which holds the investments.

         WELL, RESOURCE DEVELOPMENT AND EXPLORATION COSTS. CECI follows the full cost method of accounting for costs incurred in connection with the exploration and development of geothermal resources. All such costs, which include dry hole costs and the cost of drilling and equipping production wells, as well as directly attributable administrative and interest costs, are capitalized and amortized over their estimated useful lives when production commences. The estimated useful lives of production wells are ten years each; exploration costs and development costs, other than production wells, are generally amortized over the weighted average remaining term of CECI's power and steam purchase contracts. For purposes of current period visibility and disclosure, all such costs are identified in the Consolidated Statements of Cash Flows as they are incurred.

     DEFERRED WELL AND REWORK COSTS. Well rework costs are deferred and amortized over the estimated period between reworks. These deferred costs of $1,305 and $1,592 at December 31, 1993 and 1992, respectively, are included in other assets. Currently, both production and injection well reworks are amortized over twelve months.

         FIXED ASSETS AND DEPRECIATION. The cost of major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed.

         Depreciation of the operating power plants is computed on the straight-line method over the estimated useful lives resulting in a composite rate of depreciation of approximately 2.67% per annum. Depreciation of furniture, fixtures and equipment, which are recorded at cost, is computed on the straight-line method over the estimated useful lives of the related assets, which range from three to ten years.

         CAPITALIZATION OF INTEREST AND DEFERRED FINANCING COSTS. Prior to the commencement of operations, interest is capitalized on the costs of the plants and geothermal resource development to the extent incurred. Capitalized interest and other deferred charges are amortized over the lives of the related assets.

         Deferred financing costs are amortized over the term of the related financing. Loan fees are amortized using the implicit interest method; other deferred financing costs are amortized using the straight-line method. Accumulated amortization at December 31, 1993 and 1992 was approximately $1,954 and $950, respectively.

     REVENUE RECOGNITION. Revenues are recorded based upon service rendered and electricity and steam delivered to the end of the month.

         MANAGEMENT FEE AND INTEREST REVENUE RECOGNITION. CECI charges the Coso Joint Ventures management fees, operator fees and interest on outstanding advances. Recognition of fees and interest relating to power plants and resource development of the Coso Joint Ventures in which CECI has invested is deferred until each Coso Joint Venture commences operations. Revenue previously deferred is amortized over the lives of the related assets of the Coso Joint Venture as each Coso Joint Venture becomes operational.

     DEFERRED INCOME TAXES. On January 1, 1993, CECI adopted Statement of Financial Accounting Standard No. 109 (FAS 109), "Accounting for Income Taxes." The adoption of FAS 109 changes CECI's method of accounting for income taxes from the deferred method as required by Accounting Principles Board Opinion No. 11 to an asset and liability approach.

         NET INCOME PER COMMON SHARE. Earnings per common share are based on the weighted average number of common and dilutive common equivalent shares outstanding during the period computed using the treasury stock method.

         CASH FLOWS. The statement of cash flows classifies changes in cash according to operating, investing, or financing activities. Investing activities include capital expenditures incurred in connection with the power plants, wells, resource development and exploration costs. CECI considers all investment instruments purchased with a maturity of three months or less to be cash equivalents. Restricted cash is not considered a cash equivalent.

         RECLASSIFICATION. Certain amounts in the fiscal 1992 and 1991 financial statements and supporting footnote disclosures have been reclassified to conform to the fiscal 1993 presentation. Such reclassification did not impact previously reported net income or retained earnings.

3.       INTEREST RATE SWAP AGREEMENTS

         In January 1993, the Coso Joint Ventures entered into five year deposit interest rate swap agreements which effectively convert a notional deposit, CECI's portion of the balance is $20,300 (restricted cash and investments), from a variable rate to a fixed rate. CECI's proportion of the deposit amount accretes annually to a maximum amount of approximately $29,300 in 1996. Under the agreements, which mature on January 11, 1998, the Coso Joint Ventures make semiannual payments to the counter party at variable rates based on LIBOR, reset and compounded every three months, and in return receive payments based on a fixed rate of 6.34%. The effective LIBOR rate ranged from 3.25% to 3.375% during 1993 and was 3.375% at December 31, 1993. The counter party to this agreement is a large multinational financial institution. CECI's proportionate share of the carrying amount, representing accrued interest receivable, and the fair value of the swap agreements are $277 and $1,281, respectively. The fair value is based on quoted market prices provided by the counter party to the swap.

         In September 1993, CECI entered into a three year deposit interest rate swap agreement, which effectively converts a notional deposit balance of $75,000 from a variable rate to a fixed rate. CECI makes semiannual payments to the counter party at effectively the LIBOR rate, reset every six months, and in return receives payments based on a fixed rate of 4.87%. The counter party to this agreement is the same counter party to the Coso Joint Ventures. The carrying amount is $286, representing accrued interest receivable. The fair value of the interest rate swap is currently negative in the amount of $642, which is based on quoted market prices provided by the counter party to the swap and assumes CECI closes out the swap agreement prior to the stated maturity.

4.       PROPERTIES AND PLANTS

         Properties and plants comprise the following at December 31:

                                                                                     1993             1992
                                                                                     ----             ----
Project costs
  Power plants                                                                      $246,219         $235,924
  Well and resource development                                                      161,137          144,595
                                                                                     -------          -------

                  Total operating facilities                                         407,356          380,519
Less accumulated depreciation and amortization                                       (67,813)
                                                                                     -------

  Net operating facilities                                                           339,543          329,465
  Wells and resource development in progress                                             939              916
                                                                                    --------         --------

Total project costs                                                                  340,482          330,381
Pacific Northwest geothermal exploration costs                                        41,539           25,882
Nevada and Utah properties                                                            35,492           32,089
Yuma--construction in progress                                                        41,461            1,294
                                                                                      -------         --------

                  Total                                                             $458,974         $389,646
                                                                                     =======          =======

          OPERATING FACILITIES. The Coso operating facilities comprise CECI's proportionate share of the assets of three of its Joint Ventures; Coso Finance Partners (Navy I Joint Venture), Coso Energy Developers

(BLM Joint Venture), and Coso Power Developers (Navy II Joint Venture). With respect to the Coso Project, distributions from its project accounts are made semiannually to each Coso Joint Venture partner for profit sharing under a prescribed calculation subject to mutual agreement by the partners and compliance with the Coso Joint Ventures' financing documents. As of December 31, 1993, payout had only been reached on Units 2 and 3 of the Navy I power plant.

                  i. NAVY I PLANT. The Navy I plant consists of three turbines, of which one unit commenced delivery of firm power in August 1987, and the second and third units in December 1988. The 80 NMW power plant is located on land owned by and leased from the U.S. Navy through December 2009, with a 10-year extension at the option of the Navy. Under terms of the Navy I Joint Venture, profits and losses were allocated approximately 49% before payout of units 2 and 3 and approximately 46.4% thereafter to CECI.

                ii. BLM PLANT. The BLM plant consists of two turbines at one site (BLM East), which commenced delivery of firm power in March and May, 1989, respectively, and one turbine at another site (BLM West) which commenced delivery of firm power in August, 1989. The BLM plant is situated on lands leased from the U.S. Bureau of Land Management under a geothermal lease agreement that extends until October 31, 2035. The lease may be extended to 2075 at the option of the BLM. Under the terms of the BLM Joint Venture agreement, CECI's share of profits and losses before and after payout is approximately 45% and 48%, respectively. During 1990, CECI upgraded the cooling tower and turbines to increase the plant's capacity to 80 NMW from the initial level of 70 NMW.

              iii. NAVY II PLANT. The Navy II plant consists of three turbines, of which two units commenced delivery of firm power in January 1990, and the third in February 1990, respectively. The 80 NMW power plant is on the southern portion of the Navy lands. Under terms of the Joint Venture, all profits, losses and capital contributions for Navy II are divided equally by the two partners.

          SIGNIFICANT CUSTOMER. All of CECI's sales of electricity from the Coso Project, which comprise approximately 94% of 1993 electricity and steam revenues, are to Southern California Edison (SCE) and are under long-term power purchase contracts. Under the terms of these contracts, SEC pays firm prices for the energy portion of the contract. The energy payment escalates pursuant to the contracts at an average rate of approximately 7.0% per year for the delivery of electricity for ten years, commencing with the initial delivery of electricity at firm power; thereafter, the energy payment adjusts to the actual avoided energy cost experienced by SCE at that time. The capacity payment, which initially represented approximately 25% of CECI's revenue, remains fixed during the entire period of the contract. In addition, CECI is eligible for bonus payments based on the amount by which the actual output exceeds the contract capacity of each power plant. Bonus payments aggregated $3,050, $3,257 and $2,635 in the years ended December 31, 1993, 1992 and 1991.

          CECI has three contracts for terms of 24, 30 and 20 years, expiring in 2011, 2019 and 2010, respectively. Delivery of electricity by the Navy I Joint Venture, the BLM Joint Venture and the Navy II Joint Venture commenced under those contracts in 1987, 1989 and 1990, respectively.

          See Note 13 for a description of litigation involving SCE.

          ROYALTIES.  Royalties comprise the following for the years ended:

                                                                 1993             1992              1991
                                                                 ----             ----              ----

Navy I, Unit 1                                                   $1,556           $2,014            $1,787
Navy I, Units 2 and 3                                             2,924            2,628             1,160
BLM                                                               1,868            1,268             1,033
Navy II                                                           1,717            1,509             1,486
Other                                                               209              291                39
                                                                 ------           ------            ------

                  Total                                          $8,274           $7,710            $5,505
                                                                  =====            =====             =====



         The amount of royalties paid by CECI to the U.S. Navy to develop geothermal energy for Navy I, Unit 1 on the lands owned by the Navy comprises
(i) a fee payable during the term of the contract based on the difference between the amounts paid by the Navy to SCE for specified quantities of electricity and the price as determined under the contract (which currently approximates 65% of that paid by the Navy to SCE), and (ii) $11,600 payable in December 2009. The $11,600 payment is secured by funds placed on deposit monthly, which funds, plus accrued interest, will aggregate $11,600. The monthly deposit is currently $23. As of December 31, 1993, the balance of funds deposited approximated $1,283, which amount is included in restricted cash and accrued liabilities.

         Units 2 and 3 of Navy I and the Navy II power plants are on Navy lands, on which the Navy receives a royalty based on electric sales revenue at the initial rate of 4% escalating to 22% by the end of the contract in December 2019. The BLM is paid a royalty of 10% of the value of steam produced by the geothermal resource supplying the BLM plant.

         PACIFIC NORTHWEST GEOTHERMAL EXPLORATION COSTS. In the Pacific Northwest, CECI has acquired leasehold rights and has performed certain geological evaluations to determine the resource potential of the underlying properties. Recovery of those costs is ultimately dependent upon CECI's ability to prove geothermal reserves and sell geothermal steam, or to obtain financing, build power plants, gain access to high voltage transmission lines, and sell the resultant electricity at favorable prices, or sell its leaseholds. In the opinion of management, CECI will be able to realize its exploration costs through the generation of electricity for sale.

         NEVADA AND UTAH PROPERTIES. On May 3, 1990, CECI entered into a definitive purchase agreement with a subsidiary of Chevron Corporation (Chevron) for the acquisition of certain geothermal operations, including interests in approximately 83,750 acres of geothermal properties in Nevada and Utah, for an aggregate purchase price of approximately $51,100. These property interests consist largely of leasehold interests, including properties leased from the BLM and from private landowners.

         The property acquired from Chevron includes a 9 MW power plant at Desert Peak, Nevada ("Desert Peak"), and a 70% interest in a steam field at Roosevelt Hot Springs, Utah (Roosevelt Hot Springs"). The facility at Desert Peak is currently selling electricity to Sierra Pacific Power Company under a contract that runs through 1995 and then may be extended on a year-to-year basis as agreed by the parties. The price for electricity under this contract is 6.5 cents per kWH, comprising an energy payment of 2.0 cents per kWH

(which is adjustable pursuant to an inflation based index) and a capacity payment of 4.5 cents per kWH. The Roosevelt Hot Springs site has a contract to sell steam to a 25 MW power plant owned by Utah Power and Light Company (UP&L) and to dispose of the brine that is a by-product of the electricity production process.

         As part of the Nevada and Utah properties acquisition, CECI acquired leasehold interests in an aggregate of approximately 20,000 acres at the Roosevelt Hot Springs site in Utah and approximately 63,750 acres at four sites in Nevada. The Roosevelt Hot Springs and Desert Peak properties have been the subject of exploration and testing by Chevron and its predecessors. Based on these tests and reports of independent engineering companies, CECI believes that there are significant geothermal resources available for commercial development at these sites. Other tests conducted by Chevron and its predecessors indicate that commercially viable amounts of geothermal resources may underlie the other Chevron properties.

         CECI financed the acquisition of Roosevelt Hot Springs through an equity offering, a $20,317 pre-sale of steam from the Roosevelt Hot Springs field to the utility-owned power plant located at the site, and seller financing. The acquisition of Roosevelt Hot Springs and certain of the Nevada properties closed on January 22, 1991 for an aggregate amount of approximately $35,000. The remainder of the transaction closed on March 28, 1991 and was financed with seller financing and the proceeds of the sale of common stock to Kiewit Energy Company (Kiewit Energy); see Note 12.

5.       PROJECT LOANS

         Project loans, which are non-recourse to CECI, comprise the following at December 31:

                                                                                     1993                    1992
                                                                                     ----                    ----
Project loans with fixed interest rates (weighted average interest rates of
  8.04% and 7.88% at December 31, 1993 and 1992, respectively) with scheduled
  repayments through December 2001                                              $246,880                  $263,604
                                                                                ========                  ========

         The project loans are from Coso Funding Corp. ("Funding Corp."). Funding Corp. is a single-purpose corporation formed to issue notes for its own account and as an agent acting on behalf of Navy I, BLM, and Navy II Joint Ventures, collectively the "Coso Joint Ventures." Pursuant to separate credit agreements executed between Funding Corp. and each Coso Joint Venture on December 16, 1992, the proceeds from Funding Corp.'s note offering were loaned to the Coso Joint Ventures. The proceeds of $560,245 were used by the Coso Joint Ventures to (i) purchase and retire project finance debt comprised of the term loans and construction loans in the amount of $424,500, (ii) fund contingency funds in the amount of $68,400, (iii) fund debt service reserve funds in the amount of $40,000, and (iv) finance $27,345 of capital expenditures and transaction costs. The contingency fund and debt service reserve fund were required by the project loan agreements.

         The contingency fund represented the approximate maximum amount, if any, which could theoretically have been payable by the Coso Joint Ventures to third parties to discharge all liens of record and other contract claims encumbering the Coso Joint Ventures' plant at the time of the project loans (See
Note 13). The contingency fund was established in order to obtain investment-grade ratings to facilitate the offer and sale of the notes by Funding Corp., and such establishment did not reflect the Coso Joint Ventures' view as to the merits or likely disposition of such litigation or other contingencies. On June 9, 1993, MPE and the Mission Power Group, subsidiaries of SCE Corp., and the Coso Joint Ventures reached a final settlement of all of their outstanding disputes and claims relating to the construction of the Coso Project. As a result of the various payments and releases involved in such settlement, the Coso Joint Ventures agreed to make a net payment of $20,000 to MPE from the cash reserves of the Coso Project contingency fund and MPE agreed to release its mechanics' liens on the Coso Project. After making the $20,000 payment, the remaining balance of the Coso Project contingency fund (approximately $49,300) was used to increase the Coso Project debt reserve fund from approximately $43,000 to its maximum fully-funded requirement of $67,900. The remaining $24,400 balance of contingency fund was retained within the Coso Project for future capital expenditures and for Coso Project debt service payments. Since the Coso Project debt service reserve is fully funded in advance, Coso Project cash flows otherwise intended to fund the Coso Project debt service reserve fund, subject to satisfaction of certain covenants and conditions contained in the Coso Joint Ventures' refinancing documents, may be available for distribution to CECI in its proportionate share.

         The loans are collateralized by, among other things, the power plants, geothermal resource, debt service reserve funds, contingency funds, pledge of contracts, and an assignment of all such Coso Joint Ventures' revenues which will be applied against the payment of obligations of each Coso Joint Venture, including the project loans. Each Coso Joint Venture's assets will secure only its own project loan, and will not be cross-collateralized with assets pledged under other Coso Joint Venture's credit agreements. The project loans are non-recourse to any partner in the Coso Joint Ventures and Funding Corp. shall solely look to such Coso Joint Venture's pledged assets for satisfaction of such project loans. However, the loans are cross-collateralized by the available cash flow of each Coso Joint Venture. Each Coso Joint Venture after satisfying a series of its own obligations has agreed to advance support loans (to the extent of available cash flow and, under certain conditions, its debt service reserve funds) in the event revenues from the supporting Coso Joint Ventures are insufficient to meet scheduled principal and interest on their separate project loans.

         The annual repayments of the project loans for the years beginning January 1, 1994 and thereafter are as follows:

                                    Year                                    Amount

                                    1994                                  $ 27,599
                                    1995                                    32,109
                                    1996                                    38,826
                                    1997                                    41,729
                                    1998                                    38,912
                              Thereafter                                    67,705
                                                                          --------
                                   Total                                  $246,880
                                                                          ========


Based on quoted market rates of the Funding Corp. notes, the fair value of the project loan was approximately $260,276 at December 31, 1993.

         In connection with the aforementioned refinancing, CECI entered into an agreement with Community Energy Alternatives Incorporated ("CEA") for CECI to purchase at the close of the Coso Project refinancing CEA's interest in the Coso Project. Until the close of the Coso Project refinancing, CEA had been a partner in a partnership structure organized by CECI's Joint Venture Partner in the BLM project. CECI purchased the CEA interest under certain terms and conditions which are designed to provide CECI with a 17% per annum return on the CEA interest purchase price of $9,800. CECI's 17% per annum return is secured in part by a pledge and assignment to CECI of certain cash flows to be received by CECI's Coso Project Joint Venture Partner (and certain affiliates) from Coso Project distributions. CECI has granted its Coso Project Joint Venture Partner the right to purchase the CEA interest for a price which will provide CECI a 17% per annum return for the duration CECI owns the CEA interest.

6.       SENIOR NOTES

         The Senior Notes are due in March 1995, and bear interest at the rate of 12% per annum, plus 10% of CECI's share of the cash flow from the Coso Project, commencing July 1, 1989 and terminating December 31, 1994. The Senior Notes prohibit the payment of cash dividends unless CECI has a net worth of at least $50,000 after payment of such dividends, and dividends do not exceed 50% of accumulated net income subsequent to December 31, 1987. The Senior Notes also place restrictions on capital expenditures not related to the Coso Project. The fair value of the Senior Notes approximates the carrying value.

7.       CONVERTIBLE SUBORDINATED DEBENTURES

         In June of 1993, CECI issued $100,000 principal amount of 5% convertible subordinated debentures (debentures) due July 31, 2000. The debentures are convertible into shares of CECI's common stock at any time prior to redemption or maturity at a conversion price of $22.50 per share, subject to adjustment in certain circumstances. Interest on the debentures is payable semiannually in arrears on July 31 and January 31 of each year, commencing on July 31, 1993. The debentures are redeemable for cash at any time on or after July 31, 1996 at the option of CECI. The redemption prices commencing in the twelve month period beginning July 31, 1996 (expressed in percentages of the principal amount) are 102%, 101%, 100% and 100% in 1996, 1997, 1998 and 1999,
respectively. The debentures are unsecured general obligations of CECI and subordinated to all existing and future senior indebtedness of CECI. The fair value of the debentures as of December 31, 1993 was approximately $103,250, which is based on quoted market rates.

8.       INCOME TAXES

         On January 1, 1993, CECI adopted Statement of Financial Accounting Standard No. 109 (FAS 109), "Accounting for Income Taxes." The adoption of FAS 109 changes CECI's method of accounting for income taxes from the deferred method as required by Accounting Principles Board Opinion No. 11 to an asset and liability approach. Under FAS 109, the net excess deferred tax liability as of January 1, 1993 was determined to be $4,100. This amount is reflected in 1993 income as the cumulative effect of a change in accounting principle. It primarily represents the recognition of CECI's tax credit carryforwards as a deferred tax asset. There was no cash impact to CECI upon the required adoption of FAS 109. Under FAS 109, the effective tax rate increased to approximately 30% from 23.5% in 1992. This increase was due to CECI's tax credit carryforward being recognized as an asset and unavailable to reduce the current period's effective tax rate for computing CECI's provision for income taxes.

Provision for income tax was comprised of the following at December 31:

                                                                 1993              1992                1991
                                                           --------------     --------------    ---------------
Currently payable:
 State                                                            $ 3,300           $ 2,300               $2,134

                                                                    7,686             4,444                  261
 Federal                                                   --------------     --------------    ---------------
                                                                   10,986             6,744                2,395
Deferred:
 State                                                                385             1,607                  929

                                                                    6,813             2,038                4,960
 Federal                                                   --------------     --------------    ---------------

                                                                    7,198             3,645                5,889
                                                           --------------     --------------    ---------------
Total after benefit of extraordinary item                          18,184            10,389                8,284

Tax benefit attributable to                                            --             1,533                   --
 extraordinary item                                        --------------     --------------    ---------------

                                                                  $18,184           $11,922               $8,284
                                                           --------------     --------------    ---------------
   Total before benefit of extraordinary item              --------------     --------------    ---------------

The deferred expense is primarily temporary differences associated with depreciation and amortization of certain assets.

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before provision for income taxes follows:

                                                                   1993              1992                1991
                                                              --------------     --------------    ---------------
Federal statutory rate                                              35.00%            34.00%               34.00%
Percentage depletion in excess of cost
  depletion                                                         (6.70)            (6.81)               (6.89)
Investment and energy tax credits                                   (4.62)           (10.52)              (10.93)
State taxes, net of federal tax effect                               3.90              5.83                 6.32
Cumulative effect of change in
 federal tax rate                                                    1.90           --                  --

                                                                      .20              1.00                 1.26
Other                                                      --------------     --------------    ---------------
                                                                    29.68%            23.50%               23.76%
                                                           --------------     --------------    ---------------
                                                           --------------     --------------    ---------------



Deferred tax liabilities (assets) are comprised of the following at December 31:


                                                                                      1993
Depreciation and amortization, net                                                  $111,117

                                                                                       1,733
Other                                                                          -------------
                                                                                     112,850
Deferred income                                                                       (2,415)
Loss carryforwards                                                                   (39,529)
Energy and investment tax credits                                                    (40,106)
Alternative minimum tax credits                                                      (12,018)
                                                                                        (472)
Other                                                                          -------------
                                                                                     (94,540)
                                                                               -------------
Net deferred taxes                                                                  $ 18,310
                                                                               =============

In 1992, the significant components of the deferred tax liability were timing differences in the computation of depreciation and amortization of the power plants and exploration and development costs for financial reporting purposes versus income tax purposes.

     As of December 31, 1993, CECI has an unused net operating loss (NOL) carryover of approximately $113,000 for regular federal tax return purposes which expires primarily between 2001 and 2007. In addition, CECI has unused investment and geothermal energy tax credit carryforwards of approximately $40,106 expiring between 2002 and 2008. CECI also has approximately $12,018 of alternative minimum tax credit carryforwards which have no expiration date.

9.       COMMITMENTS

         CECI's former office space lease, which requires annual rental of $660 through April 1994, has been partially sublet at annual rentals of $261 and remaining future rental costs were previously provided for in a restructuring charge. CECI also leases an aircraft under a lease that expires on August 1, 1995, at an annual rental of approximately $464. The aircraft has been subleased at an annual rental of approximately $300. Rental expense for the aircraft, vehicles, geothermal leases, and other equipment leases for the years ended December 31, 1993, 1992 and 1991 was approximately $1,143, $1,018 and $986 respectively.

Total projected lease commitments (net of sublease contracts) at December 31, 1993, are as follows:

                                 Year Ended
                                 December 31                              Amount
                                 -----------                             --------
                                    1994                                    $318



                                    1995                                     186
                                    1996                                       8
                                                                         -------


                                    Total                                   $512
                                                                         =======


10.      PREFERRED STOCK

         SERIES A. On December 1, 1988, CECI distributed a dividend of one preferred share purchase right (right) for each outstanding share of common stock. The rights are not exercisable until ten days after a person or group acquires or has the right to acquire, beneficial ownership of 20% or more of CECI's common stock or announces a tender or exchange offer for 30% or more of the CECI's common stock. Each right entitles the holder to purchase one one-hundredth of a share of Series A junior preferred stock for $52. The rights may be redeemed by the Board of Directors up to ten days after an event triggering the distribution of certificates for the rights. The rights plan was amended in February 1991 so that the agreement with Kiewit Energy (see Note 12) would not trigger the exercise of the rights. The rights will expire, unless previously redeemed or exercised, on November 30, 1998. The rights are automatically attached to, and trade with, each share of common stock.

         SERIES B. On November 15, 1990, CECI sold 357.5 shares of convertible preferred stock, Series B at $14 per share. Each share of the convertible preferred stock was convertible into two shares of common stock, and had a dividend rate of 15% through November 15, 1992, 10% from November 16, 1992 to

November 15, 1994 and 5% from November 16, 1994 to November 15, 1996. The dividends were payable semiannually in convertible preferred stock, Series B.

         On November 15, 1992, CECI called the preferred stock for conversion into common stock. Each Series B preferred stock was converted into two shares of common stock; accordingly, CECI issued 954.9 shares of common stock.

         SERIES C. On November 19, 1991, CECI sold one thousand shares of convertible preferred stock, Series C at $50,000 per share to Kiewit Energy, in a private placement. Each share of the Series C preferred stock is convertible at any time at $18.375 per common share into 2,721 shares of common stock subject to customary adjustments. The Series C preferred stock has a dividend rate of 8.125%, commencing March 15, 1992 through conversion date on December 15, 2003. The dividends, which are cumulative, are payable quarterly in convertible preferred stock, Series C, through March 15, 1995 and in cash on subsequent dividend dates.

         CECI is obligated to redeem 20% of the outstanding preferred stock, Series C each December 15, commencing 1999 through 2003 at a price per share equal to $50,000, plus accrued and unpaid dividends.

         At any time after December 15, 1994, upon 20 days written notice, CECI may redeem all, or any portion consisting of at least $5,000, of the preferred stock, Series C. then outstanding, provided that the CECI's common stock has traded at or above 150% of the then effective conversion price, for any 20 trading days out of 30 consecutive trading days ending not more than five trading days prior to notice of redemption.

         CECI may also exchange the preferred stock, Series C, in whole or part on any dividend date commencing December 15, 1994, for 9.5% Convertible Subordinated Debentures of CECI due 2003.

         Each share of preferred stock, Series C shall be entitled to the number of votes equal to $50,000 per share divided by the then effective conversion price. If cash dividends are in arrears six consecutive quarters, Kiewit Energy shall have the exclusive right, voting separately as a class, to elect two directors of CECI.

         No cash dividends shall be paid or declared on CECI's common stock unless all accumulated dividends on the Series C preferred stock have been paid.

11.      STOCK OPTIONS AND WARRANTS

         CECI has issued various stock options and warrants. As of December 31, 1993, a total of 8,953 shares are reserved for stock options, of which 8,514 shares have been granted and remain outstanding at prices of $3.00 to $19.00 per share.

         CECI has stock option plans under which shares were reserved for grant as incentive or non-qualified stock options, as determined by the Board of Directors. As of December 31, 1993, the total options granted for the non-1986 plan and the 1986 plan are 5,778 and 6,354, respectively. The plans allow options to be granted at 85% of their fair market value at the date of grant. Generally, options are issued at 100% of fair market value at the date of grant. Options granted under the 1986 Plan become exercisable over a period of three to five years and expire if not exercised within ten years from the date of grant or, in some instances a lesser term. Prior to the 1986 Plan, CECI granted 256 options at fair market value at date of grant which had terms of ten years and were exercisable at date of grant. In addition, CECI had issued approximately 138 options to consultants on terms similar to those issued under the 1986 Plan. The non-1986 Plan options are primarily options granted to Kiewit Energy; see
Note 12.

TRANSACTIONS IN STOCK OPTIONS.

                                                                                                   Options Outstanding

                                                      Shares Available
                                                       for Grant Under                               Option Price
                                                      1986 Option Plan            Shares               Per Share             Total
                                                    ---------------------        -------------     --------------------  ----------
Balance, December 31, 1991                                       72                3,361             $3.00 - $13.096       $12,658
Options granted                                               (368)                8,268 *          $8.063 - $14.875        89,193
Options terminated                                              304                 (331)             $3.00 - $9.708        (3,065)
Options exercised                                                --               (2,328)*            $3.00 -  $9.00       (15,116)
Additional shares reserved under
     1986 Option Plan                                         1,230                   --                          --            --
                                                    --------------------      -------------     --------------------      ---------

Balance, December 31, 1991                                    1,238                8,970 *           $3.00 - $14.875        83,670
Options granted                                               (551)                  751            $11.90 - $15.938        11,262
Options terminated                                              129                 (780)            $3.00 - $11.625        (7,839)
Options exercised                                                --               (1,544)            $3.00 - $11.625        (7,072)
                                                    --------------------      -------------     --------------------      ---------

Balance, December 31, 1992                                      816                7,397 *           $3.00 - $15.938        80,021
Options granted                                             (1,396)                1,396             $17.75 - $19.00        26,209
Options terminated                                               19                  (20)            $3.00 - $14.875          (114)
Options exercised                                                --                 (259)            $3.00 - $14.875        (1,185)
Additional shares reserved under
     1986 Option Plan                                         1,000                   --                          --            --
                                                    --------------------      -------------     --------------------      ---------

Balance, December 31, 1993                                      439                8,514 *            $3.00 - $19.00      $104,931
                                                    --------------------      -------------     --------------------      ---------
                                                    --------------------      -------------     --------------------      ---------

Options which became exercisable during:
   Year ended December 31, 1993                                                      592              $3.00 - $19.00       $10,180
   Year ended December 31, 1992                                                      333             $3.00 - $15.938        $3,693
   Year ended December 31, 1991                                                    7,767 *            $3.00 - $14.88       $79,890
Options exercisable at:
   December 31, 1993                                                               7,026 *            $3.00 - $19.00       $78,644
   December 31, 1992                                                               6,708 *          $3.00 - $15.9375       $69,739
   December 31, 1991                                                               8,070 *            $3.00 - $14.88       $73,481


*  Includes Kiewit Energy options.  See Note 12.

         WARRANTS. CECI has granted warrants in connection with various financing activities to purchase shares of common stock as follows:

                                                                            Warrants Outstanding
                                                    ---------------------------------------------------------------


                                                      Warrant                       Price
                                                      Shares                     Per Share                  Total
                                                   -------------                -----------              ----------
Balance, January 1, 1991                               2,549                     $2.04-$6.67                $6,804
Warrants exercised                                      (660)                    $2.04-$6.67                (2,951)
                                                  -----------                   -------------            ----------

Balance, December 31, 1991                             1,889                        $2.04                    3,853
Warrants exercised                                      (612)                       $2.04                   (1,247)
Warrants repurchased                                  (1,277)                       $2.04                   (2,606)
                                                   ----------                   -------------            ----------



Balance, December 31, 1992                                  -                   $       -                $    -
                                                   ===========                  ==============           ===========


On October 13, 1992, CECI repurchased, and cancelled, certain warrants exercisable for 1,025 shares of unregistered common stock at $2.04 per share, for a purchase price of $9.16 per share or $9,389 in aggregate. Separately, Kiewit Energy simultaneously purchased and exercised other warrants to purchase 600 shares of unregistered common stock at $2.04 per share, providing CECI with proceeds of $1,224.

         On October 27, 1992, CECI repurchased, and cancelled, certain warrants exercisable for 250 shares of unregistered common stock at $2.04 per share, for a purchase price of $9.316 per share or $2,329 in aggregate.

12.      COMMON STOCK SALES AND RELATED OPTIONS

         In January 1991, CECI sold 2,505 shares of unregistered common stock at $6.75 per share for an aggregate total of $16,909. The funds were used to repay a portion of the seller financing related to CECI's acquisition of Chevron's interest in Roosevelt Hot Springs, Utah.

         CECI and Kiewit Energy signed a Stock Purchase Agreement and related agreements, dated as of February 18, 1991. Kiewit Energy is a subsidiary of Peter Kiewit Sons', Inc. of Omaha, Nebraska, a large construction and mining company with diversified operations. Under the terms of the agreements, Kiewit Energy purchased 4,000 shares of common stock at $7.25 per share and received options to buy 3,000 shares at a price of $9 per share exercisable over three years and an additional 3,000 shares at a price of $12 per share exercisable over five years (subject to customary adjustments).

         In connection with this initial stock purchase, CECI and Kiewit Energy also entered into certain other agreements pursuant to which (i) Kiewit Energy and its affiliates agreed not to acquire more than 34% of the outstanding common stock (the Standstill Percentage) for a five-year period, (ii) Kiewit Energy became entitled to nominate at least three of CECI's directors, and (iii) CECI and Kiewit Energy agreed to use their best efforts to negotiate and execute a joint venture agreement relating to the development of certain geothermal properties in Nevada and Utah.

         On June 19, 1991, the board approved a number of amendments to the stock purchase agreement and the related agreements. Pursuant to those amendments, CECI reacquired from Kiewit Energy the rights to develop the Nevada and Utah properties, and Kiewit Energy agreed to exercise options to acquire 1,500 shares of common stock at $9.00 per share, providing CECI with $13,500 in cash. CECI also extended the term of the $9.00 and $12.00 options to seven years; modified certain of the other terms of these options; granted to Kiewit Energy an option to acquire an additional 1,000 shares of the outstanding common stock at $11.625 per share (closing price for the shares on the American Stock Exchange on June 18, 1991) for a ten year term; and increased the Standstill Percentage from 34% to 49%.

         On November 19, 1991, the Board approved the issuance by CECI to Kiewit Energy of one thousand shares of Series C Preferred Stock for $50,000 per share, as described in Note 10 above. In connection with the sale of the Series C Preferred Stock to Kiewit Energy, the Standstill Agreement was amended so that the 49% Standstill Percentage restriction would apply to voting stock rather than just common stock.

13.      LITIGATION

         SETTLEMENT OF CONTRACTOR CLAIMS. In June 1990, Mission Power Engineering Company (MPE), a subsidiary of SCECorp. and the general contractor for eight of the nine facilities at the Coso Project recorded mechanics' liens (the Liens) against two of the Coso Projects and filed suit to pursue claims for amounts allegedly due from the Coso Joint Ventures in connection with the turnkey contracts for the design and construction on eight of the units. In July 1990, MPE, the Joint Venture Partners and CECI agreed to enter settlement discussions during which period the suit was suspended. In January 1991, MPE terminated settlement discussions and refiled its suit in the amount of approximately $70,900 in contract claims. The Coso Joint Ventures counterclaimed on January 10, 1991, for performance and equipment related and other damages arising under the turnkey contracts.

         On June 9, 1993, MPE and the Mission Power Group, subsidiaries of SCECorp, and the Coso Joint Ventures and CECI announced that the companies had reached a final settlement of all of their outstanding disputes relating to the construction of and the filing of mechanics' liens against the Coso Project.

         Under the settlement agreement, MPE agreed to dismiss with prejudice its $70,900 breach of contract suit against the Coso Joint Ventures and the Coso Joint Ventures agreed to dismiss with prejudice their counterclaims against MPE and related parties. As a result of the various payments and releases involved in such settlement, the Coso Joint Ventures agreed to make a net payment of $20,000 to MPE from the cash reserves of the Coso Project Contingency Fund and MPE agreed to release its mechanics' liens on the Coso Project.

         SETTLEMENT OF TRANSMISSION LINE DISPUTES. In September 1990, the California Public Utilities Commission (CPUC) issued a decision which would fix at approximately $10,500 the Coso Joint Ventures' maximum exposure for the cost of the construction of a new 220 kV electric transmission line (Line) on the SCE transmission system. The Coso Joint Ventures appealed the decision of the CPUC to the Federal district court and intended to petition the CPUC to reconsider its decision on the grounds that such line is not necessary. In a related proceeding involving the cost allocation for existing and ancillary interconnection facilities, the CPUC ruled that the Coso Joint Ventures' share would be approximately $7,000. The Coso Joint Ventures appeal of such decision to the California Supreme Court was denied in February 1993. In addition, SCE alleged certain line losses that SCE deemed applicable to the existing 115 kV line utilized by two of the

Coso Joint Ventures and deducted amounts from revenues payable under the power purchase contracts. The Coso Joint Ventures dispute SCE's allegations, methodology and alleged ability to deduct amounts under the interconnection contracts and filed a complaint alleging breach of contract in the California State Court.

         On May 3, 1993, SCE and the Coso Joint Ventures agreed to settle the transmission line loss contract dispute and certain related interconnection disputes involving the Coso Project under a separate agreement whereby, among other things, the parties made certain cash payments to each other and agreed to certain interconnection cost and historical line loss allocations and to the release to the Coso Joint Ventures of certain funds previously deducted from project revenues and held in escrow. The parties also agreed to jointly pursue appropriate rate treatment by the CPUC of certain SCE financed interconnection costs, including the one remaining cost allocation issue between them in the amount of $5,900. As a result of the various payments, allocations and releases involved in such partial settlement, SCE released $15,500 of Coso Project funds (CECI's share was approximately $7,800) held in escrow in respect of interconnection costs (transmission line deposit) and the Partners of Coso Joint Ventures posted an irrevocable letter of credit to support their contingent obligation of $5,900 on the cost allocation matter to be jointly pursued with SCE at the CPUC.

         SETTLEMENT OF ANTITRUST LAWSUIT. On January 31, 1991, CECI filed an antitrust lawsuit in San Francisco Federal Court against SCECorp., its subsidiaries (MPE, Mission Power Group and SCE), Kidder-Peabody & Co., and others alleging violations of the federal antitrust laws, unfair competition and tortious interference. This lawsuit was settled in conjunction with the transmission line disputes.

         SETTLEMENT WITH JOINT VENTURE PARTNER. CECI has served as managing partner, project manager and field operator for the Coso Project since its inception. It has been plant operator for the facilities since August 1988. In April 1990, CECI's principal Coso Joint Venture partner (the J.V. Partner) served CECI and certain of CECI's subsidiaries with a demand for arbitration arising out of disagreements concerning primarily the operating budgets and the allocation to the Joint Ventures of certain expenses incurred by CECI.

         On March 19, 1991, CECI and its J.V. Partner executed a settlement agreement which resolved all their outstanding disputes. The terms of the settlement provide that if the Coso Project performs at capacity level in the future so that certain formula-based contingencies related to the productivity of the power plants are satisfied in any of the following eight years, then, out of the excess cash flow generated from such performance levels, up to $1.4 million may be paid in each such year to the J.V. Partner by CECI. During 1992, CECI purchased the J.V. Partner's contingent payment for $5,000, which will be amortized over the remaining seven years of the agreement.

         In return for the original settlement, the J.V. Partner agreed to the conversion of all prior advances made by CECI on behalf of the partnership into a Coso Joint Venture note payable to CECI due on or before March 19, 1999. The note bore interest at an adjustable rate tied to LIBOR and was subordinated to the prior payment in full of all the senior bank debt on the project as well as to the foregoing contingent payments to the J.V. Partner. On December 16, 1992 the Coso Joint Ventures paid $5,133 of their note payable plus accrued interest to CECI. A new promissory note was then signed on December 16, 1992 for the remaining principal balance. This note bears a fixed interest rate of 12.5% and is payable on or before March 19, 2002. This note continues to be subordinated to the senior project loan on the project. The fair value of this note approximates the carrying value.

14.      RELATED PARTY TRANSACTIONS

         CECI charged and recognized a management fee and interest on advances to its Coso Joint Ventures, which aggregated approximately $5,354, $4,246 and $5,664 in the years ended December 31, 1993, 1992 and 1991.

15.      EXTRAORDINARY ITEM

         The refinancing of the Coso Joint Ventures' project financing debt in 1992 resulted in an extraordinary item in the amount of $4,991, after the tax effect of $1,533. The extraordinary item represents the unamortized portion of the deferred financing costs and related repayment costs associated with the original Coso Joint Ventures' project financing debt.

16.      SUBSEQUENT EVENT

         CECI is currently in the process of arranging a proposed offering of $400,000 Senior Discount Notes (the "Notes"). The interest rate will be between approximately 9% and 10%, with cash interest payment commencing in 1997. The Notes will be senior unsecured obligations of CECI. CECI intends to use the proceeds from the offering to: (i) fund equity commitments in, and the construction costs of, geothermal power projects presently planned in the Philippines and Indonesia, (ii) to fund equity investments in, and loans to, other potential international and domestic private power projects and related facilities, (iii) for corporate or project acquisitions permitted under the indenture, and (iv) for general corporate purposes.

17.      QUARTERLY FINANCIAL DATA (Unaudited)

         Following is a summary of CECI's quarterly results of operations for the years ended December 31, 1993 and 1992:

                                                                                  Three Months Ended*
                                                           March 31,          June 30,          Sept. 30,           Dec. 31,
                                                             1993               1993               1993               1993
                                                       --------------     -------------      -------------      --------------
Revenue:
  Sales of electricity and steam                              $27,617           $31,996            $41,433            $31,013
  Other income
                                                                3,544             3,926              4,824              4,900
                                                       --------------     -------------      -------------      --------------
                   Total revenue                               31,161            35,922             46,257             35,913
Total costs and expenses                                       20,314            21,833             22,087             23,761
                                                       --------------     -------------      -------------      --------------
Income before provision for income taxes
    and change in accounting principle                         10,847            14,089             24,170             12,152
Provision for income taxes                                      3,363             3,439              7,493              3,889
                                                       --------------     -------------      -------------      --------------
Net income before change in
    accounting principle                                        7,484            10,650             16,677              8,263
Cumulative effect of change in
    accounting principle                                        4,100                --                --                  --
                                                       --------------     -------------      -------------      --------------
Net income                                                     11,584            10,650             16,677              8,263
Preferred dividends                                             1,107             1,143              1,179              1,201
                                                       --------------     -------------      -------------      --------------
Net income attributable to
    common shares                                             $10,477           $ 9,507            $15,498            $ 7,062
                                                       --------------     -------------      -------------      --------------
                                                       --------------     -------------      -------------      --------------
Net income per share before
    change in accounting principle                             $  .16            $  .25             $  .41             $  .18
Cumulative effect of change in
    accounting principle                                          .11                --                 --                 --
                                                       --------------     -------------      -------------      --------------
Net income per share                                           $  .27            $  .25             $  .41             $  .18
                                                       --------------     -------------      -------------      --------------
                                                       --------------     -------------      -------------      --------------
                                                                                Three Months Ended*
                                                          March 31,          June 30,          Sept. 30,            Dec. 31,
                                                            1992               1992               1992               1992
                                                     --------------     -------------      -------------      --------------
Revenue:
  Sales of electricity and steam                              $24,147           $28,173            $37,977            $27,045
  Other income                                                  1,995             2,609              3,160              2,423
                                                       --------------     -------------      -------------      --------------
                   Total revenue                               26,142            30,782             41,137             29,468
Total costs and expenses                                       18,541            18,779             20,583             18,894
                                                       --------------     -------------      -------------      --------------
Income before provision for income taxes
    and extraordinary item                                      7,601            12,003             20,554             10,574
Provision for income taxes                                      1,806             2,852              4,884              2,380
                                                       --------------     -------------      -------------      --------------
Net income before extraordinary
    item                                                        5,795             9,151             15,670              8,194
Extraordinary item                                                 --                --                 --             (4,991)
                                                       --------------     -------------      -------------      --------------
Net income                                                      5,795             9,151             15,670              3,203
Preferred dividends                                             1,020             1,056              1,089              1,110
                                                       --------------     -------------      -------------      --------------
Net income attributable to
    common shares                                             $ 4,775           $ 8,095           $ 14,581            $ 2,093
                                                       --------------     -------------      -------------      --------------
                                                       --------------     -------------      -------------      --------------
Net income per share before
    extraordinary item                                         $  .13            $  .22            $   .39             $  .19
Extraordinary item                                                 --                --                 --               (.13)
                                                       --------------     -------------      -------------      --------------
Net income per share                                           $  .13            $  .22            $   .39             $  .06
                                                       --------------     -------------      -------------      --------------
                                                       --------------     -------------      -------------      --------------

* CECI's operations are seasonal in nature with a disproportionate percentage of income earned in the second and third quarters.

18.      SUMMARIZED CECI (PARENT ONLY) FINANCIAL STATEMENTS


                                         CECI (PARENT ONLY) BALANCE SHEETS
                                         As of December 31, 1993 and 1992
                            (Dollars and shares in thousands, except per share amounts)
                                                                                      1993                    1992
Assets                                                                       --------------------    --------------------
   Cash and Investments................................................              $126,824                $ 53,321
   Restricted cash.....................................................                13,535                     634
   Development projects in progress....................................                44,272                  21,428
   Investment in and advances to subsidiaries and joint
     ventures..........................................................               215,660                 168,949
   Equipment, net of accumulated depreciation..........................                 2,587                   1,575
   Notes receivable--joint ventures.....................................               21,558                  19,098
   Deferred charges and other assets...................................                16,458                  17,214
                                                                                     --------                --------

                 Total assets..........................................              $440,894                $282,219
                                                                                      =======                 =======

Liabilities and Stockholders Equity

   Liabilities:
     Accounts payable..................................................              $     86                $    937
     Other accrued liabilities.........................................                10,550                   5,061
     Income taxes payable..............................................                 4,000                      --
     Senior notes......................................................                35,730                  35,730
     Convertible subordinated debenture................................               100,000                      --
     Deferred income taxes.............................................                18,310                  15,212
                                                                                     --------                --------

                 Total liabilities.....................................               168,676                  56,940
                                                                                     --------                --------

   Deferred income relating to joint ventures..........................                 1,915                   2,165

   Redeemable preferred stock..........................................                58,800                  54,350

   Stockholders' equity:
     Preferred stock--authorized
          2,000 shares no par value....................................                    --                      --
     Common stock--authorized 60,000
          shares par value $0.0675
          per share; issued and
          outstanding 35,446 and
          35,258 shares................................................                 2,404                   2,380
     Additional paid-in capital........................................               100,965                  97,977
     Retained earnings.................................................               111,031                  68,407
     Treasury stock, 157 common
          shares at cost...............................................               (2,897)                      --
                                                                                   ---------                ---------

                 Total stockholders' equity............................               211,503                 168,764
                                                                                     --------                --------
                 Total liabilities and stockholders equity.............              $440,894                $282,219
                                                                                      =======                 =======

              The accompanying notes are an integral part of these
                             financial statements.


                                    CECI (PARENT ONLY) STATEMENTS OF OPERATIONS
                                    For the three years ended December 31, 1993
                                              (Dollars in thousands)

                                                                  1993                   1992                     1991
                                                          -----------------      -------------------     --------------------
Revenues:
   Equity in earnings of subsidiary companies
   and joint ventures before extraordinary
   items...........................................              $61,412                 $53,685                  $38,364
   Interest and other income.......................                8,756                   4,557                    4,923
                                                                 -------                 -------                  -------

                 Total revenues....................               70,168                  58,242                   43,287
                                                                 -------                 -------                  -------

Expenses:
   General and administration......................                6,564                   6,796                    5,585
   Interest, net of capitalized interest...........                2,346                     714                    2,836
                                                                 -------                 -------                  -------

                 Total expenses....................                8,910                   7,510                    8,421
                                                                 -------                 -------                  -------

Income before provision for income taxes...........               61,258                  50,732                   34,866
Provision for income taxes.........................               18,184                  11,922                    8,284
                                                                 -------                 -------                  -------

Income before change in accounting principle
and extraordinary item.............................               43,074                  38,810                   26,582

Cumulative effect of change in accounting
principle..........................................                4,100                      --                       --
Equity in extraordinary item of joint ventures
(Less applicable income taxes of $1,533)...........                   --                 (4,991)                       --
                                                                 -------                --------                  -------

Net income.........................................               47,174                  33,819                   26,582
Preferred dividends................................                4,630                   4,275                       --
                                                                 -------                 -------                ---------

Net income available to common stockholders........              $42,544                 $29,544                  $26,582
                                                                 =======                 =======                  =======


              The accompanying notes are an integral part of these
                             financial statements.


                                    CECI (PARENT ONLY) STATEMENTS OF CASH FLOWS
                                    For the three years ended December 31, 1993
                                              (Dollars in thousands)

                                                                  1993                  1992                   1991
                                                          -----------------      -----------------     -------------------
                                                                   $ 45,671              $ 22,597                $    631
Cash flows from operating activities..................    -----------------      -----------------     -------------------

Cash flows from investing activities:
   Increase in development projects in progress.......             (22,844)               (4,218)                 (3,458)
   Decrease (increase) in advances to and
   investments in subsidiaries and joint ventures.....             (36,812)                12,155                (41,162)
   Other..............................................              (9,945)              (15,711)                     251
                                                                  ---------             ---------                --------

Cash flows from investing activities..................             (69,601)               (7,774)                (44,369)
                                                                  ---------             ---------               ---------

Cash flows from financing activities:
   Proceeds from sale of common, treasury and
   preferred stocks, and exercise of warrants and
   stock options......................................                2,912                 8,065                 111,458
   Payment of senior notes............................                   --                    --                 (6,000)
   Purchase of treasury stock.........................              (2,897)               (4,887)                      --
   Net change in short-term bank loan.................                   --                    --                (15,000)
   Proceeds from issue of subordinated
   debentures.........................................              100,000                    --                      --
   Purchase of warrants...............................                   --              (11,716)                      --
   Deferred charges relating to debt financing........              (2,582)                    --                      --
                                                                  ---------              --------                --------

Cash flows from financing activities..................               97,433               (8,538)                  90,458
                                                                   --------              --------                --------

Net increase in cash and investments..................               73,503                 6,285                  46,720
Cash and investments at beginning of period...........               53,321                47,036                     316
                                                                   --------               -------                --------

Cash investments at end of
   period.............................................             $126,824              $ 53,321                $ 47,036
                                                                   ========              ========                ========

Interest paid (net of amounts capitalized)............            $   (897)              $    464                $  3,342
                                                                  =========              ========                ========

Income taxes paid.....................................             $  6,819              $  4,129                $  1,682
                                                                   ========              ========                ========


              The accompanying notes are an integral part of these
                             financial statements.

                               CECI (PARENT ONLY)
                   SUPPLEMENTAL NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)


RELATED PARTY TRANSACTIONS

         The Company bills the Coso Project partnership and joint ventures for management, professional and operational services. Billings for the years ended December 31, 1993, 1992 and 1991 were $18,285, $19,629 and $18,316, respectively. Dividends received from subsidiaries for the years ended December 31, 1993, 1992 and 1991 were $49,053, $33,524 and $18,935 respectively.

RECLASSIFICATION

         Certain amounts in the fiscal 1992 and 1991 financial statements have been reclassified to conform to the fiscal 1993 presentation. Such reclassifications do not impact previously reported net income or retained earnings.

FINANCIAL STATEMENTS FOR PERIOD ENDING
SEPTEMBER 30, 1994

INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
California Energy Company, Inc.
Omaha, Nebraska

We have reviewed the accompanying consolidated balance sheet of California Energy Company, Inc. and subsidiaries as of September 30, 1994, and the related consolidated statements of operations for the three-month and nine-month periods ended September 30, 1994 and 1993, and the related consolidated statements of cash flows for the nine-month periods ended September 30, 1994 and 1993. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of California Energy Company, Inc. and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 24, 1994, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1993 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
October 19, 1994


                                            CONSOLIDATED BALANCE SHEETS
                                 (Dollars in thousands, except per share amounts)
                                                                               September 30,            December 31,
                                                                                    1994                    1993
                                                                           --------------------     ------------------
                                                                               (Unaudited)
Assets
  Cash and short-term investments                                                   $  316,349              $ 127,756
  Joint venture cash and short-term investments                                         27,088                 14,943
  Restricted cash and short-term investments                                           127,380                 48,105
  Accounts receivable                                                                   33,901                 21,658
  Due from joint ventures                                                                1,639                  1,394
  Properties and plants, net (Note 3)                                                  522,268                458,974
  Equipment, net of depreciation                                                         4,699                  4,540
  Notes receivable - joint ventures                                                     12,255                 11,280
  Other investments                                                                     11,517                 10,445

                                                                                        29,968                 16,889
  Deferred charges and other assets                                       --------------------     ------------------


                                                                                    $1,087,064              $ 715,984
                                                                          --------------------     ------------------
                  Total assets                                            --------------------     ------------------

Liabilities and Stockholders' Equity

Liabilities:
  Accounts payable                                                                  $    1,021              $     607
  Other accrued liabilities                                                             23,357                 19,866
  Income taxes payable                                                                     587                  4,000
  Construction loans                                                                    21,079                     --
  Project loans                                                                        233,080                246,880
  Senior Notes (Note 8)                                                                     --                 35,730
  Senior Discount Notes (Note 4)                                                       421,375                     --
  Convertible Subordinated Debentures                                                  100,000                100,000

                                                                                        24,774                 18,310
  Deferred income taxes                                                   --------------------     ------------------


                                                                                       825,273                425,393
                  Total liabilities                                       --------------------     ------------------

Deferred income                                                                         19,781                 20,288
Redeemable preferred stock                                                              62,350                 58,800
Commitments and contingencies (Note 5)
Stockholders' equity:
   Preferred stock - authorized 2,000
      shares, no par value
   Common stock - authorized 60,000
      shares, par value $0.0675 per share, issued and outstanding
      32,230 and 35,446 shares at September 30, 1994 and
      December 31, 1993, respectively                                                    2,407                  2,404
   Additional paid in capital                                                          100,000                100,965
   Retained earnings                                                                   136,769                111,031
   Treasury stock - 3,420 and 157 common
      shares, at September 30, 1994 and December 31, 1993,                            (59,516)                (2,897)
      respectively, at cost                                               --------------------     ------------------

                                                                                       179,660                211,503
                  Total stockholders' equity                              --------------------     ------------------
                  Total liabilities and stockholders' equity                        $1,087,064              $ 715,984
                                                                          --------------------     ------------------
                                                                          --------------------     ------------------


              The accompanying notes are an integral part of these
                             financial statements.


                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Dollars in thousands, except per share amounts)
                                                           Three Months Ended                      Nine Months Ended
                                                              September 30                            September 30
                                                                1994 1993                              1994 1993
                                                    ------------------------------        ---------------------------------
                                                              (unaudited)                            (unaudited)
Revenues:
   Sales of electricity and steam                          $49,498            $41,433             $117,208            $101,046
   Interest and other income
                                                             9,026              4,824               21,980              12,294
                                                    --------------     --------------     ---------------      ---------------

                   Total revenues
                                                            58,524             46,257              139,188             113,340
                                                    --------------     --------------     ---------------      ---------------

Cost and expenses:
   Plant operations                                          9,846              5,878               23,887              18,898
   General and administration                                3,216              2,359                9,536               8,596
   Royalties                                                 3,504              3,004                7,898               6,525
   Depreciation and amortization                             5,639              4,344               15,439              13,044
   Interest expense                                         17,653              8,184               44,480              20,993
   Less interest capitalized
                                                           (2,087)            (1,682)              (7,518)             (3,822)
                                                    --------------     --------------     ---------------      ---------------

                   Total costs and expenses
                                                            37,771             22,087               93,722              64,234
                                                    --------------     --------------     ---------------      ---------------

Income before income taxes                                  20,753             24,170               45,466              49,106
Provision for income taxes
                                                             6,340              7,493               14,067              14,295
                                                    --------------     --------------     ---------------      ---------------

Income before extraordinary item
   and change in accounting principle                       14,413             16,677               31,399              34,811
Extraordinary item (less applicable
   income taxes of $945) (Note 8)                               --                 --              (2,007)                  --
Cumulative effect of change in
   accounting principle                                         --                 --                   --               4,100
                                                    --------------     --------------     ---------------      ---------------
Net income                                                  14,413             16,677               29,392              38,911
Preferred dividends (paid in kind)*
                                                             1,275              1,179                3,711               3,429
                                                    --------------     --------------     ---------------      ---------------
Net income attributable to common
  stockholders                                             $13,138            $15,498             $ 25,681            $ 35,482
                                                    --------------     --------------     ---------------      ---------------
                                                    --------------     --------------     ---------------      ---------------

Income per share before extraordinary
   item and change in accounting principle                 $  0.38            $  0.41             $   0.77            $   0.81
Extraordinary item (Note 8)                                     --                 --               (0.06)                  --
Cumulative effect of change in
   accounting principle                                         --                 --                   --                0.11
                                                    --------------     --------------     ---------------      ---------------
Net income per share assuming no dilution
                                                           $  0.38            $  0.41             $   0.71            $   0.92
                                                    --------------     --------------     ---------------      ---------------
                                                    --------------     --------------     ---------------      ---------------
Net income per share
   assuming full dilution (Note 7)                         $  0.36            $  0.41             $   0.70            $   0.92
                                                    --------------     --------------     ---------------      ---------------
                                                    --------------     --------------     ---------------      ---------------
Average number of common and                                34,831             38,180               36,174              38,436
  common equivalent shares                          --------------     --------------     ---------------      ---------------
  outstanding assuming no dilution                  --------------     --------------     ---------------      ---------------


              The accompanying notes are an integral part of these
                             financial statements.

* Reflects dividends on CECI's Series C Redeemable Convertible Preferred Stock,
                           which are payable in kind.


                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (Dollars in thousands)
                                                                                               Nine Months Ended
                                                                                                  September 30
                                                                                            1994                1993
                                                                                            ----                ----
                                                                                                (Unaudited)
Cash flows from operating activities:
   Net income                                                                              $ 29,392           $ 38,911
   Adjustments to reconcile net cash flow from
     operating activities:
     Depreciation and amortization                                                           15,439             13,044
     Amortization of original issue discount                                                 21,375                 --
     Amortization of deferred financing costs                                                 1,421                714
     Provision for deferred income taxes                                                      6,464              1,848
     Changes in other items:
     Accounts receivable                                                                   (12,243)           (12,638)
     Accounts payable and accrued liabilities                                                 3,905            (4,906)
     Deferred income                                                                          (507)              (657)
     Income tax payable                                                                     (3,413)              1,444
                                                                                                 --                 (3)
     Other                                                                           --------------      --------------
   Net cash flows from operating activities                                                 61,833              37,757
                                                                                     --------------      --------------
Cash flows from investing activities:
   Capital expenditures relating to existing
     power plants                                                                          (10,739)            (9,401)
   Well and resource development
     expenditures for existing projects                                                     (8,508)           (13,270)
   Acquisition of equipment                                                                   (411)            (1,116)
   Yuma plant                                                                               (5,611)           (25,530)
   Foreign projects - construction in
     progress and development                                                              (46,841)                 --
   Pacific Northwest, Nevada and Utah
     developments                                                                           (6,782)           (14,933)
   Transmission line deposit                                                                     --             7,684
   Decrease (increase) in restricted cash                                                  (79,275)            12,892
                                                                                            (4,371)            (2,327)
   Increase in other investments and assets                                          --------------      --------------
   Net cash flows from investing activities                                               (162,538)           (46,001)
                                                                                     --------------      --------------
Cash flows from financing activities:
   Proceeds and net benefits from sale of
     common, treasury, and preferred stock
     and exercise of options                                                                    677              2,303
   Deferred financing costs - Senior
     Discount Notes                                                                        (11,201)                 --
   Proceeds from issue of Senior Discount
     Notes                                                                                  400,000                 --
   Defeasance of Senior Notes                                                              (35,730)                 --
   Repayment of project loans                                                              (13,800)            (8,362)
   Deferred financing costs - Convertible
     Subordinated Debentures                                                                     --            (2,500)
   Proceeds from issue of Convertible
     Subordinated Debentures                                                                     --            100,000
   Proceeds from construction loan                                                           21,079                 --
   Increase in amounts due from joint
     ventures                                                                               (1,220)            (2,139)
                                                                                           (58,362)                 --
   Purchase of treasury stock                                                        --------------      --------------
                                                                                            301,443             89,302
   Net cash flows from financing activities                                          --------------      --------------
Net increase in cash and cash equivalents                                                   200,738             81,058
Cash and cash equivalents at beginning of
   period                                                                                   142,699             63,519
                                                                                     --------------      --------------
Cash and cash equivalents at end of period                                                 $343,437           $144,577
                                                                                     --------------      --------------
                                                                                     --------------      --------------
Supplemental disclosures:
                                                                                           $ 14,494           $ 14,881
Interest paid, net of amounts capitalized                                            --------------      --------------
Income taxes paid                                                                          $  5,070           $  1,410
                                                                                     --------------      --------------
                                                                                     --------------      --------------

              The accompanying notes are an integral part of these
                             financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except per share and per kWh data)

1.       GENERAL

         In the opinion of management of California Energy Company, Inc. (the "Company"), the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 1994 and the results of operations for the three and nine months ended September 30, 1994 and 1993, and cash flows for the nine months ended September 30, 1994 and 1993.

         The consolidated financial statement include the accounts of CECI and its wholly owned subsidiaries, and its proportionate share of the accounts of the partnerships and joint ventures in which it has invested.

         The results of operations for the three and nine months ended September 30, 1994 and 1993 are not necessarily indicative of the results to be expected for the full year.

         Certain amounts in the 1993 financial statements and supporting footnote disclosures have been reclassified to conform to the 1994 presentation. Such reclassification did not impact previously reported net income or retained earnings.

2.       OTHER FOOTNOTE INFORMATION

         Reference is made to CECI's most recently issued annual report that included information necessary or useful to the understanding of CECI's business and financial statement presentations. In particular, CECI's significant accounting policies and practices were presented as Note 2 to the consolidated financial statements included in that report.

3.       PROPERTIES AND PLANTS

Properties and Plants comprise the following:

                                                                        September 30           December 31
                                                                            1994                   1993
                                                                    ------------------     ----------------
                                                                        (unaudited)
Project costs:
   Power plants and gathering systems                                         $304,030             $246,219
   Wells and resource development                                              171,802              162,776
                                                                    ------------------     ----------------

                                                                               475,832              408,995
Less accumulated depreciation
   and amortization                                                           (85,010)             (69,823)
                                                                    ------------------     ----------------


Net facilities                                                                 390,822              339,172

Resource development in progress                                                   421                  939
                                                                    ------------------     ----------------


Total project costs                                                            391,243              340,111
                                                                    ------------------     ----------------


Yuma plant - construction in progress                                               --               41,461
Upper Mahiao plant - construction in
  progress                                                                      34,584                   --
Manhanagdong - construction in progress                                         11,053                   --
Other foreign project development                                                1,204                   --
Pacific Northwest costs                                                         45,922               41,910
Nevada and Utah properties cost                                                 38,262               35,492
                                                                    ------------------     ----------------

                  Total                                                       $522,268             $458,974
                                                                    ------------------     ----------------
                                                                    ------------------     ----------------

In June 1994, amounts recorded as "Yuma plant - construction in progress" were transferred to "Power plants and gathering systems".

4.       SENIOR DISCOUNT NOTES

         In March 1994, CECI issued $400,000 of 10 1/4% Senior Discount Notes which accrete to an aggregate principal amount of $529,640 at maturity in 2004. The original issue discount (the difference between $400,000 and $529,640) will be amortized from issue date through January 15, 1997, during which time no cash interest will be paid on the Senior Discount Notes. Commencing July 15, 1997, cash interest on the Senior Discount Notes will be payable semiannually on January 15 and July 15 of each year. The Senior Discount Notes are redeemable at any time on or after January 15, 1999. The redemption prices commencing in the twelve month period beginning January 15, 1999 (expressed in percentages of the principal amount) are 105.125%, 103.417%, 101.708%, and 100% for 1999, 2000,
2001, and 2002, respectively, plus accrued interest through the redemption date in each case. The Senior Discount Notes are unsecured senior obligations of CECI.

5.       COMMITMENTS AND CONTINGENCIES

         In April 1994, CECI closed the financing for the 128 GMW Upper Mahiao geothermal power project located in the Philippines. The total project cost for the facility is approximately $218,000. CECI will supply approximately $56,000 of equity and project debt financing will constitute the balance of approximately $162,000. A syndicate of international commercial banks is providing the construction financings. The Export-Import Bank of the U.S. ("Ex-Im Bank") is providing political risk insurance to the commercial banks on the construction loan and will provide the preponderance of project term financing upon satisfaction of conditions associated with commercial operation. As of September 30, 1994, draws on the construction loan totalled $20,636, equity investments made by a subsidiary of CECI totalled $12,712, and CECI has invested $1,236. The Overseas Private Investment Corporation ("OPIC") is providing political risk insurance on the equity investment by CECI in this project. The Upper Mahiao project has begun construction, and is expected to be in service by July of 1996. The project is structured as a ten year Build-Own-Transfer ("BOT"), in which CECI's subsidiary CE Cebu Geothermal Power Company, Inc., the project company, will be responsible for implementing construction of the geothermal power plant and, as owner, for providing operations and maintenance during the ten year BOT period. The electricity generated by the Upper Mahiao geothermal power plant will be sold to the Philippine National Oil Company - Energy Development Corporation ("PNOC-EDC"), which is also responsible for supplying the facility with the geothermal steam. After a ten year cooperation period, and the recovery by CECI of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost. Ormat Inc. of Sparks, Nevada is the turnkey contractor for the project.

         In 1993 CECI and PNOC-EDC signed an Energy Conversion agreement for a 180 GMW project at the Mahanagdong geothermal site with a target completion date of July 1997. As with the Upper Mahiao project, the Mahanagdong project is structured as a ten year Build-Own-Transfer ("BOT"), in which CECI will be responsible for implementing construction of the geothermal power plant and, as owner, for providing operations and maintenance for the ten year BOT period. The electricity generated by the geothermal power plant will be sold to PNOC-EDC, which is also responsible for supplying the facility with the geothermal steam. After a ten year cooperation period, and the recovery by CECI of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost.

         The Mahanagdong project will be built, owned and operated by CE Luzon Geothermal Power Company, a Philippine corporation, that is expected to be owned post completion as follows: 45% by CECI, 45% by Kiewit, and up to 10% by another industrial company. The turnkey contractor consortium consists of

Kiewit Construction Group, Inc. (with an 80% interest) and The Ben Holt Co., a wholly owned subsidiary of CECI (with a 20% interest).

        In August 1994, CECI completed the financing on the Mahanagdong project with a total project cost of approximately $320 million. The capital structure consists of a term loan of $240 million and approximately $80 million in equity contributions. The construction debt financing facility will be provided by OPIC and a consortium of commercial lenders led by Bank of America NT&SA. The debt provided by the commercial lenders will be insured against political risks by the Ex-Im Bank. Ten-year term debt financing will be provided by Ex-Im Bank (which will replace the construction debt) and by OPIC. The Mahanagdong project has commenced construction and as of September 30, 1994, CECI's proportionate share of draws on the construction loan totalled $443, equity investments made by a subsidiary of CECI totalled $3,899, and CECI has invested $6,711.

         CECI has made an offer (the "Offer to Purchase") to acquire all of the outstanding shares of Magma Power Company ("Magma") for $38.50 per share, comprised of $28.50 in cash and $10.00 in market value of CECI's common stock. As the first step in implementing its proposal to acquire all Magma shares, CE Acquisition Company, Inc. (the "Purchaser"), a wholly owned subsidiary of CECI, commenced a cash tender offer (the "Offer") to purchase 12,400 shares, or approximately 51% of the common stock of Magma Power Company, at a price of $38.50 net per share to be followed by a second step merger for a combination of cash and CECI common stock, which when completed would result in an aggregate blended consideration of $28.50 in cash and $10.00 in market value of CECI's common stock for each share of Magma purchased by CECI. The Offer currently is set to expire on December 2, 1994. Magma's Board of Directors (the "Board") has recommended that their shareholders not accept CECI's $38.50 per share Offer.

         In order to facilitate consummation of its acquisition offer, CECI is soliciting requests to call a special meeting of Magma stockholders and has established November 7, 1994 as the record date for its solicitation period which will also expire on December 2, 1994. CECI has stated that it intends to withdraw its $38.50 per share acquisition proposal if it has not signed a merger agreement with Magma or received a sufficient number of requests from Magma stockholders to call a special meeting by December 2, 1994. The special meeting will provide Magma stockholders the opportunity to consider and vote on CECI's special meeting proposals which, if approved, would result in certain bylaw amendments that would facilitate CECI's proposal and the election of four Company nominees to Magma's Board, who would be committed to removing any impediments to shareholders being able to freely choose whether to accept the Offer and approve the proposed merger, thereby ensuring that the Offer and proposed merger get a full and fair hearing. CECI also intends to call a special meeting of its shareholders to approve the issuance of CECI's stock in connection with the transaction. Kiewit, CECI's largest shareholder, which beneficially owns approximately 43.8% of the common shares, has already approved the proposed transaction.

         CECI anticipates that a substantial portion of the cash required to purchase Magma shares and rights pursuant to the Offer and the proposed merger will be provided through a secured bank credit facility. CECI has received a fully underwritten financing commitment letter which states that the lender will provide up to $500,000 in secured bank financing in connection with the Offer and the proposed merger. Such funds, together with a portion of CECI's general corporate funds, will be sufficient to pay the cash portion of the consideration for the Offer and proposed merger and related expenses.

         The commitment letter contemplates (i) a facility of up to $250,000 to capitalize CECI for the purpose of financing the Offer and (ii) facilities of up to $500,000 for, among other things, refinancing the tender facility and effectuating the proposed merger.

         The term of the tender facility will be 12 months, extendible for a term of up to three years from the initial funding at the mutual consent of CECI and the lender. The tender facility will be a margin loan collateralized by the shares purchased pursuant to the Offer.

         The merger facility will be composed of (i) up to a 6-year amortizing term loan ("Term Loan A") in an expected amount of up to $500,000 less the amount of Term Loan B (as defined below) and (ii) up to an 8-year amortizing term loan ("Term Loan B") in an expected amount not to be less than $150,000. The merger facilities are to be amortized from internally generated funds and will be secured by an assignment and pledge of Magma stock and all unencumbered assets of Magma.

         The lender's commitment to provide the facilities is subject to certain customary conditions, including without limitation (a) a capital investment by CECI in an amount and form satisfactory to the lender, (b) the absence of certain material adverse changes and (c) the lender's satisfaction with its due diligence with respect to CECI and Magma.

         The definitive documentation relating to the facilities will contain representations, warranties, covenants, events of default and conditions customary for transactions of this size and type.

         On October 3, 1994, Magma filed a complaint entitled Magma Power Company v. California Energy Company, Inc., Case No. CV-N-94-06160, against CECI in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. The complaint seeks a declaratory judgment that (i) Magma's Board properly discharged its fiduciary obligations in adopting a poison pill and amendments to its bylaws and, accordingly, such documents were valid and binding, and (ii) Nevada General Corporation Law ("NGCL") Sections 78.411 through 78.444 (the "Merger Moratorium Statute") is valid and not in violation of the Commerce Clause and Supremacy Clause of the United States Constitution. CECI subsequently removed this action to the United States District Court for the District of Nevada.

         On October 17, 1994, CECI filed its answer and counterclaims in response to Magma's complaint. The counterclaims name the Purchaser as an additional counterclaim plaintiff and Magma's directors as counterclaim defendants in addition to Magma. CECI's counterclaims seek primarily: (i) a declaratory judgment that certain actions taken by Magma, including the amendment to Magma's bylaws purporting to preclude Magma's stockholders from taking action by written consent, and implementation of its poison pill, are void and ultra vires, and constitute a breach of fiduciary duty by Magma's Board; (ii) an injunction requiring Magma's Board to rescind the amendment to Magma's bylaws which purports to eliminate the power of stockholders to act by written consent, the "golden parachute" severance agreements granted to 15 members of Magma's management and the indemnification agreements granted to each member of Magma's Board; (iii) an injunction enjoining the operation of the poison pill and directing Magma's Board to redeem the poison pill rights; (iv) a declaratory judgment that the Merger Moratorium Statute is unconstitutional under the Supremacy Clause and the Commerce Clause of the United States Constitution; (v) an injunction requiring Magma to correct all false and misleading statements in its Schedule 14D-9 and the amendments thereto.

         On October 17, 1994, Magma filed an amended complaint, which in addition to the relief requested in its original complaint, seeks (i) declaratory and injunctive relief with respect to certain purportedly false and misleading disclosures in CECI's and the Purchaser's Schedule 14D-1 and the Offer to Purchase therein; and (ii) declaratory and injunctive relief with respect to certain allegedly false and misleading statements made in CECI's preliminary Request Solicitation Statement filed with the Commission pursuant to
Section 14(a) of the Exchange Act on October 13, 1994.

         On October 19, 1994, CECI and the Purchaser filed their answer to Magma's amended complaint and amended their counterclaims which, in addition to the relief requested in the original counterclaims, seek an injunction requiring Magma to correct additional false and misleading statements reflected in an amendment to its Schedule 14D-9 and in other statements made by Magma.

         On October 25, 1994, CECI and the Purchaser filed their second amended counterclaims which, in addition to the relief requested in the original and amended counterclaims, seek an injunction requiring Magma to refrain from (i) taking actions to damage its international development projects, including the Karaha project, or (ii) taking other actions designed to waste corporate assets and block the Offer and the proposed merger.

         On November 3, 1994, CECI and the Purchaser filed their third amended counterclaims which, among other things, seek a ruling that the Control Share Statute does not apply to the Offer.

         CECI intends to take any action necessary to have attempted impediments to the Offer and the proposed merger set aside.

         On October 14, 1994, Ben Holt, a stockholder of Magma, and a director of CECI, filed a complaint entitled Ben Holt v. Magma Power Company, Case No. CV94-06432, against Magma in the Second Judicial District Court for the State of Nevada in and for the County of Washoe (the "Court"), alleging, among other things, that Magma has infringed the plaintiff's right as a stockholder by denying his statutory right under the NGCL to demand access to Magma's stockholder list and certain related material necessary to communicate with Magma's stockholders. The plaintiff sought an order directing Magma to comply with the demand for the stockholder list and related information necessary to communicate with stockholders.

         On October 25, 1994, the Court issued an order directing Magma forthwith and without delay to turn over to Mr. Holt a complete record or list of Magma's stockholders together with certain other information concerning stockholders of Magma requested by Mr. Holt in his demand letter to Magma. The Court ruled expressly that Mr. Holt satisfied the requirements of the NGCL governing requests for stockholder information in that he had been a stockholder of Magma for more than six months as of the time of his demand, and had complied with Magma's request for an affidavit concerning his request; that Mr. Holt's purpose for requesting stockholder information of Magma, which was to facilitate CECI's request for a special meeting of stockholders of Magma and otherwise to communicate with the other stockholders of Magma concerning CECI's proposal to acquire Magma through the Offer and the proposed merger was a proper purpose for which to request stockholder information; and that the public interest is served by granting Mr. Holt's request for stockholder information.

         The Yuma Cogeneration Associates ("YCA") 50 MW cogeneration power plant commenced commercial operation pursuant to its power purchase agreement with San Diego Gas & Electric ("SDG&E") at the end of May 1994. In June 1994 SDG&E filed a complaint in U.S. District Court seeking to be released from its power purchase agreement with YCA. In September 1994 SDG&E dismissed its case against CECI without payment by either party. YCA, a wholly owned subsidiary of CECI, received all outstanding amounts due from SDG&E.

6.       INCOME TAXES

         On January 1, 1993, CECI adopted Statement of Financial Accounting Standard No. 109 ("FAS 109"), Accounting for Income Taxes. The adoption of FAS 109 changed CECI's method of accounting for income taxes from the deferred method as required by Accounting Principles Board No. 11 to an asset and liability approach. Under FAS 109, the net excess deferred tax liability as of January 1, 1993 was determined to be

$4,100. This amount was reflected in 1993 income as the cumulative effect of a change in accounting principle. It primarily represented the recognition of CECI's tax credit carryforwards as a deferred tax asset. There was no cash impact to CECI upon the required adoption of FAS 109. Under FAS 109, the effective tax rate has increased due to CECI's tax credit carryforwards being recognized as an asset upon the adoption of FAS 109 and unavailable to reduce the current period's effective tax rate for computing CECI's provision for income taxes.

         CECI's effective tax rate continues to be less than the statutory rate primarily due to the depletion deduction and the generation of energy tax credits in 1994. The significant components of the deferred tax liability are the temporary differences between the financial reporting basis and income tax basis of the power plant and the well and resource development costs, and in addition, the offsetting benefits of operating loss carryforwards and investment and geothermal energy tax credits. The income tax provision for the nine months ended September 30, 1994, is approximately 54% current tax expense and 46% deferred tax expense.

7.       EARNINGS PER SHARE

         Fully diluted earnings per share assumes the conversion of the Convertible Subordinated Debentures into common shares at a conversion price of $22.50/share. The conversion has become dilutive because of the significant repurchase by CECI of CECI's common stock which has materially reduced the number of shares outstanding and thereby increased the relative effect of the conversion.

8.       EXTRAORDINARY ITEM

         In conjunction with CECI's Senior Discount Note offering (See Note 4), the 12% Senior Notes were defeased. This resulted in an extraordinary item in the amount of $2,007, after the income tax effect of $945. The extraordinary item represents the amount necessary to defease the interest payments and the unamortized portion of the deferred financing costs on the $35,730 Senior Notes. The 1994 contingent interest component of these Senior Notes, calculated by reference to CECI's share of available cash flow from the Coso Project, remains undefeased and outstanding through the end of the calculation period, December 31, 1994.

                         MAGMA'S CONSOLIDATED FINANCIAL
                          STATEMENTS AND NOTES THERETO

FINANCIAL STATEMENTS FOR PERIOD ENDING
DECEMBER 31, 1993

Report of Independent Accountants


To the Shareholders and Board of Directors of Magma Power Company


We have audited the accompanying consolidated balance sheets of Magma Power Company and Subsidiaries (the "Company") at December 31, 1993 and 1992, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magma Power Company and Subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand



Coopers & Lybrand
San Diego, California
March 18, 1994


                                            CONSOLIDATED BALANCE SHEETS
                                        (As of December 31, 1993 and 1992)
                                              (Dollars in thousands)
                                                                                                       1993                1992
                                                                                                 --------------     --------------
Assets
Current Assets
   Cash                                                                                                 $18,017             $2,106
   Marketable securities                                                                                 32,086             37,501
   Partnership cash and marketable securities                                                            22,919             20,724
   Accounts receivable:
      Trade                                                                                              18,199             11,258
      Other                                                                                              14,073             12,681

                                                                                                         11,922              8,955
   Prepaid expenses and other assets                                                             --------------     --------------

                                                                                                        117,216             93,225
      Total Current Assets                                                                       --------------     --------------
   Land                                                                                                   6,225              5,677
   Property, plant and equipment, net of accumulated
      depreciation of $53,166 and $36,932, respectively                                                 265,215            113,922
   Exploration and development costs, net of accumulated
      amortization of $13,682 and $10,445, respectively                                                 107,069             52,001
   Acquisition and new project costs                                                                     13,721             26,291
   Other investments                                                                                     47,642             79,469
   Power purchase contracts, net of accumulated amortization of
      $946 and $88, respectively.                                                                        22,185                853
   Other assets and deferred charges                                                                     22,762             16,083

   Goodwill, net of accumulated amortization of $2,122 and                                                9,276              9,129
      $1,757, respectively                                                                       --------------     --------------

                                                                                                       $611,311           $396,650
                                                                                                 --------------     --------------
                  Total                                                                          --------------     --------------

Liabilities and Shareholders' Equity
   Current Liabilities
      Trade accounts payable                                                                             $7,235             $4,635
      Accrued and other liabilities                                                                       3,463              3,774

                                                                                                         36,799             10,292
      Current portion of loans payable                                                           --------------     --------------
                                                                                                         47,497             18,701
                  Total Current Liabilities                                                      --------------     --------------
   Loans payable                                                                                        189,209             85,834
   Deferred income taxes                                                                                 11,387              8,350

                                                                                                         11,300              1,505
   Other long-term liabilities                                                                   --------------     --------------

                                                                                                        211,896             95,689
                  Total Non-Current Liabilities                                                  --------------     --------------
   Commitments and contingencies

   Shareholders' Equity
      Preferred stock, $.10 par value, 1,000,000 shares authorized, none issued and
         outstanding                                                                                          --                --
      Common stock, $.10 par value, 30,000,00 shares authorized, issued and
         outstanding 23,989,763 and 22,980,647 shares respectively                                        2,399              2,298
      Additional paid-in capital                                                                        144,996            128,154
      Unrealized gains from marketable securities                                                           583                 --

                                                                                                        203,940            151,808
      Retained earnings                                                                          --------------     --------------
                                                                                                        351,918            282,260
                  Total Shareholders' Equity                                                     --------------     --------------
                                                                                                       $611,311           $396,650
                                                                                                 --------------     --------------
                                                                                                 --------------     --------------

              The accompanying notes are an integral part of these
                                  statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (For the Three Years Ended December 31, 1993, 1992 and 1991)
                 (Dollars in thousands, except per share data)

Year Ended December 31,                                                                        1993          1992          1991
                                                                                             --------      --------      --------

Revenues
   Sales of electricity ...............................................................     $ 137,882     $  72,236     $  66,015
   Royalties ..........................................................................        19,629        22,929        13,611
   Interest and other income ..........................................................         4,195         8,653        10,756

   Management services.................................................................         5,432         5,148         4,509
                                                                                            ---------     ---------     ---------
                                                                                              167,138       108,966        94,891
                                                                                            ---------     ---------     ---------
Costs and Expenses
   Plant operating costs ..............................................................        49,493        33,258        27,353
   Depreciation and amortization ......................................................        21,692        11,927        11,673
   Other non-plant costs ..............................................................           471           800           200
   General and administrative .........................................................        10,943         6,483         5,934

   Interest incurred ..................................................................         9,626         6,831         8,527
                                                                                            ---------     ---------     ---------
                                                                                               92,225        59,299        53,687
                                                                                            ---------     ---------     ---------
     Income from operations ...........................................................        74,913        49,667        41,204

   Provision for income taxes .........................................................        22,778        13,309         7,263
                                                                                            ---------     ---------     ---------
     Income before cumulative effect of accounting change .............................        52,135        36,358        33,941

   Cumulative effect to January 1, 1992 of change in
     accounting for income taxes ......................................................          --          17,833          --
                                                                                            ---------     ---------     ---------
     Net income .......................................................................     $  52,135     $  54,191     $  33,941
                                                                                            =========     =========     =========

Income before cumulative effect of accounting change per Common Share

  Assuming no dilution ................................................................     $    2.17     $    1.59     $    1.44
                                                                                            ---------     ---------     ---------
  Assuming full dilution ..............................................................     $    2.17     $    1.52     $    1.44
                                                                                            ---------     ---------     ---------
Cumulative effect of accounting change per Common Share

  Assuming no dilution ................................................................     $--           $     .77     $--
                                                                                            ---------     ---------     ---------
  Assuming full dilution ..............................................................     $--           $     .75     $--
                                                                                            ---------     ---------     ---------
Income per Common Share

  Assuming no dilution ................................................................     $    2.17     $    2.36     $    1.44
                                                                                            ---------     ---------     ---------
  Assuming full dilution ..............................................................     $    2.17     $    2.27     $    1.44
                                                                                            ---------     ---------     ---------
Average Common Shares Outstanding

  Assuming no dilution ................................................................        24,063        22,936        23,611
                                                                                            ---------     ---------     ---------
  Assuming full dilution ..............................................................        24,072        23,847        23,611
                                                                                            ---------     ---------     ---------

              The accompanying notes are an integral part of these statements.

              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
              EQUITY (For the Three Years Ended December 31, 1993,
                                 1992 and 1991)
                             (Dollars in thousands)

                                                                                              Unrealized
                                                        Common Stock         Additional       Gains From                  Total
                                                    --------------------
                                                                             Paid-In         Marketable     Retained  Shareholders'
                                                       Shares   Amount        Capital         Securities     Earnings     Equity
                                                     --------- --------      ---------       ------------    --------  ------------
Balance, December 31, 1990 ......................      22,902   $2,290       $ 126,660          $   --        $63,676    $192,626
  Other equity transactions, net ................          25        3             302              --           --           305
  Net income, 1991 ..............................         --       --              --               --         33,941      33,941
                                                       ------   ------       ---------          --------      -------    --------
Balance, December 31, 1991 ......................      22,927    2,293         126,962              --         97,617     226,872
  Other equity transactions, net ................          54        5           1,192              --           --         1,197
  Net income, 1992 ..............................         --       --              --               --         54,191      54,191
                                                       ------   ------       ---------          --------      -------    --------
Balance, December 31, 1992 ......................      22,981    2,298         128,154              --        151,808     282,260
   Purchase of Dow stock option
     through issuance of shares .................         857       86             (86)             --            --          --
   Tax effect of Dow option
     purchase ...................................         --       --           13,581              --            --       13,581
   Unrealized gains from
     marketable securities ......................         --       --              --               583           --          583
   Other equity transactions,
     net ........................................         152       15           3,347              --             (3)      3,359
   Net income, 1993 .............................         --       --              --               --         52,135      52,135
                                                       ------   ------       ---------          --------     --------    --------

Balance, December 31, 1993 ......................      23,990   $2,399       $ 144,996             $583      $203,940    $351,918
                                                       ------   ------       ---------          --------     --------    --------
                                                       ------   ------       ---------          --------     --------    --------


        The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          (For the Three Years Ended December 31, 1993, 1992 and 1991)
                             (Dollars in thousands)

                                                                                              1993            1992          1991
                                                                                              ----            ----          ----
Cash Flows From Operating Activities

    Net income ......................................................................     $  52,135      $  54,191      $  33,941
    Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation and amortization .................................................        21,692         11,927         11,673
      Gain from the disposition of investments ......................................          (771)        (1,280)          (832)
      Realization of transmission line credits ......................................         2,538          1,444          1,260
      Other, net ....................................................................          (227)           (76)          (237)
      Cumulative effect of adoption of SFAS 109 .....................................          --          (17,833)          --
      Changes in components of working capital:
        Accounts receivable .........................................................        (8,333)        (8,529)           373
        Partnership cash and marketable securities ..................................        (2,195)        (1,233)         1,293
        Prepaid expenses and other assets ...........................................        (2,253)           585         (2,565)
        Accounts payable and accrued liabilities ....................................         2,845            501          1,101
        Accrued interest payable ....................................................           719           (395)             4
        Income taxes payable ........................................................         7,605           (301)           439
        Deferred taxes from operations ..............................................         7,485          6,684           (842)
                                                                                            -------       --------       --------
                  Total adjustments .................................................        29,105         (8,506)        11,667
                                                                                            -------       --------       --------
    Net cash provided by operating activities .......................................        81,240         45,685         45,608
                                                                                            -------       --------       --------
Cash Flows From Investing Activities
    Proceeds from the sale of investments ...........................................       223,479        150,271        180,113
    Purchase of investments .........................................................      (184,784)      (160,949)      (193,767)
    Capital expenditures ............................................................        (8,434)       (12,043)       (15,711)
    Power plant acquisition costs ...................................................      (215,081)       (22,527)          --
    New project development costs ...................................................       (12,345)        (3,749)          --
    Other, net ......................................................................         1,893           (667)            43
                                                                                            -------       --------       --------
          Net cash used in investing activities .....................................      (195,272)       (49,664)       (29,322)
                                                                                            -------       --------       --------
Cash Flows From Financing Activities
    Borrowing from banks ............................................................       140,000           --             --
    Proceeds from the issuance of common stock ......................................          --              691           --
    Repayment of loans payable ......................................................       (10,081)        (9,501)        (5,669)
    Commercial paper discounts and prepaid interest .................................           359          1,353           --
    Other, net ......................................................................          (335)           841           (181)
                                                                                            -------       --------       --------
          Net cash provided by (used) in financing activities .......................       129,943         (6,616)        (5,850)
                                                                                            -------       --------       --------
    Net (decrease) in cash ..........................................................        15,911        (10,595)        10,436
    Cash at beginning of year .......................................................         2,106         12,701          2,265
                                                                                            -------       --------       --------
    Cash at end of year .............................................................       $18,017        $ 2,106        $12,701
                                                                                            -------       --------       --------
                                                                                            -------       --------       --------

             The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars and shares in thousands, except per share amount)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

         BASIS OF CONSOLIDATION. The consolidated financial statements present the assets, liabilities, revenues, costs and expenses of Magma Power Company (the "Company") and its 100% owned subsidiaries and partnerships, Imperial Magma, Vulcan Power Company ("Vulcan"), Magma Operating Company ("MOC"), Desert Valley Company ("Desert Valley"), Fish Lake Power Company ("FLPC"), Magma Land I ("MLI"), Salton Sea Power Company, Salton Sea Brine Processing, L.P., Salton Sea Power Generation, L.P., Peak Power Corporation ("Peak Power") and its pro-rata 50% share of the accounts of Del Ranch, L.P., Elmore, L.P., Leathers, L.P., Vulcan/BN Geothermal Power Company and Magma/GEO '83 Joint Venture.

         All significant intercompany transactions and accounts have been eliminated.

         REVENUE RECOGNITION. Sales of electricity represents Magma's pro-rata 50% share of the revenue accrued by Del Ranch, L.P., Elmore, L.P., Leathers, L.P., and Vulcan/BN Geothermal Power Company (the "Partnerships") and its 100% owned interest in Salton Sea Power Generation, L.P., from sales to Southern California Edison Company ("SCE"). SCE is a subsidiary of SCEcorp. SCEcorp is the parent corporation of Mission Energy Company which, through its subsidiaries, owns 50% of the Partnerships. Royalties, management service fees and rental income contractually payable to Magma by the Partnerships are recorded on an accrual basis, net of Magma's pro-rata 50% share of the corresponding partnership expense. Royalties earned from providing geothermal resources to power plants operated by other geothermal power producers are recorded on an accrual basis.

         PROPERTY, PLANT AND EQUIPMENT. Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation. Exploration and development costs are carried at cost less accumulated amortization. Such capitalized costs include all costs of acquiring geothermal leases, recurring lease rents, geological and geophysical studies and drilling and equipping wells. These costs are not amortized until they can be directly associated with energy production. Exploration and development costs associated with abandoned wells and properties are amortized over the estimated remaining life of the resource.

Depreciation and amortization are computed using the straight-line method over the asset's useful life.

         Useful lives are as follows:

          Plant, plant equipment and buildings        20 years
          Office furniture and equipment              5-10 years
          Maintenance and other equipment             7-10 years
          Exploration and development costs           20 years*

         * Life of related plant facility.

         When property, plant and equipment is sold or abandoned, the cost and related accumulated depreciation/amortization are removed from the accounts and the resulting gain or loss is recognized currently.

     DEFERRED WELL REWORK COSTS. Magma defers all rework costs and amortizes them over the estimated period between reworks. Production wells are amortized using a units of production method while injection wells are amortized on a straight-line basis over 18 months. Deferred well rework costs of $5,181,000 in 1993 and $3,010,000 in 1992 are included in prepaid expenses and other current assets.

         POWER PURCHASE CONTRACTS. Power purchase contracts are carried at cost less accumulated amortization. Contract costs are amortized on a straight-line basis over the shorter of the remaining contract life or 20 years. The amortization begins at the date of acquisition, for contracts in service, or the date of firm operations. Amortization expense amounted to $858,000 in 1993 and $25,000 in 1992 and 1991.

         GOODWILL. In a merger which was effective March 11, 1988, Magma Power Company became successor in interest to all of the assets and obligations of Magma Energy. The excess of the value of stock issued over the fair market value of the assets acquired was recorded as goodwill and is being amortized on the straight-line method over a period of thirty years. Amortization expense amounted to $365,000 in 1993, 1992 and 1991.

         MARKETABLE SECURITIES, INTEREST-BEARING DEPOSITS AND OTHER INVESTMENTS. Marketable securities and interest-bearing deposits are classified as "available-for-sale" and are carried at their fair value. Realized gains and losses are determined using the specific identification method and are included in other income. Gross unrealized holding gains or losses are excluded from earnings and reported, net of related tax effect, as a separate component of Shareholders' Equity. Other investments are carried at cost which approximates market value.

         RETIREMENT PLANS. Magma maintains two defined contribution plans covering all eligible employees. Contributions to the plans are funded annually.

         INCOME PER COMMON SHARE. The calculation of primary earnings per common share is based on the weighted average number of outstanding common shares. In computing primary earnings per common share, adjustment has been made for common shares issuable for warrants and shares under option. Fully diluted earnings per share reflects the dilutive effect of stock options and warrants at the end of the reporting period.

         CONSOLIDATED STATEMENT OF CASH FLOWS. For purposes of the Statements of Cash Flows, Magma considers bank and money market deposits as cash. Partnership cash and marketable securities are not considered cash equivalents as these assets are segregated for exclusive use of the Partnerships and restrictions in the Partnership Secured Credit Agreements place limits on distributions of partnership cash to the partners.

         Interest paid was $8,407,000 in 1993, $5,514,000 during 1992 and
$8,153,000 during 1991.

     RECLASSIFICATION. Magma has reclassified the presentation of certain prior year information to conform with the current presentation format.

2.       GEOTHERMAL POWER PARTNERSHIPS

         The Vulcan partnership was formed in 1985 with equal ownership between Vulcan Power Company, a 100% owned subsidiary of Magma Power Company and BN Geothermal, Inc., a wholly owned subsidiary of Mission Energy Company.

         Similarly, the Del Ranch, Elmore and Leathers partnerships were formed in 1988 with equal ownership between Magma Power Company and Mission Energy Company.

     In March 1993 Magma formed Salton Sea Brine Processing L.P. to hold the well field and brine processing equipment acquired from Union Oil Company of California ("Unocal"). Ownership of Salton Sea Brine Processing, L.P. is 99% Salton Sea Power Company and 1% Magma Power Company. Magma also formed Salton Sea Power Generation L.P. to hold the power generating assets acquired from Desert Power Company and Earth Energy Inc., both wholly owned subsidiaries of Unocal. Ownership of Salton Sea Power Generation, L.P. is 99% Salton Sea Brine Processing, L.P. and 1% Magma Power Company.

3.       MARKETABLE SECURITIES AND OTHER INVESTMENTS

         Effective December 31, 1993, Magma adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). As of December 31, 1993 all debt and equity securities have been classified as available-for-sale and are carried at fair value. Gross unrealized holding gains of $836,000 were recorded, net of tax effect, as of December 31, 1993.

         As of December 31, marketable securities and other investments consisted of the following:

                                                           Marketable
                                                           Securities                                      Maturities
                                                           (maturing                                           of
                                                             within                  Other                    Other
                                                           one year)              Investments              Investments
                                                     -------------------     -------------------      -------------------
1993
Debt and equity securities
    Commercial paper                                              $ 4,986                 $    --
    Auction rate preferred stock                                   23,100
    U.S. treasuries and agencies                                    4,000                  12,986               2-5 years
    U.S. treasuries and agencies                                                            5,084              6-10 years
    Corporate medium-term notes                                                             7,093               2-5 years
    Corporate medium-term notes                                                             4,139              6-10 years
    Municipal tax exempts                                                                   3,000               2-5 years
Other investments
    Low income housing limited partnerships                                                 8,333
    Other                                                                                   7,007
                                                      -------------------     -------------------

                   Total                                          $32,086                 $47,642
                                                      -------------------     -------------------
                                                      -------------------     -------------------


1992
Auction rate preferred stock                                      $33,000                 $    --
U.S. treasuries and agencies                                                               17,572
Corporate medium-term notes                                         4,501                  43,409
Low income housing limited partnerships                                                     8,202
Municipal tax exempts                                                                       3,000
Other                                                                                       7,286
                                                      -------------------     -------------------

                    Total                                         $37,501                 $79,469
                                                      -------------------     -------------------
                                                      -------------------     -------------------

         In 1992, marketable securities and other investments are carried at cost, which approximates market value.

4.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at December 31 consisted of the following (dollars in thousands):

                                                                           1993                    1992
                                                                    -------------------     ------------------
Plant and equipment                                                           $297,013                $138,361
Maintenance equipment                                                            8,914                   6,069
Buildings                                                                        5,631                   2,364
Office furniture and equipment                                                   3,390                   2,047
Other equipment                                                                  3,433                   2,013
                                                                    -------------------     ------------------

                                                                               318,381                 150,854
Less accumulated depreciation                                                   53,166                  36,932
                                                                    -------------------     ------------------

Property, plant and equipment, net                                            $265,215                $113,922
                                                                    -------------------     ------------------
                                                                    -------------------     ------------------


5.       ACQUISITION AND NEW PROJECT COSTS

         On December 15, 1992, Magma signed a definitive agreement with Unocal to purchase all of Unocal's geothermal interests in the Imperial Valley of California including three operating geothermal power plants (the "Salton Sea Plants") and 40,600 acres of geothermal leases, its Long Valley geothermal leases, consisting of approximately 12,000 acres near Mammoth, California and its 58,300 acres of geothermal leases in Nevada. On March 31, 1993 Magma consummated its acquisition of the Imperial Valley geothermal interest. Total cost includes (i) payments to Unocal consisting of the purchase price of $224 million, working capital of $7.3 million and an interest charge of $3.5 million and (ii) advisory fees and transaction costs totaling $3.4 million and a provision for $10 million of capital improvements. The total cost of the acquisition is allocated as follows:


Land                                                                                     $     388
Property, plant and equipment                                                              164,366
Exploration and development costs                                                           53,676
Power purchase contracts                                                                    22,217
Transmission line credits                                                                    6,254
Other                                                                                        1,278
                                                                                  ----------------

                  Total                                                                   $248,179
                                                                                  ----------------
                                                                                  ----------------

         In addition to the initial acquisition price, Magma will make payments to Unocal contingent on future development of new power generating capacity. The Salton Sea Plants consist of a 10 MW unit, which started firm operation in 1982, a 20 MW unit, which started firm operation in 1990 and a 50 MW unit, which started firm operation in 1989. All three plants deliver electricity to Southern California Edison Company under 30 year power purchase contracts. The contract for the 10 MW unit is a negotiated contract while the contracts for the 20 MW and 50 MW units are ISO4's with levelized energy payments.

         On March 11, 1992 Magma acquired a 30 year modified ISO4 contract to supply SCE with 16 MWs of geothermal power from Fish Lake, Nevada. Magma is currently engaged in exploratory and well field development activities, which are preparatory to constructing a power plant.

         Acquisition and new project costs as of December 31, 1993 and 1992 were as follows (dollars in thousands):

                                                                                 1993                     1992
                                                                         -------------------     ---------------------
Deposit paid Unocal toward asset acquisition price                                  $    --                   $22,400
Other Unocal asset acquisition costs                                                     --                       127
Fish Lake development costs                                                          13,721                     3,764
                                                                         -------------------     ---------------------

                    Total                                                           $13,721                   $26,291
                                                                         -------------------     ---------------------
                                                                         -------------------     ---------------------


6.       ACCRUED AND OTHER CURRENT LIABILITIES

         Accrued and other current liabilities at December 31 consisted of the following (dollars in thousands):

                                                                               1993                       1992
                                                                     ---------------------      ----------------------
Payroll                                                                           $ 1,187                    $ 1,554
Interest                                                                            1,602                        883
Other                                                                                 674                      1,337
                                                                     ---------------------      ----------------------

                    Total                                                         $ 3,463                    $ 3,774
                                                                     ---------------------      ----------------------
                                                                     ---------------------      ----------------------


7.       LOANS PAYABLE

         At December 31, loans payable consisted of the following (dollars in thousands):

                                                                                  1993                     1992
                                                                         --------------------     --------------------
Pro-rata portion of partnership non-recourse debt                                   $ 75,149                  $84,177
Bridge loan                                                                          140,000                       --
Other loans                                                                           10,859                   11,949
                                                                         --------------------     --------------------

                                                                                     226,008                   96,126
Less amounts due within one year                                                      36,799                   10,292
                                                                         --------------------     --------------------

Loans payable due after one year                                                    $189,209                  $85,834
                                                                         --------------------     --------------------
                                                                         --------------------     --------------------


         Loans payable at December 31, 1993 and 1992 included Magma's pro-rata share of the debt of the Del Ranch, Elmore, and Leathers partnerships and is non-recourse to Magma Power Company and subsidiaries, however, it is collateralized by substantially all of the assets of these partnerships. A Secured Credit Agreement with a group of international banks, with Morgan Guaranty Trust Company ("Morgan") as the agent bank provides for direct bank loans at specified premiums over a choice of either the bank's prime rate, the London Interbank Offered Rate ("LIBOR") or the CD Base rate. As an alternative, each partnership may elect to issue commercial paper and medium-term notes supported by letters of credit issued by Fuji Bank, Limited, which are secured, in turn, by the project debt facility with Magma.

         The partnerships had no direct bank borrowings at December 31, 1993 and 1992. The weighted average interest rate of the commercial paper and medium-term notes outstanding at December 31, was 5.5% in 1993 and 6.2% in 1992. During 1993 and 1992 Magma's pro-rata share of the partnership weighted average borrowings was $77,616,000 and $85,926,000, with a weighted average interest rate of 5.6% and 6.7% for the corresponding periods.

         The loans of each partnership are reduced by 25 semi-annual principal payments in March and September of each year. The last principal payment is scheduled for September 15, 2001 for the Del Ranch and Elmore loans and September 15, 2002 for the Leathers loan.

         On March 19, 1993 Magma entered into a one-year $140,000,000 term loan ("Bridge Loan") with a group of commercial banks. Proceeds of the loan were used to finance the acquisition of the Imperial Valley geothermal interests. Interest on the loan accrues at LIBOR plus .675%.

         On February 28, 1994 Magma replaced the Bridge Loan with a $130,000,000 non-recourse project level debt which is collateralized by substantially all of the assets of the newly acquired Salton Sea Plants. A secured credit agreement with a group of international banks, with Credit Suisse as the agent bank, provides for direct loans at LIBOR plus 1.25%.

         The loans are reduced by 12 semi-annual principal payments in March and September of each year. The last principal payment is scheduled for March 15, 2000.

         Other loans consist of a 10-year $4,000,000 tax exempt debt financing guaranteed by Magma Power Company on behalf of Desert Valley, and installment obligations representing scheduled capital contributions for investments in low income housing limited partnerships. The tax exempt bonds issued in October, 1990 have a coupon interest rate of 7.625% and a sinking fund requirement in the seventh through tenth years. The installment obligations are non-interest bearing and are payable through the year 2000 in varying amounts totalling $6,467,000.

         Magma's pro rata portion of annual maturities of loans payable for the five years beginning January 1, 1994 are as follows (dollars in thousands):

                                                               Pro Rata
                                                              Portion of
                                  Salton Sea Plants        Partnership Debt              Other                   Total
                                -------------------     -------------------      -------------------     -------------------
1994                                       $ 25,692                  $ 9,724                 $ 1,383                $ 36,799
1995                                         25,072                   10,718                   1,388                  37,178
1996                                         24,846                   12,830                   1,393                  39,069
1997                                         26,108                   13,348                   2,211                  41,667
1998                                         25,552                   13,348                   2,061                  40,961
Thereafter                                   12,730                   15,181                   2,423                  30,334
                                -------------------     -------------------      -------------------     -------------------

                    Total                  $140,000                  $75,149                 $10,859                $226,008
                                -------------------     -------------------      -------------------     -------------------
                                -------------------     -------------------      -------------------     -------------------


         In addition, Magma Power Company has an unused and available $25,000,000 line of credit with Morgan and since February 28, 1994, a $5,000,000 working line of credit with two of the banks participating in the Bridge Loan replacement.

8.       SHAREHOLDERS' EQUITY

         In 1987 and 1993, Magma entered into technical, engineering and management agreements with The Dow Chemical Company ("Dow"), a significant shareholder of Magma Power Company. Magma agreed to pay for those services either with shares of Magma Power Company common stock valued at the then market price or cash. Dow services totalling $575,000 in 1993, $799,000 in 1992 and $1,222,000 in 1991 were charged to the partnership and paid in cash.

         The 1987 Agreement granted Dow an option for 2,000,000 shares of Magma Power Company common stock at option prices that started at $17.00 per share, a negotiated price that exceeded the then current market price, and which escalated over a four year period commencing one year after operation of the Hoch (formerly Del Ranch) plant to a maximum exercise price of $21.00 in 1993. On October 12, 1993 Magma purchased the option by issuing 857,143 newly issued and unregistered shares. The number of shares issued was based on the difference between the exercise price of $21.00 per share and the market price on October 12, 1993 discounted $1.00 to $37.50. Shareholders' equity has been increased by $13,581,000 representing the tax effect of the shares purchased.

Reserved common stock at December 31 is as follows:

                                                             1993                    1992
                                                     -----------------      --------------------
Dow options                                                          --                2,000,000
Stock Option Plan                                               655,331                  796,390
Deferred Stock and Incentive Awards                              19,925                   10,800
                                                     -----------------      --------------------

                    Total                                       675,256                2,807,190
                                                     -----------------      --------------------
                                                     -----------------      --------------------


9.       INCENTIVE STOCK OPTION PLAN

                  On September 25, 1987, the shareholders of Magma approved the Magma Power Company Stock Option Plan of 1987 (the "Plan"). Under the Plan, options to purchase an aggregate of 1,000,000 shares of common stock, $0.10 par value, of Magma may be granted to salaried employees and consultants of Magma and its subsidiaries, as selected by the Board of Directors or its compensation committee (the "Committee"). The number of shares available under the Plan is subject to adjustment in certain circumstances, including reorganizations, recapitalizations, stock splits, reverse stock splits, and stock dividends.

         The option price granted under the Plan will be established by the Board of Directors or the Committee, when the option is granted. Such price may not be less than 90% of the fair market value of the stock on the date the option is granted. The options have a term of ten years and will become exercisable in accordance with a vesting schedule starting one year from the date of the grant.

         Options outstanding have been granted to officers and employees to purchase common stock at prices ranging from $9.25 to $32.50 per share. Option transactions for the years ended December 31 are as follows:

                                                                                     1993                  1992
                                                                              -----------------     ----------------
Options outstanding, beginning of year                                                  475,034              302,561
Options granted                                                                          92,175              220,300
Options exercised (Exercise price $9.25 to $32.50)                                    (141,059)             (47,827)
                                                                              -----------------     ----------------

Options outstanding, end of year of which 215,849                                       426,150              475,034
  were exercisable at December 31, 1993                                       -----------------     ----------------
                                                                              -----------------     ----------------


         At December 31, 1993 and 1992, respectively, 229,181 and 321,356 shares of common stock were available for future option grants.

10.      PROVISION FOR INCOME TAXES

         Magma provides for taxes on income in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of the assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The cumulative effect of the adoption of SFAS 109 as of January 1, 1992 increased net income by $17,833,000 or $.77 per share, and is reported separately in the consolidated statement of operations. Financial statements for 1991 were not restated to reflect SFAS 109.

         The provision consisted of the following (dollars in thousands):

                                                                Current                Deferred                Total
                                                          -----------------      -----------------      -----------------
1993
Federal                                                             $ 10,787                $ 6,861              $ 17,648
State                                                                  3,913                  1,217                 5,130
                                                           -----------------      -----------------      -----------------

                    Total                                           $ 14,700                $ 8,078              $ 22,778
                                                           -----------------      -----------------      -----------------
                                                           -----------------      -----------------      -----------------


1992
Federal                                                              $ 4,972                $ 4,783               $ 9,755
State                                                                  1,908                  1,646                 3,554
                                                           -----------------      -----------------      -----------------

                    Total                                            $ 6,880                $ 6,429              $ 13,309
                                                           -----------------      -----------------      -----------------
                                                           -----------------      -----------------      -----------------


1991
Federal                                                              $ 6,082              $ (2,514)               $ 3,568
State                                                                  2,633                  1,062                 3,695
                                                           -----------------      -----------------      -----------------

                    Total                                            $ 8,715              $ (1,452)               $ 7,263
                                                           -----------------      -----------------      -----------------
                                                           -----------------      -----------------      -----------------

         Amounts paid to federal and state authorities for income tax purposes amounted to $7,707,000 in 1993, $7,244,000 in 1992 and $7,665,000 in 1991.

         Deferred tax liabilities and assets for 1993 and 1992 as calculated in accordance with SFAS 109 consists of the following (dollars in thousands):

                                                                                   1993                1992
                                                                             --------------     ---------------

Deferred Liabilities:
         Depreciation                                                               $17,727              $13,953
         Intangible drilling costs                                                   22,832               18,724
         Other                                                                          270                1,872
                                                                             --------------     ---------------

Gross deferred tax liabilities                                                       40,829               34,549
                                                                              --------------     ---------------

Deferred Assets:
         Tax credits                                                                 26,318               23,075
         Other                                                                        3,124                3,124
                                                                              --------------     ---------------

Total deferred tax assets                                                            29,442               26,199
                                                                              --------------     ---------------

Net deferred tax liability                                                          $11,387             $  8,350
                                                                              --------------     ---------------
                                                                              --------------     ---------------

         Magma realized a tax benefit of $13,581,000 from the purchase of Dow's option to acquire Magma Power Company common stock. This benefit resulted in a decrease in current income taxes payable of $8,880,000, an increase in deferred tax liabilities of $93,000 and an increase in deferred tax assets of $4,794,000.

         The deferred portion of the provision for income taxes for 1991 as calculated in accordance with Accounting Principles Board Statement No. 11, "Accounting for Income Taxes," consisted of the following (dollars in thousands):

                                                                                         1991
                                                                                  ----------------
Depreciation                                                                               $ 1,195
Intangible drilling costs                                                                     (71)
Difference between regular and alternative minimum tax                                     (2,463)
Other                                                                                        (113)
                                                                                  ----------------

                                                                                         $ (1,452)
                                                                                  ----------------
                                                                                  ----------------

         Major differences between the statutory rate and the effective rate for the years ended December 31 consisted of the following (dollars in thousands):

                                                                   1993                   1992                  1991
                                                           -----------------      -----------------      -----------------
Taxes at federal statutory rate (35% in
  1993 and 34% for 1992 and 1991)                                   $ 26,220               $ 16,887              $ 14,009
State taxes                                                            3,592                  2,242                 2,417
Amortization of goodwill                                                 127                    123                   123
Percentage depletion                                                 (2,692)                (1,321)               (1,292)
Investment tax credit                                                  (520)                     --               (6,956)
Lease investments                                                    (4,268)                (2,887)                    --
Capital gains                                                             --                (1,815)                 (585)
Other                                                                    319                     80                 (453)
                                                           -----------------      -----------------      -----------------

         Provision for income taxes                                 $ 22,778               $ 13,309               $ 7,263
                                                           -----------------      -----------------      -----------------
                                                           -----------------      -----------------      -----------------

Effective tax rate                                                     30.4%                  26.8%                 17.6%
                                                           -----------------      -----------------      -----------------
                                                           -----------------      -----------------      -----------------


                                      F-51











11.      COMMITMENTS AND CONTINGENCIES

         Magma and its subsidiary, Desert Valley Company, have issued irrevocable letters of credit totalling $300,000 and $6,759,000, respectively, which guarantee repayment of tax-exempt bond financing, contingent environmental liabilities and obligations for site clean-up upon cessation of operations.


12.      QUARTERLY STATISTICS (Unaudited) (dollars in thousands, except per share data)


                                                      First          Second           Third          Fourth             Year
                                                   -----------     ----------      -----------     -----------     -------------
1993
Total revenues                                        $22,458          $45,008         $57,315         $42,357           $167,138
Income from operations                                  7,826           19,348          30,783          16,956             74,913
Net income                                              5,477           13,539          20,453          12,666             52,135
Income per common share:
         Assuming no dilution                          $  .23          $   .56         $   .85         $   .53            $  2.17
         Assuming full dilution                           .23              .56             .85             .53               2.17

1992
Total revenues                                        $21,545          $24,174         $31,580         $31,667           $108,966
Income from operations                                  7,424            9,312          16,344          16,587             49,667
Income before cumulative effect
  of accounting change(b)                               5,434            6,816          11,966          12,142             36,358
Net income                                             23,267(a)         6,816          11,966          12,142             54,191
Income per common share:
         Assuming no dilution                      $  1.01(a)          $   .30         $   .52         $   .53            $  2.36
         Assuming full dilution                       1.01(a)              .30             .52             .51               2.27

(a) First quarter results were restated to include the cumulative effect of change in accounting for income taxes as of January 1, 1992 of $17,833,000 or $0.77 per common share assuming no dilution and $0.75 per common share assuming full dilution due to Magma's adoption of SFAS 109.

(b)      Quarterly results have been restated to reflect adoption of SFAS 109.

FINANCIAL STATEMENTS FOR PERIOD ENDING
SEPTEMBER 30, 1994

         The consolidated balance sheets of Magma and its subsidiaries as of September 30, 1994 and December 31, 1993, the consolidated statements of operations for the nine months ended September 30, 1994 and 1993, and cash flows for the nine months ended September 30, 1994 and 1993, and the notes thereto, are set forth below.

         The unaudited interim financial statements reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of the results of the periods covered.

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                   September 30,         December 31,
                                                                       1994                  1993
                                                                               (Unaudited)
Assets
  Current Assets
     Cash                                                              $5,111              $18,017
     Marketable securities                                             43,609               32,086
     Partnership cash and marketable securities                        25,478               22,919
     Accounts receivable:
      Trade                                                            34,192               18,199
      Other                                                            20,012               14,073
     Prepaid expenses and other assets                                 10,423               11,922
                                                                      -------              -------
                  Total Current Assets                                138,825              117,216
                                                                      -------              -------
  Land                                                                  6,361                6,225
  Property plant and equipment, net of
     accumulated depreciation of $64,828 and
     $53,166, respectively                                            256,561              265,215
  Exploration and development costs, net of
     accumulated amortization of $18,490 and
     $13,682, respectively                                            104,271              107,069
  Acquisition and new project costs                                    28,367               13,721
  Other investments                                                    41,245               47,642
  Power purchase contracts, net of accumulated
     amortization of $1,818 and $946,
     respectively                                                      21,313               22,185
  Other assets and deferred charges                                    24,480               22,762
  Goodwill, net of accumulated amortization of
     $2,419 and $2,122, respectively                                    8,999                9,276
                                                                     --------             --------
                  Total                                              $630,422             $611,311
                                                                     ========             ========


                                                         September 30,     December 31,
                                                             1994             1993
                                                          (Unaudited)
Liabilities and Shareholders' Equity
  Current Liabilities
     Trade account payable                                 $  7,832         $  7,235
     Accrued and other liabilities                            3,605            3,463
     Current portion of loans payable                        37,010           36,799
                                                           --------         --------
                  Total Current Liabilities                  48,447           47,497
                                                           --------         --------
  Loans payable                                             151,959          189,209
  Deferred income taxes                                      22,376           11,387
  Other long-term liabilities                                12,354           11,300
                                                           --------         --------
                  Total Non-Current Liabilities             186,689          211,896
                                                           --------         --------

  Shareholders' Equity
     Preferred stock, $.10 par value,
     1,000,000 shares authorized,
     none issued and outstanding                              2,401            2,399
  Common stock, $.10 par value, 30,000,000 shares
     authorized, issued and outstanding
     24,042,915 and 23,989,763 shares, respectively         142,765          144,996
  Additional paid-in capital                                   (677)             583
  Unrealized gains (losses) from marketable securities      250,797          203,940
                                                           --------         --------
  Retained earnings                                         395,286          351,918
                                                           --------         --------

                  Total Shareholder's Equity               $630,422         $611,311
                                                           ========         ========


              The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands except per share amounts)
                                  (Unaudited)


                                                     For the Three Months                For the Nine Months
                                                           Ended                               Ended
                                                       September 30,                       September 30,
                                                   1994            1993                1994             1993
Revenues
    Sales of electricity                           $50,592        $49,674             $124,086        $103,319
    Royalties                                        5,628          5,569               15,062          14,885
    Interest and other income                        1,400            906                3,866           3,635
    Management services                              1,263          1,166                3,090           2,942
                                                     -----          -----                -----           -----

                     Total                          58,883         57,315              146,104         124,781
                                                    ------         ------              -------         -------

Costs and Expenses
    Plant operating costs                           12,723         14,404               41,208          36,622
    Depreciation and amortization                    5,875          6,374               17,737          15,449
    Other non-plant costs                              115            118                  380             401
    General and administrative                       3,730          2,912                9,602           7,471
    Interest incurred                                3,301          2,724                9,262           6,881
                                                     -----          -----                -----           -----

                                                    25,744         26,532               78,189          66,824
                                                    ------         ------               ------          ------

   Income from operations                           33,139         30,783               67,915          57,957
   Provision for income taxes                       10,290         10,330               21,072          18,488
                                                    ------         ------               ------          ------

   Net income                                      $22,849        $20,453              $46,843         $39,469
                                                   =======        =======              =======         =======


Income per Common Share

   Assuming no dilution                              $0.95          $0.85                $1.95           $1.64
                                                     =====          =====                =====           =====

Average Common Shares Outstanding

   Assuming no dilution                             24,029         24,096               24,017          24,037
                                                    ======         ======               ======          ======


              The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          Increase (Decrease) in Cash
                             (dollars in thousands)
                                  (Unaudited)

                                                              For the Nine Months
                                                              Ended September 30,
                                                            1994               1993

Cash Flows From Operating Activities
    Net income                                            $46,843            $39,469
                                                          -------            -------
    Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization                         17,737             15,449
     Transmission credits realized                          2,209              1,803
     Other, net                                             1,848               (809)
Changes in components of working capital:
     Accounts receivable                                  (21,931)           (25,326)
     Partnership cash and marketable securities            (2,559)             6,373
     Prepaid expenses and other assets                         87             (2,246)
     Accounts payable and accrued liabilities               4,776              6,688
     Accrued interest payable                              (1,102)               167
     Income taxes payable                                  (2,934)             8,646
     Deferred taxes from operations                        12,645              2,920
                                                          -------            -------
     Total adjustments                                     10,776             13,665
                                                          -------            -------
    Net cash provided by operating activities              57,619             53,134
Cash Flows From Investing Activities
    Proceeds from the sale of investments                 205,686            195,545
    Purchase of investments                              (216,060)          (148,655)
    Capital expenditures                                   (8,854)            (5,718)
    Power plant acquisition costs                              --           (215,718)
    New project development costs                         (11,909)           (11,932)
    Other, net                                             (1,198)             1,166
                                                          -------            -------
    Net cash used in investing activities                 (32,335)          (185,312)
                                                          -------            -------
Cash Flows From Financing Activities
    Repayment of loans payable                           (166,101)           (10,070)
    Borrowing from banks                                  130,000            140,000
    Loan fees                                              (3,225)                --
    Proceeds from the issuance of common stock                816              2,519
    Other, net                                                320               (278)
                                                          -------            -------
    Net cash provided (used) by financing activities      (38,190)           132,171
                                                          -------            -------
    Net increase (decrease) in cash                       (12,906)                (7)
    Cash at beginning of period                            18,017              2,106
                                                          -------            -------
    Cash at end of period                                $  5,111           $  2,099
                                                          =======            =======

            The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Consolidation - The consolidated financial statements present the assets, liabilities, revenues, costs and expenses of Magma, its 100%-owned subsidiaries and its proportionate share of partnerships in which Magma has invested.

         All significant intercompany transactions and accounts have been eliminated.

2.       LOANS PAYABLE

         Loans payable consisted of the following (dollars in thousands):

                                                                             September 30,           December 31,
                                                                               1994                    1993
Pro-rata share of partnership
 non-recourse debt                                                            $   65,157              $    75,149
Bridge loan                                                                           --                  140,000
Salton Sea debt                                                                  114,308                       --
Other loans                                                                        9,504                   10,859
                                                                                 -------                  -------
                                                                                 188,969                  226,008

Less amounts due within one year                                                  37,010                   36,799
                                                                                 -------                  -------

Loans payable due after one year                                              $  151,959              $   189,209
                                                                                 =======                  =======

         Loans payable at September 30, 1994 and December 31, 1993 included Magma's pro-rata share of the debt of the Del Ranch, L.P., Elmore, L.P., and Leathers, L.P. partnerships. The partnership loans are non-recourse to Magma and subsidiaries, however, it is collateralized by substantially all of the assets of these partnerships.

         On March 19, 1993, Magma entered into a $140 million unsecured one-year term loan ("Bridge Loan") with a group of commercial banks. Proceeds from the loan were used to finance the acquisition of the Salton Sea Plants from Unocal. On February 28, 1994, Magma replaced the Bridge Loan with a $130,000,000 non-recourse project level loan which is collateralized by substantially all of the assets and power purchase contracts of the newly acquired Salton Sea Plants. Under the secured credit agreement for this loan, a group of international banks loaned to Salton Sea Power Generating, L.P. and Salton Sea Brine Processing, L.P. (the "Salton Sea Partnerships"), which own the Salton Sea Plants, $130,000,000 in the form of a six (6) year loan at interest rates of 1.25% over LIBOR, secured by substantially all of the assets of the Salton Sea Partnerships. Restrictions in the secured credit agreement place limits on distribution of cash from the Salton Sea Plants to Magma.

3.       DEFERRED INCOME TAXES

         Deferred income taxes as of September 30, 1994 and December 31, 1993 represent estimated income taxes payable in the future years as determined in accordance with SFAS 109 "Accounting for Income Taxes."

4.       NET INCOME PER COMMON SHARE

         The calculation of primary earnings per common share is based on the weighted average number of outstanding common shares. In computing primary earnings per common share, adjustment has been made for common shares issuable for shares under option.

                      IMPERIAL VALLEY GEOTHERMAL INTERESTS
                    (ACQUIRED BY MAGMA) FINANCIAL STATEMENTS


                       Report of Independent Accountants






To the Board of Directors of
  Magma Power Company:


We have audited the accompanying Statement of Net Assets Acquired as of March 31, 1993 and Historical Summaries of Gross Revenues and Direct Operating Expenses for each of the three years in the period ended December 31, 1992 (collectively, the "Statements") of the Imperial Valley Geothermal Interests (acquired by Magma Power Company from Union Oil Company of California ["Unocal"]). The Statement of Net Assets Acquired is the responsibility of Magma Power Company's management. The Historical Summaries of Gross Revenues and Direct Operating Expenses are the responsibility of Unocal's management. Our responsibility is to express an opinion on the Statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statements were prepared for inclusion in the Form 8-K of Magma Power Company on the basis of presentation as described in Note 1, and are not intended to be a complete presentation of the Imperial Valley Geothermal Interests' assets, liabilities, revenues and expenses.

In our opinion, the Statements referred to above present fairly, in all material respects, the net assets acquired as of March 31, 1993 and the gross revenues and direct operating expenses for each of the three years in the period ended December 31, 1992 of the Imperial Valley Geothermal Interests on the basis of presentation as described in Note 1, in conformity with generally accepted accounting principles.




/s/ Coopers & Lybrand

San Diego, California
May 6, 1993

                      IMPERIAL VALLEY GEOTHERMAL INTERESTS
                       (ACQUIRED BY MAGMA POWER COMPANY)

                        STATEMENT OF NET ASSETS ACQUIRED
                                 MARCH 31, 1993
                                 (IN THOUSANDS)




Prepaid expenses                                                     $  1,629
Land                                                                      388
Property, plant and equipment                                         178,050
Exploration and development costs                                      39,378
Power purchase agreements                                              22,217
Royalty - free use of technology                                          900
Transmission line credits                                               5,003
                                                                     --------
          Net assets acquired                                        $247,565
                                                                     ========





















           The accompanying notes are an integral part of these statements.

                                      F-60











                      IMPERIAL VALLEY GEOTHERMAL INTERESTS
                       (ACQUIRED BY MAGMA POWER COMPANY)

                   HISTORICAL SUMMARIES OF GROSS REVENUES AND
                           DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)




                                                                                     Year Ended December 31
                                                                          1990                 1991               1992
                                                                          ----                 ----               ----
Gross Revenues:
  Sales of electricity                                                 $62,997              $73,442            $72,271
  Other revenue                                                             22                   20                  -
                                                                       -------              -------            -------

         Total gross revenues                                           63,019               73,462             72,271
                                                                       -------              -------            -------

Direct operating expenses:
  Plant operating costs                                                 20,815               23,126             21,693
  District office charges                                                4,123                4,389              3,868
  Exploration operations                                                   901                  985                975
  Rentals in lieu of drilling                                            1,115                1,036                661
                                                                       -------              -------            -------

                                                                        26,954               29,536             27,197
                                                                       -------              -------            -------

Excess of gross revenues over
  direct operating expenses                                            $36,065              $43,926            $45,074
                                                                       =======              =======            =======













           The accompanying notes are an integral part of these statements.

                      IMPERIAL VALLEY GEOTHERMAL INTERESTS
                       (ACQUIRED BY MAGMA POWER COMPANY)

               NOTES TO THE STATEMENT OF NET ASSETS ACQUIRED AND
                   HISTORICAL SUMMARIES OF GROSS REVENUES AND
                           DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)




1.       Basis of Presentation:

         On March 31, 1993 ("Acquisition Date"), Magma Power Company ("Magma") acquired certain geothermal and other related assets located in the Imperial Valley of California (the "Imperial Valley Geothermal Interests") from Union Oil Company of California ("Unocal"). Magma has accounted for the acquisition under the purchase method, and, accordingly, the purchase price allocation in the accompanying Statement of Net Assets Acquired is based on the estimated fair values of the assets purchased as of the Acquisition Date. Such allocation has been based on certain estimates which may be revised at a later date. The Statement of Net Assets Acquired is not intended to be a complete presentation of the assets and liabilities of the Imperial Valley Geothermal Interests.

         The consideration to Unocal and related liabilities assumed in determining Magma's total cost of acquisition includes $224,000,000 consisting of $22,400,000 paid on December 31, 1992 ("Initiation Date" of the transaction) and a $201,600,000 note payable due to Unocal on March 31, 1993 for geothermal and other related assets; certain current assets and liabilities assumed by Magma as of the Initiation Date ("Adjusted Assets"), and an estimate of the net of revenues and certain expenditures ("Adjustment Account") relating to the operations of the Imperial Valley Geothermal Interests from the Initiation Date to the Acquisition Date pursuant to the Sale and Purchase Agreement ("Purchase Agreement") between Magma and Unocal; interest cost incurred during the acquisition period from the Initiation Date to the Acquisition Date paid to Unocal pursuant to the Purchase Agreement; an estimate of acquisition costs; and an estimate of capital expenditures for necessary improvements to the assets.
         These costs are summarized as follows:

               Acquisition cost of geothermal and
                 other related assets                             $224,000,000
               Adjusted Assets                                       6,686,000
               Estimated Adjustment Account                            590,000
               Interest cost during acquisition period               3,489,000
               Estimated acquisition costs                           2,800,000
               Estimated capital improvements                       10,000,000
                                                                  ------------
                 Total cost of acquisition                        $247,565,000
                                                                  ============

         Excluded from the Statement of Net Assets Acquired are certain contingent payments of $100,000 per installed megawatt and revenue interests of one percent on the gross revenues generated on the first 150 megawatts of new plant capacity should Magma construct new geothermal electrical generating facilities, as defined in the Purchase Agreement.

                      IMPERIAL VALLEY GEOTHERMAL INTERESTS
                       (ACQUIRED BY MAGMA POWER COMPANY)

               NOTES TO THE STATEMENT OF NET ASSETS ACQUIRED AND
                   HISTORICAL SUMMARIES OF GROSS REVENUES AND
                      DIRECT OPERATING EXPENSES, CONTINUED






1.       BASIS OF PRESENTATION, CONTINUED:

         The accompanying Historical Summaries of Gross Revenues and Direct Operating Expenses ("Historical Summaries") include only the gross revenues and direct operating expenses attributable to the production and sale of geothermal energy from the Imperial Valley Geothermal Interests on Unocal's basis of accounting. Prior to the acquisition, the Imperial Valley Geothermal Interests were included in the consolidated financial statements of Unocal and were not accounted for as a separate entity. Sales of electricity in the accompanying Historical Summaries represent revenue accrued from Unocal's sales to Southern California Edison Company. The Historical Summaries do not include certain significant expenses that were incurred in connection with the operations of the Imperial Valley Geothermal Interests and that were recorded in the Unocal financial statements. Those expenses were either not included because the information was not obtainable as Unocal did not allocate such expenses to individual properties, or the basis of such amounts may be significantly different as operated by Magma. Items excluded are depreciation, depletion and amortization, transmission charges offset by credits from the Imperial Irrigation District, interest expense which may have been incurred for any debt directly or indirectly associated with the assets, allocated income taxes, accounting, legal, marketing and other general and administrative costs. The Historical Summaries also exclude any allocation of the total acquisition costs resulting from the purchase of the Imperial Valley Geothermal Interest by Magma as reflected in the accompanying Statement of Net Assets Acquired.

2.       RELATED PARTIES:

         Included in plant operating costs in the accompanying Historical Summaries are certain technical support costs paid to a division of Unocal. Technical support costs do not exceed $1,600,000 in any respective year.

                        CALIFORNIA ENERGY COMPANY, INC.
                                     AND
                            MAGMA POWER COMPANY

         Annexes to the Information Statement/Prospectus



Annex A - Agreement and Plan of Merger

Annex B - Opinion of Goldman, Sachs & Co.

Annex C - Opinion of Gleacher & Co. Inc.









                                                        ANNEX A





                 CALIFORNIA ENERGY COMPANY, INC.,

                  CE ACQUISITION COMPANY, INC.

                               and

                       MAGMA POWER COMPANY

                  AGREEMENT AND PLAN OF MERGER

                  Dated as of December 5, 1994










                       TABLE OF CONTENTS

SECTION                                                      PAGE
- -------                                                      ----

                            ARTICLE I
                        THE TENDER OFFER

     SECTION 1.01.  The Offer. . . . . . . . . . . . . . . . .  2
     SECTION 1.02.  Company Action . . . . . . . . . . . . . .  3
     SECTION 1.03.  Directors. . . . . . . . . . . . . . . . .  4

                           ARTICLE II
                           THE MERGER

     SECTION 2.01.  The Merger . . . . . . . . . . . . . . . .  5
     SECTION 2.02.  Effective Time . . . . . . . . . . . . . .  5
     SECTION 2.03.  Effect of the Merger . . . . . . . . . . .  6
     SECTION 2.04.  Subsequent Actions . . . . . . . . . . . .  6
     SECTION 2.05.  Certificate of Incorporation; By-Laws;
                    Directors and Officers . . . . . . . . . .  6
     SECTION 2.06.  Merger Consideration . . . . . . . . . . .  7
     SECTION 2.07.  Dissenting Company Common Stock. . . . . .  8
     SECTION 2.08.  Surrender of Company Common Stock; Stock
                    Transfer Books . . . . . . . . . . . . . .  8
     SECTION 2.09.  No Fractional Shares . . . . . . . . . . . 10
     SECTION 2.10.  Stock Options; Deferred Stock. . . . . . . 10
     SECTION 2.11.  Dividends; Transfer Taxes. . . . . . . . . 11
     SECTION 2.12.  Stockholders' Meetings . . . . . . . . . . 11
     SECTION 2.13.  Board Nominees; Assistance in
                    Consummation of the Merger . . . . . . . . 12

                           ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT
                         AND MERGER SUB

     SECTION 3.01.  Corporate Organization; Subsidiaries . . . 12
     SECTION 3.02.  Certificate of Incorporation and
                    By-Laws. . . . . . . . . . . . . . . . . . 13
     SECTION 3.03.  Capitalization . . . . . . . . . . . . . . 13
     SECTION 3.04.  Authority Relative to this Agreement . . . 14
     SECTION 3.05.  No Conflict; Required Filings and
                    Consents . . . . . . . . . . . . . . . . . 14
     SECTION 3.06.  SEC Filings; Financial Statements. . . . . 15
     SECTION 3.08.  Title to Property. . . . . . . . . . . . . 17
     SECTION 3.09.  Litigation . . . . . . . . . . . . . . . . 17
     SECTION 3.10.  Financing Arrangements . . . . . . . . . . 17
     SECTION 3.11.  No Prior Activities. . . . . . . . . . . . 17
     SECTION 3.12.  Brokers. . . . . . . . . . . . . . . . . . 17
     SECTION 3.13.  Information in Disclosure Documents;
                    Registration Statement; Etc. . . . . . . . 17
     SECTION 3.14.  Conduct of Business. . . . . . . . . . . . 18


                                       i





SECTION                                                      PAGE
- -------                                                      ----

     SECTION 3.15.  Environment. . . . . . . . . . . . . . . . 18
     SECTION 3.16.  Energy Regulatory Status . . . . . . . . . 19
     SECTION 3.17.  Employee Benefit Plans; Labor Matters. . . 19
     SECTION 3.18.  Insurance. . . . . . . . . . . . . . . . . 21
     SECTION 3.19.  Taxes. . . . . . . . . . . . . . . . . . . 21
     SECTION 3.20.  Trademarks, Licenses, Patents and
                    Copyrights . . . . . . . . . . . . . . . . 22
     SECTION 3.21.  Related Party Transactions . . . . . . . . 22
     SECTION 3.22.  Status of Development and Construction
                    Projects . . . . . . . . . . . . . . . . . 23
     SECTION 3.23.  Status of Operating Projects . . . . . . . 23

                           ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     SECTION 4.01.  Corporate Organization; Subsidiaries . . . 24
     SECTION 4.02.  Articles of Incorporation and Bylaws . . . 25
     SECTION 4.03.  Capitalization . . . . . . . . . . . . . . 25
     SECTION 4.04.  Authority Relative to this Agreement . . . 26
     SECTION 4.05.  No Conflict; Required Filings and
                    Consents . . . . . . . . . . . . . . . . . 26
     SECTION 4.06.  SEC Filings; Financial Statements. . . . . 27
     SECTION 4.07.  Absence of Certain Changes or Events . . . 28
     SECTION 4.08.  Title to Property. . . . . . . . . . . . . 29
     SECTION 4.09.  Litigation . . . . . . . . . . . . . . . . 29
     SECTION 4.10.  Information in Disclosure Documents. . . . 30
     SECTION 4.11.  Fairness Opinion . . . . . . . . . . . . . 30
     SECTION 4.12.  Brokers. . . . . . . . . . . . . . . . . . 30
     SECTION 4.13.  Takeover Provisions Inapplicable; Rights
                    Agreement Amendment. . . . . . . . . . . . 30
     SECTION 4.14.  Conduct of Business. . . . . . . . . . . . 31
     SECTION 4.15.  Environment. . . . . . . . . . . . . . . . 31
     SECTION 4.16.  Energy Regulatory Status . . . . . . . . . 31
     SECTION 4.17.  Employee Benefit Plans; Labor Matters. . . 32
     SECTION 4.18.  Insurance. . . . . . . . . . . . . . . . . 34
     SECTION 4.19.  Taxes. . . . . . . . . . . . . . . . . . . 34
     SECTION 4.20.  Trademarks, Licenses, Patents and
                    Copyrights . . . . . . . . . . . . . . . . 35
     SECTION 4.21.  Related Party Transactions . . . . . . . . 35
     SECTION 4.22.  Status of Development and Construction
                    Projects . . . . . . . . . . . . . . . . . 35
     SECTION 4.23.  Status of Operating Projects . . . . . . . 36

                            ARTICLE V
             CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01.  Acquisition Proposals. . . . . . . . . . . 36


                                       ii





SECTION                                                      PAGE
- -------                                                      ----

     SECTION 5.02.  Conduct of Business by the Parties
                    Pending the Merger . . . . . . . . . . . . 37
     SECTION 5.03.  No Shopping. . . . . . . . . . . . . . . . 40

                           ARTICLE VI
                      ADDITIONAL AGREEMENTS

     SECTION 6.01.  Registration Statement/Proxy Statement . . 41
     SECTION 6.02.  Stock Exchange Listing . . . . . . . . . . 42
     SECTION 6.03.  Additional Agreements. . . . . . . . . . . 42
     SECTION 6.04.  Notification of Certain Matters. . . . . . 42
     SECTION 6.05.  Access to Information. . . . . . . . . . . 42
     SECTION 6.06.  Public Announcements . . . . . . . . . . . 43
     SECTION 6.07.  Best Efforts; Cooperation. . . . . . . . . 43
     SECTION 6.08.  Agreement to Defend and Indemnify. . . . . 43
     SECTION 6.09.  Disposition of Litigation. . . . . . . . . 44
     SECTION 6.10.  Employee Benefits. . . . . . . . . . . . . 45
     SECTION 6.11.  Certain Action of Parent and Merger Sub. . 46

                           ARTICLE VII
                      CONDITIONS OF MERGER

     SECTION 7.01.  Conditions to Obligation of Each Party
                    to Effect the Merger . . . . . . . . . . . 46
     SECTION 7.02.  Additional Conditions to Obligations of
                    the Company. . . . . . . . . . . . . . . . 47
     SECTION 7.03.  Additional Conditions to Obligations of
                    Parent and Merger Sub. . . . . . . . . . . 47


                          ARTICLE VIII
                TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01.  Termination. . . . . . . . . . . . . . . . 48
     SECTION 8.02.  Effect of Termination. . . . . . . . . . . 49
     SECTION 8.03.  Agreement Termination Fee. . . . . . . . . 49
     SECTION 8.04.  Offer Fee. . . . . . . . . . . . . . . . . 50


                           ARTICLE IX
                       GENERAL PROVISIONS

     SECTION 9.01.  Non-Survival of Representations,
                    Warranties and Agreements. . . . . . . . . 51
     SECTION 9.02.  Notices. . . . . . . . . . . . . . . . . . 51
     SECTION 9.03.  Expenses . . . . . . . . . . . . . . . . . 52
     SECTION 9.04.  Certain Definitions. . . . . . . . . . . . 52
     SECTION 9.05.  Headings . . . . . . . . . . . . . . . . . 52


                                      iii





SECTION                                                      PAGE
- -------                                                      ----

     SECTION 9.06.  Severability . . . . . . . . . . . . . . . 52
     SECTION 9.07.  Entire Agreement; No Third-Party
                    Beneficiaries. . . . . . . . . . . . . . . 52
     SECTION 9.08.  Waiver . . . . . . . . . . . . . . . . . . 53
     SECTION 9.09.  Amendment. . . . . . . . . . . . . . . . . 53
     SECTION 9.10.  Assignment . . . . . . . . . . . . . . . . 53
     SECTION 9.12.  Counterparts . . . . . . . . . . . . . . . 53


Annex I


                                       iv






                 AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of December 5, 1994 (this "Agreement"), among CALIFORNIA ENERGY COMPANY, INC., a Delaware corporation ("Parent"), CE ACQUISITION COMPANY, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and MAGMA POWER COMPANY, a Nevada corporation (the "Company").

                      W I T N E S S E T H:

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance thereof, it is proposed that Merger Sub will make a cash tender offer (the "Offer") to acquire 12,400,000 shares of the issued and outstanding common stock, $0.10 par value, of the Company, including the associated Preferred Stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated October 6, 1994 between the Company and Chemical Trust Company of California, as Rights Agent (the "Rights Agreement") (the "Company Common Stock"; all issued and outstanding shares of Company Common Stock and the associated Rights being hereinafter collectively referred to as the "Shares") for $39.00 per Share, or such higher price as may be paid in the Offer (the "Per Share Cash Amount"), net to the seller in cash, subject to (i) there being validly tendered and not withdrawn before the expiration of the Offer that number of Shares which, together with Shares beneficially owned by Merger Sub, represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Tender Condition") and (ii) Merger Sub having obtained sufficient financing to enable it to consummate the Offer (the "Financing Condition");

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company and Merger Sub have each approved the merger (the "Merger") of Merger Sub with and into the Company following completion of the Offer in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and the General Corporation Law of the State of Nevada ("Nevada Law") and upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, the Board of Directors of the Company has resolved to recommend acceptance of the Offer and the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                            ARTICLE I
                        THE TENDER OFFER

          SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with
Section 8.01 hereof and none of the events set forth in Annex I hereto shall have occurred or be existing, Parent shall cause Merger Sub to, and Merger Sub shall, commence the Offer as promptly as practicable, but in no event later than five business days after the date hereof. The obligation of Parent to accept for payment any Shares tendered shall be subject to the satisfaction of the conditions set forth in Annex I, including the Minimum Tender Condition. Parent expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, or to make any other changes in the terms and conditions of the Offer (provided that no change may be made that decreases the price per Share payable in the Offer or that imposes additional conditions to the Offer from those set forth in Annex I hereto). Merger Sub covenants and agrees that, subject to the terms and conditions of this Agreement, unless the Company otherwise consents in writing, Merger Sub will accept for payment and pay for Shares as soon as it is permitted to do so under applicable law. The Per Share Cash Amount shall be net to the seller in cash, subject to reduction only for any applicable Federal back-up withholding or stock transfer taxes payable by the seller. The Company agrees that no Shares held by the Company or any of its subsidiaries (as hereinafter defined) will be tendered pursuant to the Offer.

          (b) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having the conditions and provisions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Parent and Merger Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule 14D-1 and all applicable Federal securities laws and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form that is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). Each of Parent, Merger Sub and the Company represents and warrants that the information provided and to be provided by it and/or by its auditors, attorneys, financial advisors or other consultants or advisors specifically for use in the Schedule 14D-1 and the Offer Documents on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-1 or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule 14D-1 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given the right to review and comment on the Schedule 14D-1 before filing with the SEC.

          SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held on December 5, 1994, at which a majority of the Directors were present, duly approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, and determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company. The Company further represents that Goldman, Sachs & Co. ("Goldman Sachs") has rendered to the Board of Directors of the Company its opinion as of December 5, 1994, to the effect that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders (other than Parent and its affiliates).

          (b) The Company hereby agrees to file with the SEC, as promptly as practicable after the filing by Parent and Merger Sub of the Schedule 14D-1 with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable Federal securities laws. The Company agrees to mail such Schedule 14D-9 to the stockholders of the Company promptly after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors of the Company described in Section 1.02(a) hereof. The Schedule 14D-9, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to written information supplied by Parent or Merger Sub specifically for inclusion in the Schedule 14D-9. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect, and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders to the extent required by applicable Federal securities laws. Parent and Merger Sub, and their counsel, shall be given an opportunity to review and comment on the Schedule 14D-9 before filing with the SEC.

          (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Parent and Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent and Merger Sub with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Parent and Merger Sub or their agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

          SECTION 1.03. Directors. (a) Promptly upon the purchase by Merger Sub of a majority of the outstanding Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Merger Sub, Merger Sub shall be entitled, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act"), to designate such number of directors, rounded to the nearest whole number (any number ending with .5 being rounded to the next highest whole number), on the Board of Directors of the Company as will give Merger Sub representation on the Board of Directors equal to that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Merger Sub or any affiliate of Merger Sub (including for purposes of this Section 1.03 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its affiliates) bears to the number of Shares outstanding, but in no event less than a majority of the entire Board of Directors of the Company (regardless of vacancies). At such times, the Company will also cause (i) each committee of the Board of Directors, (ii) if requested by Merger Sub, the board of directors of each of the Company's Subsidiaries (as defined below) and (iii) if requested by Merger Sub, each committee of such board to include persons designated by Merger Sub constituting the same percentage of each such committee or board as Merger Sub's designees are of the Board of Directors. The Company shall, upon request by Merger Sub, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Merger Sub designees to be elected to the Board of Directors and shall cause Merger Sub's designees to be so elected; provided, however, that such resignations shall not cause the number of Disinterested Directors (as defined below) to be less than two. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Merger Sub has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03. Parent and Merger Sub will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (b) Following the election or appointment of Parent's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment of this Agreement or the Restated

Articles of Incorporation or Restated Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company's rights hereunder, and any other consent or action by the Board of Directors hereunder, will require the concurrence of a majority (which shall be at least two) of the directors of the Company then in office who are not designees of Parent or Merger Sub (the "Disinterested Directors").


                           ARTICLE II
                           THE MERGER

          SECTION 2.01. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Delaware Law and Nevada Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation".

          SECTION 2.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law and Nevada Law, respectively (the time of such later filing being the "Effective Time").
Prior to such filings, a closing shall be held at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article VII.

          SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 2.04. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

          SECTION 2.05. Certificate of Incorporation; By-Laws; Directors and Officers. (a) Unless otherwise determined by Parent before the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as permitted by law and such Articles of Incorporation; provided, however, that Article One of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "FIRST: The name of the corporation is Magma Power Company".

          (b)  The By-Laws of Merger Sub, as in effect
immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as permitted by law, the Articles of Incorporation of the Surviving
Corporation and such By-Laws.

          (c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law or the By-laws of Merger Sub.

          SECTION 2.06.  Merger Consideration.  At the Effective
Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

          (a) All Shares which are held by the Company or any subsidiary of the Company, and any Shares owned by Parent, Merger
Sub or any other subsidiary of Parent, shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (b)  Subject to Section 2.09, each remaining
outstanding Share shall be converted in the Merger into the right to receive that amount of cash and that number of shares of common stock, par value $0.0675 per share, of Parent (the "Parent Common Stock") equal to, at the option of Parent, (i) the All Cash Component Amount (as defined below), net in cash, without interest thereon, or (ii) both (A) the Mixed Cash Component Amount (as defined below), net in cash, without interest thereon, and (B) the number of fully paid and nonassessable shares of Parent Common Stock equal to the quotient of (I) $39.00 less (II) the Mixed Cash Component Amount divided by the Average Closing Price (as defined below) (the All Cash Component Amount or
(ii)(A) and (ii)(B), collectively, as applicable, being the "Merger Consideration"). The "Mixed Cash Component Amount" shall mean an amount equal to the quotient of (A) (x) $28.50 multiplied by the number of Shares outstanding at the Effective Time less
(y) $39.00 multiplied by the number of Shares owned by Parent and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Shares outstanding at the Effective Time (other than Shares owned by Parent and any of its affiliates). The "All Cash Component Amount" shall mean an amount equal to the quotient of (A) (x) $38.75 multiplied by the number of Shares outstanding at the Effective Time less (y) $39.00 multiplied by the number of Shares owned by Parent and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Shares outstanding at the Effective Time (other than Shares owned by Parent and any of its affiliates). The "Average Closing Price" shall mean the average closing price of Parent Common Stock on the New York Stock Exchange (the "NYSE") during the 15 consecutive trading days ending on the fifth business day prior to the Effective Time; provided, however, that if such average closing price exceeds $18.73, the Average Closing Price shall be $18.73, and if such average closing price is less than $14.27, the Average Closing Price shall be $14.27.

          (c) All Shares to be converted into the right to receive the Merger Consideration pursuant to this Section 2.06 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive for each of the Shares, upon the surrender of such certificate in accordance with Section 2.08, the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.09.

          (d) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

          SECTION 2.07. Dissenting Company Common Stock. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his demand for appraisal of his shares of Company Common Stock in accordance with Nevada Law and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to
Section 2.06(b), but the holder thereof shall be entitled to only such rights as are granted by Nevada Law.

          (b) Notwithstanding the provisions of subsection (a) of this Section 2.07, if any holder of shares of Company Common Stock who demands appraisal of his shares under Nevada Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.06(b), without interest thereon, upon surrender of the certificate or certificates representing such shares of Company Common Stock.

          (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Nevada Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Nevada Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

          SECTION 2.08. Surrender of Company Common Stock; Stock Transfer Books. (a) Before the Effective Time, the Company and Parent shall designate a bank or trust company to act as agent for the holders of Company Common Stock (the "Exchange Agent") to receive the funds and securities necessary to make the payments contemplated by Section 2.06. Such funds shall be invested by the Exchange Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $200 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

          (b) Each holder of a certificate or certificates representing any outstanding shares of Company Common Stock ("Certificates") canceled upon the Merger pursuant to Section 2.06(b) may thereafter surrender such Certificate or Certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending one year after the Effective Time.

          Any portion of the Merger Consideration which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent. Parent agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Company Common Stock as of the Effective Time appropriate materials to facilitate such surrender, including (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of Company Common Stock represented by such Certificates the Merger Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.09 with respect to each of the shares contemplated thereby.

          (c) If payment of the Merger Consideration in respect of canceled Shares is to be made to a person other than the person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Shares thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Section 2.06(b). No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding shares of Company Common Stock.

          SECTION 2.09. No Fractional Shares. No Certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing shares of Company Common Stock pursuant to Section 2.06(b). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to Section 2.06(b) shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Stock issued pursuant to this Section 2.09. As soon as practicable following the Effective Time the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer taxes and other reasonable out-of-pocket transaction costs, including any expenses of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

          SECTION 2.10. Stock Options; Deferred Stock. Immediately prior to the Effective Time, (a) each unexpired and unexercised option to purchase Shares (each, a "Company Option"), under the Company's 1987 Stock Option Plan and 1994 Equity Participation Plan (collectively, the "Company Stock Option Plans"), whether or not then exercisable, shall be cancelled by the Company, and each holder of a cancelled Company Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Option an amount in cash equal to the product of (i) the number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Per Share Cash Amount or, if the election contemplated by Section 2.06(b)(i) has been made by Parent, $38.75, over the exercise price per Share previously subject to such Company Option, and
(b) each outstanding unvested share of deferred stock under the Company's 1994 Equity Participation Plan or otherwise identified on Schedule 4.03 (each, a "Deferred Share") shall be cancelled by the Company, and each holder of a cancelled Deferred Share shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Deferred Share an amount in cash equal to the Per Share Cash Amount or, if the election contemplated by
Section 2.06(b)(i) has been made by Parent, $38.75.

          SECTION 2.11. Dividends; Transfer Taxes. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Agreement until such persons surrender their Certificates representing Company Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued any dividends or other distributions that shall have become payable with respect to such Parent Common Stock in respect of a record date after the Effective Time. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. Neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws.

          SECTION 2.12. Stockholders' Meetings. (a) The Company shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and Bylaws, to convene a special meeting of the holders of Shares (the "Company Meeting") as promptly as practicable after consummation of the Offer for the purpose of considering and taking action upon this Agreement and the Merger. The stockholder vote required for approval of the Merger will be no greater than that set forth in Nevada Law. The Board of Directors of the Company will recommend that holders of Shares vote in favor of and approve the Merger. The Company will use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and will take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by Nevada Law to effect the Merger. At the Company Meeting, all of the Shares then owned by Parent, Merger Sub, or any other subsidiary of Parent, or with respect to which Parent, Merger Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Agreement.

          (b) Parent shall take all action necessary, unless Parent has elected the All Cash Component under
Section 2.06(b)(i), in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a special meeting of the holders of Parent Common Stock (the "Parent Meeting") as promptly as practicable after consummation of the Offer for the purpose of considering and taking action to (i) authorize the issuance of Parent Common Stock pursuant to the Merger under the applicable guidelines of the NYSE (the "Parent Share Proposal") and (ii) authorize the increase of the authorized Parent Common Stock from 60,000,000 shares to no more than 80,000,000 shares or such greater number of shares as shall be required to issue the Parent Common Stock in the Merger. The Board of Directors of Parent will (i) recommend that holders of Parent Common Stock vote in favor of and approve the Parent Share Proposal at the Parent Meeting and (ii) recommend that holders of Parent Common Stock vote in favor of and approve an amendment to its Certificate of Incorporation increasing the authorized Parent Common Stock from 60,000,000 shares to no more than 80,000,000 shares or such greater number of shares as shall be required to issue the Parent Common Stock in the Merger (the "Charter Amendment"). Parent will use its reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Parent Share Proposal and the Charter Amendment and will take all other action necessary or, in the reasonable opinion of the Company, advisable to secure any vote of stockholders required by Delaware Law to effect the Merger.

          SECTION 2.13.  Board Nominees; Assistance in
Consummation of the Merger. (a) Parent will nominate and use its best efforts to cause up to two nominees of the Company designated in writing to Parent prior to the closing of the Merger to be elected or appointed as members of the Board of Directors of Parent.

          (b) Each of Parent, Merger Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Offer and the Merger as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Merger Sub to perform all of its obligations in connection with this Agreement.


                           ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT
                         AND MERGER SUB

          Except as set forth on the Parent Disclosure Schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

          SECTION 3.01. Corporate Organization; Subsidiaries. Each of Parent and the Parent Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on Parent and Merger Sub. The term "Parent Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent (either alone or through or together with any other Parent Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, or owns, directly or indirectly, interests such that the holders are generally entitled to vote for the election of 50% of the board of directors or other governing body, of such corporation, partnership, joint venture or other legal entity. When used in connection with Parent and Merger Sub, the term "Material Adverse Effect" means any change or effect, when taken together with all other adverse changes and effects relating to Parent or Merger

Sub, which are not individually or in the aggregate deemed to have a Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of Parent and the Parent Subsidiaries taken as a whole; provided, however, that the occurrence of any or all of the following shall not constitute a Material Adverse Effect: (i) any change in any law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound,
(ii) a failure to receive any contract for which Parent or any Parent Subsidiary has submitted or will submit a competitive bid,
(iii) the loss of any contract or arrangement (whether by revocation, lapse or invalidity) with respect to a project that Parent or a Parent Subsidiary has under development other than any such loss resulting from a breach by Parent of the representations and warranties set forth in Section 3.22 or 3.23 hereof, (iv) a failure to close any public or private financing of any project in which Parent or any Parent Subsidiary owns a direct or indirect interest or (v) the termination of the employment of any employee, officer, director or consultant of Parent or any Parent Subsidiary.

          SECTION 3.02. Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of Parent's and Merger Sub's Certificates of Incorporation and By-Laws, each as amended to the date hereof. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

          SECTION 3.03. Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock ("Parent Preferred Stock"). As of September 30, 1994, (i) 35,649,278 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and 3,816,686 shares of Parent Common Stock held in treasury, (ii) 1,247 shares of Series C Redeemable Preferred Stock of Parent were outstanding and 3,529,252 shares of Parent Common Stock reserved for issuance upon conversion of such shares of Series C Redeemable Preferred Stock, (iii) there were 3,541,166 shares of Parent Common Stock reserved for issuance pursuant to options granted under Parent's 1986 Stock Option Plan (the "Parent Stock Option Plan"), (iv) there were 6,064,154 shares of Parent Common Stock reserved for issuance under options other than those granted under the Parent Stock Option Plan, and
(v) 4,444,444 shares of Parent Common Stock reserved for issuance pursuant to the 5% Convertible Subordinated Debentures due July

31, 2000 of Parent . There has been no material change in the capitalization of Parent since September 30, 1994. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights or other similar obligations. Except as set forth in this Section 3.03 or on
Schedule 3.03, there are not, as of the date hereof, any outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments to issue or any other agreements of any character relating to the issued or unissued capital stock or other securities of Parent to which Parent is party or by which Parent is bound obligating Parent to issue, deliver, or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or obligating Parent to grant, extend or enter into any subscription, option, warrant, call, right, commitment or other such agreement. All the outstanding capital stock or partnership or other equity interest of each of the Parent Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed on Schedule 3.01, is owned by Parent or a Parent Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any Parent Subsidiary. Except for the Parent Subsidiaries and except as previously disclosed in the Parent SEC Reports (as defined below), Parent does not directly or indirectly own a 50% or greater equity interest in any other corporation, partnership, joint venture or other business association or entity.

          SECTION 3.04. Authority Relative to this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (the "Transactions") have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent or Merger Sub of their obligations hereunder and the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of each, enforceable against each of them in accordance with its terms.

          SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or any Parent Subsidiary or by which any of their property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-Laws of either Parent or any Parent Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or any Parent Subsidiary pursuant to, any contract, instrument, permit, license or franchise to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their property is bound or affected, except in the case of (i) or (iii) for conflicts, violations, breaches or defaults that, in the aggregate, would not have a Material Adverse Effect.

          (b) Except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, "blue sky" laws of various states, the New York Stock Exchange, Inc. and filing and recordation of appropriate merger documents as required by Delaware Law and Nevada Law, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as aforesaid, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by either Parent or Merger Sub in connection with its execution, delivery or performance of this Agreement.

          SECTION 3.06. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 1992, and has heretofore delivered (or made available) to the Company, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and December 31, 1992, respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1992, and (iii) all other reports or registration statements (including Quarterly Reports on Form 10-Q) filed by Parent with the SEC since January 1, 1992 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under that they were made, not misleading. No Parent Subsidiary is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

          (b) The consolidated financial statements contained in the Parent SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of Parent and the Parent Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (c) Except as reflected or reserved against in the consolidated financial statements contained in the Parent SEC Reports, and except as set forth on Schedule 3.06, Parent and the Parent Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) that in the aggregate could have a Material Adverse Effect or any bonds, debentures, notes, letters of credit or other indebtedness (including guarantees) for any amount greater than $1,000,000. Since September 30, 1994, neither Parent nor any of the Parent Subsidiaries has incurred any liabilities material to Parent and the Parent Subsidiaries taken as a whole, except (i) liabilities incurred in the ordinary course of business and consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Offer or the Merger or (iii) liabilities disclosed on Schedule 3.06.

          SECTION 3.07. Absence of Certain Changes or Events. Since September 30, 1994, except as contemplated in this Agreement or as specifically disclosed in the Parent SEC Reports or the Tender Offer Statement on Schedule 14D-1 that was originally filed by Parent and Merger Sub with the SEC on October 6, 1994 (as amended to the date hereof) (the "Previous 14D-1") or as appears on Schedule 3.07, there has not been:

          (a)  any Material Adverse Effect;

          (b) any redemption or other acquisition of Parent Common Stock by Parent or any of the Parent Subsidiaries (other than pursuant to a plan of repurchase under Rule 10b-18 of the Exchange Act) or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Parent Common Stock;

          (c) any entry into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business or as contemplated by this Agreement; or

          (d) any change by Parent in accounting principles or methods except insofar as such change may have been required by a change in generally accepted accounting principles and disclosed in the Parent SEC Reports.

Since September 30, 1994, except as disclosed on Schedule 3.07, the Previous 14D-1 or in the Parent SEC Reports, Parent and the Parent Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and have not made any material change in the conduct of the business or operations of Parent and the Parent Subsidiaries taken as a whole.

          SECTION 3.08. Title to Property. Parent and the Parent Subsidiaries have good and marketable title, or valid leasehold rights in the case of leased property, to all real property and all personal property purported to be owned or leased by them, except where the failure to have such title or rights would not have a Material Adverse Effect.

          SECTION 3.09. Litigation. Except as disclosed in the Parent SEC Reports, the Previous 14D-1, or as disclosed on
Schedule 3.09, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries, or any properties or rights of Parent or any of the Parent Subsidiaries, before any court, administrative, governmental or regulatory authority or body, domestic or foreign, which are reasonably likely, in the aggregate, to have a Material Adverse Effect or would, and are reasonably likely to, prevent or delay the performance of this Agreement. As of the date hereof, neither Parent nor any of the Parent Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree having a Material Adverse Effect.

          SECTION 3.10. Financing Arrangements. Parent and Merger Sub have obtained a commitment letter from Credit Suisse with respect to the financing for the Offer and the Merger (the "Commitment Letter"). The Commitment Letter is in full force and effect on the date of this Agreement, and Parent and Merger Sub know of no reason why the financing contemplated by the Commitment Letter will not be consummated in accordance with its terms.

          SECTION 3.11.  No Prior Activities.  Except for
obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby
(including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

          SECTION 3.12. Brokers. No broker, finder or investment banker (other than Gleacher & Co. Inc. ("Gleacher") and Lehman Brothers Inc. ("Lehman Brothers")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

          SECTION 3.13. Information in Disclosure Documents; Registration Statement; Etc. None of the information supplied by Parent or Merger Sub for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") and (ii) the joint prospectus/proxy statement of the Company and Parent (the "Proxy Statement") required to be mailed to the stockholders of the Company and Parent in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Parent Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          SECTION 3.14. Conduct of Business. Except as disclosed in Schedule 3.14 hereto, the business of Parent and each of the Parent Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Articles of Incorporation or Bylaws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which Parent or any of the Parent Subsidiaries is now a party or by which Parent or any of the

Parent Subsidiaries or any of their respective properties or assets may be bound, or (iii) any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Parent or any of the Parent Subsidiaries, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.15. Environment. (a) As used herein, the term "Environmental Laws" means all Federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          (b) Except as disclosed on Schedule 3.15 hereto, to the knowledge of Parent there are, with respect to Parent or any of the Parent Subsidiaries, or any real property currently or formerly owned, leased, or otherwise used by Parent or any of the Parent Subsidiaries, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law or other legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") or similar state or local laws, which liabilities, either individually or in the aggregate, would have a Material Adverse Effect.

          SECTION 3.16. Energy Regulatory Status. (a) Each of the operational electric generation facilities ("Plants") owned in whole or part, directly or indirectly by: (i) Parent, or (ii) any legal entity in which Parent directly or indirectly owns more than 50% of the voting stock or other equity interest, including any partnership in which Parent has an interest, is a "qualifying small power production facility" ("Small Power QF"), as such term is defined in the Federal Power Act, as amended ("FPA"), and the regulations thereunder, and has continuously been in compliance with the requirements for being a Small Power QF since it commenced sales of electricity.

          (b) The owner of each of the Plants under development by Parent or any Parent Subsidiary and located in the United States will, no later than the date operations commence, either qualify as a "qualifying small power producer" or an "exempt wholesale generator" ("EWOG"), as such terms are defined in FPA, the regulations under the FPA, and the Public Utility Holding Company Act of 1935, as amended ("PUHCA").

          (c) The owner of each of the Plants under development by Parent or any Parent Subsidiary and located outside the United States will, no later than the date operations commence, either qualify as an EWOG or a "foreign utility company", as such term is defined under PUHCA and the regulations thereunder.

          (d) Neither Parent nor any "affiliate" of Parent is a "public utility company" or a "public utility holding company", as such terms are defined in PUHCA and the regulations thereunder, a "public utility" as defined in the FPA and the regulations thereunder, or subject to regulations by any state public utilities commission or similar state regulatory body.

          (e) Each of the Plants obtained any necessary certificates or permits from state regulatory authorities for construction of each of the operational Plants and associated transmission equipment owned by the owners of such Plant, and each other entity constructing, owning or operating any of the foregoing has obtained each required certificate or permit.

          SECTION 3.17.  Employee Benefit Plans; Labor Matters.
(a) With respect to each U.S. or foreign employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any executive compensation arrangement, whether or not funded, maintained or contributed to by Parent or any Parent Subsidiary, or with respect to which Parent or any Parent Subsidiary could incur liability under Section 4069, 4212(c) or 4204 of ERISA, as well as any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA and which is maintained or contributed to by any other trade or business (whether or not incorporated) which is treated as a single employer with Parent under Section 414(b), (c), (m) or (o) of the Code (each such trade or business being referred to herein as a "Code Affiliate") (the "Parent Benefit Plans"), Parent has made available to the Company a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue

Service (the "IRS"), (ii) such Parent Benefit Plan, (iii) each trust agreement relating to such Parent Benefit Plan, (iv) the most recent summary plan description for each Parent Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Parent Benefit Plan subject to Title IV of ERISA, if any, (vi) the most recent determination letter, if any, issued by the IRS with respect to any Parent Benefit Plan qualified under Section 401(a) of the Code and (vii) the most recent annual and periodic accounting of related plan assets, if any.

          (b) With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances, in connection with which Parent or any Parent Subsidiary could be subject to any liability under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable Law which would have a Material Adverse Effect. No claim has been asserted or, to the knowledge of Parent, threatened, by the IRS, the Department of Labor or any participant of a Parent Benefit Plan that Parent or any Parent Subsidiary has, with respect to any Parent Benefit Plan, engaged in or been a party to any "prohibited transaction," as such term is defined in Section 4975 of the Code and Section 406 of ERISA, which would result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by section 4975 of the Code, in each case applicable to Parent, any Parent Subsidiary or any Parent Benefit Plan. Each Parent Benefit Plan intended to qualify under Section 401(a) of the Code does so qualify, and the trusts created thereunder are exempt from tax under Section 501(a) of the Code, and each such Parent Benefit Plan will be amended in the manner required by the Code by December 31, 1994, and has been or will be submitted to the IRS on or prior to March 31, 1995 for a determination letter confirming that such Parent Benefit Plan meets the currently applicable requirements for qualification and exemption from taxation under Section 401(a) and 501(a) of the Code. No Parent Benefit Plan has plan assets invested in any insurance company which is or has been in insolvency proceedings within the last 3 years. No Parent Benefit Plan subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Neither Parent nor any of the Parent Subsidiaries or Code Affiliates has at any time since 1987 maintained or contributed to any Parent Benefit Plan, including without limitation any "multiemployer plan" (as defined in Section 3(37) of ERISA), which (i) is a "defined benefit plan" (as defined in Section 414(j) of the Code) or (ii) is subject to Title IV of ERISA.

          (c) Except as set forth in Schedule 3.17, neither Parent nor any Parent Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary, no collective bargaining agreement is being negotiated by Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary knows of any activities or proceedings of any labor union to organize any of their respective employees. As of the date hereof, (i) Parent and all of the Parent Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, (ii) there are no material charges with respect to or relating to Parent or any of the Parent Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (iii) there is no labor dispute, strike or work stoppage against Parent or any Parent Subsidiary pending or, to Parent's knowledge, threatened which may interfere with the respective business activities of Parent or the Parent Subsidiaries, except where such non-compliance, charge, dispute, strike or work stoppage would not have a Material Adverse Effect. As of the date hereof, to the knowledge of Parent, none of Parent or any Parent Subsidiary, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of Parent or the Parent Subsidiaries, and there is no charge or complaint against Parent or the Parent Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect.

          SECTION 3.18. Insurance. The insurance policies in force at the date hereof, with respect to the assets, properties or operations of each of Parent and the Parent Subsidiaries are set forth on Schedule 3.18 and are in full force and effect with reputable insurers in such amounts and insure against such losses and risks (including product liability) as are customary to protect the properties and business of each of Parent and Parent Subsidiaries.

          SECTION 3.19.  Taxes.  (a)  Except as set forth in
Schedule 3.19, and except as would not, either individually or in the aggregate, have a Material Adverse Effect, (i) Parent and each of the Parent Subsidiaries have timely filed with the appropriate governmental authorities all Tax Returns (as defined below) required to be filed by or with respect to the Company and each of the Subsidiaries or their respective operations or assets, and such Tax Returns are true, correct and complete in all material respects and (ii) all Taxes (as defined below) shown to be due on such Tax Returns, all Taxes required to be paid on an estimated or installment basis, and all Taxes required to be withheld with respect to the Parent or any of the Parent Subsidiaries or their respective operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, except in each case for such Taxes which are not material in the aggregate.

          (b) Neither Parent nor any of the Parent Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

          (c)  No indebtedness of the Parent or any of the Parent
Subsidiaries is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

          (d) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchises, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

          (e) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document
(including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

          SECTION 3.20. Trademarks, Licenses, Patents and Copyrights. Except as set forth on Schedule 3.20, Parent or the Parent Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights and proprietary information used or held for use in connection with, and material to, its business as currently being conducted and are unaware of any assertions or claims challenging the validity of any of the foregoing which are reasonably likely to have a Material Adverse Effect; and, to the best knowledge of Parent, the conduct of Parent's business as now conducted or proposed to be conducted does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others known to the Parent or the Parent Subsidiaries in any way reasonably likely to have a Material Adverse Effect. No material infringement of any proprietary right owned by or licensed by or to Parent or any of the Parent Subsidiaries is known to Parent or any Parent Subsidiary which is reasonably likely to have a Material Adverse Effect.

          SECTION 3.21. Related Party Transactions. Except as is set forth in the Parent SEC Reports and the Previous 14D-1, to the knowledge of Parent, Schedule 3.21 sets forth the material transactions since September 1, 1994 between Parent and the Parent Subsidiaries on the one hand, and (i) an officer or director of Parent or any of the Parent Subsidiaries, (ii) a record or beneficial owner of five percent (5%) or more of the Parent Common Stock, or (iii) an affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to the Parent and the Parent Subsidiaries in the ordinary course of business.

          SECTION 3.22.  Status of Development and Construction
Projects. To Parent's knowledge, except as specifically disclosed on Schedule 3.22, the following statements, as applicable, are true and correct as of the date hereof, with respect to each of the following development and construction projects: Upper Mahiao 120 MW and Mahanagdong 180 MW:

     (i) There is no pending or threatened revocation or loss of such project award, whether as a result of government action or otherwise;

     (ii)      The executed power sales contract and
     construction contract for such project is in full force and effect and there is no oral or written threat to its validity, whether as a result of government action or otherwise;

     (iii) For any project with an executed construction contract, the estimated total capital cost for construction of such project (without well-field development expenses), including any existing or expected change orders, is set forth on Schedule 3.22;

     (iv) The joint venture or partnership or similar agreements with local partners or contractors are in full force and effect and the Parent's percentage equity ownership pursuant to such contracts are as set forth on Schedule 3.22, and there is no threat of loss or invalidity to such contracts, whether as a result of consummating this transaction or otherwise;

     (v) The status of the financing and political risk insurance arrangements for each such project is set forth on Schedule 3.22; and

     (vi) Parent has not taken any actions which violate the Foreign Corrupt Practices Act ("FCPA") and is not aware of any actions taken by foreign Parent Subsidiaries or local partners which if taken by a U.S. company would constitute a violation of the FCPA.

          SECTION 3.23.  Status of Operating Projects.  To
Parent's knowledge, as of the date hereof, with respect to each operating project, except as set forth on Schedule 3.23:

     (i)       Parent is not aware of any event or
     occurrence which would create a material impairment to the operating performance or a material increase in operating expenses or material non-compliance with regulatory or contractual requirements;

     (ii) Parent and any of the Parent Subsidiaries or joint ventures has not changed in any material adverse respect such project's operating, maintenance reserves or procedures; and

     (iii) Parent is not aware of any events which, with lapse of time or otherwise could reasonably be expected to result in a material impairment to the project's operating performance or a material increase in operating expenses or material non-compliance with regulatory or contractual requirements.


                           ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth on the Company Disclosure Schedule previously delivered by the Company to Parent (the "Company
Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

          SECTION 4.01. Corporate Organization; Subsidiaries. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any material necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a

Material Adverse Effect (as defined below) on the Company. The term "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which the Company or, if the context requires, the Surviving Corporation (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, or owns, directly or indirectly, interests such that the holders are generally entitled to vote for the election of 50% of the board of directors or other governing body, of such corporation, partnership, joint venture or other legal entity. When used in connection with the Company or any of its Subsidiaries, the term "Material Adverse Effect" means any change or effect, when taken together with all other adverse changes and effects relating to the Company and its Subsidiaries, that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole; provided, however, that the occurrence of any or all of the following shall not constitute a Material Adverse Effect: (i) any change in any law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound,
(ii) a failure to receive any contract or award for which the Company or any Subsidiary has submitted or will submit a competitive bid, (iii) the loss of any contract or arrangement (whether by revocation, lapse or invalidity) with respect to a project that the Company or any Subsidiary has under development, other than any such loss related to the Malitbog project or Fish Lake project and other than any such loss resulting from a breach by the Company of the representations and warranties set forth in Sections 4.22 and 4.23 hereof, (iv) an unfavorable ruling by the California Public Utilities Commission with respect to the Company's California plants under the pending Biennial Resource Plan Update, (v) a loss of, or unfavorable ruling in, the Company's pending litigation against Southern California Edison Company, but only insofar as such litigation seeks to increase the energy price payable for deliveries over nameplate capacity and not insofar as any unfavorable ruling affects the validity or enforceability of any contract subject thereto or the enforceability of any material term thereof, (vi) a failure to close any public or private financing of any project in which the Company or any Subsidiary owns a direct or indirect interest (other than as a result of a loss with respect to the Malitbog project or the Fish Lake project or as a result of a breach by the Company of the representation and warranties set forth in
Section 4.22 or 4.23 hereof), or (vii) the termination of the employment of any employee, officer, director or consultant of the Company or any Subsidiary. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or formation of each Subsidiary is set forth in Schedule 4.01 hereto.

          SECTION 4.02. Articles of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company, and the Company has made available to Parent such documents with respect to all Subsidiaries. Such Articles of Incorporation, Bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

          SECTION 4.03. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock ("Company Preferred Stock"). As of September 30, 1994, 24,042,915 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and no shares of Company Preferred Stock were outstanding. As of December 1, 1994, there were 582,478 shares of Company Common Stock reserved for issuance pursuant to options and deferred stock awards granted under the Stock Option Plans or otherwise identified on Schedule 4.03, and there were 996,943 shares of Company Common Stock reserved for future issuance under the Stock Option Plans. There have been no material changes in the capitalization of the Company since September 30, 1994.
Schedule 4.03 separately identifies as of December 1, 1994 the option holders, the number of shares subject to each option held, the exercise prices, vesting schedules and expiration dates of the outstanding options granted under the Stock Option Plans.
All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights or other similar obligations. Except as set forth in this Section 4.03 or on
Schedule 4.03, there are not, as of the date hereof, any outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments to issue or any other agreements of any character relating to the issued or unissued capital stock or other securities of the Company to which the Company is party or by which the Company is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, call, right, commitment or other such agreement. All the outstanding capital stock or partnership or other equity interest of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed on Schedule 4.01, is owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any Subsidiary. Except for the Subsidiaries and except as previously disclosed to Parent on the Disclosure Schedule and in the Company SEC Reports (as defined below), the Company does not directly or indirectly own a 50% or greater equity interest in any other corporation, partnership, joint venture or other business association or entity.

          SECTION 4.04. Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Nevada Law. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

          SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected, (ii) violate or conflict with the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Subsidiary, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any contract, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of their property is bound or affected, except as set forth on Schedule 4.05 and except in the case of (i) or (iii) for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

          (b) Except for applicable requirements, if any, of the Exchange Act and filing and recordation of appropriate merger or other documents as required by Nevada Law, and except for any notice, filings, authorizations, consents or approvals which are required because of the regulatory status of the Company or any of its Subsidiaries or facts specifically applicable to them, and except as set forth on Schedule 4.05, the Company is not required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. Except as aforesaid, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement.

          SECTION 4.06. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1992, and has heretofore delivered (or made available) to Parent, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and December 31, 1992, respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1992, and (iii) all other reports or registration statements (including Quarterly Reports on Form 10-Q) filed by the Company with the SEC since January 1, 1992 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

          (b) The consolidated financial statements contained in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (c) Except as reflected or reserved against in the consolidated financial statements contained in the Company SEC Reports, and except as set forth on Schedule 4.06, the Company and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate could have a Material Adverse Effect or any bonds, debentures, notes, letters of credit or other indebtedness (including guarantees) for any amount greater than $1,000,000. Since September 30, 1994, neither the Company nor any of the Subsidiaries has incurred any liabilities material to the Company and the Subsidiaries taken as a whole, except (i) liabilities incurred in the ordinary course of business and consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Offer or the Merger or (iii) liabilities disclosed on Schedule 4.06.

          SECTION 4.07. Absence of Certain Changes or Events. Since September 30, 1994, except as contemplated in this Agreement or as specifically disclosed in the Company SEC Reports or the Tender Offer Solicitation/Recommendation Statement on
Schedule 14D-9 that was originally filed by the Company with the SEC on October 11, 1994 with respect to Parent's previous tender offer (as amended to the date hereof) (the "Previous 14D-9"), or as appears on Schedule 4.07, there has not been:

          (a)  any Material Adverse Effect;

          (b) any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock;

          (c) any entry into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business or as contemplated by this Agreement;

          (d) any transfer of, or rights granted under, any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business and consistent with past practice;

          (e) any mortgage, pledge, security interest or imposition of lien or other encumbrance on any asset of the Company or any of the Subsidiaries that when viewed in the aggregate with all such other encumbrances is material to the business, financial condition or operations of the Company and the Subsidiaries taken as a whole; or

          (f) any change by the Company in accounting principles or methods except insofar as such change may have been required by a change in generally accepted accounting principles and disclosed in the Company SEC Reports.

Since September 30, 1994, except as disclosed on Schedule 4.07, in the Company SEC Reports or the Previous 14D-9, the Company and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and have not made any material change in the conduct of the business or operations of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, the Company has not, since such date, except for the contracts referred to in the Company SEC Reports or as disclosed on
Schedule 4.07 or in the Previous 14D-9, made any changes in executive compensation levels (other than increases in the ordinary course of business and consistent with past practice) or in the manner in which other employees of the Company or the Subsidiaries are compensated, paid or agreed to pay any pension, retirement allowance or other employee benefit not required or permitted by the terms of any plan, agreement or arrangement existing on such date to any director, officer or employee, whether past or present, or committed itself to any collective bargaining agreement (except for renewals of existing collective bargaining agreements) or to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or to amend any of such plans or any of such agreements in existence on such date.

          SECTION 4.08.  Title to Property.   The Company and its
Subsidiaries have good and marketable title, or valid leasehold rights in the case of leased property, to all real property and all personal property purported to be owned or leased by them, except where the failure to have such title or right would not have a Material Adverse Effect. There are no material mechanics', materialmen's, laborers', employees', suppliers' or other liens arising by operation of law on any of the Company's properties.

          SECTION 4.09. Litigation. Except as disclosed in the Company SEC Reports, the Previous 14D-9 or as disclosed on
Schedule 4.09, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, administrative, governmental or regulatory authority or body, domestic or foreign, which are reasonably likely, in the aggregate, to have a Material Adverse Effect or would, and are reasonably likely to, prevent or delay the performance of this Agreement. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree, having a Material Adverse Effect.

          SECTION 4.10. Information in Disclosure Documents. None of the information with respect to the Company or its Subsidiaries to be included or incorporated by reference in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.11. Fairness Opinion. The Company has received the opinion of Goldman Sachs, to the effect that the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to the stockholders of the Company (other than Parent and its affiliates).

          SECTION 4.12. Brokers. No broker, finder or investment banker (other than Goldman Sachs) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete information concerning the financial arrangements between the Company and Goldman Sachs, pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder.

          SECTION 4.13. Takeover Provisions Inapplicable; Rights Agreement Amendment. (a) As of the date hereof and at all times on or prior to the Effective Time, Sections 78.378 through 78.3793, inclusive, and Sections 78.411 through 78.444, inclusive, of Nevada Law are, and shall be, inapplicable to the Offer, the Merger and the transactions contemplated by this Agreement including, without limitation, the pledge of the shares of Company Common Stock acquired in the Offer to the lending institutions providing the financing for the Offer, and the transfer of such shares upon the exercise of remedies under the applicable agreements. The Company has heretofore delivered to Parent a complete and correct copy of the resolutions of the Board of Directors of the Company to the effect that such sections of Nevada Law are, and shall be, inapplicable to the Offer, the Merger and the transactions contemplated by this Agreement.

          (b) The Board of Directors of the Company has taken all necessary action with respect to the Rights Agreement, such that none of the execution or delivery of this Agreement, the purchase of Shares pursuant to the Offer, the exchange of the Shares for the shares of Parent Common Stock and cash in accordance with this Agreement or any transaction contemplated by this agreement will cause (A) the rights (the "Rights") issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (B) Parent, Merger Sub and any of their associates or affiliates (as such terms are defined in the Rights Agreement) to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (C) the "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) to occur upon any such event.

          SECTION 4.14. Conduct of Business. Except as disclosed in Schedule 4.14 hereto, the business of the Company and each of the Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Articles of Incorporation or Bylaws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, or (iii) any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of the Subsidiaries, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.15.  Environment.  Except as disclosed on
Schedule 4.15 hereto, to the knowledge of the Company, there are, with respect to the Company or any of its Subsidiaries, or any real property currently or formerly owned, leased, or otherwise used by the Company or any of its Subsidiaries, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law or other legal liability, including, without limitation, liability under CERCLA or similar state or local laws, which liabilities, either individually or in the aggregate, would have a Material Adverse Effect.

          SECTION 4.16. Energy Regulatory Status. (a) Each of the Plants owned in whole or part, directly or indirectly by: (i) the Company or (ii) any legal entity in which the Company directly or indirectly owns 50% or greater of the voting stock or other equity interest, including any partnership in which the Company has an interest, is a Small Power QF, as such term is defined in the FPA, and the regulations thereunder, and has continuously been in compliance with the requirements for being a Small Power QF since it commenced sales of electricity.

          (b) The owner of each of the Plants under development by the Company or any Subsidiary and located in the United States will, no later than the date operations commence, either qualify as a "qualifying small power producer" or an EWOG, as such terms are defined in the FPA, the regulations under the FPA, and the PUHCA.

          (c) The owner of each of the Plants under development by the Company or any Subsidiary and located outside the United States will, no later than the date operations commence, either qualify as an EWOG or a "foreign utility company", as such term is defined under PUHCA and the regulations thereunder.

          (d) Neither the Company nor any "affiliate" of the Company is a "public utility company" or a "public utility holding company", as such terms are defined in PUHCA and the regulations thereunder, a "public utility" as defined in the FPA and the regulations thereunder, or subject to regulations by any state public utilities commission or similar state regulatory body.

          (e) Each of the Plants obtained any necessary certificates or permits from state regulatory authorities for construction of each of the operational Plants and associated transmission equipment owned by the owners of the Plant, and each other entity constructing, owning or operating any of the foregoing has obtained each required certificate or permit.

          SECTION 4.17.  Employee Benefit Plans; Labor Matters.
(a) With respect to each U.S. or foreign employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA) and any executive compensation arrangement, whether or not funded, maintained or contributed to by the Company or any of its

Subsidiaries, or with respect to which the Company or any of its Subsidiaries could incur liability under Section 4069, 4212(c) or 4204 of ERISA, as well as any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA and which is maintained or contributed to by any other trade or business (whether or not incorporated) which is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (each such trade or business being referred to herein as a "Code Affiliate") (the "Company Benefit Plans"), the Company has made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS,
(ii) such Company Benefit Plan, (iii) each trust agreement relating to such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA, if any, (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code and (vii) the most recent annual and periodic accounting of related plan assets, if any.

          (b) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which would have a Material Adverse Effect. No claim has been asserted, or, to the knowledge of the Company, threatened by the IRS, the Department of Labor or any participant of a Company Benefit Plan that the Company or any of the Subsidiaries has, with respect to any Company Benefit Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code and Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any Subsidiary or any Company Benefit Plan. Each Company Benefit Plan intended to qualify under Section 401(a) of the Code does so qualify, and the trusts created thereunder are exempt from tax under Section 501(a) of the Code, and each such Company Benefit Plan will be amended in the manner required by the Code by December 31, 1994, and has been or will be submitted to the IRS on or prior to March 31, 1995 for a determination letter confirming that such Company Benefit Plan meets the currently applicable requirements for qualification and exemption from taxation under Sections 401(a) and 501(a) of the Code. No Company Benefit Plan has plan assets invested in any insurance company which is or has been in insolvency proceedings within the last 3 years. No Company

Benefit Plan subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Neither the Company nor any of its Subsidiaries or Code Affiliates has at any time since 1987 maintained or contributed to any Company Benefit Plan, including without limitation any "multiemployer plan" (as defined in Section 3(37) of ERISA), which (i) is a "defined benefit plan", (as defined in
Section 414(j) of the Code) or (ii) is subject to Title IV of ERISA.

          (c) Except as set forth in Schedule 4.17, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or its Subsidiaries, (ii) no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize any of their respective employees. As of the date hereof, the Company and all of its Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, there are no material charges with respect to or relating to the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Company's knowledge, threatened which may interfere with the respective business activities of the Company or its Subsidiaries, except where such noncompliance, charge, dispute, strike or work stoppage would not have a Material Adverse Effect. As of the date hereof, to the knowledge of the Company, none of the Company or any of its Subsidiaries, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its Subsidiaries, and there is no charge or complaint against the Company or its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect.

          (d)  The Company has made available to Parent
(i) copies of all employment agreements with officers of the Company and its Subsidiaries; (ii) copies of all severance agreements, programs and policies of the Company with or relating to its employees; and (iii) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions

(which plans, programs, agreements and arrangements are set forth in Schedule 4.17 or have been disclosed in the Company SEC
Reports or the Previous 14D-9).

          (e) Except as provided in Schedule 4.17 or as otherwise required by Law, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

          SECTION 4.18. Insurance. The insurance policies in force at the date hereof, with respect to the assets, properties or operations of each of the Company and the Subsidiaries are set forth on Schedule 4.18 and are in full force and effect with reputable insurers in such amounts and insure against such losses and risks (including product liability) as are customary to protect the properties and businesses of each of the Company and the Subsidiaries.

          SECTION 4.19.  Taxes.  (a)  Except as set forth in
Schedule 4.19, and except as would not, either individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of the Subsidiaries have timely filed with the appropriate governmental authorities all Tax Returns (as defined below) required to be filed by or with respect to the Company and each of the Subsidiaries or their respective operations or assets, and such Tax Returns are true, correct and complete in all material respects and (ii) all Taxes shown to be due on such Tax Returns and all Taxes required to be withheld with respect to the Company or any of the Subsidiaries or their respective operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, except in each case for such Taxes which are not material in the aggregate.

          (b) Neither the Company nor any of the Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

          (c) Except as set forth on Schedule 4.19, no property of either of the Company or any of the Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code or property that either of the Company or any of the Subsidiaries will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately before the enactment of the Tax Reform Act of 1986.

          SECTION 4.20. Trademarks, Licenses, Patents and Copyrights. Except as set forth on Schedule 4.20, the Company or the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights and proprietary information used or held for use in connection with, and material to, its business as currently being conducted and are unaware of any assertions or claims challenging the validity of any of the foregoing which are reasonably likely to have a Material Adverse Effect; and, to the best knowledge of the Company, the conduct of the Company's business as now conducted or proposed to be conducted does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others known to the Company or the Subsidiaries in any way reasonably likely to have a Material Adverse Effect. No material infringement of any proprietary right owned by or licensed by or to the Company or any of the Subsidiaries is known to the Company or any Subsidiary which is reasonably likely to have a Material Adverse Effect.

          SECTION 4.21. Related Party Transactions. Except as is set forth in the Company SEC Reports or in the Previous 14D-9, to the Company's knowledge, Schedule 4.21 sets forth the material transaction since September 1, 1994 between the Company and its Subsidiaries, on the one hand, and (i) an officer or director of the Company or any of its Subsidiaries, (ii) a record or beneficial owner of five percent (5%) or more of Company Common Stock, or (iii) an affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to the Company and its Subsidiaries in the ordinary course of business.

          SECTION 4.22. Status of Development and Construction Projects. To the Company's knowledge, except as specifically disclosed on Schedule 4.22, the following statements, as applicable, are true and correct as of the date hereof with respect to each of the following development and construction projects: (Malitbog 231 MW, Alto Peak 70 MW, Fish Lake 16 MW and 20MW Salton Sea Unit 1 expansion):

     (i) There is no pending or threatened revocation or loss of such project award, whether as a result of government action or otherwise;

     (ii)      The executed power sales contract and
     construction contract for such project is in full force and effect and there is no oral or written threat to its validity, whether as a result of government action or otherwise;

     (iii) For any project with an executed construction contract, the estimated total capital cost for construction of such project (without well-field development expenses), including any existing or expected change orders is set forth on Schedule 4.22;
     (iv) The joint venture or partnership or similar agreements with local partners or contractors are in full force and effect, and the Company's percentage equity ownership pursuant to such contracts is as set forth on Schedule 4.22, and there is no threat of loss or invalidity to such contracts, whether as a result of consummating this transaction or otherwise;

     (v) The status of the financing and political risk insurance arrangements for each such project is set forth on Schedule 4.22; and

     (vi) The Company has not taken any actions which violate the FCPA and is not aware of any actions taken by foreign Subsidiaries or local partners which if taken by a U.S. company would constitute a violation of the FCPA.

          SECTION 4.23.  Status of Operating Projects.  With
respect to each operating project, except as set forth on
Schedule 4.23:

     (i) The Company is not aware of any event or occurrence which would create a material impairment to the operating performance or a material increase in operating expenses or material non-compliance with regulatory or contractual requirements;

     (ii) The Company and any of its Subsidiaries or joint ventures have not changed in any material adverse respect such project's operating, maintenance reserves or procedures; and

     (iii) The Company is not aware of any events which, with lapse of time or otherwise, could reasonably be expected to result in a material impairment to the project's operating performance or a material increase in operating expenses or material non-compliance with regulatory or contractual requirements.

                            ARTICLE V
             CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 5.01. Acquisition Proposals. The Company will notify Parent immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company, in each case in connection with any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company or any Subsidiary. The Company shall provide a copy of any such written inquiries or proposals to Parent immediately after receipt thereof and thereafter keep Parent and Merger Sub promptly advised of any development with respect thereto.

          SECTION 5.02. Conduct of Business by the Parties Pending the Merger. (I) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing and except as is otherwise permitted hereby, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its best efforts to preserve substantially intact its business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent:

          (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of its or its subsidiaries' capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any other ownership interest (except with respect to Company Common Stock previously reserved for issuance as disclosed in Section 4.03 hereof); (ii) amend or propose to amend its articles of incorporation or bylaws or equivalent organizational documents; (iii) split, combine or reclassify any of its outstanding common stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the common stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.02(I)(a);

          (b) (i) acquire (by merger, consolidation, or acquisition of stock, partnership interests or assets) any corporation, partnership or other business organization or division thereof or any other interests in operating properties; (ii) except in the ordinary course of business and in a manner consistent with past practices, and except as set forth on Schedule 5.02(I)(b), sell, pledge, lease, transfer, dispose of, or encumber or authorize or propose the sale, pledge, lease, transfer disposition or encumbrance of any of its or its Subsidiaries' assets (including intangible assets); (iii) create, incur, assume or guarantee any indebtedness or other similar obligation, or enter into any contract or agreement, except in the ordinary course of business and consistent with past practice, and except as set forth on Schedule 5.02(I)(b); (iv) enter into any new line of business or make any bid or enter into any commitment in respect of any new or proposed projects; (v) prepay or refinance any part of the principal or interest of any existing indebtedness before the due date thereof; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, except for endorsements in the ordinary course of business in connection with the deposit of items for collection; (vii) make any loans, advances or capital contributions to or investments in any person or entity; (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, material lease or commitment; (ix) make or commit to or guarantee any single capital expenditure or obligations which are not consistent with past practice and currently budgeted; or (x) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.02(I)(b);

          (c) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of the Company or any of its Subsidiaries in effect on November 30, 1994) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on November 30, 1994;

          (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice) under any of its employee plans to any of its or its subsidiaries' employees, independent contractors or consultants, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing;

          (e) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including without limitation its procedures with respect to the payment of accounts payable);

          (f) before the purchase of Company Common Stock pursuant to the Offer and other than pursuant to this Agreement, take any action to cause the shares of its common stock to cease to be listed on the Nasdaq National Market;

          (g) cause or permit any of their current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless forthwith upon notice of such termination, cancellation or lapse, the Company or such Subsidiary used its best efforts to obtain commercially reasonable replacement policies from the same or comparable insurers providing coverage which is the same as or comparable to that provided under the cancelled, terminated or lapsed policies;

          (h) enter into any agreement or transaction with any affiliate of the Company upon terms and conditions less favorable to the Company or such affiliate than could be obtained on an arm's length basis, except for agreements or transactions in the ordinary course of business and consistent with past practice;

          (i)  settle any material pending litigation; or

          (j) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

Notwithstanding any other term or provision of this Section
5.02(I):

               (i) the Company may close the financing of its Maltibog project without the prior consent of Parent provided that Parent has been given the opportunity to review the relevant financing documents and Company has given Parent at least two days' prior notice of the anticipated closing date;

               (ii) the Company may make and commit to ordinary course budgeted operational capital and other expenditures relating to projects in operation or construction without the consent of Parent;

               (iii) the Company may make planned capital and operational expenditures with respect to its Maltibog project, without the consent of Parent;

               (iv) the Company will not make any capital or other expenditures in excess of $500,000 in the aggregate with respect to its Nevada Power Pumped Storage contract, its Alto Peak contract and any other contract related to a development project without prior consultation with Parent and Parent's consent;

               (v)  the Company may honor all existing
          contractual obligations relating to projects in operation or construction without the consent of Parent; and

               (vi) the Company will not incur any additional indebtedness (secured or unsecured) or make new project or capital commitments in excess of $1,000,000 without prior consultation with Parent and Parent's consent.

          (II) Parent covenants and agrees that, between the date of this Agreement and the Effective Time (unless the election contemplated by Section 2.06(b)(i) has been made), unless the Company shall otherwise consent in writing and except as is otherwise permitted hereby, neither Parent nor any of the Parent Subsidiaries shall, directly or indirectly, do any of the following:

          (a) (i) issue or sell, or propose the issuance or sale of, any shares of its or its subsidiaries' capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any other ownership interest (except with respect to Parent Common Stock previously reserved for issuance as disclosed in
     Section 3.03 hereof) if (A) the proceeds of any such issuance or sale ("Proceeds") exceed $50,000,000, and (B) such Proceeds are not applied, if necessary, so as to allow Parent to exercise the election contemplated by Section 2.06(b)(i); (ii) split, combine or reclassify any of its outstanding common stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the common stock; (iii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans or pursuant to a repurchase program under Rule 10b-18 promulgated under the Exchange Act; or (iv) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.02(II)(a);

          (b) in the case of Parent, merge or consolidate with or into another person or engage in a recapitalization or other similar extraordinary business transaction;

          (c) make any material change in accounting policies, other than as required by generally accepted accounting principles; or

          (d) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

          SECTION 5.03. No Shopping. The Company and its Subsidiaries will not, directly or indirectly, through any officer, director, agent, financial adviser or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any Competing Transaction (as defined below), or participate in any negotiations regarding, or furnish to any other person any information (except for information which has been previously publicly disseminated by the Company in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Notwithstanding the foregoing, the parties hereby agree that the Board of Directors of the Company may (i) review and act upon (which actions may include, without limitation, providing confidential information, negotiating a transaction and entering into an agreement for a transaction) an unsolicited proposal by any other person relating to any of the transactions referred to in the preceding sentence, if the Board of Directors determines in good faith, after consultation with and based upon the advice of its financial and legal advisors, that failing to review and act upon such proposal would constitute a breach of fiduciary duty and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and such review, conduct or compliance will not violate this Section 5.03. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of the Company and the Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 50% or more of the Shares or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the Shares; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.


                           ARTICLE VI
                      ADDITIONAL AGREEMENTS

          SECTION 6.01.  Registration Statement/Proxy Statement.
(a) As promptly as practicable after the consummation of the Offer, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the preliminary Proxy Statement and a preliminary prospectus with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC with respect to such preliminary materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the SEC the definitive Proxy Statement and Parent shall file with the SEC the Registration Statement (which shall include the definitive Proxy Statement), and Parent and the Company shall use their best efforts to cause the Registration Statement to become effective and to mail the definitive Proxy Statement to their respective stockholders as soon thereafter as practicable.

          (b) Parent and the Company shall make all necessary filings with respect to the Merger and the Parent Share Proposal under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable blue sky or similar securities laws and the New York Stock Exchange, Inc. and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

          SECTION 6.02.  Stock Exchange Listing.  Parent shall
use its best efforts to list on the NYSE, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

          SECTION 6.03. Additional Agreements. The Company, Parent and Merger Sub will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its respective execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

          SECTION 6.04. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.05. Access to Information. (a) From the date hereof to the Effective Time, each of Parent and the Company shall, and shall cause their respective subsidiaries, officers, directors, employees, auditors, attorneys and agents to, afford the officers, employees, auditors, attorneys and agents of the other party (the "Respective Representatives") complete access at all reasonable times and on reasonable notice to its officers, employees, agents, accountants, properties, offices and other facilities and to all books and records, and shall furnish such Respective Representatives with all financial, operating and other data and information and all information relating to the regulatory status of its Plants (whether held by it, a subsidiary, or agents thereof) as the other party, through its officers, employees, agents or accountants, may reasonably request.

          (b) All information obtained by Parent or the Company pursuant to this Section 6.05 shall be kept confidential in accordance with the confidentiality agreements dated December 4, 1994 between Parent and the Company.

          (c) In the event of the termination of this Agreement, each of Parent and the Company shall, and shall cause its affiliates to, return promptly every document furnished to them by the other party or its Respective Representatives in connection with the transactions contemplated hereby and any copies thereof which may have been made, and shall cause its Respective Representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the Commission or otherwise publicly available.

          SECTION 6.06. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law.

          SECTION 6.07. Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act. The parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

          SECTION 6.08. Agreement to Defend and Indemnify. (a) If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, subject to the limitations, if any, on indemnification contained in applicable law, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective subsidiaries and controlled affiliates, including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties"), from and against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger. Parent shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided (or provisions that are no less favorable to the Indemnified Parties than those currently provided) by the Articles of Incorporation, Bylaws or any written indemnification agreement of the Company for a period of not less than six years following the Effective Time. This Section shall survive the consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 8.01 hereof. Notwithstanding Section 9.07 hereof, this Section is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

          (b) Parent shall cause to be maintained in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, that Parent may substitute therefor its current policies or other policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties; provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.08(b) more than an amount equal to 125% of current annual premiums paid by the Company for such insurance.

          (c) If Parent, the Surviving Corporation or any of either of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent or Surviving Corporation assume the obligations set forth in this Section 6.08.

          SECTION 6.09. Disposition of Litigation. (a) The parties agree to file jointly a stipulation of dismissal without prejudice, or take other reasonable steps necessary to terminate without prejudice, the action entitled Magma Power Company, et al. v. California Energy Company, Inc., et al., Case No. CV-N-94-00719-DWH pending in the United States District Court for the District of Nevada, including any and all claims and counterclaims asserted against the Company, its directors, its officers, Parent and Merger Sub, with each party bearing its own costs and attorneys' fees. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any stockholder of the Company relating to the Offer or this Agreement, without the prior written consent of Parent.

          (b) The Company will not voluntarily cooperate with any third party that has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger, unless failing to so cooperate with such third party or cooperating with Parent or Merger Sub, as the case may be, would constitute a breach of fiduciary duty of the Board of Directors of the Company or otherwise violate any applicable law or rules.

          SECTION 6.10. Employee Benefits. (a) Parent shall cause the Surviving Corporation and its Subsidiaries to (x) honor all employment, change in control, deferred compensation, pension, retirement and severance agreements in effect on the date hereof between the Company or one of its Subsidiaries and any employee of the Company or one of its Subsidiaries, or maintained for the benefit of any employee of the Company or one of its Subsidiaries, all of which have been made available to Parent, and (y) honor all bonus determinations for the fiscal year ending December 31, 1994 made by the Company or any of its Subsidiaries prior to the date hereof with respect to the bonus plans and arrangements of the Company and its Subsidiaries.

          (b) For a period of one year commencing on the Effective Time, Parent shall cause the Surviving Corporation to provide active employees of the Company and its Subsidiaries with benefits (including, without limitation, welfare benefits) that are no less favorable, taken as a whole, than the benefits provided under the Company Benefit Plans (other than equity-based plans and bonus plans) as in effect immediately prior to the Effective Time. To the extent that service is relevant for eligibility, vesting or benefit calculations or allowances (including, without limitation, entitlements to vacation and sick days) under any plan or arrangement maintained in order to provide the benefits described in the preceding sentence, such plan or arrangement shall credit employees for service on or prior to the Effective Time with the Company or any of its Subsidiaries.

          (c) Parent shall as promptly as practicable after the Effective Time cause the Surviving Corporation to (or the Company may prior to the Effective Time) amend each demand note made in favor of the Company by an employee of the Company or one of its Subsidiaries (each of which has been made available to Parent) to provide that (x) such demand note will not be repayable on demand from the Company and (y) upon the involuntary termination without cause of the employment of such employee, all sums owed under such demand note shall be payable in equal quarterly installments over a period of not less than 36 months.

          (d) With respect to each employee of the Company (other than employees of the Company which are parties to a "change in control" or "severance" agreements referred to in the Previous 14D-9) who is, within the one year period following the closing of the Offering, either (i) terminated without cause or
(ii) terminated as a result of a reduction in force, Parent shall cause the Surviving Corporation to make the following payments:

               (1)  if, upon the effective date of such
          employee's termination, such employee has less than one year's service with the Company, a payment equal to three months base salary plus an amount equal to one-fourth of the prior years targeted bonus for such employee, payable in twelve equal installments over the twelve months following such termination; or

               (2)  if, upon the effective date of such
          employee's termination, such employee has one year or more of service with the company, a payment equal to six months base salary plus an amount equal to one-fourth of the prior years targeted bonus for each such employee, payable in twelve equal installments over the twelve months following such termination.

          For the purposes of subclauses (1) and (2), if an employee was not eligible for a bonus in the referenced prior year, then the targeted bonus for the current year shall be used. An employee shall not be eligible for the payments specified in subclauses (1) or (2) if such employee's termination relates to a reduction in force referred to subclause (ii) above and such employee has been offered a comparable position (in terms of compensation) by Parent at any location; provided however, that no such amounts referenced in (1) and (2) will be payable if, in the good faith determination of the Company, the employee's job performance did not merit continued employment or offer of relocation to a comparable position. An employee may not receive the severance payments contemplated by this Section 6.10(d) and also receive any severance payments under the Company's severance policy covered by Sections 6.10(a) and (b) and identified on a schedule hereto.

          SECTION 6.11. Certain Action of Parent and Merger Sub. Promptly following the execution of this Agreement, Parent and Merger Sub shall suspend their solicitation of requests for the call of a special meeting of the Company's stockholders and their solicitation of proxies to elect nominees to the Company's Board of Directors.


                           ARTICLE VII
                      CONDITIONS OF MERGER

          SECTION 7.01.  Conditions to Obligation of Each Party
to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:

          (a) Offer. Parent shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer;

          (b) Company Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company
Common Stock.

          (c)  Parent Stockholder Approval.  The Parent Share
Proposal shall have been approved by the requisite vote of the holders of Parent Common Stock.

          (d) Stock Exchange Listing. The Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

          (e)  Effectiveness of Registration Statement.  The
Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

          (f) No Prohibition. There shall not be in effect (i) any judgment decree or order issued by any Federal, state or local court of competent jurisdiction, or (ii) any statute, rule or regulation enacted or promulgated by any Federal, state, local or legislative, administrative or regulatory body of competent jurisdiction, that in either of cases (i) or (ii) prohibits the consummation of the Merger or makes such consummation illegal.

          SECTION 7.02.  Additional Conditions to Obligations of
the Company. The obligation of the Company to effect the Merger is also subject to the fulfillment of the following conditions:

          (a)  Representations and Warranties.  The
     representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except to the extent that the failure of such representations and warranties to be so true and correct, individually and in the aggregate, does not have a Material Adverse Effect; provided, however, that any inaccuracy of a representation or warranty, on the date hereof or at the Effective Time, shall not result in the non-satisfaction of this Section 7.02(a) unless any such inaccuracy or inaccuracies, either (i) individually or in the aggregate, constitute facts or circumstances having a Material Adverse Effect (it being understood that such facts or circumstances shall be deemed to be so constituted if the particular representation or warranty which is inaccurate contains a Material Adverse Effect standard) or (ii) are clearly intentional misrepresentations; and

          (b) Agreements, Conditions and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time.

          SECTION 7.03.  Additional Conditions to Obligations of
Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

          (a)  Representations and Warranties.  The
     representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except to the extent that the failure of such representations and warranties to be so true and correct, individually and in the aggregate, does to have a Material Adverse Effect; provided, however that any inaccuracy of a representation or warranty, on the date hereof or at the Effective Time, shall not result in the non-satisfaction of this Section 7.03(a) unless any such inaccuracy or inaccuracies, either (i) individually or in the aggregate, constitute facts or circumstances having a Material Adverse Effect (it being understood that such facts or circumstances shall be deemed to be so constituted if the particular representation or warranty which is inaccurate contains a Material Adverse Effect standard) or (ii) are clearly intentional misrepresentations; and

          (b) Agreements; Conditions and Covenants. The Company shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

          (c) Funding. Parent and/or Merger Sub shall have received the proceeds of the financing contemplated by
     Section 3.10 hereof.


                          ARTICLE VIII
                TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01.  Termination.  This Agreement may be
terminated at any time before the Effective Time:

          (a) By mutual consent of the Boards of Directors of Parent and the Company; or

          (b) By the Company or Parent if the Offer shall not have been consummated by February 28, 1995; or

          (c) By the Company or Parent if the Effective Time shall not have occurred on or prior to September 30, 1995; or

          (d) By either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (e) By Parent if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or any of the transactions contemplated by this Agreement or shall have resolved to do any of the foregoing, or
(ii) the Board of Directors of the Company recommends to the holders of Shares any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement; or

          (f) By Parent if, without the Company's consent, any person has acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) has been formed which beneficially owns, or has the right to acquire "beneficial ownership" (as defined in the Rights Agreement) of, more than 10% of the Shares; or

          (g) By the Company or Parent if (i) a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Board of Directors of the Company determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with and based upon the advice of its financial and legal advisors, is more favorable to the Company's stockholders than the Offer and the Merger or (ii) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 50% of the then outstanding Shares; or

          (h) By either Parent or the Company if the other party shall have breached this Agreement hereunder in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the nonbreaching party.

          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Parent, Merger Sub or the Company, except (i) as set forth in Sections 8.03, 8.04 and 9.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

          SECTION 8.03. Agreement Termination Fee. (a) If this Agreement is terminated pursuant to Section 8.01(e) or (g) or terminated by Parent pursuant to Section 8.01(h), the Company shall pay Parent a fee of $8,000,000 plus Parent's actual documented out-of-pocket expenses incurred since September 13, 1994 in connection with this Agreement and the transactions contemplated hereby (including the previous offer referred to in the Previous 14D-9), including, without limitation legal and professional fees and expenses.

          (b)  Any payment required to be made pursuant to
Section 8.03(a) shall be made not later than one business day after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Parent.

          SECTION 8.04. Offer Fee. (a) If, by December 19, 1994, Parent has not delivered to the Company either a revised Commitment Letter or definitive loan documentation reflecting the financing contemplated by such Commitment Letter which, in each case (i) do not contain any due diligence conditions regarding Parent and the Company and its Subsidiaries and (ii) have a definition of "material adverse effect" and/or "material adverse change" that substantially conforms in all material respects with the definition of Material Adverse Effect (other than as provided in subclause (i) thereof) contained herein with respect to Parent and the Company, then Parent shall owe the Company a fee of $8,000,000 payable in accordance with and to the extent provided in subsection (b) below.

          (b) The $8,000,000 fee referred to in Section 8.04(a) shall be paid by Parent to the Company only upon (i) termination or expiration of the Offer without Merger Sub having accepted for payment the shares tendered pursuant thereto or (ii) termination of this Agreement pursuant to Section 8.01(b) (collectively, the "Offer Termination Events") unless failure to close the Offer results from one or more of the following:

               (i)       A Material Adverse Effect with
          respect to the Company shall exist or shall have occurred and be continuing on or prior to the relevant Offer Termination Event;

               (ii)      The Company shall have materially
          breached this Agreement and Parent shall have terminated this Agreement under Section 8.01(h), in each case on or prior to the relevant Offer
          Termination Event; or

               (iii) Generally accepted accounting principles would require a restatement of the Company's audited financial statements contained in the Company SEC
          Reports.

          (c)  Any payment required to be made pursuant to
Section 8.04 shall be made not later than one business day after the occurrence of an Offer Termination Event and shall be made by wire transfer of immediately available funds to an account designated by the Company.

                           ARTICLE IX
                       GENERAL PROVISIONS

          SECTION 9.01.  Non-Survival of Representations,
Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article I and Section 6.08 shall survive the Effective Time indefinitely and those set forth in Sections 6.05(b), 6.05(c), 6.10 and 9.03 shall survive termination indefinitely.

          SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

          (a)  if to Parent or Merger Sub

               California Energy Company, Inc.
               10831 Old Mill Road
               Omaha, Nebraska 68154
               Attention:  Steven A. McArthur, Esq.

                with a copy to:

               Willkie Farr & Gallagher
               One Citicorp Center
               153 East 53rd Street
               New York, New York 10022
               Attention:  Peter J. Hanlon, Esq.

          (b)  if to the Company:

               Magma Power Company
               4365 Executive Drive, Suite 900
               San Diego, California 92121
               Attention:  Jon R. Peele, Esq.

               with a copy to:

               Shearman & Sterling
               555 California Street

               San Francisco, California  94104
               Attention:  Michael J. Kennedy, Esq.

          SECTION 9.03.  Expenses.  Except as is provided in
Section 8.03 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          SECTION 9.04.  Certain Definitions.  For purposes of
this Agreement, the term: (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

          (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

          SECTION 9.05.  Headings.  The headings contained in
this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

          SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein and for the provisions of Sections 2.10, 6.05 and 6.10 hereof, is not intended to confer upon any other person any rights or remedies hereunder.

          SECTION 9.08. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

          SECTION 9.09. Amendment. This Agreement may be amended by the parties hereto by action taken by Parent and Merger Sub, and by action taken by or on behalf of the Company's Board of Directors at any time before the Effective Time, provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would materially adversely impact the interests of the Company's stockholders or reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 9.10. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

          SECTION 9.11.  Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the internal laws of the State of Delaware.

          SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              CALIFORNIA ENERGY COMPANY, INC.



                              By:            /s/ David L. Sokol
                                      Name:  David L. Sokol
                                      Title: Chairman, President
                                             and Chief Executive
                                             Officer


                              CE ACQUISITION COMPANY, INC.



                              By:            /s/ David L. Sokol
                                      Name:  David L. Sokol
                                      Title: Chairman, President
                                             and Chief Executive
                                             Officer


                              MAGMA POWER COMPANY



                              By:            /s/ Ralph W. Boeker
                                      Name:  Ralph W. Boeker
                                      Title: President and Chief
                                             Executive Officer





                            ANNEX I
                     Conditions to the Offer

Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, tendered Shares, or may, in the sole discretion of Merger Sub, terminate or amend the Offer as to any Shares not then paid for if (i) at the Expiration Date the Minimum Tender Condition or the Financing Condition shall not have been satisfied or waived, or (ii) on or after December 9, 1994, and at or before the acceptance for payment for any of such Shares, any of the following events shall occur:

          (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Merger Sub or any other affiliate of Parent, the consummation by Merger Sub of the Merger or seeking to obtain material damages, (ii) seeking to prohibit the ownership or operation by Merger Sub of all or any material portion of the business or assets of the Company and its subsidiaries or of Merger Sub, or to compel Merger Sub to dispose of or hold separately all or any material portion of the business or assets of Merger Sub or the Company or any of its subsidiaries or seeking to impose any material limitation on the ability of Merger Sub or any other affiliates of Parent to conduct their business or own such assets, (iii) seeking to impose or confirm limitations on the ability of Merger Sub or any other affiliates of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Merger Sub or any other affiliates of Parent of any Shares, or (v) seeking any material diminution in the benefits expected to be derived by Merger Sub or any other affiliates of Parent as a result of the transactions contemplated by the Offer or the Merger;

          (b) there shall be any action taken, or any statute, rule, regulation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable (i) to Merger Sub or (ii) to the Offer or the Merger by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which might, directly or


                                      I-1





indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) it shall have been publicly disclosed or Merger Sub shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) shall have acquired beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% or any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or 13G on file with the SEC on December 5, 1994 or (ii) any such person, entity or group which before December 5, 1994, had filed such a Schedule with the SEC has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 5% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 5% or more of any class or series of capital stock of the Company (including the Shares); provided, however, that if such person or group acquired the shares without the Company's consent and the Company has not taken any action under its Rights Plan to exempt such acquisition from the terms thereof, then the foregoing condition shall be inapplicable;

          (d) the Company shall have failed to comply with in any material respect any of its obligations under the Agreement or any representation or warranty of the Company in such Agreement shall not be true and correct in any material respect and such failure to comply or be true and correct shall have a Material Adverse Effect;

          (e) a Material Adverse Effect with respect to the Company shall have occurred;

          (f) this Agreement shall have been terminated in accordance with its terms; or

          (g) the Company's Board of Directors shall have withdrawn, modified or amended in any unfavorable respect its recommendation of the Offer or shall have resolved to do so or shall have entered into an agreement with a third party with respect to a Competing Transaction;

which, in the good faith judgment of Parent and Merger Sub with respect to each and every matter referred to above and regardless


                                      I-2





of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub or may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in its sole discretion.











                                      I-3





                                                        ANNEX B



                [GOLDMAN, SACHS & CO. LETTERHEAD]





December 9, 1994



The Board of Directors
Magma Power Company
4365 Executive Drive
Suite 900
San Diego, CA  92121

Gentlemen:

You have requested that we confirm our oral opinion as to the fairness to the holders (other than California Energy Company, Inc. ("California Energy") and its affiliates) of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of Magma Power Company (the "Company") of the Cash Consideration and the Merger Consideration (as defined below) proposed to be paid by CE Acquisition Company, Inc. ("Purchasor"), a wholly owned subsidiary of California Energy, and California Energy in the Offer and the Merger (as defined below) pursuant to the Agreement and Plan of Merger dated as of December 5, 1994 among California Energy, Purchaser and the Company (the "Merger Agreement").

The Merger Agreement provides for a tender offer for 12,400,000 Shares (the "Offer") pursuant to which Purchaser will pay $39.00 per Share in cash for each Share accepted (the "Cash Consideration"). The Merger Agreement further provides that following completion of the Offer, Purchaser will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares already owned by California Energy or Purchaser) will be converted into the right to receive, at the option of California Energy:

     (I) an amount in cash equal to the quotient of (A) $38.75 multiplied by the number of Shares outstanding at the effective time of the Merger (the "Effective Time"), less $39.00 multiplied by the number of Shares owned by California Energy and its affiliates immediately prior to the Effective Time, divided by (B) the number of Shares outstanding at the Effective Time (other than Shares owned by California Energy and its affiliates) (the "All Cash Component Amount"); or





Magma Power Company
December 9, 1994
Page 2


     (II) both (A) an amount in cash equal to the quotient of $28.50 multiplied by the number of Shares outstanding at the Effective Time, less $39.00 multiplied by the number of Shares owned by California Energy and its affiliates immediately prior to the Effective Time, divided by the number of Shares outstanding at the Effective Time (other than Shares owned by California Energy and its affiliates) (such amount, the "Mixed Cash Component Amount"), and (B) the number of shares of Common Stock, par value $0.0675 per share (the "California Energy Common Stock") of California Energy equal to the quotient of (I) $39.00 less (II) the Mixed Cash Component Amount, divided by the average closing price (the "Average Closing Price") of California Energy Common Stock on the New York Stock Exchange during the 15 consecutive trading days ending the fifth business day prior to the Effective Time, provided, however, that if such average closing price exceeds $18.73, the Average Closing Price will be $18.73, and if such average closing price is less than $14.27, the Average Closing Price will be $14.27.

The consideration to be received by the holders of Shares in the Merger, under either the All Cash Component Amount or (II)(A) and (II(B), collectively, as applicable, is referred to herein as the "Merger Consideration". The Cash Consideration and the Merger Consideration are collectively referred to herein as the "Consideration".

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to the Merger Agreement. In the course of the trading activities of Goldman, Sachs & Co. prior to our retention in connection with the matter, the Firm accumulated a long position of 60,100 Shares.

In connection with this opinion, we have reviewed, among other things, the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and California Energy for the five years ended December 31, 1993; certain interim


                                       2




Magma Power Company
December 9, 1994
Page 3


reports to stockholders and Quarterly Reports on Form 10-Q of the Company and California Energy; certain other communications from the Company and California Energy to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by the management of the Company; and certain internal financial analyses and forecasts for the Company and California Energy prepared by the management of California Energy. We also have held discussions with members of the senior managements of each of the Company and California Energy regarding the past and current business operations, financial condition and future condition and future prospects of their respective companies and as combined in the contemplated Merger. We have reviewed the reported price and trading activity for both the Shares and the California Energy Common Stock, compared certain financial and stock market information for the Company and California Energy, respectively, with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the independent power production industry specifically and in other industries generally and considered such other information, held such other discussions and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial information and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of either the Company or California Energy or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal.

Based upon and subject to the foregoing and such other matters as we considered relevant, we confirm our oral opinion that, as of December 5, 1994, the Cash Consideration and the Merger Consideration to be received by the holders of Shares in the Offer and the Merger, taken as a unitary transaction, are fair to the holders of Shares receiving such Consideration (other than California Energy and its affiliates).

Very truly yours,

/s/ Goldman Sachs & Co.

GOLDMAN, SACHS & CO.


                                       3





                                                        ANNEX C


                [GLEACHER & CO. INC. LETTERHEAD]



December 6, 1994




Board of Directors
California Energy Company, Inc.
10831 Old Mill Road
Omaha, NE 68154

Dear Ladies and Gentlemen:

California Energy Company, Inc., a Delaware corporation (the "Company" or "CECI"), CE Acquisition Company, Inc., a Delaware corporation and a wholly owned subsidiary of CECI ("Merger Sub"), and Magma Power Company, a Nevada corporation ("Magma"), propose to enter into an agreement (the "Agreement") pursuant to which Merger Sub will make a tender offer (the "Offer") for at least a majority of Magma's outstanding common stock, $0.10 par value per share (the "Shares"), for $39.00 per share, net to the seller in cash (the "Offer Consideration"). The Agreement also provides that, following consummation of the Offer, Merger Sub will be merged with and into Magma in a transaction (the "Merger") in which each remaining Share will be converted into the right to receive, at the Company's option, either (i) $39.00 per share in a combination of cash and a number of shares of CECI's common stock to be determined in accordance with the Agreement, or (ii) $38.50 per Share in cash (the "Merger Consideration" and together with the Offer Consideration, the "Consideration").

You have asked for our opinion as to whether the Consideration to be paid by the Company pursuant to the Offer and the Merger is fair to the Company from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(i) reviewed the audited and unaudited financial statements and public Securities Exchange Commission filings for the three most recent fiscal years and interim periods to date of Magma and the Company ("SEC Reports");

(ii) on an operating and trading basis, compared financial information relating to Magma's businesses with published financial information concerning certain companies whose businesses we deemed to be reasonably similiar, in whole or in part, to those of Magma;





California Energy Company, Inc.
December 6, 1994
Page 2


(iii) analyzed the market prices and trading characteristics of the Shares and the Company's common stock for recent periods to date;

(iv) conducted discussions with members of senior management of the Company concerning its businesses and prospects;

(v) reviewed certain financial forecasts for Magma and the Company, and projections of expected cost savings in a business combination (together, the "Projections"), in each case as prepared by the Company;

(vi) based on the Projections, performed a discounted cash flow analysis of Magma including the expected cost savings arising from a business combination;

(vii) based on the Projections, analyzed the pro forma financial effects to the Company of the proposed business combination;

(viii) assumed without independent investigation that no material contingent liability exists with respect to Magma or the Company which is not disclosed in the SEC
          Reports;

(ix) reviewed the definitive merger agreement and related transaction documentation; and

(x) reviewed such other financial studies and performed such other analyses and took into account such other matters as we deemed appropriate.

It should be noted that our opinion necessarily is based upon prevailing market conditions and other circumstances and conditions existing at the present time. In preparing our opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information or made or obtained an independent evaluation or appraisal of the assets of the Company or Magma. With respect to the Projections, we have assumed without independent investigation that the Projections have been reasonably prepared by the Company, and have been generated on bases reflecting the best currently available estimates and judgment of the Company's management as







California Energy Company, Inc.
December 6, 1994
Page 3



to the expected future financial performance of the Company or Magma, as the case may be.

We are acting as financial advisor to the Company in connection with the Offer and the Merger and will receive a fee for our services.

Based on our analysis of the foregoing, and on our assessment of the general economic environment, and assuming no material change therein, we are of the opinion that the Consideration to be paid by the Company pursuant to the Offer and the Merger is fair to the Company from a financial point of view.

Very truly yours,

GLEACHER & CO. INC.



By:  /s/ James Goodwin
     James Goodwin
     Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder, such as CECI, the power to indemnify its directors and officers against liabilities for certain of their acts. Article EIGHTH of CECI's Restated Certificate of Incorporation and
Article V of CECI's By-Laws provide for indemnification of directors and officers of CECI to the fullest extent permitted by the DGCL. Article V of CECI's By-Laws further provides that CECI may enter into contracts providing indemnification to the full extent authorized or permitted by the DGCL and that CECI may create a trust fund, grant a security interest and/or use other means to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.

         Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as CECI, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article EIGHTH of CECI's Restated Certificate of Incorporation eliminates the personal liability of directors to the full extent permitted by the DGCL.

         The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Article EIGHTH of CECI's Restated Certificate of Incorporation and Article V of CECI's By-Laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A.       Exhibits.

Exhibit
  No.             Description
2.1               Agreement and Plan of Merger, dated as of December 5, 1994, among California Energy Company, Inc., CE Acquisition Company,
                  Inc., and Magma Power Company (included as Annex A to the
                  Information Statement/Prospectus).

3.1               CECI's Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the
                  CECI's Form 10-K for the year ended December 31, 1992, File No. 1-9874 (the "1992 Form
                  10-K")).

3.2               Certificate of Amendment of the CECI's Restated Certificate of Incorporation, dated June 23,
                  1993 (incorporated by reference to the CECI's Form 8-A, dated July 28, 1993, File No. 1-
                  9874 (the "Form 8-A")).

3.3               CECI's Certificate of Designation with respect to CECI's
                  Series C Redeemable Convertible Exchangeable Preferred Stock, dated November 20, 1991 (incorporated by reference to Exhibit
                  3.1 of CECI's 1992 Form 10-K).

                                                       II-1

Exhibit
  No.             Description

3.4               CECI's By-Laws as amended through September 24, 1993 (incorporated by reference to
                  Exhibit 3.4 to CECI's Form 10-K for the year ended December 31, 1993, File No. 1-9874
                  (the "1993 Form 10-K")).

4.1               Specimen copy of form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of CECI's 1993 Form 10-K).

4.2               Stockholders Rights Agreement between the Registrant and Manufacturers Hanover Trust
                  Company of California dated December 1, 1988 (incorporated by reference to Exhibit 1 to
                  CECI's Form 8-K dated December 5, 1988, File No. 1-9874).

4.3               Amendment Number 1 to Stockholder Rights Agreement, dated February 15, 1991
                  (incorporated by reference to Exhibit 4.2 to CECI's 1992 Form 10-K).

5.0               Opinion of Willkie Farr & Gallagher.*

10.1              Joint Venture Agreement for China Lake Joint Venture between CECI and Caithness
                  Geothermal 1980 Ltd., restated as of January 1, 1984 (incorporated by reference to Exhibit
                  10.1 to CECI's Registration Statement on Form S-1, 33-7770).

10.2              Amended Joint Venture Agreement for Coso Land Company between CECI and Caithness
                  Geothermal 1980 Ltd., dated as of June 1, 1983 (incorporated by reference to Exhibit 10.3 to
                  CECI's Registration Statement on Form S-1, 33-7770).

10.3              Amended General Partnership Agreement for Coso Finance Partners between China Lake
                  Operating Company and ESCA I L.P. dated July 13, 1988 (incorporated by reference to
                  Exhibit 10.3 to CECI's 1992 Form 10-K).

10.4              First Supplemental Amendment to the Amended and Restated General Partnership Agreement
                  for Coso Finance Partners between China Lake Operating Company and ESCA L.P. (Undated)
                  (incorporated by reference to Exhibit 10.4 to CECI's 1992 Form 10-K).

10.5              Second Supplemental Amendment to the Amended and Restated General Partnership
                  Agreement for Coso Finance Partners between China Lake Operating Company and ESCA
                  L.P. dated as of July 13, 1988 (incorporated by reference to Exhibit 10.5 to CECI's 1992
                  Form 10-K).

10.6              Third Supplemental Amendment to the Amended and Restated
                  General Partnership Agreement for Coso Finance Partners between China Lake Operating Company and ESCA L.P. dated as of
                  December 16, 1992 (incorporated by reference to Exhibit 10.6 to CECI's 1992 Form 10-K).

10.7              General Partnership Agreement for Coso Finance Partners II between China Lake Geothermal
                  Management Company and ESCA II L.P. dated July 7, 1987 (incorporated by reference to
                  Exhibit 10.7 to CECI's 1992 Form 10-K).

                                                       II-2

Exhibit
  No.             Description

10.8              Restated General Partnership Agreement for Coso Energy Developers between Coso
                  Hotsprings Intermountain Power Inc. and Caithness Coso Holdings L.P. dated as of March 31,
                  1988 (incorporated by reference to Exhibit 10.8 to CECI's 1992 Form 10-K).

10.9              First Amendment to the Restated General Partnership Agreement for Coso Energy Developers
                  between Coso Hotsprings Intermountain Power, Inc. and Caithness Coso Holdings L.P. dated as of March 31, 1988 (incorporated by reference to Exhibit 10.9 to CECI's 1992 Form 10-K).

10.10             Second Amendment to the Restated General Partnership Agreement for Coso Energy
                  Developers between Coso Hotsprings Intermountain Power, Inc. and Caithness Coso Holdings
                  L.P. dated as of December 16, 1992 (incorporated by reference to Exhibit 10.10 to CECI's
                  1992 Form 10-K).

10.11             Amended and Restated General Partnership Agreement for Coso
                  Power Developers between Coso Technology Corporation and
                  Caithness Navy II Group L.P. dated July 31, 1989 (incorporated by reference to Exhibit 10.11 to CECI's 1992 Form 10-K).

10.12             First Amendment to the Amended and Restated General Partnership for Coso Power
                  Developers between Coso Technology Corporation and Caithness Navy II Group L.P. dated as of March 19, 1991 (incorporated by reference to Exhibit 10.12 to CECI's 1992 Form 10-K).

10.13             Second Amendment to the Amended and Restated General
                  Partnership Agreement for Coso Power Developers between Coso
                  Technology Corporation and Caithness Navy II Group L.P. dated as of December 16, 1992 (incorporated by reference to Exhibit
                  10.13 to CECI's 1992 Form 10-K).

10.14             Form of Amended and Restated Field Operation and Maintenance Agreement between Coso
                  Joint Ventures and the Registrant dated as of December 16, 1992 (incorporated by reference to
                  Exhibit 10.14 to CECI's 1992 Form 10-K).

10.15             Form of Amended and Restated Project Operation and Maintenance Agreement between Coso
                  Joint Venture and the Registrant dated as of December 16, 1992 (incorporated by reference to
                  Exhibit 10.15 to CECI's 1992 Form 10-K).

10.16             Trust Indenture between Coso Funding Corp. and Bank of America National Trust and Savings
                  Association dated as of December 16, 1992 (incorporated by reference to Exhibit 10.16 to
                  CECI's 1992 Form 10-K).

10.17             Form of Amended and Restated Credit Agreement between Coso Funding Corp. and Coso
                  Joint Ventures dated as of December 16, 1992 (incorporated by reference to Exhibit 10.17 to
                  CECI's 1992 Form 10-K).

10.18             Form of Support Loan Agreement among Coso Joint Ventures dated December 16, 1992
                  (incorporated by reference to Exhibit 10.18 to CECI's 1992 Form 10-K).

Exhibit
  No.             Description
10.19             Form of Project Loan Pledge Agreement between Coso Joint Ventures and Bank of America
                  National Trust and Savings dated as of December 16, 1992 (incorporated by reference to
                  Exhibit 10.19 to CECI's 1992 Form 10-K).

10.20             Power Purchase Contracts between Southern California Edison Company and:

                          (a) China Lake Joint Venture, executed June 4, 1984
                              with a term of 24 years;
                          (b) China Lake Joint Venture, executed February 1, 1985 with a term of 23 years; and
                          (c) Coso Geothermal Company, executed February 1, 1985 with a term of 30 years

                  (incorporated by reference to Exhibit 10.7 to CECI's Registration Statement on Form S-1, 33-
                  7770).

10.21             Contract No. N62474-79-C-5382 between the United States of America and China Lake Joint
                  Venture, restated October 19, 1983 as "Modification P00004," including modifications through
                  "Modification P00026," dated December 16, 1992 (incorporated by reference to Exhibit 10.21 to CECI's 1992 Form 10-K).

10.22             Lease between the BLM and Coso Land Company, effective November 1, 1985 (with
                  Designation of Geothermal Operator) (incorporated by reference to Exhibit 10.8 to CECI's
                  Registration Statement on Form S-1, 33-7770).

10.23             Stock Purchase Agreement between CECI and Kiewit Energy
                  Company dated as of February 18, 1991, as amended as of June
                  19, 1991 (incorporated by reference to Exhibit 1 to CECI's
                  Form 8-K dated February 26, 1991).

10.24             Amendment No. 2 to Stock Purchase Agreement between Kiewit Energy Company and CECI dated as of January 8, 1992 (incorporated by reference to Exhibit 10.24 to CECI's 1992 Form
                  10-K).

10.25             Amendment No. 3 to Stock Purchase Agreement between Kiewit Energy Company and CECI dated as of April 2, 1993 (incorporated by reference to Exhibit 10.25 to CECI 1993 Form 10-
                  K).

10.26 Stockholder's Agreement between CECI and Kiewit Energy Company dated as of February 18, 1991, as amended as of June 19, 1991 and as of November 20, 1991 (incorporated by reference to Exhibit 1 to CECI's Form 8-K dated February 26, 1991, Exhibit
                  1 to CECI's Form 8-K dated July 18, 1992, and Exhibit 3 to
                  CECI's Form 8-K dated November 21, 1991).

10.27             Amendment No. 3 to Stockholder's Agreement between CECI and Kiewit Energy Company dated as of April 2, 1993 (incorporated by reference to Exhibit 14 to CECI's Form 8-A).

                                                       II-4

Exhibit
  No.             Description
10.28             Amendment No. 4 to Stockholder's Agreement between CECI and Kiewit Energy Company dated as of July 20, 1993 (incorporated by reference to Exhibit 10.28 to CECI's 1993 Form
                  10-K).

10.29             Registration Rights Agreement between CECI and Kiewit Energy Company dated as of
                  February 18, 1991, as amended as of June 19, 1991 (incorporated by reference to Exhibit 1 to
                  CECI's Form 8-K dated July 18, 1992).

10.30             Registration Rights Agreement between CECI and Kiewit Energy
                  Company dated June 19, 1991, as amended November 20, 1991
                  (incorporated by reference to Exhibit 1 to CECI's Form 8-K dated July 19, 1991 and Exhibit 4 to CECI's Form 8-K dated
                  November 21, 1991).

10.31             Stock Option Agreement between CECI and Kiewit Energy Company dated as of February 18,
                  1991, as amended as of June 19, 1991 (incorporated by reference to Exhibit 1 to CECI's Form
                  8-K dated February 26, 1991, and Exhibit 1 to CECI's Form 8-K dated July 18, 1992).

10.32 Stock Option Agreement between CECI and Kiewit Energy Company dated as of June 19, 1991 (incorporated by reference to Exhibit 1 to CECI's Form 8-K dated July 18, 1991).

10.33             Securities Purchase Agreement between CECI and Kiewit Energy Company dated November
                  20, 1991 (incorporated by reference to Exhibit 2 to CECI's Form 8-K dated November 21,
                  1991).

10.34             Sublease between CECI and Kiewit Energy Company dated March 15, 1991 (incorporated by reference to Exhibit 10.32 to CECI's 1992 Form 10-K).

10.35             Amended and Restated 1986 Stock Option Plan, as amended (incorporated by reference to
                  Exhibit 10.33 to CECI's 1992 Form 10-K).

10.36             Form of severance letter between CECI and certain executive officer of CECI (incorporated by reference to Exhibit 10.35 to CECI's 1992 Form 10-K).

10.37             Indenture between CECI and The Chemical Trust Company of
                  California dated as of June 24, 1993 (incorporated by reference to CECI's Form 8-K dated June 24, 1993, File No.
                  1-9874).

10.38             Registration Rights Agreement among CECI, Lehman Brothers, Inc. and Alex Brown & Sons
                  Incorporated dated June 24, 1993 (incorporated by reference to CECI's Form 8-K dated June
                  24, 1993, File No. 1-9874).

10.39             Indenture dated March 24, 1994 between CECI and IBJ Schroder
                  Bank and Trust Company (incorporated by reference to Exhibit 3 to CECI's Form 8-K dated March 28, 1994).

10.40             Employment Agreement between CECI and David L. Sokol dated as of April 2, 1993
                  (incorporated by reference to Exhibit 10.40 to CECI's 1993 Form 10-K).

                                                       II-5

Exhibit
  No.             Description
10.41             Termination Agreement between CECI and Richard R. Jaros dated as of December 9, 1993
                  (incorporated by reference to Exhibit 10.41 to CECI's 1993 Form 10-K).

10.42             Standard Offer Number 2, Standard Offer for Power Purchase with a Firm Capacity
                  Qualifying Facility effective June 15, 1990 ("SO2") between San Diego Gas & Electric
                  Company and Bonneville Pacific Corporation (incorporated by reference to Exhibit 10.42 to
                  CECI's 1993 Form 10-K).

10.43             Amendment Number One to the SO2 dated September 25, 1990 (incorporated by reference to
                  Exhibit 10.43 to CECI's 1993 Form 10-K).

10.44             Joint Venture Agreement among the Registrant, Kiewit Diversified Group Inc. and Kiewit
                  Construction Group Inc. dated December 14, 1993 (incorporated by reference to Exhibit 10.44 to CECI's 1993 Form 10-K).

10.45             Joint Venture Agreement between CECI and Distral dated December 14, 1993 (incorporated by reference to Exhibit 10.45 to CECI's 1993 Form 10-K).

10.47             Note Purchase Agreement between CECI and Principal Mutual Life Insurance Company, dated
                  March 15, 1988 (incorporated by reference to Exhibit 1 to CECI's Form 8-K dated April 11,
                  1988).

10.48             Defeasance Agreement between Principal Mutual Life Insurance
                  Company and CECI, dated March 3, 1994 (incorporated by reference to Exhibit 4.5 of CECI's 1993 Form 10-K).

10.49             Consent and Agreement between Principal Mutual Life Insurance
                  Company and CECI, dated March 24, 1994 (incorporated by reference to Exhibit 4.6 of CECI's 1993 Form 10-K).

10.50             Escrow Deposit Agreement between Bank of America National Trust and Savings Association
                  and CECI, dated March 3, 1994 (incorporated by reference to Exhibit 4.7 of CECI's 1993
                  Form 10-K).

11.1              Statement re computation of per share earnings-- CECI-- Three Years Ended December 31,
                  1993.

11.2              Statement re computation of per share earnings-- CECI-- Three and Nine Months Ended
                  September 30, 1994 and 1993.


13.0              CECI's 1993 Annual Report (incorporated by reference to CECI's 1993 Form 10-K).

                                                       II-6

Exhibit
  No.             Description
15.1              Awareness Letter for Review Reports of Deloitte & Touche LLP.

21.1              Subsidiaries of CECI.

23.1              Consent of Deloitte & Touche LLP.

23.2              Consent of Coopers & Lybrand L.L.P.

23.3              Consent of Willkie Farr & Gallagher (set forth in their opinion filed as Exhibit 5.0 to this
                  Registration Statement).*

24.1              Power of Attorney (included on the signature page hereto).

B.  Financial Statement Schedules.

                  Financial statement schedules are not submitted because either they are not applicable, not required or because the information required is contained in the financial statements of this registration statement, including the notes thereto.





- ----------------------

  * To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

                  (1) The undersigned registrant hereby undertakes to file during any period in which offers or sales are being made a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the Information Statement/Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and in the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

                  (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (6) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or
(ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                  (9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha State of Nebraska, on January 27, 1995.


                                                 CALIFORNIA ENERGY COMPANY, INC.



                                                 By: /s/ David L. Sokol
                                                         David L. Sokol
                                                         Chief Executive Officer


         The undersigned officers and directors of California Energy Company, Inc., hereby severally constitute and appoint David L. Sokol, Steven A. McArthur, and John G. Sylvia, and each of them singly, as attorneys-in-fact for the undersigned, in any and all capacities, each with the power of substitution, to sign any amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Signature                                   Title                                       Date

 /s/ David L. Sokol                          Chairman of the Board of                   January 27, 1995
- ----------------------------
David L. Sokol                               Directors, Chief Executive Officer
                                             and Director
                                             (Principal Executive Officer)



/s/ John G. Sylvia                           Senior Vice President,                     January 27, 1995
John G. Sylvia                               Chief Financial Officer
                                             and Treasurer (Principal
                                             Financial Officer and
                                             Principal Accounting
                                             Officer)

                                                       II-10


              *                                       Director                          January 27, 1995
- ------------------------------
Edgar D. Aronson



              *                                       Director                          January 27, 1995
- ------------------------------
Judith E. Ayres



              *                                       Director                          January 27, 1995
- ------------------------------
James Q. Crowe



              *                                       Director                          January 27, 1995
- ------------------------------
Richard K. Davidson



              *                                       Director                          January 27, 1995
- ------------------------------
Ben M. Holt



              *                                       Director                          January 27, 1995
- ------------------------------
Richard R. Jaros



              *                                       Director                          January 27, 1995
- ------------------------------
Everett B. Laybourne



              *                                       Director                          January 27, 1995
- ------------------------------
Herbert L. Oakes, Jr.



              *                                       Director                          January 27, 1995
- ------------------------------
Walter Scott, Jr.





              *                                       Director                          January 27, 1995
- ------------------------------
Barton W. Shackelford



              *                                       Director                          January 27, 1995
- ------------------------------
David E. Wit



*By  /s/ Steven A. McArthur                           Senior Vice President,            January 27, 1995
    --------------------------
      Steven A. McArthur                              General Counsel and
      (Attorney-in-Fact)                              Secretary

                                                       II-12

                                 EXHIBIT INDEX

                                                                                        Sequentially
Exhibit                                                                                 Numbered
Number                                                Exhibit                           Page
11.1            Statement re computation of per share earnings -- CECI --Three
                Years Ended December 31, 1993.

11.2 Statement re computation of per share earnings -- CECI -- Three and Nine Months Ended September 30, 1994 and 1993.

15.1            Awareness Letter for Review Reports of Deloitte & Touche LLP.

21.1            Subsidiaries of CECI.

23.1            Consent of Deloitte & Touche LLP.

23.2            Consent of Coopers & Lybrand L.L.P.

                                                       II-13